As filed with the Securities and Exchange Commission on October 24, 2006
                                                     Registration No. 333-137377
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             PRE-EFFECTIVE AMENDMENT
                                    NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             OSAGE BANCSHARES, INC.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

        Maryland                           6035                  32-0181888
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code No.)   Identification No.)

                              239 East Main Street
                            Pawhuska, Oklahoma 74056
                                 (918) 287-2919
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Mark S. White
                      President and Chief Executive Officer
                              239 East Main Street
                            Pawhuska, Oklahoma 74056
                                 (918) 287-2919
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           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:

            Samuel J. Malizia, Esq.                   Dave Muchnikoff, Esq.
            James C. Stewart, Esq.               Silver Freedman & Taff, L.L.P.
          Malizia Spidi & Fisch, PC                1700 Wisconsin Avenue, NW
  901 New York Ave., N.W., Suite 210 East               Washington, DC 20007
            Washington, D.C. 20001                         (202) 295-4500
                 (202) 434-4660                        Fax:  (202) 337-5502
              Fax:  (202) 434-4661

   As soon as practicable after this registration statement becomes effective
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       (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                                  Interests in
                               Osage Federal Bank
              Employees' Savings and Profit Sharing Plan and Trust
                                       and
                          Offering of 254,998 Shares of
                     Common Stock, $.01 par value per share,
                                       of
                             Osage Bancshares, Inc.

         This   Prospectus   Supplement   relates  to  the  offer  and  sale  to
participants in the Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust of participation interests and shares of Osage Bancshares, Inc.

         In connection with the initial public offering of common stock of Osage Bancshares, Inc., a Maryland corporation, you may invest in the stock of Osage Bancshares, Inc. Your eligibility to purchase stock utilizing your 401(k) Plan assets is determined based upon your stock subscription rights as a depositor of Osage Federal Bank. Participation in the 401(k) Plan does not give you any special rights to purchase stock in the initial public offering. You may direct the trustee of the plan to purchase the stock with plan assets which are attributable to you as a participant (other than amounts you presently have invested in the Employer Stock Fund). This prospectus supplement relates to your decision whether or not to invest all or a portion of your plan funds in Osage Bancshares, Inc. common stock.

         If you direct the trustee to invest all or a portion of your plan funds in Osage Bancshares, Inc. common stock in the initial public offering (other than amounts you presently have invested in the Employer Stock Fund), the price paid for such shares will be $10.00 per share. This price is the price that will be paid by all other persons who purchase shares of Osage Bancshares, Inc. stock in the initial public offering.

         If you direct the trustee to invest all or a portion of your plan funds in Osage Bancshares, Inc. common stock after the initial public offering, shares purchased for your account in open market transactions, and the price paid for such shares, will be the market price at the time of the purchase, which may be more or less than the initial public offering price of $10.00 per share.

         The prospectus of Osage Bancshares, Inc. dated __________ __, 2006, which is attached to this prospectus supplement, includes detailed information regarding Osage Bancshares, Inc. common stock, and the financial condition, results of operation, and business of Osage Bancshares, Inc. and Subsidiary. This prospectus supplement provides information regarding the plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

         Please refer to Risk Factors beginning on page __ of the prospectus.

         These securities have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any other federal agency or any state securities commission, nor has such commission, office, or other agency or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         The date of this prospectus supplement is __________ __, 2006.

                                TABLE OF CONTENTS

The Offering..................................................................1

         Securities Offered...................................................1
         Election to Purchase Stock in the Initial Offering...................1
         Value of Participation Interests.....................................1
         Purchase Price of Osage Bancshares, Inc. Common Stock................1
         Method of Directing Investments......................................2
         Time for Directing Investment........................................2
         Irrevocability of Investment Direction...............................2
         Direction to Purchase the Stock After the Initial Offering...........2
         Nature of Each Participant's Interest in
           Osage Bancshares, Inc. Common Stock................................3
         Voting and Tender Rights of the Stock................................3
         Minimum Investment...................................................3

Description of the Plan.......................................................3

         General..............................................................3
         Eligibility and Participation........................................4
         Contributions and Benefits Under the Plan............................4
         Limitation on Contributions..........................................4
         Investment of Plan Assets............................................5
         Performance of Previous Funds........................................7
         Performance of the Employer Stock Fund...............................8
         Benefits Under the Plan............................................. 8
         Withdrawals and Distributions From the Plan......................... 8
         Administration of the Plan.......................................... 9
         Reports to Plan Participants........................................10
         Amendment and Termination.......................................... 10
         Merger, Consolidation, or Transfer................................. 10
         Federal Income Tax Consequences.....................................10
         Restrictions on Resale..............................................11
         SEC Reporting and Short-Swing Profit Liability......................11
         Additional Information..............................................11

Legal Opinions...............................................................12

Investment Election Form.............................................Appendix-A

Change of Investment Allocation Form.................................Appendix-B

Special Tax Notice Regarding Plan Payments...........................Appendix-C

                                  THE OFFERING

Securities Offered

         The securities offered in connection with this prospectus supplement are participation interests in the plan and shares of Osage Bancshares, Inc. common stock. At August 29, 2006, there were sufficient funds in the Plan to purchase up to 254,998 shares of Osage Bancshares, Inc. common stock in the offering. This includes the new shares of Osage Bancshares, Inc. which may be received in exchange for all of the shares of Osage Federal Financial, Inc. common stock presently held in the plan. The shares of common stock currently held in the plan will be exchanged for shares of Osage Bancshares, Inc. pursuant to an exchange ratio, as is more fully discussed in the "Conversion" section of the prospectus. Only employees of Osage who meet the eligibility requirements under the plan may participate. Information with regard to the plan is contained in this prospectus supplement and information with regard to the stock offering and the financial condition, results of operation, and business of Osage is contained in the attached prospectus.

Election to Purchase Stock in the Initial Offering

         Your eligibility to purchase stock utilizing your 401(k) Plan assets is determined based upon your stock subscription rights as a depositor of Osage Federal Bank. Participation in the 401(k) Plan does not give you any special rights to purchase stock in the initial public offering. You may direct the trustee of the plan to invest all or part of the funds in your account in the Employer Stock Fund. Funds that are presently invested in the Employer Stock Fund shall be exchanged for shares in the Employer Stock Fund in accordance with the exchange of shares in the Conversion. Based upon your election, the trustees of the plan will subscribe for Osage Bancshares, Inc. shares in the initial offering. You also will be permitted to direct ongoing purchases of the stock under the plan after the initial offering. See "Direction to Purchase Stock After the Initial Offering." The plan's trustee will follow your investment directions. Amounts not transferred to the Employer Stock Fund will remain invested in the other investment funds of the plan as directed by you. See "Investment of Plan Assets."

Value of Participation Interests

         As of August 29, 2006, the total market value of the assets of the plan equaled $2,549,987. The plan administrator has informed each participant of the value of his or her account in the plan as of __________ __, 2006. The value of the plan assets represents your past contributions to the plan, employer matching contributions, profit-sharing contributions, plus or minus earnings or losses on contributions, less withdrawals and loans. You may direct up to 100% of the value of your account assets to invest in the Employer Stock Fund (other than amounts you presently have invested in the Employer Stock Fund). However, in connection with the initial offering of the stock, if you elect to purchase the stock, you will be required to invest a minimum amount of your account assets in the Employer Stock Fund.

Purchase Price of Osage Bancshares, Inc. Common Stock

         The funds transferred to the Employer Stock Fund for the purchase of the stock issued in the initial offering will be used by the trustee to purchase shares of Osage Bancshares, Inc. common stock. The price paid for such shares of the stock will be $10.00. This price is the price that will be paid by all other persons who purchase shares of the stock in the initial offering.

         Your account assets directed for investment in the Employer Stock Fund after the initial offering shall be invested by the trustee to purchase shares of Osage Bancshares, Inc. common stock in open market transactions. The price paid by the trustee for shares of the Osage Bancshares, Inc. common stock in the initial offering, or otherwise, will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act.

Method of Directing Investments

         Appendix A of this prospectus supplement includes an investment election form for you to direct a transfer to the Employer Stock Fund in the initial offering of all or a portion of your account under the plan. Appendix B of this prospectus supplement includes Pentegra's change of investment allocation form which is to be used to direct future contributions to the Employer Stock Fund after the initial offering.

         If you wish to invest all or part of your account in the Employer Stock Fund in the initial offering you need to complete Appendix A. Additionally, you may indicate the directed investment of future contributions under the plan for investment in the Employer Stock Fund. If you wish to direct investment of future contributions in the Employer Stock Fund, you need to complete Appendices A and B. If you do not wish to make an investment election, you do not need to take any action and your current elections will remain in effect.

Time for Directing Investment

         The deadline for submitting your direction to invest funds in the Employer Stock Fund in order to purchase the stock issued in the initial offering is noon on __________ __, 2006. If you want to invest in the Employer Stock Fund, you must return the attached form to Mrs. Martha Hayes of Osage by noon on __________ __, 2006.

         After the initial offering, you will still be able to direct the investment of your account under the plan in the Employer Stock Fund and in other investment alternatives.

Irrevocability of Investment Direction

         The direction to invest your plan funds in the Employer Stock Fund in the initial offering cannot be changed after you have turned in your forms. However, you will be able to direct your account to purchase the stock after the initial offering by directing amounts in your account into the Employer Stock Fund.

Direction to Purchase the Stock After the Stock Offering

         Following completion of the stock offering, you will be permitted to direct that a certain percentage of your interest in the trust fund (up to 100%) be transferred to the Employer Stock Fund and invested in Osage Bancshares, Inc. common stock, or to the other investment funds available under the plan. Alternatively, you may direct that a certain percentage of your interest in the Employer Stock Fund be transferred to the trust fund to be invested in the other investment funds available in accordance with the terms of the plan. You can direct future contributions made to the plan by you or on your behalf to be invested in the Employer Stock Fund. Following your initial election, the allocation of your interest in the Employer Stock Fund may be changed daily by filing a change of investment allocation form with the plan administrator or by calling Pentegra's voice response unit at (800) 433-4422 and changing your investment allocation by phone or by Internet at www.Pentegra.com.

Nature of Each Participant's Interest in Osage Bancshares, Inc. Common Stock

         The trustee will hold Osage Bancshares, Inc. common stock in the name of the plan. Each participant has an allocable interest in the investment funds of the plan but not in any particular assets of the plan. Accordingly, a specific number of shares of the stock will not be directly attributable to the account of any individual participant. Dividend rights associated with the stock held by the Employer Stock Fund will be allocated to the Employer Stock Fund. Any increase (or decrease) in the value of the fund as a result of dividend rights will be reflected in each participant's allocable interest in the Employer Stock Fund.

Voting and Tender Rights of the Stock

         You will direct the trustee of the plan about how to vote your Osage Bancshares, Inc. shares. If you do not give voting instruction or tender instruction to the trustee, the trustee will vote or tender those shares within its discretion as a fiduciary under the plan or as directed by the plan administrator.

Minimum Investment

         The minimum investment of assets directed by a participant for the purchase of the stock in the initial offering is $250.00, and investments must be in increments of $10.00. Funds may be directed for the purchase of the stock attributable to your account regardless of whether your account assets are 100% vested at the time of your investment election. There is no minimum level of investment after the initial offering for investment in the Employer Stock Fund.

DESCRIPTION OF THE PLAN

General

         Osage adopted a 401(k) plan effective November 1, 1994. Effective February 1, 2004, Osage amended and restated its old plan into the new plan in order to include the Employer Stock Fund as an investment alternative. The plan is a deferred compensation arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code. The plan received a determination letter from the IRS that the plan is qualified under Section 401(a) of the Internal Revenue Code and that its trust is qualified under Section 501(a) of the Internal Revenue Code. Osage intends for the plan, in operation, to comply with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code. Osage expects to adopt any amendments to the plan that may be necessary to ensure the continued qualified status of the plan under the Internal Revenue Code and other federal regulations.

         Employee Retirement Income Security Act. The plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of the Employee Retirement Income Security Act.

As such, the plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code
Relating to Retirement Plans) of the act, except the funding requirements contained in Part 3 of Title I of the act, which do not apply to an individual account plan (other than a money purchase plan). The plan is not subject to Title IV (Plan Termination Insurance) of the act. Neither the funding requirements contained in Part 3 of Title I of the act nor the plan termination insurance provisions contained in Title IV of the act will be extended to participants or beneficiaries under the plan.

         Federal tax law imposes substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Osage. Federal law may also impose a 10% excise tax on withdrawals you make from the plan before you reach the age of 59 1/2, regardless of whether the withdrawal occurs during or after your employment with Osage.

         Full Text of Plan. The following portions of this prospectus supplement are summaries of provisions in the plan. They are not complete and are qualified in their entirety by the full text of the plan. You may obtain copies of the full plan by sending a request to Mrs. Martha Hayes at Osage. You should carefully read the full text of the plan document to understand your rights and obligations under the plan.


Eligibility and Participation

         You may participate in the plan on the first day of the month after age 21 and completing 1,000 hours of service during a 12-month period with Osage. As of August 29, 2006, there were 25 employees eligible to participate in the plan and 24 employees had elected to participate. The plan year is January 1 to December 31.

Contributions and Benefits Under the Plan

         Plan Participant Contributions. You can contribute to the plan on a pretax basis. Contributions are automatically deducted from your salary each pay period. When you contribute on a pretax basis, you pay no federal income tax on your eligible deferrals until you withdraw money from the plan. You are permitted to contribute amounts of not less than 1% and not more than 75% of your taxable compensation reported on Form W-2. You may change the amount of your contributions once per calendar quarter and your changes will be effective on the first day of the following pay period.

         Osage Contributions. Osage may match your contribution to the plan, but we are not obligated to match your contributions. Osage currently matches 100% of your contributions up to 3% of your salary and 50% that exceeds 3% but does not exceed 5%. Osage contributions are subject to revision by us.

Limitation on Contributions

         Limitation on Employee Salary Deferral. Although you may contribute up to 75% of your pay to the plan, federal tax law limits the dollar amount of your annual contribution to $15,000 in 2006. If you are age 50 or more as of December 31, 2006 you can make catch-up contributions of $5,000 in 2006. The Internal Revenue Service periodically adjusts this limit for inflation. Contributions in excess of this limit and earnings on those contributions generally will be returned to you by April 15 of the year following your contribution, and they will be subject to regular federal income taxes.

         Limitation on Annual Additions and Benefits. Under federal tax law, your contributions and our contributions to the plan may not exceed the lesser of 100% of your annual pay, or $44,000. Contributions that we make to any other retirement program that we sponsor may also count against these limits.

         Special Rules About Highly-Paid Employees. Special provisions of the Internal Revenue Code limit contributions by employees who receive annual pay greater than $100,000. If you are in this category, some of your contribution may be returned if your contribution, when measured as a percentage of your pay, is substantially higher than the contributions made by other employees.

         If your annual pay is less than $140,000, we may be required to make a minimum contribution to the plan of 3% of your annual pay if the plan is considered to be a "top heavy" plan under federal tax law. The plan is considered "top heavy" if, in any year, the value of the plan accounts of employees making more than $140,000 represent more than 60 percent of the value of all accounts.

Investment of Plan Assets

         All amounts credited to your plan account are held in trust. A trustee appointed by Osage 's Board of Directors administers the trust and invests the plan assets. The plan offers the following investment choices:

         S&P 500 Stock Fund: Invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

         Stable Value Fund: Invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. Its objective is short-to-intermediate term: to achieve a stable return over short to intermediate periods of time while preserving the value of a participant's investment.

         S&P MidCap Stock Fund: Invests in the stocks of mid-sized U.S. companies. Its objective is long- term: to earn higher returns which reflect the growth potential of such companies.

         Money Market Fund: Invests in a broad range of high-quality short-term instruments. Its objective is short-term: to achieve competitive short-term rates of return while preserving the value of the participant's principal.

         Government Bond Fund: Invests in U.S. Treasury bonds with maturities of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

         Income Plus Asset Allocation Fund: Invests approximately 80% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is intermediate-term: to preserve the value of a participant's investment over short periods of time and to offer some potential for growth.

         Growth and Income Asset Allocation Fund: Invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

         Growth Asset Allocation Fund: Invests the majority of its assets in stocks -- domestic as well as international. Its objective is long-term: to pursue high growth of a participant's investment over time.

         International Stock Fund: Invests in over 1,000 foreign stocks in 20 countries. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

         Russell 2000 Stock Fund: Invests in most, or all, of the same stocks held in the Russell 2000 Index. Its objective is long-term: to earn high returns in smaller U.S. companies by matching its benchmark, the Russell 2000 Index.

         S&P 500/Growth Stock Fund: Invests in most, or all, of the stocks held in the S&P/BARRA Growth Index which are large-capitalization growth stocks. Its objective is long-term: to match its benchmark, the S&P/BARRA Growth Index.

         S&P 500/Value Stock Fund: Invests in most, or all, of the stocks held in the S&P/BARRA Value Index which are large-capitalization value stocks. Its objective is long-term: to match its benchmark, the S&P/BARRA Value Index.

         Nasdaq 100 Stock Fund: The fund is intended for long-term investors seeking to capture the growth potential of the 100 largest and most actively traded non-financial companies on the Nasdaq Stock Market. The Fund's benchmark is the Nasdaq 100 Index.

         The U.S. REIT Index Fund: The U.S. REIT Index Fund invests in a portfolio of publicly traded Real Estate Investment Trusts designed to track the Morgan Stanley REIT Index, which represents over 90% of the total U.S. real estate equities market. The U.S. REIT Index Fund offers investors exposure to a diverse set of real estate holdings across property types and geographic markets. Equity REITs are the most common type of REIT, and generate earnings from the rental income received on their holdings and capital gains from the sale of properties.

         Aggregate Bond Index Fund: The Fund invests primarily in government, corporate, mortgage- backed and asset-backed securities. The Fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

         Employer Stock Fund: The Employer Stock Fund consists primarily of investments in common stock of Osage Federal Financial, Inc. Osage Federal Financial, Inc. is a majority-owned subsidiary of Osage Federal, MHC, a federally chartered mutual holding company, along with cash. Following the offering, Osage Bancshares, Inc. will be 100% owned by its public shareholders, including Osage Federal Financial, Inc.'s tax-qualified plans. Shares of Osage Federal Financial, Inc. which were held in the Employer Stock Fund prior to the offering will be converted into shares of common stock of Osage Bancshares, Inc., in accordance with the exchange ratio. The trustee will use all amounts reallocated to the Employer Stock Fund in the special election to acquire shares in the offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on common stock held in the Employer Stock Fund, to purchase shares of common stock of Osage Bancshares, Inc. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased.

Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Employer Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

Performance of Previous Funds

         The annual percentage return on these funds for calendar years 2005, 2004 and 2003 was approximately:

         Assumes all dividends are re-invested and does not take into effect fund expenses which would reduce average annual returns.


       Fund                                 2005        2004          2003
       ----                                 ----        ----          ----

Money Market Fund                           2.9%         1.0%          0.9%
Stable Value Fund                           3.7%         3.6%          4.3%
Government Bond Fund                        7.0%         8.4%          1.3%
S&P 500 Stock Fund                          4.3%        10.2%         28.0%
S&P MidCap Stock Fund                      12.0%        16.0%         35.1%
International Stock Fund                   13.0%        19.6%         37.1%
Income Plus Asset Allocation Fund           4.8%         6.6%         11.7%
Growth Asset Allocation Fund                6.7%        12.7%         28.3%
Growth & Income Asset Allocation Fund       5.7%         9.8%         19.7%
Russell 2000 Stock Fund                     4.2%        17.7%         46.0%
S&P 500/Growth Stock Fund                   3.4%         5.5%         24.9%
S&P 500/Value Stock Fund                    5.2%        15.1%         30.6%
Nasdaq 100 Stock Fund                       0.9%         9.9%         48.3%
US REIT Index Fund                         11.9%        30.3%           N/A
Aggregate Bond Index Fund*                   N/A          N/A           N/A
Employer Stock Fund**                      14.6%        27.7%           N/A

*    Aggregate Bond Index Fund began on April 30, 2006.
**   Employer Stock Fund began trading on April 1, 2004.

Performance of the Employer Stock Fund

         Performance of the Employer Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of Osage Bancshares, Inc. and its subsidiary and market conditions for the common stock generally. An investment in the fund is not insured or guaranteed by the FDIC or any other government agency. It is possible to lose money by investing in the fund.

         Please note that investment in the Employer Stock Fund is not an investment in a savings account or certificate of deposit, and such investment in Osage Bancshares, Inc. common stock through the Employer Stock Fund is not insured by the FDIC or any other regulatory agency. Further, no assurances can be given with respect to the price at which the stock may be sold in the future.

         Investments in the Employer Stock Fund may involve certain special risks relating to investments in the common stock of Osage Bancshares, Inc. For a discussion of these risk factors, see "Risk Factors" beginning on page __ of the prospectus.

Benefits Under the Plan

         Vesting. The contributions that you make in the plan and safe harbor contributions are fully vested and cannot be forfeited. You vest in our matching contributions according to the following schedule:

         Number of Full Years of Service                Vested Percentage
         -------------------------------                -----------------
                  Less than 1                                    0%
                  1                                             25%
                  2                                             50%
                  3                                             75%
                  4 or more                                    100%

Withdrawals and Distributions From the Plan

         Withdrawals Before Termination of Employment. Your plan account provides you with a source of retirement income. But, while you are employed by Osage, if you need funds from your account before retirement, you may be eligible to receive either an in-service withdrawal, or (from your pre-tax contributions) a hardship distribution. You can apply for a hardship distribution from the plan by contacting Mrs. Martha Hayes at Osage. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses, like a mortgage payment or medical bill, and have no other reasonably available resources to meet your financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balance. Hardship withdrawals (except for medical expenses exceeding 7.5% of your adjusted gross income) and in-service withdrawals are subject to a 10% early distribution penalty.

         Distributions Upon Termination for Any Other Reason. If you terminate employment with Osage for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will distribute your benefits to you the later of the April 1 of the calendar year after you turn age 70 1/2 or when you retire, unless you request otherwise. You may elect to maintain your account balance in the plan for as long as Osage maintains the plan or you may elect one or more of the forms of distribution available under the plan. If your account balance does not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

         Distributions Upon Disability. If you can no longer work because of a disability, as defined in the plan, you may withdraw your total account balance under the plan and have that amount paid to you in accordance with the terms of the plan. If you later become reemployed after you have withdrawn some or all of your account balance, you may not repay to the plan any withdrawn amounts.

         Distributions Upon Death. If you die before your benefits are paid from the plan, your benefits will be paid to your surviving spouse or designated beneficiary.

         Form of Benefits. Payment of your benefits upon your retirement, disability, or other termination of employment will be made in a lump sum payment, installments, or an annuity.

         If you die before receiving benefits pursuant to your retirement, disability, or termination of employment, your beneficiary will receive a lump sum payment, unless the payment would exceed $500 and an election is made for annual installments up to 5 years. Your spouse can receive payments for up to 10 years.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, as defined in the Internal Revenue Code, benefits payable under the plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the plan shall be void.

         Plan Loans.  No loans are permitted.

Administration of the Plan

         Osage is the plan administrator. The Bank of New York will serve as trustee and custodian for all investment funds under the plan except the Employer Stock Fund. Mark S. White and Sue Allen Smith will serve as trustees with respect to the Employer Stock Fund during the initial public offering by Osage Bancshares, Inc. After the stock of Osage Bancshares, Inc. begins trading, the Bank of New York also will be the trustee for the Employer Stock Fund. The plan administrator is responsible for the administration of the plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act.

         The trustee receives and holds the contributions to the plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust. The address of the plan administrator and the trustee for the Employer Stock Fund is 239 East Main, Pawhuska, Oklahoma 74056. The address of the Bank of New York is One Wall Street, New York, New York, 10286.

Reports to Plan Participants

         The plan administrator will furnish to each participant a statement at least quarterly showing:

o    the balance in your account as of the end of that period;

o    the amount of contributions allocated to your account for that period; and

o    the adjustments to your account to reflect earnings or losses (if any).

         If you invest in the Employer Stock Fund, you will also receive a copy of Osage Bancshares, Inc.'s Annual Report to Stockholders and a proxy statement related to stockholder meetings.

Amendment and Termination

         It is the intention of Osage to continue the plan indefinitely. Nevertheless, Osage, within its sole discretion, may terminate the plan at any time. If the plan is terminated in whole or in part, then regardless of other provisions in the plan, you will have a fully vested interest in your accounts. Osage reserves the right to make, from time to time, any amendment or amendments to the plan that do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Osage may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

Merger, Consolidation, or Transfer

         In the event of the merger or consolidation of the plan with another plan, or the transfer of the trust assets to another plan, the plan requires that each participant would (if either the plan or the other plan then be terminated) receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the plan had then terminated).

Federal Income Tax Consequences

         The following discussion is only a brief summary of certain federal income tax aspects of the plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the plan. At the time you receive a distribution from the plan, you will receive a tax notice which conforms to the IRS safe harbor explanation of the distribution in accordance with IRS Notice 2002-3. The tax rules that affect your benefits under the plan change frequently and may vary based on your individual situation. This summary also does not discuss how state or local tax laws affect your plan benefits. We urge you to consult your tax advisor with respect to any distribution from the plan and transactions involving the plan.

         Federal tax law provides the participants under the plan with a number of special benefits:

         (1) you pay no current income tax on your contributions or Osage contributions; and

         (2) the earnings on your plan accounts are not taxable until you receive a distribution.

         These benefits are conditioned on the plan's compliance with special requirements of federal tax law. We intend to satisfy all of the rules that apply to the plan. However, if the rules are not satisfied, the special tax benefits available to the plan may be lost.

         Special Distribution Rules. If you turned 50 before 1986, you may be eligible to spread the taxes on the distribution over as much as 10 years. You should consult with your tax advisor to determine if you are eligible for this special tax benefit and whether it is appropriate to your financial needs.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the plan to retirement programs sponsored by other employers or to an individual retirement account. We will provide you with detailed information on how to roll over a distribution when you are eligible to receive benefits under the plan.

Restrictions on Resale

         If you are an "affiliate" of Osage Bancshares, Inc. or Osage Federal Bank, you may be subject to special rules under federal securities laws that affect your ability to sell shares you hold in the Employer Stock Fund. Directors, officers and substantial shareholders of Osage Bancshares, Inc. are generally considered "affiliates." Any person who may be an "affiliate" of Osage may wish to consult with counsel before transferring any common stock they own. If you are not considered an "affiliate" of Osage you may freely sell any shares of Osage Bancshares, Inc. common stock distributed to you under the plan, either publicly or privately.

SEC Reporting and Short-Swing Profit Liability

         If you are an officer, director or more than 10% owner of Osage Bancshares, Inc., you may be required to report purchases and sales of Osage Bancshares, Inc. common stock through the plan to the Securities and Exchange Commission. In addition, you may be subject to special rules that provide for the recovery by Osage Bancshares, Inc. of profits realized by an officer, director or a more than 10% owner from the purchase and sale or sale and purchase of the common stock within any six-month period. However, the rules except many transactions involving the plan from the reporting and profit recovery rules. You should consult with us regarding the impact of these rules on your transactions involving Osage Bancshares, Inc. common stock.

Additional Information

         This prospectus supplement dated __________ __, 2006 is part of the prospectus of Osage Bancshares, Inc. dated __________ __, 2006. This prospectus supplement shall be delivered to plan participants together with the prospectus and is not complete unless it is accompanied by the prospectus.

                                 LEGAL OPINIONS

         The validity of the issuance of the common stock will be passed upon by Malizia Spidi & Fisch, PC, Washington, D.C., which acted as special counsel for Osage Bancshares, Inc. in connection with the initial public offering by Osage Bancshares, Inc.

                      Appendix-A: Investment Election Form

                                                                      Appendix-A
                                                                      ----------


     Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust

                     --------------------------------------

                 Participant Voluntary Investment Election Form

                     --------------------------------------

Name of Plan Participant:
                          --------------------------------------


Social Security Number:
                          --------------------------------------

1.       Instructions.

         In connection with the initial public offering of Osage Bancshares, Inc., Osage has adopted the Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust to permit plan participants to direct all, or a portion, of the assets attributable to their participant accounts into a new fund: the Employer Stock Fund. The assets attributable to a participant's account that are transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Osage Bancshares, Inc. to be issued in the initial stock offering of Osage Bancshares, Inc.

         To direct a transfer of all or a part of the funds credited to your account to the Employer Stock Fund, you should complete this form and return it to Martha Hayes, at 239 East Main, Pawhuska, Oklahoma 74056 who will retain this form and return a copy to you. If you need any assistance in completing this form, please contact Martha Hayes at (918) 287-2919. If you do not complete and return this form by __________ __, 2006, at noon, the funds credited to your account under the plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the plan if no investment direction has been provided.

2.       Investment Directions.

          As a participant in the plan, I hereby voluntarily elect to direct the trustee of the plan to invest the below indicated dollar sum of my participant account balance under the plan as indicated below.

         I hereby voluntarily elect and request to direct investment of the below indicated dollar amount of my participant account funds for the purchase of the common stock to be issued in Osage Bancshares, Inc.'s initial offering (minimum investment of $250.00; rounded to the nearest $10.00 increment; maximum investment permissible is _______ shares of common stock or $__________ when combined with exchange shares of Osage Federal Financial, Inc.): $___________. Enter your $ level of requested purchase through the plan. Such amount may not exceed the vested portion of assets held under the plan for you. Please note that the actual number of shares of common stock purchased on your behalf under the plan may be limited or reduced in accordance with the plan of stock issuance of Osage Bancshares, Inc. based upon the total number of shares of common stock subscribed for by other parties. On the attached Appendix-B, please indicate from which funds such investments should be transferred. Only available funds may be used for purchase.

         All other funds in my participant account will remain invested as previously requested. All future contributions under the plan will continue to be invested as previously requested or as revised by me at a later date.

3.       Acknowledgment.

         I fully understand that this self-directed portion of my participant account does not share in the overall net earnings, gains, losses, and appreciation or depreciation in the value of assets held by the plan's other investment funds, but only in my account's allocable portion of such items from the directed investment account invested in the common stock. I understand that the plan's trustee, in complying with this election and in following my directions for the investment of my account, is not responsible or liable in any way for the expenses or losses that may be incurred by my account assets invested in common stock under the Employer Stock Fund.

         I further understand that this one time election shall become irrevocable by me upon execution and submission of this Investment Form. Only
                                                                            ----
properly signed forms delivered to the plan trustee on or before  __________ __,
--------------------------------------------------------------------------------
2006, at noon, will be honored.
-------------------------------

         The undersigned participant acknowledges that he or she has received the prospectus of Osage Bancshares, Inc., dated __________ __, 2006, the prospectus supplement dated __________ __, 2006, regarding the Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust as adopted by Osage Federal Bank and this Investment Form. The undersigned hereby acknowledges that the shares of common stock to be purchased with the funds noted above are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, the Savings Association Insurance Fund, or any other governmental agency. Investment in the common stock will expose the undersigned to the investment risks and potential fluctuations in the market price of the common stock. Investment in the common stock does not offer any guarantees regarding maintenance of the principal value of such investment or any projections or guarantees associated with future value or dividend payments with respect to the common stock. The undersigned hereby voluntarily makes and consents to this investment election and voluntarily signed his (her) name as of the date listed below. If you so elect, you may choose not to make any investment decision at this time.

I UNDERSTAND THAT BY EXECUTING THIS ORDER I DO NOT WAIVE ANY RIGHTS AFFORDED TO ME BY THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

__________________    __________    ________________________           _________
Witness               Date          Participant                        Date


For the Trustee                     For the Plan Administrator

__________________    __________    ________________________           _________
                      Date                                             Date

                Appendix-B: Change of Investment Allocation Form

                                                                      Appendix-B
                                                                      ----------

                      Change of Investment Allocation Form

Osage Federal Bank

CHANGE OF INVESTMENT ALLOCATION
-------------------------------

1.  Member Data

________________________________________________________  ______________________
Print your full name above (Last, first, middle initial)  Social Security Number

________________________________________________________________________________
Street Address             City                State               Zip

2.  Instructions

Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust is giving members a special opportunity to invest their 401(k) account balances in a new investment fund - the Employer Stock Fund - which is comprised primarily of common stock issued by Osage Bancshares, Inc. in connection with the initial stock offering of Osage Bancshares, Inc. The percentage of a member's account transferred at the direction of the member into the Employer Stock Fund will be used to purchase shares of the common stock during the initial offering of Osage Bancshares, Inc. Please review the prospectus and the prospectus supplement before making any decision.

In the event of an oversubscription in the offering so that the total amount you allocate to the Employer Stock Fund can not be used by the trustee to purchase the common stock, your account will be reinvested in the other funds of the plan as previously directed in your last investment election. If no investment election is provided, your account will be invested in the Money Market Fund.

Investing in the common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The plan trustee and the plan administrator are not authorized to make any representations about this investment other than what appears in the prospectus and prospectus supplement, and you should not rely on any information other than what is contained in the prospectus and prospectus supplement. For a discussion of certain factors that should be considered by each member in deciding whether to invest in the common stock, see "Risk Factors" beginning on page __ of the prospectus. Any shares purchased by the plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to the common stock, as discussed in the prospectus and prospectus supplement.

3.  Investment Directions   (Applicable to Accumulated Balances Only)

To direct a transfer of all or part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with Martha Hayes, Senior Vice President of Osage Federal Bank no later than __________ __, 2006 at noon. If you need any assistance in completing this form, please contact Mrs. Hayes at (918) 287-2919. If you do not complete and return this form to Mrs. Hayes by __________ __, 2006 at noon, the funds credited to your account under the plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the plan if no investment direction has been provided by you.

Notwithstanding the election made in Appendix-A for purchases of the Employer Stock Fund, your purchase of Osage Bancshares, Inc. Stock will be limited to the amounts available in the following funds. No purchases of the Employer Stock Fund will be made with insufficient funds in any funds.


I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested in the Employer Stock Fund as follows:



                                                              Dollar
                                                              Amount
                                                              to be
                     Fund                                  transferred
                     ----                                  -----------

S&P 500 Stock Fund....................................         ____
Russell 2000 Stock Fund...............................         ____
S&P 500/Growth Stock Fund.............................         ____
S&P 500/Value Stock Fund..............................         ____
Stable Value Fund.....................................         ____
S&P MidCap Stock Fund.................................         ____
Money Market Fund.....................................         ____
Government Bond Fund..................................         ____
International Stock Fund..............................         ____
Income Plus Fund......................................         ____
Growth & Income Fund..................................         ____
Growth Fund...........................................         ____
Nasdaq 100 Stock Fund.................................         ____
Aggregate Bond Index Fund.............................         ____
U.S. REIT Index Fund..................................         ____

Note: The total amount transferred may not exceed the total value of your accounts.

4. Investment Directions (Applicable to Future Contributions Only) I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Osage Bancshares, Inc. including those contributions and/or repayments received by Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust during the same reporting period as this form, be invested in the following funds (in whole percentages). If I elect to invest in the common stock of Osage Bancshares, Inc., such future contributions or loan repayments, if any, will be invested in the Employer Stock Fund the month following the conclusion of the stock offering. Please read "Notes" on the following page before completing.

                        Fund                         Percentage
                        ----                         ----------

S&P 500 Stock Fund...................................  ____  %
Russell 2000 Stock Fund..............................  ____  %
S&P 500/Growth Stock Fund............................  ____  %
S&P 500/Value Stock Fund.............................  ____  %
Stable Value Fund....................................  ____  %
S&P MidCap Stock Fund................................  ____  %
Money Market Fund....................................  ____  %
Government Bond Fund.................................  ____  %
International Stock Fund.............................  ____  %
Income Plus Fund.....................................  ____  %
Growth & Income Fund.................................  ____  %
Growth Fund..........................................  ____  %
Nasdaq 100 Stock Fund................................  ____  %
U.S. REIT Index Fund.................................  ____  %
Aggregate Bond Index Fund............................  ____  %
Employer Stock Fund..................................  ____  %
       Total (Important!)............................  100%

         Notes: No amounts invested in the Stable Value Fund may be transferred directly to the Money Market Fund. Stable Value Fund amounts invested in the S&P 500 Stock Fund, Russell 2000 Stock Fund, S&P 500/Growth Stock Fund, S&P 500/Value Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, Aggregate Bond Index Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund, Nasdaq 100 Stock Fund and/or Employer Stock Fund, for a period of three months may be transferred to the Money Market Fund upon the submission of a separate Change of Investment Allocation Form. The percentage that can be transferred to the Money Market Fund may be limited by any amounts previously transferred from the Stable Value Fund that have not satisfied the equity wash requirement. Such amounts will remain in either the S&P 500 Stock Fund, Russell 2000 Stock Fund, S&P 500/Growth Stock Fund, S&P 500/Value Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, Aggregate Bond Index Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund, Nasdaq 100 Stock Fund and/or Employer Stock Fund and a separate direction to transfer them to the Money Market Fund will be required when they become available.

5.  Participant Signature and Acknowledgment - Required

By signing this Change of Investment Allocation form, I authorize and direct the plan administrator and trustee to carry out my instructions. If investing in the Employer Stock Fund, I acknowledge that I have been provided with and read a copy of the prospectus and prospectus supplement relating to the issuance of the common stock. I am aware of the risks involved in the investment in the common stock, and understand that the trustee and plan administrator are not responsible for my choice of investment.

MEMBER'S SIGNATURE

I understand that the above directed change(s) will be processed within one to five days of the form being received by Pentegra. I further understand that if I do not complete either Section 3 or Section 4, no change will be made to my current directions for future contributions or accumulated balances, respectively.


_______________________________________                           ______________
Signature of Member                                               Date


Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member's record.

On behalf of the above named member, I certify that the signature above is that of the participant making this request.


_______________________________________                           ______________
Signature of Osage Federal Bank                                   Date
Authorized Representative





Please complete and return by noon on __________ __, 2006.

             Appendix-C: Special Tax Notice Regarding Plan Payments

                                                                      Appendix-C
                                                                      ----------

                   SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS

         This notice explains how you can continue to defer federal income tax on your retirement savings in the Osage Federal Bank Employees' Savings and Profit Sharing Plan and Trust (the "Plan") and contains important information you will need before you decide how to receive your Plan benefits.

         This notice is provided to you by Osage Federal Bank (your "Plan Administrator") because all or part of the payment that you will soon receive from the Plan may be eligible for rollover by you or your Plan Administrator to a traditional IRA or an eligible employer plan. A rollover is a payment by you or the Plan Administrator of all or part of your benefit to another plan or IRA that allows you to continue to postpone taxation of that benefit until it is paid to you. Your payment cannot be rolled over to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account (formerly known as an education IRA). An "eligible employer plan" includes a plan qualified under section 401(a) of the Internal Revenue Code, including a 401(k) plan, profit-sharing plan, defined benefit plan, stock bonus plan, and money purchase plan; a section 403(a) annuity plan; a section 403(b) tax-sheltered annuity; and an eligible section 457(b) plan maintained by a governmental employer (governmental 457 plan).

         An eligible employer plan is not legally required to accept a rollover. Before you decide to roll over your payment to another employer plan, you should find out whether the plan accepts rollovers and, if so, the types of distributions it accepts as a rollover. You should also find out about any documents that are required to be completed before the receiving plan will accept a rollover. Even if a plan accepts rollovers, it might not accept rollovers of certain types of distributions, such as after-tax amounts. If this is the case, and your distribution includes after-tax amounts, you may wish instead to roll your distribution over to a traditional IRA or split your rollover amount between the employer plan in which you will participate and a traditional IRA. If an employer plan accepts your rollover, the plan may restrict subsequent distributions of the rollover amount or may require your spouse's consent for any subsequent distribution. A subsequent distribution from the plan that accepts your rollover may also be subject to different tax treatment than distributions from this Plan. Check with the administrator of the plan that is to receive your rollover prior to making the rollover.

         If you have additional questions after reading this notice, you can contact your plan administrator at (918) 287-2919.

         SUMMARY

         There are two ways you may be able to receive a Plan payment that is eligible for rollover:

         (1) Certain payments can be made directly to a traditional IRA that you establish or to an eligible employer plan that will accept it and hold it for your benefit ("DIRECT ROLLOVER"); or

         (2) The payment can be PAID TO YOU.

         If you choose a DIRECT ROLLOVER:

          * Your payment will not be taxed in the current year and no income tax will be withheld.

          * You choose whether your payment will be made directly to your traditional IRA or to an eligible employer plan that accepts your rollover. Your payment cannot be rolled over to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account because these are not traditional IRAs.

          * The taxable portion of your payment will be taxed later when you take it out of the traditional IRA or the eligible employer plan. Depending on the type of plan, the later distribution may be subject to different tax treatment than it would be if you received a taxable distribution from this Plan.

         If you choose to have a Plan payment that is eligible for rollover PAID TO YOU:

          * You will receive only 80% of the taxable amount of the payment, because the Plan Administrator is required to withhold 20% of that amount and send it to the IRS as income tax withholding to be credited against your taxes.

          * The taxable amount of your payment will be taxed in the current year unless you roll it over. Under limited circumstances, you may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59 1/2, you may have to pay an additional 10% tax.

          * You can roll over all or part of the payment by paying it to your traditional IRA or to an eligible employer plan that accepts your rollover within 60 days after you receive the payment. The amount rolled over will not be taxed until you take it out of the traditional IRA or the eligible employer plan.

          * If you want to roll over 100% of the payment to a traditional IRA or an eligible employer plan, you must find other money to replace the 20% of the taxable portion that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

         YOUR RIGHT TO WAIVE THE 30-DAY NOTICE PERIOD. Generally, neither a direct rollover nor a payment can be made from the Plan until at least 30 days after your receipt of this notice. Thus, after receiving this notice, you have at least 30 days to consider whether or not to have your withdrawal directly rolled over. If you do not wish to wait until this 30-day notice period ends before your election is processed, you may waive the notice period by making an affirmative election indicating whether or not you wish to make a direct rollover. Your withdrawal will then be processed in accordance with your election as soon as practical after it is received by the Plan Administrator.

MORE INFORMATION

I.   PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

II.  DIRECT ROLLOVER

III. PAYMENT PAID TO YOU

IV.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

         I.       PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

         Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to a traditional IRA or to an eligible employer plan that accepts rollovers. Payments from a plan cannot be rolled over to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account. Your Plan Administrator should be able to tell you what portion of your payment is an eligible rollover distribution.

         The following types of payments cannot be rolled over:

         PAYMENTS SPREAD OVER LONG PERIODS. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

          *    your lifetime (or a period measured by your life expectancy), or

          * your lifetime and your beneficiary's lifetime (or a period measured by your joint life expectancies), or

          *    a period of 10 years or more.

         REQUIRED MINIMUM PAYMENTS. Beginning when you reach age 70 1/2 or retire, whichever is later, a certain portion of your payment cannot be rolled over because it is a "required minimum payment" that must be paid to you. Special rules apply if you own more than 5% of your employer.

         HARDSHIP DISTRIBUTIONS. A hardship distribution cannot be rolled over.

         CORRECTIVE DISTRIBUTIONS. A distribution that is made to correct a failed nondiscrimination test or because legal limits on certain contributions were exceeded cannot be rolled over.

         LOANS TREATED AS DISTRIBUTIONS. The amount of a plan loan that becomes a taxable deemed distribution because of a default cannot be rolled over. However, a loan offset amount is eligible for rollover, as discussed in Part III below. Ask the Plan Administrator of this Plan if distribution of your loan qualifies for rollover treatment.

         The Plan Administrator of this Plan should be able to tell you if your payment includes amounts which cannot be rolled over.

         II.      DIRECT ROLLOVER

         A DIRECT ROLLOVER is a direct payment of the amount of your Plan benefits to a traditional IRA or an eligible employer plan that will accept it. You can choose a DIRECT ROLLOVER of all or any portion of your payment that is an eligible rollover distribution, as described in Part I above. You are not taxed on any taxable portion of your payment for which you choose a DIRECT ROLLOVER until you later take it out of the traditional IRA or eligible employer plan. In addition, no income tax withholding is required for any taxable portion of your Plan benefits for which you choose a DIRECT ROLLOVER. This Plan might not let you choose a DIRECT ROLLOVER if your distributions for the year are less than $200.

         DIRECT ROLLOVER to a Traditional IRA. You can open a traditional IRA to receive the direct rollover. If you choose to have your payment made directly to a traditional IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to a traditional IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish a traditional IRA to receive the payment. However, in choosing a traditional IRA, you may wish to make sure that the traditional IRA you choose will allow you to move all or a part of your payment to another traditional IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on traditional IRAs (including limits on how often you can roll over between IRAs).

         DIRECT ROLLOVER to a Plan. If you are employed by a new employer that has an eligible employer plan, and you want a direct rollover to that plan, ask the plan administrator of that plan whether it will accept your rollover. An eligible employer plan is not legally required to accept a rollover. Even if your new employer's plan does not accept a rollover, you can choose a DIRECT ROLLOVER to a traditional IRA. If the employer plan accepts your rollover, the plan may provide restrictions on the circumstances under which you may later receive a distribution of the rollover amount or may require spousal consent to any subsequent distribution. Check with the plan administrator of that plan before making your decision.

         DIRECT ROLLOVER of a Series of Payments. If you receive a payment that can be rolled over to a traditional IRA or an eligible employer plan that will accept it, and it is paid in a series of payments for less than 10 years, your choice to make or not make a DIRECT ROLLOVER for a payment will apply to all later payments in the series until you change your election. You are free to change your election for any later payment in the series.

         CHANGE IN TAX TREATMENT RESULTING FROM A DIRECT ROLLOVER. The tax treatment of any payment from the eligible employer plan or traditional IRA receiving your DIRECT ROLLOVER might be different than if you received your benefit in a taxable distribution directly from the Plan. For example, if you were born before January 1, 1936, you might be entitled to ten-year averaging or capital gain treatment, as explained below. However, if you have your benefit rolled over to a section 403(b) tax-sheltered annuity, a governmental 457 plan, or a traditional IRA in a DIRECT ROLLOVER, your benefit will no longer be eligible for that special treatment. See the sections below entitled "Additional 10% Tax if You Are under Age 59 1/2" and "Special Tax Treatment if You Were Born before January 1, 1936."

         III.     PAYMENT PAID TO YOU

         If your payment can be rolled over (see Part I above) and the payment is made to you in cash, it is subject to 20% federal income tax withholding on the taxable portion (state tax withholding may also apply). The payment is taxed in the year you receive it unless, within 60 days, you roll it over to a traditional IRA or an eligible employer plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

         Income Tax Withholding:

         MANDATORY WITHHOLDING. If any portion of your payment can be rolled over under Part I above and you do not elect to make a DIRECT ROLLOVER, the Plan is required by law to withhold 20% of the taxable amount. This amount is sent to the IRS as federal income tax withholding. For example, if you can roll over a taxable payment of $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, unless you make a rollover within 60 days (see "Sixty-Day Rollover Option" below), you must report the full $10,000 as a taxable payment from the Plan. You must report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year. There will be no income tax withholding if your payments for the year are less than $200.

         VOLUNTARY WITHHOLDING. If any portion of your payment is taxable but cannot be rolled over under Part I above, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. If you do nothing, an amount will be taken out of this portion of your payment for federal income tax withholding. To elect out of withholding, ask the Plan Administrator for the election form and related information.

         SIXTY-DAY ROLLOVER OPTION. If you receive a payment that can be rolled over under Part I above, you can still decide to roll over all or part of it to a traditional IRA or to an eligible employer plan that accepts rollovers. If you decide to roll over, you must contribute the amount of the payment you received to a traditional IRA or eligible employer plan within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the traditional IRA or the eligible employer plan.

         You can roll over up to 100% of your payment that can be rolled over under Part I above, including an amount equal to the 20% of the taxable portion that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the traditional IRA or the eligible employer plan, to replace the 20% that was withheld. On the other hand, if you roll over only the 80% of the taxable portion that you received, you will be taxed on the 20% that was withheld.

         EXAMPLE: The taxable portion of your payment that can be rolled over under Part I above is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to a traditional IRA or an eligible employer plan. To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the traditional IRA or an eligible employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of part or all of the $2,000 withheld.

         If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return, you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

         ADDITIONAL 10% TAX IF YOU ARE UNDER AGE 59 1/2. If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax generally does not apply to (1) payments that are paid after you separate from service with your employer during or after the year you reach age 55, (2) payments that are paid because you retire due to disability, (3) payments that are paid as equal (or almost equal) payments over your life or life expectancy (or your and your beneficiary's lives or life expectancies), (4) dividends paid with respect to stock by an employee stock ownership plan (ESOP) as described in Code section 404(k), (5) payments that are paid directly to the government to satisfy a federal tax levy, (6) payments that are paid to an alternate payee under a qualified domestic relations order, or
(7) payments that do not exceed the amount of your deductible medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

         SPECIAL TAX TREATMENT IF YOU WERE BORN BEFORE JANUARY 1, 1936. If you receive a payment from a plan qualified under section 401(a) or a section 403(a) annuity plan that can be rolled over under Part I and you do not roll it over to a traditional IRA or an eligible employer plan, the payment will be taxed in the year you receive it. However, if the payment qualifies as a "lump sum distribution," it may be eligible for special tax treatment. (See also "Employer Stock or Securities", below.) A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and certain other similar plans of the employer) that is payable to you after you have reached age 59 1/2 or because you have separated from service with your employer (or, in the case of a self-employed individual, after you have reached age 59 1/2 or have become disabled). For a payment to be treated as a lump sum distribution, you must have been a participant in the Plan for at least five years before the year in which you received the distribution. The special tax treatment for lump sum distributions that may be available to you is described below.

         TEN-YEAR AVERAGING. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates). Ten-year averaging often reduces the tax you owe.

         There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in that same year. You may not elect this special tax treatment if you rolled amounts into this Plan from a 403(b) tax-sheltered annuity contract, a governmental 457 plan, or from an IRA not originally attributable to a qualified employer plan. If you have previously rolled over a distribution from this Plan (or certain other similar plans of the employer), you cannot use this special averaging treatment for later payments from the Plan. If you roll over your payment to a traditional IRA, governmental 457 plan, or 403(b) tax-sheltered annuity, you will not be able to use special tax treatment for later payments from that IRA, plan, or annuity. Also, if you roll over only a portion of your payment to a traditional IRA, governmental 457 plan, or 403(b) tax-sheltered annuity, this special tax treatment is not available for the rest of the payment. See IRS Form 4972 for additional information on lump sum distributions and how you elect the special tax treatment.

         EMPLOYER STOCK OR SECURITIES. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above, except that you do not need five years of plan participation, or 2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

         You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock can be rolled over to a traditional IRA or another eligible employer plan, either in a direct rollover or a rollover that you make yourself. Generally, you will no longer be able to use the special rule for net unrealized appreciation if you roll the stock over to a traditional IRA or another eligible employer plan.

         If you receive only employer stock in a payment that can be rolled over, no amount will be withheld from the payment. If you receive cash or property other than employer stock, as well as employer stock, in a payment that can be rolled over, the 20% withholding amount will be based on the entire taxable amount paid to you (including the value of the employer stock determined by excluding the net unrealized appreciation). However, the amount withheld will be limited to the cash or property (excluding employer stock) paid to you.

         If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 10-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

         REPAYMENT OF PLAN LOANS. If your employment ends and you have an outstanding loan from your Plan, your employer may reduce (or "offset") your balance in the Plan by the amount of the loan you have not repaid. The amount of your loan offset is treated as a distribution to you at the time of the offset and will be taxed unless you roll over an amount equal to the amount of your loan offset to another qualified employer plan or a traditional IRA within 60 days of the date of the offset. If the amount of your loan offset is the only amount you receive or is treated as having received, no amount will be withheld from it. If you receive other payments of cash or property from the Plan, the 20% withholding amount will be based on the entire amount paid to you, including the amount of the loan offset. The amount withheld will be limited to the amount of other cash or property paid to you (other than any employer securities). The amount of a defaulted plan loan that is a taxable deemed distribution cannot be rolled over.

         IV.      SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

         In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." You are an alternate payee if your interest in the Plan results from a "qualified domestic relations order," which is an order issued by a court, usually in connection with a divorce or legal separation.

         If you are a surviving spouse or an alternate payee, you may choose to have a payment that can be rolled over, as described in Part I above, paid in a DIRECT ROLLOVER to a traditional IRA or to an eligible employer plan or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to a traditional IRA or to an eligible employer plan. Thus, you have the same choices as the employee.

         If you are a beneficiary other than a surviving spouse or an alternate payee, you cannot choose a direct rollover, and you cannot roll over the payment yourself.

         If you are a surviving spouse, an alternate payee, or another beneficiary, your payment is generally not subject to the additional 10% tax described in Part III above, even if you are younger than age 59 1/2.

         If you are a surviving spouse, an alternate payee, or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in Part III above. If you receive a payment because of the employee's death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.


         HOW TO OBTAIN ADDITIONAL INFORMATION

         This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with the Plan Administrator or a professional tax advisor before you take a payment of your benefits from your Plan. Also, you can find more specific information on the tax treatment of payments from qualified employer plans in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from your local IRS office, on the IRS's Internet Web Site at www.irs.gov, or by calling 1-800-TAX-FORMS.

                   [OSAGE FEDERAL FINANCIAL, INC. LETTERHEAD]


Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Osage Federal Financial, Inc. (the "Company") to be held at the main office of Osage Federal Bank (the "Bank") located at 239 East Main Street, Pawhuska, Oklahoma 74056 on _____________, ___________, 2006 at __:__ _.m., central time.

         The special meeting has been called for the purpose of considering and voting on a Plan of Conversion and Reorganization pursuant to which Osage Federal MHC, the mutual holding company which currently owns 69.83% of the outstanding common stock of the Company, will merge with the Bank and the Company will be succeeded by a newly formed state-chartered corporation named Osage Bancshares, Inc. (the "New Holding Company"). As part of the transaction each outstanding share of the Company's stock will be converted into shares of the New Holding Company's common stock on the basis of an exchange ratio that will ensure that each stockholder's proportionate interest in the New Holding Company will be the same as it is currently in the Company. As part of the transaction, the New Holding Company will also sell shares to the public with a value equivalent to the value of the MHC's interest in the Company.

         This proxy statement/prospectus supplement in combination with the accompanying prospectus which is incorporated herein by reference serves as the prospectus for up to 1,249,038 shares (subject to increase to 1,436,394 shares) of the New Holding Company's common stock to be issued to the Company's stockholders in the Conversion and Reorganization. The proxy statement/prospectus supplement and prospectus do not contain all the information contained in the registration statement which the New Holding Company had filed with the Securities and Exchange Commission or the Application for Conversion which the MHC had filed with the Office of Thrift Supervision. We urge you to read the proxy statement/prospectus supplement and prospectus carefully.

         The Board of Directors has unanimously approved the Plan of Conversion and Reorganization and recommends that you vote FOR the Plan of Conversion and Reorganization.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Because the Plan of Conversion and Reorganization must be approved by (i) two-thirds of the Company's total outstanding shares and (ii) a majority of the shares held by persons other than the MHC, your failure to vote or abstention from voting is the same as voting against the Plan of Conversion and Reorganization. We urge you to please sign, date and return the enclosed proxy card as soon as possible. Returning the proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

                                       Sincerely,


                                       Mark S. White
                                       President


--------------------------------------------------------------------------------
None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities authority has approved or disapproved these securities, nor passed upon the accuracy or adequacy of this proxy statement/prospectus supplement. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

         This proxy statement/prospectus supplement is dated _____________, 2006 and is first being mailed to stockholders on or about ____________, 2006.

                          OSAGE FEDERAL FINANCIAL, INC.
                              239 EAST MAIN STREET
                            PAWHUSKA, OKLAHOMA 74056
                                 (918) 287-2919

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON _____________, 2006

         Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Osage Federal Financial, Inc. (the "Company") will be held at the main office of Osage Federal Bank, located at 239 East Main Street, Pawhuska, Oklahoma on _________ __, 2006 at ____ p.m., central time. The Special Meeting is for the purpose of considering and voting upon:

          1. A Plan of Conversion and Reorganization (the "Plan"), pursuant to which Osage Federal MHC (the "Mutual Holding Company") which owns 69.83% of the Company's outstanding shares, will be merged into Osage Federal Bank and the Company will be succeeded by a newly incorporated Maryland corporation, Osage Bancshares, Inc. (the "New Holding Company"), which has been established for the purpose of completing the conversion and reorganization. As part of the conversion and reorganization, shares of common stock representing the Mutual Holding Company's ownership interest in the Company will be offered for sale in a subscription and community offering. Common stock currently held by the public stockholders of the Company will be converted into new shares of the New Holding Company pursuant to an exchange ratio that will ensure that each stockholder at the time of the conversion and reorganization will own the same percentage of the New Holding Company's common stock as he or she held in the Company's common stock immediately prior to the conversion, exclusive of any shares purchased by the stockholder in the offering and cash received in lieu of fractional shares.

          2. Any other matters that may lawfully come before the Special Meeting. As of the date of mailing of this Notice, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

         Appraisal rights will be available to stockholders who do not vote in favor of the Plan and otherwise comply with the procedures set forth in 12 C.F.R. Section 552.14 (a copy of which is attached as Appendix A).

         Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. Only stockholders of record at the close of business on ________ __, 2006 are entitled to notice of and to vote at the Special Meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      FRANCES ALTAFFER
                                      Secretary
____________ __, 2006
Pawhuska, Oklahoma

                        _________________________________

         YOUR VOTE IS VERY IMPORTANT. THE ENCLOSED PROSPECTUS PROVIDES A MORE DETAILED DESCRIPTION OF THE PROPOSED TRANSACTION AND IS INCORPORATED HEREIN BY REFERENCE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL OUR STOCK INFORMATION CENTER AT (___) ___-____.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN BY COMPLETING THE ENCLOSED PROXY CARD AND PROMPTLY RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOUR VOTE IS VERY IMPORTANT. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                              QUESTIONS AND ANSWERS
                FOR STOCKHOLDERS OF OSAGE FEDERAL FINANCIAL, INC.

         You should read this document and the accompanying Prospectus (which includes a detailed index) for information about the conversion and reorganization. The Plan of Conversion and Reorganization described herein has been conditionally approved by our regulators. Such approval, however, does not constitute a recommendation or endorsement of the Plan.

Q. What are stockholders being asked to approve?

A. Stockholders are being asked to vote on the proposed Pla of Conversion and Reorganization, under which the Mutual Holding Company will convert into stock form and merge into Osage Federal Bank and the New Holding Company will offer for sale to depositors of Osage Federal Bank and the public the ownership position in Osage Federal Financial, Inc. now owned by the Mutual Holding Company.

Q. What are the reasons for the mutual-to-stock conversion and related stock offering?

A. The primary reason for the conversion and reorganization is to raise additional equity capital, which will support future deposit growth and expanded operations. We also have applied to list the common stock on the Nasdaq Global Market, which will provide additional liquidity and visibility for the common stock, additional flexibility in merger and acquisition transactions, and easier access to the capital markets for possible future equity and debt offerings.

Q. What will stockholders receive for their existing Osage Federal Financial, Inc. shares?

A. As more fully described in the sections of the Prospectu entitled "The Conversion" and "The Stock Offering," depending on the number of shares sold in the offering, each share of common stock that you own upon completion of the conversion and reorganization will be exchanged for between 1.3378 new shares at the minimum and 1.8099 new shares at the maximum of the offering range (though cash will be paid in lieu of fractional shares).

Q. Why will the shares that I receive be based on a price o $10.00 per share rather than the trading price of the Osage Federal Financial, Inc. common stock prior to the conversion?

A. The Company's Board of Directors selected a price of $10.00 per share for the stock offered for sale because it is a commonly selected per share price for mutual-to-stock conversions of savings institutions. The number of new shares that you will receive for your existing shares will not depend on the market price of Osage Federal Financial, Inc. common stock. It will depend on the number of shares sold in the offering, which will in tur depend on the final independent appraisal of the pro forma market value of Osage Bancshares, Inc. assuming completion of the conversion and the stock offering. The result will be that you wil own the same percentage of common stock of the New Holding Company after the conversion and reorganization as you held in the common stock of the Company immediately prior thereto, exclusiv of (i) any shares purchased by you in the stock offering and (ii) cash received in lieu of fractional shares.

Q.   Should I submit my stock certificate(s) now?

A. No. If you hold your certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion and reorganization. If you shares are held in "street name" rather than in certificate form, the share exchange will occur automatically upon completion of the conversion and reorganization.

Q. If my shares are held in street name, will my broker automatically vote on my behalf?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker how to vote your shares, using the directions that your broker provides to you.

Q.   What if I do not give voting instructions to my broker?

A. Your vote is important. The Plan of Conversion and Reorganization requires the approval of at least two-thirds of the outstanding shares of common stock of Osage Federal Financial, Inc., including those shares held by the Mutual Holding Company, and a majority of the votes eligible to be cast, excluding those shares held by the Mutual Holding Company. If you do not instruct your broker to vote your shares, the unvoted proxy will be considered as a vote cast against the Plan of Conversion and Reorganization.

Q. May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A. Yes. Eligible depositors of Osage Federal Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as fully described in the
     Prospectus. Osage Federal Financial, Inc. stockholders will have a preference in the Community Offering.

Q.   Do I have dissenters' and appraisal rights?

A. Yes. Under federal law, dissenters' rights of appraisal are available to Osage Federal Financial, Inc. stockholders in connection with the conversion and reorganization. To exercise your right to dissent, you must file with Osage Federal Financial, Inc. a written notice of your intention to dissent prior to the Special Meeting. A failure to vote on the Plan of Conversion and Reorganization will not constitute a waiver of your appraisal rights; however, if you vote in favor of the Plan, you will be deemed to have waived your dissenters' rights. Additionally, if you return a signed proxy but do not specify on the proxy a vote against the Plan or an abstention from the vote, then you will be deemed to have waived your dissenters' rights. Within 60 days of the completion of the conversion and stock offering, you mus file a petition with the Office of Thrift Supervision to demand a determination of the fair market value of the stock if you have not reached an agreement with the New Holding Company as to the fair value of such shares. Please refer to the summary under "Rights of Dissenting Stockholders" at page __ of this Proxy Statement and Appendix A to this Proxy Statement which contains the full text of the section of the Office of Thrift Supervision Regulations that govern dissenters' rights.

Other Questions?

         For answers to other questions, please read the Proxy Statement and the Prospectus. Questions about the offering or voting may be directed to the Stock Information Center by calling (___) ___-____ or (___) ___-____, Mondays from 12:00 p.m. to 4:00 p.m., Tuesdays through Thursdays from 9:00 a.m. to 4:00 p.m. and Fridays from 9:00 a.m. to 12:00 p.m., central time.

                          OSAGE FEDERAL FINANCIAL, INC.
                              239 EAST MAIN STREET
                            PAWHUSKA, OKLAHOMA 74056
                                 (918) 287-2919

                      PROXY STATEMENT/PROSPECTUS SUPPLEMENT
                                                               ________ __, 2006

YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF OSAGE FEDERAL FINANCIAL, INC. (THE "COMPANY"), FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON _________ __, 2006, AND AT ANY ADJOURNMENTS OF THE SPECIAL MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.

VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE CONVERSION STOCK. SHARES OF CONVERSION STOCK ARE BEING OFFERED ONLY BY THE PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS A SUMMARY OF INFORMATION ABOUT THE MUTUAL HOLDING COMPANY, THE COMPANY, THE BANK AND THE NEW HOLDING COMPANY (COLLECTIVELY, THE "PRIMARY PARTIES") AND THE PROPOSED CONVERSION AND
REORGANIZATION. A MORE DETAILED DESCRIPTION OF THE PRIMARY PARTIES AND THE CONVERSION AND REORGANIZATION IS INCLUDED IN THE PROSPECTUS, WHICH IS INCORPORATED BY REFERENCE HEREIN.

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

Stockholders of record at the close of business on ________ __, 2006 (the "Voting Record Date") are entitled to one vote on each matter presented at the Special Meeting for each share held on the Voting Record Date. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is required for a quorum at the Special Meeting. Pursuant to Office of Thrift Supervision ("OTS") regulations, consummation of the proposed conversion and reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of at least two-thirds of the total number of votes eligible to be cast by the stockholders of the Company, including those shares held by the Mutual Holding Company, and a majority of the votes eligible to be cast at the Special Meeting by the stockholders of the Company, excluding those shares held by the Mutual Holding Company (the "Public Stockholders"), as of the close of business on the Voting Record Date, and (2) the approval of at least a majority of the votes eligible to be cast by the members of the Mutual Holding Company as of the voting record date for the special meeting of members called for the purpose of considering the Plan. The Mutual Holding Company intends to vote its shares of Osage Federal Financial, Inc. Common Stock, which amount to approximately 69.83% of the outstanding shares, in favor of the Plan at the Special Meeting.

This Proxy Statement/Prospectus Supplement, including the enclosed Prospectus dated _________ __, 2006, which is incorporated by reference, and related materials are first being mailed to stockholders of the Company on or about _________ __, 2006.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO CAST YOUR VOTE FOR THE PLAN AND TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU DO NOT INTEND TO PURCHASE COMMON STOCK. THIS WILL ENSURE THAT YOUR VOTE WILL BE COUNTED.

THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE STOCKHOLDERS OF THE COMPANY AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE AN ENDORSEMENT OR RECOMMENDATION OF THE PLAN BY THE OTS.

                                     PROXIES

The Company's Board of Directors is soliciting the proxy that accompanies this Proxy Statement for use at the Special Meeting. Stockholders may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by the Board of Directors of the Company will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted in favor of the proposals as described herein. If any other matters are properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Any stockholder giving a proxy will have the right to revoke his proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Company, provided that such notice or proxy is received by the Secretary prior to the Special Meeting or any adjournment thereof, or by attending the Special Meeting and voting in person. If there are not sufficient votes for approval of the proposals at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

Proxies may be solicited by officers, directors or other employees of the Company in person, by telephone or through other forms of communication.

The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.

THE APPROVAL OF THE PLAN WILL REQUIRE THE AFFIRMATIVE VOTE OF A LEAST TWO-THIRDS OF THE TOTAL VOTES ELIGIBLE TO BE CAST BY ALL STOCKHOLDERS OF THE COMPANY, INCLUDING THE MUTUAL HOLDING COMPANY, AND THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE TOTAL VOTES ELIGIBLE TO BE CAST BY THE PUBLIC STOCKHOLDERS.

As of ________ __, 2006, the Mutual Holding Company held 1,596,919 shares or 69.83% of the outstanding shares of the Company's common stock and the Mutual Holding Company intends to vote all such shares in favor of the Plan.

               VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF

The securities entitled to vote at the Special Meeting consist of the Company's common stock, par value $0.10 per share (the "Common Stock"). On the Voting Record Date, there were 2,287,017 shares of Common Stock outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock outstanding on the Voting Record Date is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting.

As provided in the Company's Charter, for a period of five year from the effective date of the Charter, no person, except for the Mutual Holding Company, is permitted to beneficially own in excess of 10% of the outstanding shares of common stock (the "Limit") of the Company, and any shares of common stock acquired in violation of this Limit are not entitled to any vote. A person or entity is deemed to beneficially own shares owned by an affiliate of such person or entity, as well as persons acting in concert with such person or entity.

A majority of the outstanding shares of Common Stock entitled t vote, represented in person or by proxy, shall constitute a quorum at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy and any shares held by brokers in street name for customers which are not voted in the absence of instructions from the customers ("broker non-votes") will be counted as present for determining if a quorum is present. Because the Plan must be approved by the vote of at least two-thirds of the outstanding Common Stock (including those shares held by the Mutual Holding Company) and the affirmative vote of a majority of the votes eligible to be cast by Public Stockholders, abstentions and broker non-votes will have the same effect as a vote against such proposal.

BENEFICIAL OWNERSHIP OF STOCK

         The following table sets forth, as of the Voting Record Date, information as to the Common Stock beneficially owned by all persons or groups who beneficially own more than 5%of the Company. Other than the Mutual Holding Company, management knows of no person or group that owns more than 5% of the outstanding shares of common stock as of the Voting Record Date.

                                                                                                      PERCENT OF SHARES OF
                                                                             AMOUNT OF                    COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                                    BENEFICIAL OWNERSHIP               OUTSTANDING
------------------------------------                                    --------------------               -----------
Osage Federal MHC
239 East Main Street
Pawhuska, Oklahoma 74056                                                     1,596,919                     69.83%


                    INCORPORATION OF INFORMATION BY REFERENCE

         The Prospectus that accompanies this Proxy Statement/Prospectus Supplement is incorporated by reference into this Proxy Statement in its entirety. The Company urges you to carefully read both this Proxy Statement/Prospectus Supplement and the Prospectus before voting on Proposal I presented at the Special Meeting. The Prospectus sets forth descriptions of the conversion and reorganization and the related offering of Osage Federal
Financial, Inc. Common Stock under the sections entitled "Summary," "The Conversion" and "The Stock Offering." Such sections also describe the effects of the conversion and reorganization on the stockholders of the Company, including the tax consequences thereof.

         Information   regarding  the  Primary  Parties  is  set  forth  in  the
Prospectus  under the  captions  "Summary  - The  Companies,"  "- Osage  Federal
Financial, Inc.," and "- Osage Federal Bank," as well as under "Business of Osage Federal Financial, Inc." and "Business of Osage Federal Bank." The

Prospectus further describes the business and financial condition of the Bank under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." The capital stock of the Company is described in the Prospectus in "Description of Capital Stock." A discussion of the restrictions imposed on acquisition of the New Holding Company by its articles of incorporation and bylaws and OTS regulations can be found in the Prospectus at "Restrictions on Acquisition of Osage Federal Financial, Inc." In addition, the historical, consolidated financial statements of the Bank are included in the Prospectus. Information regarding the use of proceeds from the sale of Osage Federal Financial, Inc. Common Stock in connection with the conversion and reorganization, the historical capitalization and the pro forma capitalization of the Bank, other pro forma data, as well as information pertaining to regulation, employees and legal proceedings are set forth in the Prospectus under the captions "Use of Proceeds," "Capitalization," "Pro Forma Data," "Historical and Pro Forma Capital Compliance," "Regulation," "Business of Osage Federal Bank - Personnel" and "- Legal Proceedings," respectively. The Pro Forma Data show the effects of the conversion and reorganization on the Bank's total stockholders' equity and net income, on both an aggregate and per share basis, based upon the assumptions set forth therein.

         The Prospectus also sets forth a description of the current management of the Company, the Mutual Holding Company and Osage Federal Bank, as well as the management of the New Holding Company after the conversion and reorganization, including current compensation and benefits as well as proposed future stock benefit plans. See the section entitled "Management" in the Prospectus.

       PROPOSAL I - APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE PLAN, AS HAS THE OTS, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY AND THE STOCKHOLDERS OF THE COMPANY ENTITLED TO VOTE ON THE MATTER, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THAT AGENCY.

         In addition to this Proxy Statement/Prospectus Supplement, you have received as part of this mailing a Prospectus that describes the Company, the New Holding Company, the conversion and reorganization and the related stock offering. The Prospectus is incorporated by reference into this Proxy Statement/Prospectus Supplement in its entirety. The Company urges you to carefully read both this Proxy Statement/Prospectus Supplement and the Prospectus before voting on Proposal I presented at the Special Meeting.

COMPARISON OF STOCKHOLDERS' RIGHTS UNDER FEDERAL AND MARYLAND LAW AND CERTAIN ANTI-TAKEOVER PROVISIONS

         GENERAL. As a result of the conversion, the current public stockholders of the Company will become stockholders of the New Holding Company. There are certain differences in stockholder rights arising from distinctions between the Company's federal charter and bylaws and the New Holding Company's articles of incorporation and bylaws, which are based on Maryland corporate law. Additionally, there are distinctions between laws applicable to federally chartered savings institutions and holding companies and laws applicable to Maryland corporations.

         The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather as a summary of the material differences and similarities affecting the rights of stockholders. The discussion herein is qualified in its entirety by reference to the New Holding Company's articles of incorporation and bylaws and the Maryland General Corporation Law. Procedures for obtaining a copy of the New Holding Company's articles of incorporation and bylaws can be found under the caption "Where You Can Find Additional Information" in the Prospectus.

         AUTHORIZED CAPITAL STOCK. The New Holding Company's authorized capital stock consists of 20,000,0000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, $.01 par value. The Company's current federal charter also authorizes capital stock consisting of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.10 per share. The additional shares of the New Holding Company's common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the New Holding Company's Board of Directors with flexibility to effect, among other transactions, financing acquisitions, stock dividends, stock splits and employee stock options. These additional authorized shares, however, may also be used by the New Holding Company's Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of the New Holding Company. The New Holding Company's Board of Directors will also have sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors of the New Holding Company will also have the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The New Holding Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         ISSUANCE OF CAPITAL STOCK. Pursuant to applicable federal laws and regulations, Osage Federal MHC is required to own not less than a majority of the Company's currently outstanding common stock. There will be no such restriction applicable to the ownership of the New Holding Company's common stock following consummation of the conversion.

         Neither the New Holding Company's articles of incorporation nor Maryland law contains restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas the Company's current federal charter restricts such issuance to general public offerings or, if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock- related compensation plans, such as stock option plans, could be adopted by the New Holding Company without stockholder approval and shares of the New Holding Company's capital stock could be issued directly to directors or officers without stockholder approval. The rules of The Nasdaq Stock Market, however, generally require corporations with securities quoted on the Nasdaq Global Market to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

         VOTING RIGHTS. Neither the Company's current federal charter or bylaws nor the New Holding Company's articles of incorporation or bylaws provide for cumulative voting in elections of directors. For additional information regarding voting rights, see "Limitations on Acquisitions of Voting Stock and Voting Rights" below.

         PAYMENT OF DIVIDENDS. The current ability of the Company to pay dividends on its capital stock is restricted by regulations and by federal income tax considerations related to federal savings institutions and federal holding companies such as Osage Federal Bank and the Company. Although the New Holding Company will not be subject to these restrictions on its dividends, such restrictions will indirectly affect the New Holding Company because dividends from Osage Federal Bank will be its primary source of funds for the payment of dividends to its stockholders. See the section of the Prospectus entitled "Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations."

         Certain restrictions generally imposed on Maryland corporations may also have an impact on the New Holding Company's ability to pay dividends. Maryland law generally provides that a corporation is prohibited in the ordinary course of business from paying a dividend if, after such payment, it would not be able to pay its debts as they became due or if the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

         BOARD OF DIRECTORS. The Company's current federal bylaws and the New Holding Company's articles of incorporation and bylaws each require that the Company's Board of Directors and the New Holding Company's Board shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

         Under the Company's federal bylaws, any vacancies in the Company's Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors, and persons so elected to fill vacancies may only serve until the next annual meeting of stockholders. Under the New Holding Company's articles of incorporation, any vacancy occurring in its Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and, so long as the New Holding Company is a public company, any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

         LIMITATIONS ON LIABILITY. The New Holding Company's articles of incorporation provides that its directors shall not be personally liable for monetary damages to the New Holding Company for certain actions as directors, except: (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise required by Maryland law. Among other things, Maryland law would not limit liability of directors for illegal distributions. This provision might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against the New Holding Company's directors for a breach of their duties even though such an action, if successful, might have benefitted the New Holding Company.

         Currently,   the  OTS  does  not  permit  federally  chartered  holding companies like the Company to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

         INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The current federal charter and bylaws of the Company do not contain any provision relating to indemnification of directors and officers. Under current OTS regulations, however, the Company, as a federal holding company, is required to indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the Company or its stockholders. The Company is also currently permitted under federal regulations to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, the Company is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

         The New Holding Company's articles of incorporation provide that officers, directors, agents and employees will be indemnified with respect to certain actions to the fullest extent permissible under Maryland law regarding indemnification. Maryland law allows the New Holding Company to indemnify the aforementioned persons for expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an agent of the New Holding Company. Generally, indemnification would be permitted unless such person acted in bad faith, with active and deliberate dishonesty or the director received an improper personal benefit in money, property or services and, with respect to any criminal proceeding, such person had reasonable cause to believe his or her conduct was unlawful.

         SPECIAL MEETINGS OF STOCKHOLDERS. The New Holding Company's articles of incorporation provides that special meetings of its stockholders may be called by the president, the Board of Directors or a duly designated committee of the Board of Directors on the request of a majority of the votes entitled to be cast at the meeting. The Company's current federal charter provides that special meetings of stockholders may be called by the chairman, the president, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of the Company entitled to vote.

         STOCKHOLDER NOMINATIONS AND PROPOSALS. The current federal bylaws of the Company generally provide that stockholders may submit nominations for election of director at an annual meeting of stockholders at least five days before the date of any such meeting and may submit any new business to be taken up at such a meeting by filing such in writing with the Company at least five days before the date of any such meeting.

         The New Holding Company's articles generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the New Holding Company not less than 90 days prior to the anniversary date of the mailing of notice of the preceding year's annual meeting of stockholders. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of the New Holding Company and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of stockholders, generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

         STOCKHOLDERS' RIGHT TO EXAMINE BOOKS AND RECORDS. A federal regulation applicable to the Company provides that stockholders may inspect and copy specified books and records of a federally chartered holding company after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect certain books and records on request. Any other records may only be inspected upon written request by persons who have held at least 5% of the New Holding Company's outstanding stock for at least six months.

         LIMITATIONS ON ACQUISITIONS OF VOTING STOCK AND VOTING RIGHTS. The New Holding Company's articles of incorporation prohibit the acquisition by any person of beneficial ownership of more than 10% of the outstanding stock for five years and provide that in no event thereafter shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of such limit. The Company's current federal charter provides for a similar voting restriction on shares of common stock beneficially owned by any person in excess of 10% of the outstanding shares, but such restriction expires five years from the completion of Osage Federal Bank's conversion from mutual to stock form. See the section entitled "Restrictions on Acquisitions of Osage Bancshares, Inc." in the Prospectus.

         MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. A federal regulation currently requires the approval of two-thirds of the Board of Directors of the Company and the holders of two-thirds of the outstanding stock of the Company entitled to vote thereon for mergers, consolidations and sales of all or substantially all of the assets of the Company. Such regulation permits the Company to merge with another corporation without obtaining the approval of its stockholders if:

         (1) the merger does not involve an interim savings institution;

         (2) the Company's federal stock charter is not changed;

         (3) each share of the Company's stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of the Company after such effective date; and

         (4) either:

                  (a) no shares of voting stock of the Company and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

                  (b) the authorized unissued shares or the treasury shares of voting stock of the Company to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of the Company outstanding immediately prior to the effective date of the transaction.

         Under Maryland law, mergers, consolidations, share exchanges and other forms of business combination must generally be approved by the vote of two-thirds of the outstanding shares of each class of voting stock of a corporation, unless a corporation's articles of incorporation impose a higher vote requirement. Approval by the stockholders of a Maryland corporation that survives a merger is not required under Maryland law if the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of its shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of its shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

         In addition, the New Holding Company's articles of incorporation requires the approval of the holders of at least 80% of its outstanding shares of voting stock to approve certain "Business Combinations" involving an "Related Person" except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the New Holding Company's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became an Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity, other than the New Holding Company or its subsidiaries, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the New Holding Company or an affiliate of such person or entity. This provision of the articles of incorporation applies to any "Business Combination," which is defined to include, among other things, any merger, consolidation, sale of 25% or more of the New Holding Company's assets, reclassification of the common stock or recapitalization of the New Holding Company with or involving an Related Person. If, however, the proposed transaction is approved in advance by two-thirds of the members of the New Holding Company's Board of Directors who were directors before the Related Person became an Related Person, such transaction would require only the majority vote of stockholders otherwise required by Maryland law. See the section titled "Restrictions on Acquisitions of Osage Bancshares, Inc." in the Prospectus.

         The New Holding Company's articles of incorporation requires its Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by the New Holding Company.

         DISSENTERS' RIGHTS OF APPRAISAL. OTS regulations generally provide that a stockholder of a federally chartered holding company that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such company payment of the fair or appraised value of his or her stock in the company, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered holding company with stock listed on a national securities exchange or quoted on the Nasdaq Market Stock Market are not entitled to dissenters' rights in connection with a merger involving such savings institution if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq Market Stock Market or any combination of such shares of stock and cash.

         Pursuant to general Maryland corporate law, a stockholder of a Maryland corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets. However, dissenters' rights are not available for the shares of any class or series of a Maryland corporation's capital stock if such shares are either listed on a national securities exchange, is designated a National Market System stock by Nasdaq or designated for trading on the Nasdaq SmallCap Market.

         AMENDMENT OF GOVERNING INSTRUMENTS. No amendment of the Company's current federal charter may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The New Holding Company's articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of its common stock, except that the provisions of the articles of incorporation governing the calling of meetings of stockholders, stockholders' nominations and proposals, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, approval of certain business combinations, the evaluation of certain business combinations, elimination of directors' liability, indemnification of officers and directors, and the manner of amending the articles of incorporation and bylaws, each may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the New Holding Company's outstanding shares. This provision is intended to prevent the holders of a lesser percentage of the New Holding Company's outstanding stock from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.

         The Company's current federal bylaws may be amended by a majority vote of the full Board of Directors or by a majority vote of the votes cast by the stockholders of the Company at any legal meeting. The New Holding Company's bylaws may only be amended by a two-thirds vote of its Board of Directors or by the holders of at least 80% of its outstanding stock.

         PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF THE NEW HOLDING COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. The Board of Directors of the Company believes that the provisions described above are prudent and will reduce the New Holding Company's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by the New Holding Company's Board of Directors. These provisions will also assist the Company in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of Osage Federal Bank, the New Holding Company and the New Holding Company's stockholders. In the judgment of the Board of Directors, the New Holding Company's Board will be in the best position to determine the true value of the New Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the New Holding Company and its stockholders to encourage potential acquirers to negotiate directly with the New Holding Company's Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction that is at a price reflective of the true value of New Holding Company and that is in the best interest of all of the New Holding Company's stockholders.

         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the stockholders of the New Holding Company, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of its assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the New Holding Company's remaining stockholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners were to become fewer than 300, thereby allowing for deregistration under the act.

         These provisions of the New Holding Company's articles of incorporation and bylaws may also have the effect of discouraging a future takeover attempt that would not be approved by the New Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the New Holding Company's Board of Directors and management more difficult. The Boards of Directors of Osage Federal Bank and the New Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, the New Holding Company may adopt additional anti-takeover provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Maryland business corporation.

         The cumulative effect of the restrictions on acquisitions of the New Holding Company's shares contained in the New Holding Company's articles of incorporation and bylaws and in federal and Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain of the New Holding Company's stockholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

RIGHTS OF DISSENTING STOCKHOLDERS

         Under federal law, dissenters' rights of appraisal are available to holders of common stock in connection with the conversion and reorganization. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the OTS Rules and Regulations, and is qualified in its entirety by the full text of Section 552.14 of the OTS Rules and Regulations, which is referred to as Section 552.14 and is reprinted in its entirety as Appendix A to this proxy statement. Any Osage Federal Financial, Inc. stockholder who desires to exercise his or her dissenters' rights should review carefully Section 552.14 and is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in Section 552.14 to a "stockholder" and in this summary are to the record holder of shares of Osage Federal Financial, Inc. Common Stock as to which dissenters' rights are asserted. Subject to the exceptions stated below, holders of Osage Federal
Financial, Inc. Common Stock who comply with the applicable procedures summarized below will be entitled to exercise dissenters' rights under Section 552.14.

         A stockholder electing to exercise his or her rights to dissent from the Plan is required to file with Osage Federal Financial, Inc. (addressed to Frances Altaffer, Secretary, Osage Federal Financial, Inc., 239 East Main
Street, Pawhuska, Oklahoma 74056), prior to voting on the Plan, a written statement identifying himself or herself and stating his or her intention to demand appraisal of, and payment for, his or her shares. This demand must be made in addition to, and separate from, any proxy or vote. A failure to vote on the proposal to approve the Plan will not constitute a waiver of appraisal rights, but a vote for the Plan will be deemed a waiver of such rights. A vote against the proposal will not be deemed to satisfy the requirement to file the written statement. However, if a stockholder returns a signed proxy but does not specify a vote against the Plan, or a direction to abstain, the proxy, if not revoked prior to the Meeting, will be voted for approval of the Plan, which will have the effect of waiving that stockholder's dissenters' rights.

         Within ten days after the Effective Date of the Plan, the Company shall
(i) give written notice of the Effective Date by mail to any dissenting stockholder who has not voted in favor of the Plan, (ii) make a written offer to each dissenting stockholder to pay for his or her shares at a specified price deemed by the Company to be fair value of such shares, and (iii) inform any dissenting  stockholder  that,  within  60  days  of  the  Effective  Date,  the dissenting stockholder must file a petition with the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, if the stockholder and the Company do not agree as to the fair market value, and surrender the certificates representing the shares as to which the dissent applies.

         If within 60 days of the Effective Date the fair value is agreed upon between the Company and any dissenting stockholder, payment will be made within 90 days of the Effective Date. If within such period, however, the Company and any dissenting stockholder do not agree as to the fair value of such shares, such stockholder may file a petition with the OTS demanding a determination of the fair market value of the stock. A copy of such petition must be sent by registered or certified mail to the Company. Any such stockholder who fails to file the petition within 60 days of the Effective Date is deemed to have accepted the terms of the Plan.

         Each dissenting stockholder, within 60 days of the Effective Date, must submit his or her certificates to the transfer agent for notation thereon that an appraisal and payment have been demanded. Any stockholder who fails to submit his or her certificates will not be entitled to appraisal rights and will be deemed to have accepted the terms of the Plan.

         Any stockholder who is demanding payment for his shares in accordance with Section 552.14 shall not thereafter be entitled to vote or exercise any rights of a stockholder except the right to receive payment for his shares pursuant to the provisions of Section 552.14 and the right to maintain certain legal actions. The respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of stockholders.

ADDITIONAL INFORMATION

         THE PLAN IS ATTACHED HERETO AS APPENDIX B. THE ARTICLES OF INCORPORATION AND BYLAWS OF THE NEW HOLDING COMPANY ARE AVAILABLE AT NO COST BY CONTACTING THE COMPANY AT (918) 287-2919 OR BY WRITING TO THE CORPORATE SECRETARY OF OSAGE FEDERAL FINANCIAL, INC. AT 239 EAST MAIN STREET, PAWHUSKA, OKLAHOMA 74056. ADOPTION OF THE PLAN BY THE STOCKHOLDERS AUTHORIZES THE BOARDS OF DIRECTORS OF THE PRIMARY PARTIES TO AMEND OR TERMINATE THE PLAN, INCLUDING THE CHARTER OF OSAGE FEDERAL BANK AND THE ARTICLES OF INCORPORATION OF THE NEW HOLDING COMPANY, PRIOR TO THE CLOSING OF THE CONVERSION AND REORGANIZATION. ALL STATEMENTS MADE IN THIS DOCUMENT ARE HEREBY QUALIFIED BY THE CONTENTS OF SUCH DOCUMENTS AS SET FORTH ABOVE.

         The information contained in the accompanying Prospectus, including a more detailed description of the Plan, certain financial statements of the Company and the New Holding Company, a description of the capitalization, business, the directors and officers of the Company and the New Holding Company, and the compensation and other benefits of directors and officers, a description of the Osage Federal Financial, Inc. Common Stock and anticipated use of the net proceeds from the offering of such stock, is intended to help you evaluate the conversion and reorganization and is incorporated herein by reference.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PLAN. NOT VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PLAN. VOTING FOR THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE ANY SHARES OF OSAGE BANCSHARES, INC. COMMON STOCK. SHARES OF OSAGE BANCSHARES, INC. COMMON STOCK ARE BEING OFFERED ONLY BY THE PROSPECTUS, WHICH IS INCORPORATED BY REFERENCE HERETO.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Special Meeting other than the matters described above in this Proxy Statement/Prospectus Supplement. However, if any matters should properly come before the Special Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors.

                                                                      APPENDIX A

                         DISSENTER AND APPRAISAL RIGHTS

552.14  DISSENTER AND APPRAISAL RIGHTS.

         (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss.552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (C) of this section.

         (b) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss.552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on Nasdaq or any combination of such shares of stock and cash.

         (c) PROCEDURE.

                  (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

                  (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

                  (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

                           (i) Give written  notice by mail to  stockholders  of
constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                           (ii) Make a written offer to each  stockholder to pay
for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                           (iii)  Inform  them that,  within  sixty days of such
date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

         The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

                  (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

                  (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

                  (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

                  (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

                  (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

                  (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

                  (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

                  (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

================================================================================

                      PLAN OF CONVERSION AND REORGANIZATION

                                       OF

                                OSAGE FEDERAL MHC

                                       AND

                                 PLANS OF MERGER

                                      AMONG

                                OSAGE FEDERAL MHC

                          OSAGE FEDERAL FINANCIAL, INC.

                                       AND

                               OSAGE FEDERAL BANK






                            ADOPTED ON JULY 21, 2006




================================================================================

                                                 TABLE OF CONTENTS
Section
Number                                                                                                Page
------                                                                                                ----

    1.   Introduction............................................................................       1
    2.   Definitions.............................................................................       3
    3.   General Procedure for Conversion and Reorganization.....................................       9
    4.   Total Number of Shares and Purchase Price of
           Conversion Stock......................................................................      12
    5.   Subscription Rights of Eligible Account Holders (First Priority)........................      13
    6.   Subscription Rights of the Tax-Qualified Employee Stock
           Benefit Plans (Second Priority).......................................................      14
    7.   Subscription Rights of Supplemental Eligible Account Holders
           (Third Priority)......................................................................      14
    8.   Subscription Rights of Other Members (Fourth Priority)..................................      15
    9.   Community Offering......................................................................      15
    10.  Syndicated Community Offering/Underwritten Public Offering..............................      16
    11.  Limitations on Subscriptions and Purchases of Conversion Stock..........................      17
    12.  Timing of Subscription Offering; Manner of Exercising
           Subscription Rights and Order Forms...................................................      19
    13.  Payment for Conversion Stock............................................................      21
    14.  Account Holders in Nonqualified States or Foreign Countries.............................      22
    15.  Dissenters' Rights......................................................................      22
    16.  Voting Rights of Stockholders...........................................................      22
    17.  Liquidation Account.....................................................................      22
    18.  Transfer of Deposit Accounts............................................................      24
    19.  Requirements Following Conversion and Reorganization for
           Registration, Market Making and Stock Exchange Listing................................      24
    20.  Directors and Officers of the Bank and the Holding Company..............................      24
    21.  Requirements for Stock Purchases by Directors and Officers
          Following the Conversion and Reorganization............................................      25
    22.  Restrictions on Transfer of Stock.......................................................      25
    23.  Restrictions on Acquisition of Stock of the Holding Company.............................      26
    24.  Tax Rulings or Opinions.................................................................      26
    25.  Stock Compensation Plans................................................................      27
    26.  Dividend and Repurchase Restrictions on Stock...........................................      27
    27.  Payment of Fees to Brokers..............................................................      28
    28.  Effective Date..........................................................................      28
    29.  Amendment or Termination of the Plan....................................................      28
    30.  Interpretation of the Plan..............................................................      28

Appendix A - MHC Plan of Merger between Interim Bank No. 1 (formerly the Mutual Holding
Company) and the Bank

Appendix B - Middle Tier Plan of Merger between Interim Bank No. 2 (formerly Middle Tier
Holding Company) and the Bank

Appendix C - Bank Plan of Merger between Interim Bank No. 3 (subsidiary of the Holding
Company) and the Bank

                      PLAN OF CONVERSION AND REORGANIZATION

1.       INTRODUCTION
         ------------

         For purposes of this section, all capitalized terms have the meaning ascribed to them in Section 2.

         In 2004, Osage Federal Bank, formerly Osage Federal Savings and Loan Assocation (the "Bank"), a federally chartered mutual savings association reorganized into the mutual holding company form of organization and converted to a federal stock savings bank (the "MHC Reorganization"). In connection with the MHC Reorganization, Osage Federal Financial, Inc., a federally chartered corporation which owns all of the stock of the Bank ("Middle Tier Holding Company"), sold 684,394 shares (or approximately 30%) of its common stock in a subscription offering at $10.00 per share and issued the remaining 70% to Osage Federal MHC. Upon completion of these transactions, the Bank remained the wholly owned subsidiary of Osage Federal Financial, Inc. As of June 30, 2006, the MHC and the Public Stockholders own an aggregate of 1,596,919 (69.83%) and 690,090 (30.17%) of the outstanding Middle Tier Holding Company Common Stock, respectively. Pursuant to this Plan of Conversion, the Bank will form a new state-chartered stock holding company, Osage Bancshares, Inc. ("Holding Company") and the existing shares of Middle Tier Holding Company Common Stock owned by Public Stockholders will be converted pursuant to an Exchange Ratio into shares of common stock of the Holding Company ("Holding Company Common Stock").

         The Boards of Directors of the Mutual Holding Company, the Middle Tier Holding Company, the Holding Company and the Bank believe that a conversion of the Mutual Holding Company to stock form pursuant to this Plan of Conversion is in the best interests of the Mutual Holding Company and the Bank, as well as the best interests of their respective Members and Stockholders. The Boards of Directors have determined that this Plan of Conversion equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account. The Conversion will result in the Bank being wholly owned by a state-chartered stock holding company which is owned by public stockholders, which is a more common structure and form of ownership than a mutual holding company. In addition, the Conversion will result in the raising of additional capital for the Bank and the Holding Company to make investments and acquisitions and should result in a more active and liquid market for the Holding Company Common Stock than currently exists for Middle Tier Holding Company Common Stock. The proceeds of the Conversion will enable the Bank to continue to grow its assets and branch office structure, while still maintaining a high level of regulatory capital. Finally, the Conversion is designed to enable the Bank and the Holding Company to compete more effectively in a market which is consolidating.

         In the current transaction, (i) the Middle Tier Holding Company will convert into an interim federal stock savings bank, which will merge with and into the Bank, and (ii) the Mutual Holding Company will convert into an interim federal stock savings bank and merge with and into the Bank, pursuant to which merger Mutual Holding Company will cease to exist and the shares of Middle Tier Holding Company Stock held by the Mutual Holding Company will be canceled. The Mutual Holding Company will cease to exist and a liquidation account will be established for the benefit of depositor Members as of specified dates. Shares of Middle Tier Holding Company Common Stock held by Public Stockholders shall be automatically converted into the right to receive shares of Holding Company Common Stock based on an Exchange Ratio plus cash in lieu of any fractional share interest.

         In connection with the Conversion and Mergers, the Holding Company will offer shares of Conversion Stock in the Offerings as provided herein. Shares of Conversion Stock will be offered in a Subscription Offering in descending order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering and/or Syndicated Community Offering and/or Underwritten Public Offering, as determined by the Boards of Directors of the Holding Company and the Bank in their sole discretion.

         The Conversion is intended to raise capital and provide support to the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The use of the Holding Company will provide greater organizational flexibility and facilitate acquisitions and the opening and/or purchase of additional branch offices.

         This Plan is subject to the approval of the OTS and also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Voting Members of the Mutual Holding Company at the Special Meeting, (2) the vote of at least two-thirds of the outstanding shares of Middle Tier Holding Company Common Stock at the Stockholders' Meeting and (3) the vote at the Stockholders' Meeting of at least a majority of the shares of Middle Tier Holding Company Common Stock held by the Public Stockholders.

         After the Conversion, the Bank will continue to be regulated by the OTS, as its chartering authority, and by the FDIC, which insures the Bank's deposits. In addition, the Bank will continue to be a member of the Federal Home Loan Bank System, and all insured savings deposits will continue to be insured by the FDIC up to the maximum amount provided by law.

2.       DEFINITIONS
         -----------

         As used in this Plan, the terms set forth below have the following meanings:

         Account Holder means any person holding a Deposit Account in the Bank.
         --------------

         Acting in  Concert.  The term  Acting  in  Concert  means  (i)  knowing
         ------------------
participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The Holding Company and the Bank may determine, in their sole discretion, whether purchasers are "acting in concert" based upon joint account relationships and/or shared addresses on the records of the Bank.

         Actual Purchase Price means the price per share at which the Conversion
         ---------------------
Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

         Affiliate  means a Person who,  directly or indirectly,  through one or
         ---------
more intermediaries, controls or is controlled by or is under common control with the Person specified.

         Associate,  when used to indicate a relationship with any Person, means
         ---------
(i) a corporation or organization (other than the Holding Company, the Mutual Holding Company, the Middle Tier Holding Company, the Bank, a majority-owned subsidiary of the Holding Company, Bank or the Middle Tier Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company, the Mutual Holding Company, the Middle Tier Holding Company or the Bank or any of the subsidiaries of the foregoing.

         Bank means Osage Federal Bank.
         ----

         Bank Common Stock means the common  stock of the Bank,  par value $0.10
         -----------------
per share, which stock is not and will not be insured by the FDIC or any other governmental authority.

         Bank Merger means the merger of Interim Bank No. 3, a subsidiary of the
         -----------
Holding Company, with and into the Bank.

         Code means the Internal Revenue Code of 1986, as amended.
         ----

         Community  Offering means the offering for sale by the Holding  Company
         -------------------
of any shares of Conversion Stock not subscribed for in the Subscription Offering to (i) Public Stockholders, (ii) natural persons residing in the Local Community, and (iii) such other Persons within or without the State of Oklahoma as may be selected by the Holding Company and the Bank within their sole discretion.

         Control (including the terms "controlling," "controlled by," and "under
         -------
common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Conversion  and  Reorganization  means (i) the conversion of the Mutual
         -------------------------------
Holding Company to an interim federal stock savings bank and the subsequent merger, pursuant to which the Mutual Holding Company will cease to exist, (ii) the conversion of Middle Tier Holding Company to an interim federal stock savings bank and merger into Bank, and (iii) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein.

         Conversion  Stock means the Holding  Company  Common Stock to be issued
         -----------------
and sold in the Offerings pursuant to the Plan of Conversion.

         Deposit Account means savings and demand accounts,  including  passbook
         ---------------
accounts, money market deposit accounts and negotiable order of withdrawal accounts, and certificates of deposit and other authorized accounts of the Bank held by a Member.

         Director,  Officer and Employee means the terms as applied respectively
         -------------------------------
to any person who is a director, officer or employee of the Mutual Holding Company, the Bank, the Middle Tier Holding Company, the Holding Company or any subsidiary thereof.

         Effective   Date  means  the  effective  date  of  the  Conversion  and
         ----------------
Reorganization, as set forth in Section 28 hereof.

         Eligible  Account Holder means any Person holding a Qualifying  Deposit
         ------------------------
on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the liquidation account to be established pursuant to the provision herein.

         Eligibility  Record  Date  means  the date for  determining  Qualifying
         -------------------------
Deposits of Eligible Account Holders and is the close of business on June 30, 2005.

         Estimated  Price Range means the range of the  estimated  aggregate pro
         ----------------------
forma market value of the Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

         Exchange Ratio means the rate at which shares of Holding Company Common
         --------------
Stock will be received by the Public Stockholders in exchange for their Middle Tier Holding Company Common Stock. The exact rate shall be determined by the Mutual Holding Company and the Holding Company in order to ensure that upon consummation of the Conversion and Reorganization, the Public Stockholders will own in the aggregate approximately the same percentage of the Holding Company Common Stock to be outstanding upon completion of the Conversion and Reorganization as the percentage of Middle Tier Holding Company Common Stock owned by them in the aggregate on the Effective Date, but before giving effect to (a) cash paid in lieu of any fractional interests of Middle Tier Holding Company Common Stock and (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offerings or tax- qualified employee stock benefit plans thereafter. No fractions of a share of Holding Company Common Stock shall be issued; such fractional share interests shall instead be automatically converted into cash based upon the Actual Purchase Price.

         Exchange  Shares means the shares of Holding Company Common Stock to be
         ----------------
issued to the Public Stockholders in connection with the merger of Interim Bank No. 1 (formerly Mutual Holding Company ("MHC Merger") with and into the Bank.

         FDIC means the Federal Deposit  Insurance  Corporation or any successor
         ----
thereto.

         Holding  Company  means Osage  Federal  Financial,  Inc., a corporation
         ----------------
newly organized under the laws of the State of Maryland or any other state selected by the Boards of Directors of the Holding Company and the Bank. At the completion of the Reorganization, the Bank will become a wholly owned subsidiary of the Holding Company.

         Holding  Company  Common  Stock  means the Common  Stock of the Holding
         -------------------------------
Company, par value $.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

         Independent  Appraiser  means the  independent  investment  banking  or
         ----------------------
financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

         Initial  Purchase  Price means the price per share to be paid initially
         ------------------------
by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Public Stockholders and other Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

         Interim Bank No. 1 means the interim  federal  stock  savings bank that
         -----------------
will be formed as a result of the conversion of Osage Federal MHC into the stock form of organization.

         Interim Bank No. 2 means the interim  federal  stock  savings bank that
         ------------------
will be formed as a result of the conversion of Middle Tier Holding Company into an interim federal stock savings bank.

         Interim Bank No. 3 mean an interim  federal  stock  savings bank wholly
         ------------------
owned by the Holding Company, which will be merged with and into the Bank.

         Local  Community  means  all  counties  in which  the Bank has its home
         ----------------
office or a branch office.

         Member means any Person  qualifying  as a member of the Mutual  Holding
         ------
Company in accordance with its mutual charter and bylaws and the laws of the United States.

         Mergers means the completion of the MHC Merger, the Middle Tier Merger,
         -------
and the Bank Merger.

         MHC  Merger  means the merger of Interim  Bank No. 1  (formerly  Mutual
         -----------
Holding Company) with and into the Bank.

         Middle  Tier  Merger  means the merger of Interim  Bank No. 2 (formerly
         --------------------
Middle Tier Holding Company) with and into the Bank.

         Middle Tier Holding  Company  means Osage  Federal  Financial,  Inc., a
         ----------------------------
corporation organized under the laws of the United States that, since the completion of the MHC Reorganization in 2004, has held all of the outstanding capital stock of the Bank.

         Middle Tier Holding  Company Common Stock means the Common Stock of the
         -----------------------------------------
Middle Tier Holding Company, par value $.10 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

         Mutual Holding  Company means Osage Federal MHC prior to its conversion
         -----------------------
into an interim federal stock savings bank.

         Offerings means the Subscription  Offering, the Community Offering, the
         --------
Syndicated Community Offering and Underwritten Public Offering, if applicable.

         Officer means the president,  chief executive  officer,  executive vice
         -------
presidents, senior vice presidents in charge of principal business functions, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

         Order Form means the form or forms  provided  by the  Holding  Company,
         ----------
containing all such terms and provisions as set forth herein, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

         Other  Member  means a Voting  Member  who is not an  Eligible  Account
         -------------
Holder or a Supplemental Eligible Account Holder.

         OTS means the Office of Thrift Supervision or any successor thereto.
         ---

         Participant means any Eligible Account Holder,  Tax-Qualified  Employee
         ----------
Stock Benefit Plan, Supplemental Eligible Account Holder and Other Member.

         Person  means  an  individual,   a  corporation,   a  partnership,   an
         ------
association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

         Plan  and  Plan  of  Conversion   mean  this  Plan  of  Conversion  and
         ----       --------------------
Reorganization and Plan of Merger as adopted by the Boards of Directors of the Mutual Holding Company, the Middle Tier Holding Company and the Bank and any amendments hereto approved as provided herein. The Board of Directors of Interim No. 1, Interim No. 2 and Interim No. 3 shall adopt the Plans of Merger included as Appendices hereto as soon as practicable following their organization.

         Primary Parties means the Middle Tier Holding  Company,  Mutual Holding
         ---------------
Company, the Bank and the Holding Company.

         Prospectus  means the one or more  documents to be used in offering the
         ----------
Conversion Stock in the Offerings.

         Public  Stockholders  means those Persons who own shares of Middle Tier
         --------------------
Holding Company Common Stock, excluding the Mutual Holding Company, as of the Stockholder Voting Record Date.

         Qualifying  Deposit means the aggregate balance of all Deposit Accounts
         -------------------
in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

         Resident means any person who, on the date designated for that category
         --------
of subscriber in the Plan, maintained a bona fide residence within the Local Community and has manifested an intent to remain within the Local Community for a period of time. The designated dates for Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are the Eligibility
Record Date, the Supplemental Eligibility Record Date and the Voting Record Date, respectively. To the extent the person is a corporation or other business entity, the principal place of business or headquarters must be within the Local Community in order to qualify as a Resident. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons also will have a purchase preference if they were residents of the Local Community on the date of the Prospectus. In all cases, however, such determination shall be in the sole discretion of the Bank and the Holding Company.

         SEC means the Securities and Exchange Commission.
         ---

         Special  Meeting  means the  Special  Meeting  of Members of the Mutual
         ----------------
Holding Company called for the purpose of submitting this Plan to the Members for their approval, including any adjournments of such meeting.

         Stockholders  means those Persons who own shares of Middle Tier Holding
         ------------
Company Common Stock.

         Stockholders'   Meeting   means  the  annual  or  special   meeting  of
         -----------------------
stockholders of Middle Tier Holding Company called for the purpose of submitting this Plan to the Stockholders for their approval, including any adjournments of such meeting.

         Stockholder  Voting  Record  Date  means the date for  determining  the
         ---------------------------------
Public Stockholders of the Middle Tier Holding Company eligible to vote at the Stockholders' Meeting.

         Subscription  Offering  means the offering of the  Conversion  Stock to
         ----------------------
Participants.

         Subscription  Rights  means  nontransferable  rights to  subscribe  for
         --------------------
Conversion Stock granted to Participants pursuant to the terms of this Plan.

         Supplemental  Eligible  Account  Holder  means  any  Person  holding  a
         ---------------------------------------
Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

         Supplemental Eligibility Record Date, if applicable, means the date for
         ------------------------------------
determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed by the Mutual Holding Company prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the close of business last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Mutual Holding Company pursuant to this Plan of Conversion.

         Syndicated  Community  Offering  means  the  offering  for  sale  by  a
         -------------------------------
syndicate of broker- dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

         Tax-Qualified  Employee  Stock  Benefit Plan means any defined  benefit
         --------------------------------------------
plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and the Bank and which, with its related trust, meets the requirements to be "qualified" under Section

401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

         Underwritten  Public  Offering  means the  offering of Holding  Company
         ------------------------------
Common Stock following or concurrently with the Subscription Offering and any Community or Syndicated Community Offering by one or more underwriters on a firm commitment basis.

         Underwriter  means one or more  investment  banking firms that agree in
         -----------
connection with the Conversion to purchase from the Holding Company and sell to the public in an Underwritten Public Offering shares of Holding Company Common Stock not subscribed for in the Subscription Offering, the Community Offering or any Syndicated Community Offering.

         Voting Member means a Person who at the close of business on the Voting
         -------------
Record Date is entitled to vote as a Member of the Mutual Holding Company in accordance with its mutual charter and bylaws.

         Voting  Record  Date  means  the  date or  dates  for  determining  the
         --------------------
eligibility of Members to vote at the Special Meeting.

3.       GENERAL PROCEDURE FOR CONVERSION AND REORGANIZATION
         ---------------------------------------------------

         A. An Application for the Conversion and Reorganization, including the Plan and all other requisite material (the "Application for Conversion"), shall be submitted to the OTS for approval. The Mutual Holding Company, the Middle Tier Holding Company and the Bank also will cause notice of the adoption of the Plan by the Boards of Directors of the Mutual Holding Company, the Middle Tier Holding Company and the Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located and will cause copies of the Plan to be made available at each office of the Mutual Holding Company, the Middle Tier Holding Company and the Bank for inspection by Members and Stockholders. The Mutual Holding Company, the Middle Tier Holding Company and the Bank will cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert the Mutual Holding Company from mutual to stock form.

         B. Promptly following receipt of requisite approval of the OTS, this Plan will be submitted to the Members for their consideration and approval at the Special Meeting. The Mutual Holding Company may, at its option, mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Mutual Holding Company and the Bank, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Members at the Special Meeting. The Holding Company also shall mail to all such Members (as well as other Participants) either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials, subject to the provisions herein.

The Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting.

         C. Subscription Rights to purchase shares of Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members.

         D. The Middle Tier Holding Company shall file preliminary proxy materials with the OTS in order to seek the approval of the Plan by its Stockholders. Promptly following clearance of such proxy materials and the receipt of any other requisite approval of the OTS, the Middle Tier Holding Company will mail definitive proxy materials to all Stockholders as of the Stockholder Voting Record Date, at their last known address appearing on the records of the Middle Tier Holding Company, for their consideration and approval of this Plan at the Stockholders' Meeting. The Plan must be approved by (a) the vote of at least two-thirds of the outstanding shares of Middle Tier Holding Company Common Stock as of the Stockholder Voting Record Date and (b) the vote of at least a majority of the shares of Middle Tier Holding Company Common Stock held by the Public Stockholders as of the Stockholder Voting Record Date.

         E. The Mutual Holding Company shall apply to convert to a federal interim stock savings bank.

         F. The Middle Tier Holding Company shall apply to convert to a federal interim stock savings bank.

         G. The Holding Company shall file a Registration Statement with the SEC to register the Holding Company Common Stock to be issued in the Conversion and Merger under the Securities Act of 1933, as amended, and shall register such Holding Company Common Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with the provisions herein. The Holding Company shall contribute to the Bank an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the OTS.

         H. The Effective Date of the Conversion and Reorganization shall be the date set forth in Section 28 hereof. Upon the Effective Date, the following transactions shall occur:

                  (i)  The  Bank  will  establish  the  Holding   Company  as  a
         first-tier state-chartered stock holding company subsidiary.

                  (ii) The Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly owned first-tier subsidiary with an interim federal stock savings bank charter.

                  (iii) Middle Tier Holding Company will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2; Interim Bank No. 2 will then merge with and into the Bank ("Middle Tier Merger"), with the Bank as the surviving entity. The Mutual Holding Company will receive, and Minority Stockholders will constructively receive, shares of Bank common stock in exchange for their Middle Tier Holding Company common stock.

                  (iv) Immediately following the Middle Tier Merger, the Mutual Holding Company will convert into an interim federal stock savings bank to be known as Interim Bank No. 1. Then, Interim Bank No. 1, formerly the Mutual Holding Company, will merge with and into the Bank with the Bank as the surviving entity ("MHC Merger"). The shares of Bank Common Stock previously held by the Mutual Holding Company (now Interim Bank No. 1) will be canceled. Eligible members of the Mutual Holding Company as of certain specified dates will be granted interests in a liquidation account to be established by the Bank. The amount in the liquidation account will be the greater of (a) 100% of retained earnings as of September 30, 2003 (the date of the latest statement of financial condition contained in the final offering circular utilized in the Bank's initial stock offering), or (b) 70% of Middle Tier Holding Company's total shareholders' equity as reflected in its latest statement of financial condition.

                  (v) Immediately following the MHC Merger, Interim Bank No. 3 will merge with and into the Bank, with the Bank as the surviving entity ("Bank Merger"). As a result of the Bank Merger, Bank stock deemed held by Public Stockholders will be converted into Holding Company Common Stock based upon the Exchange Ratio which is designed to ensure that the same Public Stockholders will own, approximately the same percentage of Holding Company Common Stock as the percentage of Middle Tier Holding Company Common Stock owned by them immediately prior to the Conversion and Reorganization before giving effect to (a) cash paid in lieu of fractional shares and (b) any shares of Holding Company stock purchased by Public Stockholders in the Offering.

                  (vi) Immediately after the Bank Merger, the Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

         I. The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion and Reorganization, including in connection with the Offerings, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting and/or processing Order Forms and staffing and managing the stock sales center. All fees, expenses, retainers and similar items shall be reasonable.

4.       TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK
         -------------------------------------------------------------

         A. The aggregate price at which shares of Conversion Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly held financial institutions and holding companies such other factors as the Independent Appraiser may deem to be important. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. As mandated by OTS regulations, the amount of Conversion Stock is based upon an independent valuation, which is not approved or otherwise determined by the Holding Company or the Board of Directors. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS.

         B. Based upon the independent valuation, the Initial Purchase Price and the number (or range) of shares of Conversion Stock ("Offering Range") to be offered in the Offerings shall be established. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined upon conclusion of the Offerings, subject to review by the OTS and in consultation with the Independent Appraiser.

         C. Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased prior to completion of the Conversion to reflect changes in market, financial and economic conditions since the commencement of the Offerings, and under such circumstances the total number of shares of Conversion Stock to be issued in the Conversion may correspondingly be increased or decreased, to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the aggregate funds received from the offer of the Conversion Stock in the Conversion are less than the minimum or (excluding purchases, if any, by the Holding Company's and the Bank's Tax-Qualified Employee Stock Benefit Plans) more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan, provided, however, that such priority will have no effect whatsoever on the ability of the Tax-Qualified Employee Stock Benefit Plans to purchase additional shares pursuant to Section 4.D.

         D. (i) In the event that Tax-Qualified Employee Stock Benefit Plans are unable to purchase the number of shares subscribed for by such Tax-Qualified Employee Stock Benefit Plans due to an oversubscription for shares of Conversion Stock pursuant to Section 5 hereof, Tax- Qualified Employee Stock Benefit Plans may (unless the Tax-Qualified Employee Stock Benefit Plans elect to purchase stock subsequent to the Offerings in the open market) purchase from the Holding Company, and the Holding Company may sell to the Tax-Qualified Employee Stock

Benefit Plans, such additional shares ("Additional Shares") of Holding Company Common Stock necessary to fill the subscriptions of the Tax-Qualified Employee Stock Benefit Plans, provided that such Additional Shares may not exceed 8% of the total number of shares of Conversion Stock sold in the Conversion. The sale of Additional Shares, if necessary, will occur contemporaneously with the sale of the Conversion Stock. The sale of Additional Shares to Tax-Qualified Employee Stock Benefit Plans by the Holding Company is conditioned upon receipt by the Holding Company of a letter from the Independent Appraiser to the effect that such sale would not have a material effect on the Conversion and Reorganization or the Actual Purchase Price and the approval of the OTS. The ability of the Tax-Qualified Employee Stock Benefit Plans to purchase up to an additional 8% of the total number of shares of Conversion Stock sold in the Conversion shall not be affected or limited in any manner by the priorities or purchase limitations otherwise set forth in this Plan of Conversion.

                  (ii) Notwithstanding anything to the contrary contained in this Plan, if the final valuation of the Conversion Stock exceeds the maximum of the Estimated Price Range, up to 8% of the total number of shares of Conversion Stock sold in the Conversion may be sold to Tax- Qualified Stock Benefit Plans prior to filling any other orders for Conversion Stock from such shares in excess of the maximum of the Estimated Price Range. However, at the election of the Holding Company, the Tax-Qualified Stock Benefit Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the Offerings.

5.       SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS
         -----------------------------------------------
         (FIRST PRIORITY)
         ----------------

         A. Each Eligible Account Holder shall receive, without payment, nontransferable Subscription Rights to purchase, subject to the further limitations of Section 11 hereof, up to the greater of (i) the maximum purchase limitation set forth in Section 9 hereof, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to Section 14 hereof.

         B. In the event of an oversubscription for shares of Conversion Stock pursuant to the provisions herein, available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each such subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also Directors or Officers and their Associates shall be subordinated to those of other Eligible Account

Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.       SUBSCRIPTION RIGHTS OF THE TAX-QUALIFIED EMPLOYEE STOCK
         -------------------------------------------------------
         BENEFIT PLANS (SECOND PRIORITY)
         -------------------------------

         Notwithstanding the purchase limitations discussed below, Tax-Qualified Employee Stock Benefit Plans of the Holding Company and the Bank shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Conversion Stock, including first priority to purchase any shares of Conversion Stock to be issued in the Conversion and Reorganization as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion and Reorganization. The Tax-Qualified Employee Stock Benefit Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the Offering. The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Mutual Holding Company, the Holding Company or the Bank. Consistent with applicable laws, regulations, policies and practices of the OTS, Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent third party to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirement.

7.       SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT
         ----------------------------------------------------
         HOLDERS (THIRD PRIORITY)
         ------------------------

         A. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall, subject to the further limitations of Section 11 hereof, receive, without payment, Subscription Rights to purchase up to the greater of (i) the maximum purchase limitation set forth in Section 9 hereof, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to Section 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans though the exercise of Subscription Rights under Sections 5 and 6 hereof.

         B. In the event of an oversubscription for shares of Conversion Stock, available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Section 5.A) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the Qualifying Deposits of each bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.       SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)
         ------------------------------------------------------

         A. Each Other  Member  shall,  subject to the  further  limitations  of
Section 11 hereof, receive, without payment, Subscription Rights to purchase up to the greater of (i) the maximum purchase limitation set forth in Section 9 hereof and (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, in each case subject to Section 14 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

         B. If, pursuant to this Section, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Members, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed or 100 shares. Any remaining available shares shall be allocated among subscribing Other Members on a pro rata basis in the same proportion as each such Other Member's subscription bears to the total subscriptions of all such subscribing Other Members whose orders are unfilled, provided that no fractional shares shall be issued.

9.       COMMUNITY OFFERING
         ------------------

         A. If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of a wide distribution of such stock, subject to the right of the Primary Parties, in their absolute discretion, to accept or reject in whole or in part all orders in the Community Offering.

         B. In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference first given to Public Stockholders as of the Stockholder Voting Record

Date and then to natural persons and trusts of natural persons who are Residents of the Local Community ("Preferred Subscribers").

         C. A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in an equitable manner as determined by the Board of Directors. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, any remaining shares shall be allocated to other members of the general public who place orders in the Community Offering, applying the same allocation described above for Preferred Subscribers.

         D. The maximum amount of Conversion Stock that any Person may purchase in the Community Offering shall, subject to the further limitations of Section 11 hereof, not exceed $350,000, provided, however, that this amount may be decreased or increased to up to 5% of the total offering of shares in the Conversion and Reorganization, subject to any required regulatory approval but without the further approval of Members of the Mutual Holding Company or the Stockholders of the Middle Tier Holding Company, subject to the preferences set forth in Section 9.B and 9.C of this Plan. The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

10.      SYNDICATED COMMUNITY OFFERING/UNDERWRITTEN PUBLIC
         -------------------------------------------------
         OFFERING
         --------

         A. Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general pubic in a Syndicated
Community Offering and/or Underwritten Public Offering . Each order for Conversion Stock in the Syndicated Community Offering or Underwritten Public Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering or Underwritten Public Offering . The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering or Underwritten Public Offering shall, subject to the further limitations of Section 11 hereof, not exceed $350,000, provided, however, that this amount may be decreased or increased to up to 5% of the total offering of shares in the Conversion and Reorganization, subject to any required regulatory approval but without the further approval of Members of the Mutual Holding Company or the

Stockholders of the Middle Tier Holding Company. The Primary Parties may commence the Syndicated Community Offering or Underwritten Public Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or the Community Offering. The Syndicated Community Offering or Underwritten Public Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

         B. If for any reason a Syndicated Community Offering and/or Underwritten Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering, Syndicated Community Offering or Underwritten Public Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

         C. In addition, in any Community Offering, Syndicated Community Offering or Underwritten Public Offering, orders shall first be filled up to a maximum of 2% of the total shares issued in the Offering in a manner that will achieve a wide distribution of the Holding Company Common Stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

11.      LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION
         --------------------------------------------------------
         STOCK
         -----

         The  following  limitations  shall apply to all purchases of Conversion
Stock:

         A. The number of shares of Conversion Stock which may be purchased by any Person (or persons through a single account) or persons Acting in Concert, in the First Priority, Third Priority and Fourth Priority in the Subscription Offering shall not exceed such number of shares of Conversion Stock that shall equal $350,000 of Holding Company Common Stock, except for Tax-Qualified Employee Stock Benefit Plans, which in the aggregate may subscribe for up to 8% of the Conversion Stock.

         B. The number of shares of Conversion Stock which may be purchased by any Person in the Public Stockholders, the Community, the Syndicated Community Offerings and/or Underwritten Public Offering shall not exceed such number of shares of Conversion Stock that shall equal $350,000 of Holding Company Common Stock.

         C. Except for the Tax-Qualified Employee Stock Benefit Plans, the maximum number of shares of Conversion Stock which may be purchased in all of the combined categories of the Conversion and Reorganization by any Person (or persons through a single account) together with any Associate or group of persons Acting in Concert shall not exceed such number of shares of Conversion Stock that shall equal $500,000 of Holding Company Common Stock.

         D. The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Offering shall not exceed 33% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

         E. No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

         F. For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax- Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in this Section, (iii) shares purchased by Non-Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitation set forth in this Section, and (iv) Exchange Shares shall be valued at the Actual Purchase Price.

         G. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Middle Tier Holding Company, the Primary Parties may increase or decrease the individual or overall purchase limitations set forth herein to a percentage which does not exceed 5% of the total shares of Holding Company Common Stock issued in the Conversion and Reorganization whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. Notwithstanding the foregoing, the maximum purchase limitation may be increased up to 9.99%, provided that orders for exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. In the event that the individual or overall purchase limitations are increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock (plus certain large subscribers as determined in the sole discretion of the Primary Parties) to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that the individual or overall purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

         H. The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

         I. Notwithstanding anything to the contrary contained in this Plan, except as may otherwise be required by the OTS, the Public Stockholders will generally not have to sell any Mid- Tier Common Stock or be limited in receiving Exchange Shares even if their ownership of Mid- Tier Common Stock when converted into Exchange Shares pursuant to the MHC Merger would exceed an applicable purchase limitation; however, they might be precluded from purchasing any Conversion Stock in the Offerings.

12.      TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING
         -----------------------------------------------------
         SUBSCRIPTION RIGHTS AND ORDER FORMS
         -----------------------------------

         A. The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the Mutual Holding Company and Stockholders of the Middle Tier Holding Company of the proxy statement(s) to be used in connection with the Special Meeting and the Stockholders' Meeting. The Subscription Offering may be closed before the Special Meeting and the Stockholders' Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members of the Mutual Holding Company and the Stockholders of the Middle Tier Holding Company at the Special Meeting and the Stockholders' Meeting, respectively.

         B. The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

         C. The Primary Parties shall, promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 14 hereof. The Primary Parties may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Primary Parties by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing by the Primary Parties of the postage- paid card to Participants.

         D. A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder, Supplemental Eligible Account Holder and any Other Member may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date and the Voting Record Date, respectively.

         E. The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties. The Primary Parties may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

         F. The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

13.      PAYMENT FOR CONVERSION STOCK
         ----------------------------

         A. Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Public Stockholders and other Persons in the Community Offering and Syndicated Community Offering (if applicable) shall be equal to the Initial Purchase Price multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Primary Parties. In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares. If the Actual Purchase Price is less than the Initial Purchase Price, the Primary Parties shall refund the difference to all Participants and other Persons, unless the Primary Parties choose to provide
Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Primary Parties shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Primary Parties choose to provide Participants and other Persons the opportunity to increase the amount of funds submitted to pay for their shares of Conversion Stock.

         B. Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or funds obtained pursuant to a loan from an independent third party pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

         C. If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, at the sole discretion of the Bank, the remaining balance will be either returned to the depositor or will earn interest at the savings account rate subsequent to the withdrawal. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Primary Parties.

         D. The Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription

Offering and the Community Offering from the date payment is received until the date the Conversion and Reorganization is completed or terminated.

         E. The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

         F. Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

14.      ACCOUNTHOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES
         ----------------------------------------------------------

         The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; or (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Primary Parties or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

15.      DISSENTERS' RIGHTS
         ------------------

         The stockholders of the Middle Tier Holding Company shall have dissenter and appraisal rights in connection with their vote on the Conversion and Reorganization to the extent required by Section 552.14 of the Regulations Applicable to All Savings Associations, or any successor thereto.

16.      VOTING RIGHTS OF STOCKHOLDERS
         -----------------------------

         Following consummation of the Conversion and Reorganization, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank's outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's voting capital stock.

17.      LIQUIDATION ACCOUNT
         -------------------

         A. At the time of the MHC Merger, the Bank shall establish a liquidation account in an amount equal to the greater of (i) the retained earnings of the Bank as of the date of the latest statement of financial condition contained in the final offering circular utilized in the Bank's initial

Minority Stock Offering (i.e., September 30, 2003), or (ii) 70% of the Middle Tier Holding Company's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion and Reorganization. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion and Reorganization to priority to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion and Reorganization.

         B. The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion and Reorganization. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section as the "subaccount balance." All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in this Section.

         C. In the event of a complete liquidation of the Bank subsequent to the Conversion and Reorganization (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any merger or consolidation transaction, the liquidation account shall be assumed by the surviving entity.

         D. The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

         E. If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any June 30 annual closing date is less than the lesser of
(a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance for such Deposit Accounts(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

         F. Subsequent to the Conversion and Reorganization, the Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Bank, if such dividend or repurchase would reduce the Bank's regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

         G. For purposes of this Section, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

18.      TRANSFER OF DEPOSIT ACCOUNTS
         ----------------------------

         Each Deposit Account in the Bank at the time of the consummation of the Conversion and Reorganization shall become, without further action by the holder, a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion and Reorganization. Holders of Deposit Accounts in the Bank shall not, as such holders, have any voting rights.

19.      REQUIREMENTS FOLLOWING CONVERSION AND REORGANIZATION FOR
         --------------------------------------------------------
         REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING
         ------------------------------------------------------

         In connection with the Conversion and Reorganization, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the National Association of Securities Dealers Automated Quotation System.

20.      DIRECTORS AND OFFICERS OF THE BANK AND THE HOLDING COMPANY
         ----------------------------------------------------------

         Each person serving as a Director or Officer of the Bank or the Middle Tier Holding Company at the time of the Conversion and Reorganization shall continue to serve as a Director or Officer of the Bank or the Holding Company for the balance of the term for which the person was elected prior to the Conversion and Reorganization, and until a successor is elected and qualified.

21.      REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS
         ----------------------------------------------------------
         FOLLOWING THE CONVERSION AND REORGANIZATION
         -------------------------------------------

         For a period of three years following the Conversion and Reorganization, the Directors and Officers of the Holding Company and the Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker- dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding Holding Company Common Stock and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) which may be attributable to individual officers or directors.

         The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

22.      RESTRICTIONS ON TRANSFER OF STOCK
         ---------------------------------

         All shares of the Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction proscribed by Section 23 of this Plan. Shares of Conversion Stock (excluding Exchange Shares) purchased by Directors and Officers of the Holding Company and the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock (excluding Exchange Shares) issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction.

          The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

         The restriction on disposition of Conversion Stock set forth above shall not apply to the following: (1) any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the appropriate federal regulatory agency; and (2) any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

         In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

         The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

23.      RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY
         -----------------------------------------------------------

         The articles of incorporation of the Holding Company shall prohibit any Person together with Associates or groups of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class, for five years following completion of the Conversion and Reorganization. The certificate of incorporation of the Holding Company also shall provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities during such five-year period shall be considered "excess shares," and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on this behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries which is exempt from approval requirements under 12 C.F.R. ss. 574.3(c)(1)(vi) or any successor thereto, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors of the Holding Company. Directors, Officers or Employees of the Holding Company or the Bank or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisition of any class of equity securities of the Holding Company solely as a result of their capacities as such.

24.      TAX RULINGS OR OPINIONS
         -----------------------

         Consummation of the Conversion and Reorganization is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to Oklahoma tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion and Reorganization, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

25.      STOCK COMPENSATION PLANS
         ------------------------

         A. By voting in favor of this Agreement, the Holding Company shall have approved adoption of the Middle Tier Holding Company's Employee Stock Ownership Plan, 2004 Stock Option Plan, 2004 Restricted Stock Plan, and Employees' Savings & Profit Sharing Plan and Trust (collectively, the "Plans") as plans of the Holding Company and shall have agreed to issue Holding Company Common Stock in lieu of Middle Tier Holding Company Common Stock pursuant to the terms of such Plans. As of the Effective Date, rights outstanding under the Plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock equal to the number of shares of Middle Tier Holding Company Common Stock that were available thereunder immediately prior to the Effective Date times the Exchange Ratio, as defined in the Plan of Conversion, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in any other term or condition of such right. The Holding Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Holding Company without adverse effect upon the rights outstanding thereunder.

         B.  The  Holding   Company  and  the  Bank  are   authorized  to  adopt
Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion and Reorganization, including without limitation an employee stock ownership plan.

         C. The Holding Company and the Bank also are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no stock options shall be granted, and no shares of Conversion Stock shall be purchased, pursuant to any of such plans prior to the earlier of (i) the one-year anniversary of the consummation of the Conversion and Reorganization or (ii) the receipt of stockholder approval of such plans at either the annual or special meeting of stockholders of the Holding Company to be held not earlier than six months after the completion of the Conversion and Reorganization.

         D. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings or in the open market subsequent to the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

26.      DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK
         ---------------------------------------------

         A. Except as may otherwise may be permitted by the OTS, the Holding Company may not repurchase any shares of its capital stock during the first year following consummation of the Conversion and Reorganization.

         B. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Bank's capital stock also shall be in compliance with Sections 563.140-146 of the Regulations Applicable to All Savings Associations, or any successor thereto.

         C. Notwithstanding anything to the contrary set forth herein, the Holding Company may repurchase its capital stock to the extent and subject to the requirements set forth in Section 563b.510 of the Regulations Applicable to All Savings Associations, or any successor thereto, or as otherwise may be approved by the OTS.

27.      PAYMENT OF FEES TO BROKERS
         --------------------------

         The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock and may elect to engage an investment banking firm as a financial advisor and marketing agent in connection with the Offerings.

28.      EFFECTIVE DATE
         --------------

         The Effective Date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the Mergers, (ii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Combination relating to the Mergers and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the Mergers and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

29.      AMENDMENT OR TERMINATION OF THE PLAN
         ------------------------------------

         If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan, including the Certificate of Incorporation of the Holding Company and the Charter of the Bank, may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and Stockholders to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members and Stockholders with the concurrence of the OTS shall not necessitate further approval by the Members or Stockholders unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting. Prior to the earlier of the Special Meeting and the Stockholders' Meeting, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS; after the Special Meeting or the Stockholder's Meeting, the Boards of Directors may terminate this Plan only with the approval of the OTS.

30.      INTERPRETATION OF THE PLAN
         --------------------------

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

                                                                      APPENDIX A
                                                                      MHC MERGER

                 PLAN OF MERGER BETWEEN OSAGE INTERIM BANK NO. 1
                           (FORMERLY MHC) AND THE BANK


         PLAN OF MERGER, dated as of ______________, 2006 ("Plan of Merger") by and between Osage Interim Bank No. 1, an interim federal stock savings bank, which was formerly Osage Federal MHC ("Osage Interim Bank No. 1" or "Interim Bank No. 1") and Osage Federal Bank, a federal stock savings bank (the "Bank"). Unless otherwise noted, defined terms shall have the same meaning as those set forth in the Plan of Conversion and Reorganization of Osage Federal, MHC (the "Mutual Holding Company") and Plans of Merger between the Mutual Holding Company, Osage Federal Financial, Inc. ("Middle Tier Holding Company") and the Bank ("Plan") (of which this Plan of Merger is Appendix A thereto).

                                   WITNESSETH:

         WHEREAS, In 2004, Osage Federal Bank (formerly "Osage Federal Savings and Loan Association") (the "Mutual Association"), a federally chartered mutual savings institution reorganized into the mutual holding company form of organization whereby (i) the Mutual Association converted into a federally chartered, stock savings bank, Osage Federal Bank (the "Bank"), as a wholly owned subsidiary of the Middle Tier Holding Company, a Federal stock corporation, (ii) the Mutual Association reorganized itself into a federally chartered Mutual Holding Company, which owns a majority of the shares of the Middle Tier Holding Company, and (iii) a minority of the shares of Middle Tier Holding Company Common Stock were sold to the public in a Minority Stock Offering;

         WHEREAS, the Board of Directors of the Mutual Holding Company has determined that it is in the best interests of the Mutual Holding Company and its members to convert from the mutual to stock form of organization;

         WHEREAS, the Bank is currently a wholly owned subsidiary of the Middle Tier Holding Company, which is currently a majority owned subsidiary of the Mutual Holding Company;

         WHEREAS, pursuant to the Plan, the Mutual Holding Company will convert into an interim federal stock savings bank to be known as Interim Bank No. 1;

         WHEREAS, the Mutual Holding Company will receive, and the Minority Stockholders will constructively receive, shares of Bank common stock in exchange for shares of Middle Tier Holding Company common stock;

         WHEREAS, Middle Tier Holding Company will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2, which will then merge with and into the Bank ("Middle Tier Merger"), with the Bank as the surviving entity;

         WHEREAS, immediately following the Middle Tier Merger, Interim Bank No. 1, formerly the Mutual Holding Company, will merge with and into the Bank, with the Bank as the surviving entity ("MHC Merger"). The shares of Bank Common Stock previously held by the Mutual Holding Company (now Interim Bank No. 1) will be canceled. Eligible members of the Mutual Holding Company as of certain specified dates will be granted interests in a Liquidation Account to be established by the Bank;

         WHEREAS, the Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly-owned first-tier subsidiary with an interim federal stock savings bank charter, and immediately following the MHC Merger, Interim Bank No. 3 will merge with and into the Bank, with the Bank as the surviving entity ("Bank Merger"). As a result of the Bank Merger, Bank stock deemed held by Public Stockholders will be converted into Holding Company Common Stock based upon the Exchange Ratio which is designed to ensure that the same Public Stockholders will own approximately the same percentage of Holding Company Common Stock as the percentage of Middle Tier Holding Company Common Stock owned by them immediately prior to the Conversion.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with federal law, Interim Bank No. 1 and the Bank hereby agree that, subject to the conditions hereinafter set forth, the Mutual Holding Company shall convert to a federal interim stock savings bank, and Interim Bank No. 1 shall then be merged with and into the Bank with Bank as the surviving entity. The terms and conditions of such merger shall be as follows:

         1. REGULATORY APPROVALS. The merger shall not become effective until receipt of approval of the OTS and any other agency having jurisdiction over the merger, if any.

         2. IDENTITY AND NAME OF RESULTING BANK. The resulting bank in the Merger shall be the Bank, Osage Federal Bank.

         3. OFFICES OF RESULTING BANK. The home office of the Bank, as the resulting company, shall be the Bank's office located at 239 East Main Street, Pawhuska, Oklahoma. The locations of the branch offices of the resulting savings bank shall be those of the Bank in existence on the date of this Plan of Merger.

         4. THE BANK'S FEDERAL CHARTER AND BYLAWS. The federal stock charter and bylaws of the Bank as in effect immediately prior to the effectiveness of the Merger shall be amended as necessary to accomplish the Merger.

         5. EFFECTIVE DATE. The effective date of the Conversion and Merger ("Effective Date") shall be the date as soon as practicable after the issuance and/or execution by the OTS and any other federal or state regulatory agencies, of all approvals, certificates and documents as may be required in order to cause the Conversion and the Merger to become effective.

         6. MIDDLE TIER HOLDING COMPANY STOCKHOLDER APPROVAL. The affirmative vote of at least two-thirds of the outstanding shares of Middle Tier Holding Company Common Stock and at least a majority of the shares of Middle Tier Holding Company Common Stock which are not held by the Mutual Holding Company shall be required to approve this Plan of Merger.

         7. BANK STOCKHOLDER APPROVAL. The affirmative vote of the holders of two-thirds of the outstanding shares of the Bank shall be required to approve this Plan of Merger.

         8. MUTUAL HOLDING COMPANY APPROVAL. The approval of a majority of the members of the Mutual Holding Company, as of a specified date, shall be required to approve this Plan of Merger.

         9. CANCELLATION OF MIDDLE TIER HOLDING COMPANY COMMON STOCK HELD BY THE MUTUAL HOLDING COMPANY AND MEMBER INTERESTS; LIQUIDATION ACCOUNT.

                  (a) On the Effective Date, (i) each share of Middle Tier Holding Company Common Stock issued and outstanding immediately prior to the Effective Date and held by the Mutual Holding Company shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company's conversion from mutual to stock form (the "Members") shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, and (iii) the Bank shall establish a Liquidation Account on behalf of each depositor member of the Mutual Holding Company, as defined in the Plan, in accordance with Section 17 of the Plan.

                  (b) At or after the Effective Date and prior to the Merger, each certificate or certificates theretofore evidencing issued and outstanding shares of Middle Tier Holding Company Common Stock, other than any such certificate or certificates held by the Mutual Holding Company, which shall be canceled, shall be converted into outstanding shares of Holding Company Common Stock based upon the Exchange Ratio which is designed to provide Public
Stockholders approximately a percentage of Holding Company Common Stock as Middle Tier Holding Company Stock owned by them before the Conversion and Merger.

         10. DISSENTING SHARES. No Member of the Mutual Holding Company or stockholder of Middle Tier Holding Company or the Bank shall have any dissenter or appraisal rights in connection with the MHC Merger.

         11. DEPOSITS OF THE BANK. All deposit accounts of the Bank shall remain without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the resulting savings bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

         12. EFFECT OF MERGER. Upon the Effective Date of the Merger, all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim Bank No. 1 would inure to it, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Bank, which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Bank immediately prior to the Effective Date of the Merger. The resulting bank shall be deemed to be a continuation of the entity of both Interim Bank No. 1 and the Bank and all of the rights and obligations of Interim Bank No. 1 shall remain unimpaired; and the resulting bank, upon the Effective Date of the Merger, shall succeed to all those rights and obligations and the duties and liabilities connected therewith.

         13. DIRECTORS AND EXECUTIVE OFFICERS. The persons who are the current officers and directors of the Bank will be the directors and officers of the resulting bank and such terms or positions will be unchanged.

         14. ABANDONMENT OF PLAN OF MERGER. This Plan of Merger may be abandoned by either Interim Bank No. 1 or the Bank at any time before the Effective Date in the manner set forth in Section 28 of the Plan.

         15. AMENDMENT OF THIS PLAN OF MERGER. This Plan of Merger may be amended or modified at any time by mutual agreement of the Boards of Directors of Interim Bank No. 1 and the Bank in the manner set forth in Section 29 of the Plan.

         16. GOVERNING LAW. This Plan of Merger is made pursuant to, and shall be construed and be governed by, the laws of the United States, and the rules and regulations promulgated thereunder, including without limitation, the rules and regulations of the OTS.

         17. ALL TERMS INCLUDED. This Plan of Merger sets forth all terms, conditions, agreements and understandings of the Mutual Holding Company, Interim Bank No. 1 and the Bank with respect to the Conversion.

         18. COUNTERPARTS. This Plan of Merger may be executed in several identical counterparts, each of which when executed by the Parties and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Plan of Merger, it shall not be necessary to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

                                                     OSAGE FEDERAL MHC



Attest:                                              By:
        ------------------------------------                  -------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                     OSAGE INTERIM BANK NO. 1



Attest:                                              By:
        ------------------------------------                  -------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                     OSAGE FEDERAL BANK



Attest:                                              By:
        ------------------------------------                  -------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President

                                                                      APPENDIX B
                                                              MIDDLE TIER MERGER

                 PLAN OF MERGER BETWEEN OSAGE INTERIM BANK NO. 2
               (FORMERLY MIDDLE TIER HOLDING COMPANY) AND THE BANK

         PLAN OF MERGER, dated as of _______________, 2006 ("Plan of Merger") by and between Osage Interim Bank No. 2, an interim federal stock savings bank, which was formerly Osage Federal Finanical, Inc. ("Interim Bank No. 2") and Osage Federal Bank, a federal stock savings bank (the "Bank"). Unless otherwise noted, defined terms shall have the same meaning as those set forth in the Plan of Conversion and Reorganization of Osage Federal MHC (the "Mutual Holding Company") and Plans of Merger between the Mutual Holding Company, the Middle Tier Holding Company and the Bank ("Plan") (of which this Plan of Merger is Appendix B thereto).

                                   WITNESSETH:

         WHEREAS, In 1994, Osage Federal Bank (formerly "Osage Federal Savings and Loan Assocation") (the "Mutual Association"), a federally chartered mutual savings institution reorganized into the mutual holding company form of organization whereby (i) the Mutual Association converted into a federally chartered, stock savings bank, Osage Federal Bank (the "Bank"), as a wholly owned subsidiary of the Middle Tier Holding Company, a Federal stock corporation, (ii) the Mutual Association reorganized itself into a federally chartered Mutual Holding Company, which owns a majority of the shares of the Middle Tier Holding Company, and (iii) a minority of the shares of Middle Tier Holding Company Common Stock were sold to the public in a Minority Stock Offering;

         WHEREAS, the Board of Directors of the Mutual Holding Company has determined that it is in the best interests of the Mutual Holding Company and its members to convert from the mutual to stock form of organization;

         WHEREAS, the Bank is currently a wholly owned subsidiary of the Middle Tier Holding Company, which is currently a majority owned subsidiary of the Mutual Holding Company;

         WHEREAS, pursuant to the Plan, the Mutual Holding Company will convert into an interim federal stock savings bank to be known as Interim Bank No. 1;

         WHEREAS, the Mutual Holding Company will receive, and the Minority Stockholders will constructively receive, shares of Bank common stock in exchange for shares of Middle Tier Holding Company common stock.

         WHEREAS, Middle Tier Holding Company will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2, which will then merge with and into the Bank ("Middle Tier Merger"), with the Bank as the surviving entity;

         WHEREAS, immediately following the Middle Tier Merger, Interim Bank No. 1, formerly the Mutual Holding Company, will merge with and into the Bank with the Bank as the surviving entity ("MHC Merger"). The shares of Bank Common Stock previously held by the Mutual Holding Company (now Interim Bank No. 1) will be canceled. Eligible members of the Mutual Holding Company as of certain specified dates will be granted interests in a Liquidation Account to be established by the Bank;

         WHEREAS, the Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly owned first-tier subsidiary with an interim federal stock savings bank charter, and immediately following the MHC Merger, Interim Bank No. 3 will merge with and into the Bank, with the Bank as the surviving entity ("Bank Merger"). As a result of the Bank Merger, Bank stock deemed held by Public Stockholders will be converted into Holding Company Common Stock based upon the Exchange Ratio which is designed to ensure that the same Public Stockholders will own approximately the same percentage of Holding Company Common Stock as the percentage of Middle Tier Holding Company Common Stock owned by them immediately prior to the Conversion.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with federal law, Interim Bank No. 2 and the Bank hereby agree that, subject to the conditions hereinafter set forth, the Middle Tier Holding Company will adopt a federal interim stock savings bank charter, and Interim Bank No. 2 shall then be merged with and into the Bank with Bank as the surviving entity. The terms and conditions of such merger shall be as follows:

         1. REGULATORY APPROVALS. The merger shall not become effective until receipt of approval of the OTS and any other agency having jurisdiction over the merger, if any.

         2. IDENTITY AND NAME OF RESULTING BANK. The resulting bank in the Merger shall be the Bank, Osage Federal Bank.

         3. OFFICES OF RESULTING BANK. The home office of Bank, as the resulting company, shall be the Bank's office located at 239 East Main Street, Pawhuska, Oklahoma. The locations of the branch offices of the resulting savings bank shall be those of the Bank in existence on the date of this Plan of Merger.

         4. THE BANK'S FEDERAL CHARTER AND BYLAWS. The federal stock charter and bylaws of the Bank as in effect immediately prior to the effectiveness of the Merger shall be amended as necessary to accomplish the Merger.

         5. EFFECTIVE DATE. The effective date of the Conversion and Merger ("Effective Date") shall be the date as soon as practicable after the issuance and/or execution by the OTS and any other federal or state regulatory agencies, of all approvals, certificates and documents as may be required in order to cause the Conversion and the Merger to become effective.

         6. MIDDLE TIER HOLDING COMPANY STOCKHOLDER APPROVAL. The affirmative vote of at least two-thirds of the outstanding shares of Middle Tier Holding Company Common Stock and at least a majority of the shares of Middle Tier Holding Company Common Stock which are not held by the Mutual Holding Company shall be required to approve this Plan of Merger.

         7. BANK STOCKHOLDER APPROVAL. The affirmative vote of the holders of two-thirds of the outstanding shares of the Bank shall be required to approve this Plan of Merger.

         8. MUTUAL HOLDING COMPANY APPROVAL. The approval of a majority of the members of the Mutual Holding Company, as of a specified date shall be required to approve this Plan of Merger.

         9. CANCELLATION OF MIDDLE TIER HOLDING COMPANY COMMON STOCK HELD BY THE MUTUAL HOLDING COMPANY AND MEMBER INTERESTS; LIQUIDATION ACCOUNT.

                  (a) On the Effective Date, (i) each share of Middle Tier Holding Company Common Stock issued and outstanding immediately prior to the Effective Date and held by the Mutual Holding Company shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company's conversion from mutual to stock form (the "Members") shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, and (iii) the Bank shall establish a Liquidation Account on behalf of each depositor member of the Mutual Holding Company, as defined in the Plan, in accordance with Section 17 of the Plan.

                  (b) At or after the Effective Date and prior to the Merger, each certificate or certificates theretofore evidencing issued and outstanding shares of Middle Tier Holding Company Common Stock, other than any such certificate or certificates held by the Mutual Holding Company, which shall be canceled, shall be converted into outstanding shares of Holding Company Common Stock based upon the Exchange Ratio which is designed to provide Public
Stockholders approximately a percentage of Holding Company Common Stock as Middle Tier Holding Company Stock owned by them before the Conversion and Merger.

         10. DISSENTING SHARES. The stockholders of the Middle Tier Holding Company shall have dissenter and appraisal rights in connection with their vote on the Conversion and Reorganization to the extent required by Section 552.14 of the Regulations Applicable to All Savings Associations, or any successor thereto.

         11. DEPOSITS OF THE BANK. All deposit accounts of the Bank shall remain without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the resulting savings bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

         12. EFFECT OF MERGER. Upon the Effective Date of the Merger, all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim Bank No. 2 would inure to it, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Bank, which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Bank immediately prior to the Effective Date of the Merger. The resulting bank shall be deemed to be a continuation of the entity of both Interim Bank No. 2 and the Bank and all of the rights and obligations of Interim Bank No. 2 shall remain unimpaired; and the resulting bank, upon the Effective Date of the Merger, shall succeed to all those rights and obligations and the duties and liabilities connected therewith.

         13. DIRECTORS AND EXECUTIVE OFFICERS. The persons who are the current officers and directors of the Bank will be the directors and officers of the resulting bank and such terms or positions will be unchanged.

         14. ABANDONMENT OF PLAN OF MERGER. This Plan of Merger may be abandoned by either Interim Bank No. 2 or the Bank at any time before the Effective Date in the manner set forth in Section 28 of the Plan.

         15. AMENDMENT OF THIS PLAN OF MERGER. This Plan of Merger may be amended or modified at any time by mutual agreement of the Boards of Directors of Interim Bank No. 2 and the Bank in the manner set forth in Section 29 of the Plan.

         16. GOVERNING LAW. This Plan of Merger is made pursuant to, and shall be construed and be governed by, the laws of the United States, and the rules and regulations promulgated thereunder, including without limitation, the rules and regulations of the OTS.

         17. ALL TERMS INCLUDED. This Plan of Merger sets forth all terms, conditions, agreements and understandings of the Middle Tier Holding Company, Interim Bank No. 2 and the Bank with respect to the Conversion.

         18. COUNTERPARTS. This Plan of Merger may be executed in several identical counterparts, each of which when executed by the Parties and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Plan of Merger, it shall not be necessary to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

                                                     OSAGE FEDERAL MHC



Attest:                                              By:
        ----------------------------                          ------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                     OSAGE INTERIM BANK NO. 2



Attest:                                              By:
        ------------------------------------                  -----------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                     OSAGE FEDERAL BANK



Attest:                                              By:
        ------------------------------------                  -----------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                                      APPENDIX C
                                                                     BANK MERGER

                 PLAN OF MERGER BETWEEN OSAGE INTERIM BANK NO. 3
                (SUBSIDIARY OF THE HOLDING COMPANY) AND THE BANK


         PLAN OF MERGER, dated as of _______________, 2006 ("Plan of Merger") by and between Osage Interim Bank No. 3, an interim federal stock savings bank ("Interim Bank No. 3") that is a wholly owned subsidiary of Osage Federal Financial, Inc. (the "Holding Company"), and Osage Federal Bank, a federal stock savings bank (the "Bank"). Unless otherwise noted, defined terms shall have the same meaning as those set forth in the Plan of Conversion and Reorganization of Osage Federal MHC (the "Mutual Holding Company") and Plans of Merger between the Mutual Holding Company, Osage Federal Financial, Inc. ("Middle Tier Holding Company") and the Bank ("Plan") (of which this Plan of Merger is Appendix C thereto).

                                   WITNESSETH:

         WHEREAS, In 2004, Osage Federal Bank (formerly "Osage Federal Savings and Loan Assocation") (the "Mutual Association"), a federally chartered mutual savings institution reorganized into the mutual holding company form of organization whereby (i) the Mutual Association converted into a federally chartered, stock savings bank, Osage Federal Bank (the "Bank"), as a wholly owned subsidiary of the Middle Tier Holding Company, a Federal stock corporation, (ii) the Mutual Association reorganized itself into a federally chartered Mutual Holding Company, which owns a majority of the shares of the Middle Tier Holding Company, and (iii) a minority of the shares of Middle Tier Holding Company Common Stock were sold to the public in a Minority Stock Offering;

         WHEREAS, the Board of Directors of the Mutual Holding Company has determined that it is in the best interests of the Mutual Holding Company and its members to convert from the mutual to stock form of organization;

         WHEREAS, the Bank is currently a wholly owned subsidiary of the Middle Tier Holding Company, which is currently a majority owned subsidiary of the Mutual Holding Company;

         WHEREAS, pursuant to the Plan, the Mutual Holding Company will convert into an interim federal stock savings bank to be known as Interim Bank No. 1;

         WHEREAS, the Mutual Holding Company will receive, and the Minority Stockholders will constructively receive, shares of Bank common stock in exchange for shares of Middle Tier Holding Company common stock.

         WHEREAS, Middle Tier Holding Company will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2, which will then merge with and into the Bank ("Middle Tier Merger"), with the Bank as the surviving entity;

         WHEREAS, immediately following the Middle Tier Merger, Interim Bank No. 1, formerly the Mutual Holding Company, will merge with and into the Bank with the Bank as the surviving entity ("MHC Merger"). The shares of Bank Common Stock previously held by the Mutual Holding Company (now Interim Bank No. 1) will be canceled. Eligible members of the Mutual Holding Company as of certain specified dates will be granted interests in a Liquidation Account to be established by the Bank;

         WHEREAS, Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly owned first-tier subsidiary with an interim federal stock savings bank charter, and immediately following the MHC Merger, Interim Bank No. 3 will merge with and into the Bank, with the Bank as the surviving entity ("Bank Merger"). As a result of the Bank Merger, Bank stock deemed held by Public Stockholders will be converted into Holding Company Common Stock based upon the Exchange Ratio which is designed to ensure that the same Public Stockholders will own approximately the same percentage of Holding Company Common Stock as the percentage of Middle Tier Holding Company Common Stock owned by them immediately prior to the Conversion.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with federal law, Interim Bank No. 3 and the Bank hereby agree that, subject to the conditions hereinafter set forth, the Holding Company will form as a wholly owned subsidiary, a federal interim stock savings bank, and Interim Bank No. 3 shall then be merged with and into the Bank with Bank as the surviving entity. The terms and conditions of such merger shall be as follows:

         1. REGULATORY APPROVALS. The merger shall not become effective until receipt of approval of the OTS and any other agency having jurisdiction over the merger, if any.

         2. IDENTITY AND NAME OF RESULTING BANK. The resulting bank in the Merger shall be the Bank, Osage Federal Bank.

         3. OFFICES OF RESULTING BANK. The home office of Bank, as the resulting company, shall be the Bank's office located at 239 East Main Street, Pawhuska, Oklahoma. The locations of the branch offices of the resulting savings bank shall be those of the Bank in existence on the date of this Plan of Merger.

         4. THE BANK'S FEDERAL CHARTER AND BYLAWS. The federal stock charter and bylaws of the Bank as in effect immediately prior to the Conversion and Merger shall be amended as necessary to accomplish the Merger.

         5. EFFECTIVE DATE. The effective date of the Conversion and Merger ("Effective Date") shall be the date as soon as practicable after the issuance and/or execution by the OTS and any other federal or state regulatory agencies, of all approvals, certificates and documents as may be required in order to cause the Conversion and the Merger to become effective.

         6. MIDDLE TIER HOLDING COMPANY STOCKHOLDER APPROVAL. The affirmative vote of at least two-thirds of the outstanding shares of Middle Tier Holding Company Common Stock and at least a majority of the shares of Middle Tier Holding Company Common Stock which are not held by the Mutual Holding Company shall be required to approve this Plan of Merger.

         7. BANK/INTERIM STOCKHOLDER APPROVAL. The affirmative vote of the holders of two- thirds of the outstanding shares of the Bank and Interim Bank No. 3 shall be required to approve this Plan of Merger.

         8. MUTUAL HOLDING COMPANY APPROVAL. The approval of a majority of the members of the Mutual Holding Company, as of a specified date shall be required to approve this Plan of Merger.

         9. CANCELLATION OF MIDDLE TIER HOLDING COMPANY COMMON STOCK HELD BY THE MUTUAL HOLDING COMPANY AND MEMBER INTERESTS; LIQUIDATION ACCOUNT.

                  (a) On the Effective Date, (i) each share of Middle Tier Holding Company Common Stock issued and outstanding immediately prior to the Effective Date and held by the Mutual Holding Company shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company's conversion from mutual to stock form (the "Members") shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, and (iii) the Bank shall establish a Liquidation Account on behalf of each depositor member of the Mutual Holding Company, as defined in the Plan, in accordance with Section 17 of the Plan.

                  (b) At or after the Effective Date and prior to the Merger, each certificate or certificates theretofore evidencing issued and outstanding shares of Middle Tier Holding Company Common Stock, other than any such certificate or certificates held by the Mutual Holding Company, which shall be canceled, shall be converted into outstanding shares of Holding Company Common Stock based upon the Exchange Ratio which is designed to provide Public
Stockholders approximately a percentage of Holding Company Common Stock as Middle Tier Holding Company Stock owned by them before the Conversion and Merger.

         10. DISSENTING SHARES. The stockholders of the Middle Tier Holding Company shall have dissenter and appraisal rights in connection with their vote on the Conversion and Reorganization to the extent required by Section 552.14 of the Regulations Applicable to All Savings Associations, or any successor thereto.

         11. DEPOSITS OF THE BANK. All deposit accounts of the Bank shall remain without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the resulting savings bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

         12. EFFECT OF MERGER. Upon the Effective Date of the Merger, all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim Bank No. 3 would inure to it, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Bank, which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Bank immediately prior to the Effective Date of the Merger. The resulting bank shall be deemed to be a continuation of the entity of both Interim Bank No. 3 and the Bank and all of the rights and obligations of Interim Bank No. 3 shall remain unimpaired; and the resulting bank, upon the Effective Date of the Merger, shall succeed to all those rights and obligations and the duties and liabilities connected therewith.

         13. DIRECTORS AND EXECUTIVE OFFICERS. The persons who are the current officers and directors of the Bank will be the directors and officers of the resulting bank and such terms or positions will be unchanged.

         14. ABANDONMENT OF PLAN OF MERGER. This Plan of Merger may be abandoned by either Interim Bank No. 3 or the Bank at any time before the Effective Date in the manner set forth in Section 28 of the Plan.

         15. AMENDMENT OF THIS PLAN OF MERGER. This Plan of Merger may be amended or modified at any time by mutual agreement of the Boards of Directors of Interim Bank No. 3 and the Bank in the manner set forth in Section 29 of the Plan.

         16. GOVERNING LAW. This Plan of Merger is made pursuant to, and shall be construed and be governed by, the laws of the United States, and the rules and regulations promulgated thereunder, including without limitation, the rules and regulations of the OTS.

         17. ALL TERMS INCLUDED. This Plan of Merger sets forth all terms, conditions, agreements and understandings of the Holding Company, Interim Bank No. 3 and the Bank with respect to the Conversion.

         18. COUNTERPARTS. This Plan of Merger may be executed in several identical counterparts, each of which when executed by the Parties and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Plan of Merger, it shall not be necessary to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

                                                     OSAGE FEDERAL MHC



Attest:                                              By:
        ----------------------------                          -------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                     OSAGE INTERIM BANK NO. 3



Attest:                                              By:
       -----------------------------                          -------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President


                                                     OSAGE FEDERAL BANK



Attest:                                              By:
        ----------------------------                          -------------------------------------
         Frances Altaffer                                     Mark S. White
         Secretary                                            President

PROSPECTUS
                             OSAGE BANCSHARES, INC.
                (Proposed Holding Company for Osage Federal Bank)

                     UP TO 4,140,000 SHARES OF COMMON STOCK
                 (INCLUDING UP TO 2,890,962 NEWLY ISSUED SHARES
                 AND UP TO 1,249,038 SHARES TO BE EXCHANGED FOR
                EXISTING SHARES OF OSAGE FEDERAL FINANCIAL, INC.)
--------------------------------------------------------------------------------

     Osage Bancshares, Inc. is offering up to 2,890,962 shares of its common stock to the public in connection with the conversion of Osage Federal MHC from the mutual to the stock form of organization. The shares being offered represent the 69.83% ownership interest in Osage Federal Financial, Inc. now owned by Osage Federal MHC, its mutual holding company parent. Osage Federal Financial, Inc. is the holding company of Osage Federal Bank. The remaining 30.17% ownership interest in Osage Federal Financial, Inc. is owned by the public and will be exchanged for shares of Osage Bancshares, Inc.'s common stock. If you are now a stockholder of Osage Federal Financial, Inc., your shares will be canceled and exchanged for shares of Osage Bancshares, Inc. The number of shares you will receive will be based on an exchange ratio that will depend upon the number of new shares we sell in our offering. All shares of common stock being offered for sale will be sold at a price of $10.00 per share.

     IF YOU ARE OR WERE A QUALIFYING DEPOSITOR OR BORROWER OF OSAGE FEDERAL BANK AS OF THE ELIGIBILITY RECORD DATES:

     o You have priority rights to purchase shares of our common stock in the Subscription Offering.

     IF YOU ARE CURRENTLY A STOCKHOLDER OF OSAGE FEDERAL FINANCIAL, INC.:

     o Each of your shares will be exchanged automatically for between 1.3378 and 1.8099 shares of Osage Bancshares, Inc.

     o After the exchange of shares, your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Osage Federal Financial, Inc.

     o You may have the opportunity to purchase additional shares in the offering to the extent shares remain available after priority orders are filled.

     IF YOU FIT NEITHER OF THE ABOVE CATEGORIES, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK:

     o You may purchase shares of our common stock in the community offering to the extent shares remain available after orders in the preceding categories are filled.


     We are offering up to 2,890,962 shares of common stock to the public. We may sell up to 3,324,606 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers. In that event, the exchange ratio could be increased to up to 2.0814. We must sell a minimum of 2,136,798 shares in order to complete the offering and the exchange of existing shares. The minimum purchase is 25 shares. The offering is expected to terminate on [EXPIRATION DATE] at 12:00 noon, central time. We may extend this termination date without notice to you until [EXTENSION DATE #1]. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [EXTENSION DATE #1]. In no event may the offering be extended beyond [EXTENSION DATE #2]. Funds received prior to completion of the offering will be held in a segregated account at Osage Federal Bank and will earn interest at its regular savings rate which is currently 0.8% per annum. In the event the offering is terminated, funds will be promptly returned with interest.

     Osage Federal Financial, Inc.'s stock is currently quoted on the OTC Bulletin Board under the symbol "OFFO. We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "OSBK."


     Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts on a best efforts basis. Keefe Bruyette & Woods, Inc. is not obligated to purchase any of the common stock that is being offered. Purchasers will not pay any commission to purchase shares of common stock in the offering.

    THIS INVESTMENT INVOLVES RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
              PLEASE READ THE "RISK FACTORS" BEGINNING AT PAGE __.

                                         MINIMUM              MAXIMUM          MAXIMUM, AS ADJUSTED
                                         -------              -------          --------------------
Number of Shares.............           2,136,798             2,890,962            3,324,606
Underwriting commissions and
   other expenses............          $  762,000            $  849,000           $  898,000
Net Proceeds.................          $20,606,000           $28,061,000          $32,348,000
Net Proceeds Per Share.......          $     9.64            $     9.71           $     9.73

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (___) ___-____

                             KEEFE, BRUYETTE & WOODS

                The date of this prospectus is ____________, 2006

            [MAP OF MARKET AREA SHOWING OFFICE LOCATIONS TO GO HERE]

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----


Summary.....................................................................
Risk Factors................................................................
Forward-Looking Statements..................................................
Use of Proceeds.............................................................
Dividend Policy.............................................................
Market for the Stock........................................................
Capitalization..............................................................
Pro Forma Data..............................................................
Historical and Pro Forma Capital Compliance.................................
Recent Developments.........................................................
Selected Consolidated Financial and Other Data..............................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations............................
Business of Osage Bancshares, Inc...........................................
Business of Osage Federal Bank .............................................
Regulation..................................................................
Taxation....................................................................
Management..................................................................
The Conversion..............................................................
The Stock Offering..........................................................
Restrictions on Acquisition of Osage Bancshares, Inc........................
Description of Capital Stock................................................
Transfer Agent..............................................................
Legal and Tax Opinions......................................................
Experts.....................................................................
Registration Requirements...................................................
Where You Can Find Additional Information...................................
Index to Consolidated Financial Statements..................................

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To better understand the stock offering, you should read this entire document carefully, including the consolidated financial statements of Osage Federal Financial, Inc. and the notes thereto and the information in the Section titled "Risk Factors."

THE COMPANIES

OSAGE BANCSHARES, INC. - 239 East Main Street, Pawhuska, Oklahoma 74056 o (918) 287-2919

     Osage Bancshares, Inc. is a newly formed Maryland corporation. Osage Bancshares, Inc. is conducting this stock offering in connection with the conversion of Osage Federal MHC from the mutual to the stock form of organization. The shares of common stock of Osage Bancshares, Inc. to be sold represent the 69.83% ownership interest in Osage Federal Financial, Inc., a federal mid-tier stock holding company, that is currently owned by Osage Federal, MHC, a federal mutual holding company. The remaining 30.17% ownership interest in Osage Federal Financial, Inc. is currently owned by public stockholders and will be exchanged for shares of Osage Bancshares, Inc.'s common stock based on an exchange ratio which depends on the number of shares of Osage Bancshares, Inc. common stock sold in the stock offering.

OSAGE FEDERAL BANK - 239 East Main Street, Pawhuska, Oklahoma 74056 o (918) 287-2919

     Osage Federal Bank is a federal stock savings bank. Originally chartered by the State of Oklahoma in 1918 as the National Building and Loan Association, Osage Federal Bank converted to a federal charter in 1935. Osage Federal Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Osage Federal Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Osage Federal Bank traditionally focused on the origination of one- to four-family mortgage loans, which comprise a significant majority of the total loan portfolio. We also originate non-residential mortgages including multi-family, commercial, land and other real estate mortgage loans. Construction loans, automobile loans, second mortgage loans, commercial loans and other consumer loans make up the rest of the total loan portfolio.

OSAGE FEDERAL MHC - 239 East Main Street, Pawhuska, Oklahoma 74056 o (918) 287-2919

     Osage Federal MHC is currently the federally chartered mutual holding company of Osage Federal Financial, Inc. Osage Federal MHC's sole business activity consists of its ownership of 1,596,919 shares of Osage Federal
Financial, Inc.'s common stock, which represents 69.83% of its outstanding shares. At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Osage Federal MHC, Osage Federal MHC will cease to exist.

OSAGE FEDERAL FINANCIAL, INC. - 239 East Main Street, Pawhuska, Oklahoma 74056 o
(918) 287-2919

     Osage Federal Financial, Inc. is currently the mid-tier federal stock holding company of Osage Federal Bank and owns all of the outstanding common stock of Osage Federal Bank. At June 30, 2006, Osage Federal Financial, Inc. had total assets of $112.2 million, deposits of $64.3 million and total stockholders' equity of $13.1 million. At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Osage Federal MHC, Osage Federal Financial, Inc. will cease to exist and Osage Bancshares, Inc., a newly formed Maryland corporation, will become the owner of all of the outstanding common stock of Osage Federal Bank.

HOW OUR OWNERSHIP STRUCTURE WILL CHANGE AFTER THE CONVERSION

         The following chart shows our current structure which is commonly referred to as a "two-tier" mutual holding company structure:

       ---------------------------------------            ------------------------------------------------------
       |                                     |            |               Minority Stockholders                 |
       |       Osage Federal MHC             |            |               (Public Stockholders)                 |
       ---------------------------------------            ------------------------------------------------------
                       |   69.83%                                        |   30.17%
                  -----------------------------------------------------------------------------------
                  |                          Osage Federal Financial, Inc.                          |
                  |                              (federal corporation)                              |
                  -----------------------------------------------------------------------------------
                                                       |  100%
                 |----------------------------------------------------------------------------------|
                 |                                Osage Federal Bank                                |
                 ------------------------------------------------------------------------------------

The following chart shows our ownership structure after the conversion:

                  -----------------------------------------------------------------------------------
                  |                           Public Stockholders                                    |
                  -----------------------------------------------------------------------------------
                                                        |
                                                   100% |
                  -----------------------------------------------------------------------------------
                  |                           Osage Bancshares, Inc.                                 |
                  |                          (Maryland corporation)                                  |
                  -----------------------------------------------------------------------------------
                                                        |
                                                   100% |
                  -----------------------------------------------------------------------------------
                  |                             Osage Federal Bank                                   |
                  -----------------------------------------------------------------------------------

THE OFFERING

     We are selling common stock which represents the 69.83% ownership interest in Osage Federal Financial, Inc. now owned by Osage Federal MHC in the following order of priority.

     FIRST: Depositors at Osage Federal Bank with $50 or more on deposit as of June 30, 2005.

     SECOND: Osage Federal Financial, Inc.'s employee stock ownership plan.

     THIRD: Depositors at Osage Federal Bank with $50 or more on deposit as of September 30, 2006.

     FOURTH: Depositors at Osage Federal Bank as of [VOTING RECORD DATE] and borrowers of Osage Federal Bank as of [VOTING RECORD DATE] who have been borrowers continuously since July 16, 2003.

     We are selling between 2,136,798 and 2,890,962 shares of common stock, all at a price of $10.00 per share. The number of shares to be sold may be increased to 3,324,606. The actual number of shares we sell will depend on an independent appraisal performed by Keller & Company, Inc., an independent appraisal firm. We are also exchanging shares of Osage Federal Financial, Inc., other than those held by Osage Federal MHC, for shares of Osage Bancshares, Inc. based on an exchange ratio of between 1.3378 and 1.8099. The exchange ratio may be increased to as much as 2.0814 in the event the stock offering closes at the maximum, as adjusted of the valuation range. See Stock Pricing and the Number of Shares to be Offered at page ___.

     The subscription offering will terminate at 12:00 noon, central time, on [EXPIRATION DATE]. We may extend this expiration date without notice to you for up to 45 days, until [EXTENSION DATE #1]. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [EXTENSION DATE #1]. We may request permission from the Office of Thrift Supervision to extend the offering beyond [EXTENSION DATE #1], but in no event may the offering be extended beyond [EXTENSION DATE #2]. If the offering is extended beyond [EXTENSION DATE #1], we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Osage Federal Bank's regular savings rate which is currently 0.8% per annum.

     We may cancel the conversion and the offering at any time prior to the special meeting of members of Osage Federal MHC to vote on the plan of conversion and reorganization and the special meeting of stockholders of Osage Federal Financial, Inc. to vote on the plan of conversion and reorganization. We may also cancel the conversion and stock offering after the special meetings of members and stockholders with the concurrence of the Office of Thrift
Supervision. If we cancel the offering, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at Osage Federal Bank's regular savings rate.

     Commencing concurrently with the subscription offering, we may also offer shares of common stock in a community offering. In the community offering, current stockholders of Osage Federal Financial, Inc. will have first preference and natural persons (and trusts of natural persons) who reside in the counties where Osage Federal Bank has offices will have second preference. This part of the offering may terminate at any time without notice but no later than [EXTENSION DATE #1].

     Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker dealers managed by Keefe, Bruyette & Woods, Inc. This part of the offering may terminate at any time without notice but no later than [EXTENSION DATE #1].

     You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions. Shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights.

     We have the right to reject any orders of stock in the community offering and syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. We have described the offering in greater detail beginning at page __.

THE EXCHANGE OF OSAGE FEDERAL FINANCIAL, INC. COMMON STOCK

         If you are now a stockholder of Osage Federal Financial, Inc., your shares will be canceled and exchanged for shares of Osage Bancshares, Inc. The number of shares you will receive will be based on an exchange ratio. The actual number of shares you receive will depend upon the number of shares we sell in our offering.

         The following table shows how the exchange ratio will adjust based on the number of shares sold in our offering. The table also shows at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range how many shares of Osage Bancshares, Inc. an owner of Osage Federal Financial, Inc. common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                     SHARES OF OSAGE
                                                   BANCSHARES, INC. TO BE                                  100 SHARES OF
                                                       EXCHANGED FOR                                       OSAGE FEDERAL
                                                     EXISTING SHARES OF                                 FINANCIAL, INC. WOULD
                            SHARES TO BE SOLD          OSAGE FEDERAL        TOTAL SHARES                 BE EXCHANGED FOR THE
                             IN THE OFFERING           FINANCIAL, INC.       OF COMMON                  FOLLOWING NUMBER OF
                            -------------------     --------------------    STOCK TO BE     EXCHANGE      SHARES OF OSAGE
                            AMOUNT      PERCENT     AMOUNT       PERCENT    OUTSTANDING       RATIO       BANCSHARES, INC.
                            ------      -------     ------       -------    -----------       -----       ----------------
Minimum..............       2,136,798    69.83%        923,202    30.17%        3,060,000      1.3378             133
Midpoint.............       2,513,880    69.83%      1,086,120    30.17%        3,600,000      1.5739             157
Maximum..............       2,890,962    69.83%      1,249,038    30.17%        4,140,000      1.8099             180
Maximum, as adjusted.       3,324,606    69.83%      1,436,394    30.17%        4,761,000      2.0814             208

     If you own your shares of Osage Federal Financial, Inc. in "street name," the exchange will occur automatically; you do not need to take any action. If you have shares registered in your name, you will receive a transmittal form with instructions for the surrender of your stock certificates after the offering is completed. Certificates for common stock of Osage Bancshares, Inc. will be mailed to you within five business days after we receive your properly executed transmittal form.

     No fractional shares of our common stock will be issued to any public stockholder of Osage Federal Financial, Inc. upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10 per share subscription price. Payment for fractional shares will be made after the receipt of surrendered Osage Federal Financial, Inc. stock certificates by Registrar and Transfer Company, which is the transfer agent for our stock and will act as the exchange agent for the conversion and reorganization.

     We have described the exchange in greater detail beginning at page __. Current stockholders should also consult the proxy statement/prospectus supplement which accompanies the copy of the prospectus sent to them for a comparison of the rights of stockholders and dissenters' rights.

TAX EFFECTS OF THE CONVERSION

     As a general matter, the conversion, including the related stock offering and exchange of Osage Bancshares, Inc. shares for shares of Osage Federal Financial, Inc., will not be a taxable transaction for purposes of federal or state income taxes for Osage Federal MHC, Osage Federal Financial, Inc., Osage Federal Bank, persons eligible to subscribe for stock in the offering or existing stockholders of Osage Federal Financial, Inc. Existing stockholders of Osage Federal Financial, Inc. who receive cash in lieu of fractional shares will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. See Federal and State Tax Consequences of the Conversion at page __.

REASONS FOR THE CONVERSION

     We  are  pursuing  the  conversion  for  several  reasons,   including  the
following:

     o The proceeds from the sale of common stock will provide us with additional equity capital, which will support future deposit growth and expanded operations. The additional equity capital will also increase our legal lending limits and make us a more effective competitor in our markets.

     o The larger capital base after the offering will allow us to increase our interest-earning assets, which should enable us to increase our earnings.

     o Because a greater number of shares will be held by the public and our stock will listed on the Nasdaq Global Market, the market for our common stock should become more active, making it easier for you to buy and sell the common stock.

     o As a fully converted company, we believe it will be easier to access the capital markets through possible future equity and debt offerings.


     o As a fully converted holding company, we will have greater flexibility in structuring merger and acquisition transactions. Our current mutual holding company structure limits our ability to use stock as consideration since we cannot issue shares in an amount that would cause Osage Federal MHC to own less than a majority of our outstanding shares. In addition, we can only be acquired by another mutual holding company subsidiary or a mutual institution. As a fully converted stock company, we can use stock as a form of payment for acquisitions and merge with any other stock institution or its holding company.


CONDITIONS TO COMPLETION OF THE CONVERSION

     We cannot complete our conversion and our offering unless:

     (1) It is approved by at least a majority of the votes eligible to be cast by members of Osage Federal MHC;

     (2) It is approved by at least two-thirds of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., including those shares held by Osage Federal MHC;

     (3) It is approved by at least a majority of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., excluding those shares held by Osage Federal MHC;

     (4)  We sell a minimum of 2,136,798 shares of Common Stock; and

     (5) The Office of Thrift Supervision accepts the final update of our independent appraisal.

$10.00 PER SHARE STOCK PRICING AND THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

     The number of shares offered is determined by an independent appraisal of the estimated pro forma market value of Osage Bancshares, Inc. stock performed by Keller & Company, Inc. divided by the purchase price of $10.00 and multiplied by 69.83%, the percentage of shares of Osage Federal Financial, Inc. currently held by Osage Federal MHC which are being offered to the public. The amount of stock sold in this offering is required by regulation to be based upon an independent appraisal which is reviewed by the Office of Thrift Supervision.

     Keller & Company, Inc., our independent appraiser, has determined that as of August 29, 2006, our estimated aggregate pro forma market value was $36.0 million. Pursuant to Office of Thrift Supervision regulations, the appraiser must establish a valuation range from 15% below to 15% above the estimated pro forma market value. Accordingly, the independent appraisal resulted in a valuation range from $30.6 million to $41.4 million. Based on this valuation range and the 69.83% ownership of Osage Federal MHC, between 2,136,798 shares and 2,890,962 shares of common stock are being offered to the public at $10 per share. We may sell up to 3,324,606 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers.

     The following table compares Osage Bancshares, Inc.'s pro forma price to core earnings multiple and pro forma price to book value ratio at the minimum, midpoint, maximum and maximum, as adjusted of the offering range to the median price to core earnings multiple and price to book value ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data at page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to book value ratios for Osage Bancshares, Inc.

                                                                                                          PRO FORMA
                                                                                     PRO FORMA PRICE    PRICE TO BOOK
                                                                                    TO CORE EARNINGS        VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Osage Bancshares, Inc. (Pro forma)(1):
         Minimum (2,136,798 shares sold).......................................           26.78x           95.31%
         Midpoint (2,513,880 shares sold)......................................           29.14x          101.19%
         Maximum (2,890,962 shares sold).......................................           31.10x          106.19%
         Maximum, as adjusted (3,324,606 shares sold)..........................           33.06x          110.87%


                                                                                        PRICE TO          PRICE TO
                                                                                      CORE EARNINGS      BOOK VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Peer Group Companies(2)
         Average for peer group companies......................................                20.57x          114.34%
         Median for peer group companies.......................................                16.85x          107.13%

-----------
(1) Based on financial data as of and for the twelve months ended June 30, 2006.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

     The ratios we have presented are commonly requested by prospective investors in order to determine whether or not the stock meets the investor's investment criteria. Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. BECAUSE THE INDEPENDENT VALUATION IS BASED ON ESTIMATES AND PROJECTIONS ON A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL THEIR SHARES AT A PRICE EQUAL TO OR GREATER THAN THE PURCHASE PRICE. See Risk Factors - You may not be able to sell your shares when you desire or for $10.00 or more per share at page __ and Pro Forma Data at page __ and The Stock Offering - Stock Pricing and the Number of Shares to be Offered at page ___.

     Based on the independent valuation, we intend to issue between a minimum of 3,060,000 shares and a maximum of 4,140,000 shares, including shares to be exchanged for existing shares of Osage Federal Financial, Inc. The independent valuation must be updated and confirmed by Keller & Company, Inc. before we may complete the stock offering. The maximum amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 4,761,000 shares could be issued, including shares to be exchanged for existing shares of Osage Federal Financial, Inc. If the updated independent valuation would result in more than 4,761,000 shares being issued, we will be required to notify all persons who have subscribed and these persons would have the opportunity to change or cancel their subscription orders, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Osage Federal Bank's regular savings rate.

LIMITS ON THE AMOUNT OF STOCK YOU MAY PURCHASE

     o    The minimum purchase is 25 shares.

     o The maximum number of shares of stock that any individual (or individuals through a single account) may purchase is 35,000 shares.

     o The maximum number of shares of stock that any individual may purchase together with any associate or group of persons acting in concert is 50,000 shares.

     If you are currently a stockholder in Osage Federal Financial, Inc., the shares of Osage Bancshares, Inc. common stock that you receive in the exchange for your shares of Osage Federal

Financial, Inc. common stock, in accordance with the exchange ratio, will not count against the above maximum purchase limitations.

     If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. Thus, we may increase or decrease the purchase limitations. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription.

     For  further   discussion  of  the  purchase   limits  and  definitions  of
"associate" and "acting in concert," see The Stock Offering - Limitations on Purchases of Common Stock at page __.

HOW TO PURCHASE STOCK IN THE OFFERING

     If you want to place an order for shares in the stock offering, you must complete an original stock order form and send it to us together with full payment. You must also sign the certification on the reverse side of the stock order form in which you acknowledge that our common stock is not a bank deposit or account, is not federally insured and is not guaranteed by Osage Federal Bank or by the federal government. The certification also includes an acknowledgment from you that before purchasing shares of our common stock, you received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under Risk Factors at page __.

     We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

     To ensure that we properly identify your subscription rights, you must provide on your stock order form all of the information requested for each of your deposit accounts as of the eligibility dates. If you fail to do so, your subscription may be reduced or rejected if the stock offering is oversubscribed.

     You may pay for shares in the subscription offering or the community offering in any of the following ways:

     o    By check or money order made payable to Osage Federal Bank.

     o By authorizing withdrawal from an account at Osage Federal Bank. To use funds in an IRA account at Osage Federal Bank, you must transfer your account into a self-directed IRA account at an unaffiliated institution or broker. The transfer of funds into a self-directed IRA can take time to complete and subscribers seeking to use IRA funds to purchase shares of our common stock are encouraged to begin this process at least two weeks before the expiration date of the offering. We cannot guarantee that you will be able to use IRA funds held at Osage Federal Bank or elsewhere for the purchase of our common stock. Your ability to use IRA funds may depend on time constraints and possible limitations imposed the self-directed IRA provider. Please contact the Stock Information Center as soon as possible if you have any questions regarding IRA orders.

     o In cash, only if delivered in person (although we prefer that you exchange that cash with one of our tellers for a check).

     We will pay interest on your subscription funds from the date we receive your funds at our regular savings rate until the stock offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the stock offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will be transferred to a savings account and will earn interest at our regular savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit at Osage Federal Bank used to pay for stock. Funds received in the subscription offering will be held in a segregated deposit account at Osage Federal Bank established to hold funds received as payment for shares. We may, at our discretion, determine during the stock offering period that it is in the best interest of Osage Federal Bank to instead hold subscription funds in an escrow account at another federally insured financial institution. In no event, however, will we maintain more than one escrow account.

PROPOSED STOCK PURCHASES BY MANAGEMENT


     We expect our directors and executive officers, together with their associates, to subscribe for up to approximately 70,000 shares of common stock in the offering (at the maximum, as adjusted of the valuation range). The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases of common stock in the offering by these persons will be counted toward the minimum of 2,136,798 shares that must be sold in order to complete the conversion. All purchases of common stock by directors and executive officers will be for investment purposes only. Following the conversion and offering, our directors and executive officers, together with their associates, are expected to own approximately 446,610 shares of common stock (excluding unexercised options), or 10.8% of our shares at the maximum, as adjusted of the offering range. See Proposed Stock Purchases by Management at page __.


OUR USE OF THE PROCEEDS RAISED FROM THE SALE OF STOCK

     We estimate that we will receive net proceeds from the sale of the common stock of between $20.6 million at the minimum of the offering range and $28.1 million at the maximum of the offering range. Osage Bancshares, Inc. will use at least 50% of the proceeds of the offering to make a capital contribution to Osage Federal Bank. Osage Bancshares, Inc. will also lend its employee stock ownership plan cash to enable the plan to buy 8.0% of the shares sold in the offering and refinance its existing indebtedness. The balance will be used for general business purposes, which may include investments in securities, repurchasing shares of common stock or paying cash dividends.


     The funds received by Osage Federal Bank will be used for general business purposes, including funding the origination of loans, investments in securities and repayment of Federal Home Loan Bank advances. We plan to open up to two additional branches over the next several years. We will also evaluate various diversification opportunities, including the development of new lines of business in addition to expanding our core banking business. In addition to expansion of our branch network, we intend to actively consider the acquisition of local financial institutions as a means to expand our banking operations. It is uncertain, however, when or if such diversification or acquisitions will occur. We have recently entered into a non-binding letter of intent regarding the acquisition of a one-office local bank with approximately $12.0 million in assets. Other than the foregoing, we do not have any current understandings, agreements or arrangements for the expansion of our business.

STOCK BENEFIT PLANS FOR MANAGEMENT

     In order to align the interests of our officers, directors and employees more closely with those of our stockholders, we have previously established certain benefit plans that use our stock as compensation. These plans include the Osage Federal Financial, Inc. 2004 Stock Option Plan and the Osage Federal Bank 2004 Restricted Stock Plan. Officers and directors of Osage Federal Financial, Inc. and its subsidiaries were awarded options to purchase shares of common stock under the option plan and restricted shares of common stock under the restricted stock plan. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion. The number of restricted stock awards will also be adjusted for the exchange ratio in connection with the conversion. The vesting periods under these plans will remain unchanged. See 2004 Stock Option and Restricted Stock Plans at page __ for details related to these stock plans. Additionally, we previously established an employee stock ownership plan in connection with our minority stock offering completed in 2004, and the shares purchased by such plan will be exchanged for new shares in the conversion in accordance with the exchange ratio.


         We intend to establish additional plans in connection with and following this offering. The following table presents information regarding the existing and new stock-based benefit plans. The table below assumes that 4,140,000 shares are outstanding after the offering, which includes the sale of 2,890,962 shares in the offering (the maximum) and the issuance of 1,249,038 shares in exchange for shares of Osage Federal Financial, Inc. It is assumed that the value of the stock is $10 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

                                                                                                               PERCENTAGE OF
                                                                                          ESTIMATED          SHARES OUTSTANDING
                                                                                          VALUE OF              AFTER THE
EXISTING AND NEW STOCK BENEFIT PLANS          PARTICIPANTS                SHARES           AWARDS               CONVERSION
------------------------------------          ------------                ------       ------------          ------------------
Existing Employee Stock Ownership Plan..      Employees                    99,093 (1)  $    990,930                2.4%
New Employee Stock Ownership Plan.......      Employees                   232,107         2,321,070                5.6
                                                                       ----------      ------------                ---
   Total Employee Stock Ownership Plan..                                  331,200      $  3,312,000                8.0%
                                                                       ==========      ============                ===

Existing Restricted Stock Plan..........      Directors and Officers       82,578 (2)       825,780 (4)            2.0%
New Restricted Stock Plan...............      Directors and Officers       83,022           830,220 (4)            2.0%
                                                                       ----------      ------------                ---
   Total Restricted Stock Plan..........                                  165,600      $  1,656,000                4.0%
                                                                       ==========      ============                ===

Existing Stock Option Plan..............      Directors and Officers      206,446 (3)  $    211,020 (5)            5.0%
New Stock Option Plan...................      Directors and Officers      207,554           797,007 (6)            5.0%
                                                                       ----------      ------------               ----
   Total Stock Option Plan..............                                  414,000      $  1,008,027               10.0%
                                                                       ==========      ============               ====

       Total Employee Stock Ownership
           Plan, Restricted Stock Plan and
           Stock Option Plan............                                  910,800      $  5,976,027               22.0%
                                                                       ==========      ============               ====

---------
(1) The existing ESOP currently holds 54,751 shares which will be exchanged for 99,093 shares at the maximum.
(2) A total of 45,626 shares were reserved under the existing restricted stock plan, which at the maximum would be exchanged for 82,578 shares. A total of 41,060 shares of restricted stock have been awarded under the existing restricted stock plan of which 8,210 shares have vested.
(3) A total of 114,065 shares were reserved under the existing stock option plan, which at the maximum would be exchanged for 206,446 options. Options for a total of 102,656 shares have been granted under the existing stock option plan of which 5,704 options have been exercised.
(4) Assumes that the value of all awards is equal to the offering price of $10.00 per share. The actual value of restricted stock grants will be based on the fair value of the shares on the date of grant.

                                       10

(5) Assumes that the options under the existing stock option plan have a value of $1.85 per option, which was determined using the Black-Scholes option pricing model using various assumptions. See Note 11 to the Consolidated Financial Statements included in this prospectus.

(6) Assumes that the options granted under the new stock option plan have a value of $3.84 per option, which was determined using the Black-Scholes option pricing model using various assumptions. See Pro Forma Data on page __. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing the pro forma data, the value of the options will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share.

     Stockholders will experience a reduction or dilution in ownership interest of approximately 12.28% if we use newly-issued shares to fund stock options and stock awards made under these plans (or taken individually, dilution of approximately 4.75% for the current stock option plan, 4.77% for the new stock option plan, 1.96% for the current restricted stock plan, and 1.97% for the new restricted stock plan). The 2004 Restricted Stock Plan has purchased sufficient shares in the open market to fund all current and future stock awards under this plan. It is our intention to fund the new restricted stock plan through open-market purchases. We may also repurchase shares to offset the dilution from exercises of stock options. If any options previously granted under the 2004 Stock Option Plan are exercised during the first year following the completion of this offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the outstanding options and the cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or compelling business purpose for purposes of this test. Osage Bancshares, Inc. plans to register the shares to be issued upon exercise of outstanding options under the Securities Act of 1933 upon completion of the conversion. See Potential Stock Benefit Plans - Dilution at page __.


MARKET FOR COMMON STOCK


     We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "OSBK." Quotations for the common stock of Osage Federal Financial, Inc. currently appear on the OTC Bulletin Board under the symbol "OFFO." Osage Federal Financial, Inc. common stock will cease trading following completion of the conversion. While it is expected that our common stock will be more easily tradeable because there will be significantly more outstanding shares than before the conversion, there can be no assurance that an active trading market will develop. Keefe Bruyette & Woods, Inc. has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.


RESTRICTIONS ON ACQUISITION OF OSAGE BANCSHARES, INC.


         Our articles of incorporation and bylaws contain provisions that may make it more difficult for someone to acquire control of Osage Bancshares, Inc. as compared to Osage Federal Financial, Inc. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

     o a new five-year prohibition on the acquisition of more than 10% of our stock;
     o new limitations on voting rights of shares held in excess of 10% thereafter;
     o continued staggered election of only approximately one-third of our Board of Directors each year;
     o stricter limitations on the ability of stockholders to call special meetings;

     o longer advance notice requirements for stockholder nominations and new business;
     o removals of directors only for cause and by an 80% vote of stockholders rather than a majority vote;
     o the requirement of an 80% vote of stockholders for amendments to the Bylaws and certain provisions of the Articles of Incorporation rather than a majority vote;
     o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and o a new requirement for an 80% vote of stockholders for the approval of certain business combinations not approved by two-thirds of the Board of Directors.


See Restrictions on Acquisition of Osage Bancshares, Inc. at page ___.

     Additionally, Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion. Current Office of Thrift Supervision policy is not to grant any such approval.

DIVIDEND POLICY

         Osage Federal Financial, Inc. has paid quarterly cash dividends since the quarter ended September 30, 2004 and paid a $1.00 per share special dividend on January 26, 2006. Following the conversion, it is our current intention to continue paying cash dividends although the amount and frequency of any dividend has not been determined and no assurance can be given that any dividends will continue to be paid. The dividends paid to date by Osage Federal Financial, Inc. were paid only to the public stockholders, holding approximately 30% of the outstanding shares of Osage Federal Financial, Inc., while Osage Federal MHC waived its receipt of the dividend on the approximately 70% of the outstanding shares it holds. Following the conversion, however, 100% of the outstanding stock of Osage Bancshares, Inc. will be held by public stockholders and dividends, if and when paid, will be payable on all outstanding shares of common stock. The payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

RECEIVING A PROSPECTUS AND AN ORDER FORM

     To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

     Our Stock Information Center is located at 239 East Main Street, Pawhuska, Oklahoma 74056. The phone number is (___) ___-____. The Stock Information Center's hours of operation are Mondays from 12:30 p.m. to 3:30 p.m., central time, Tuesdays through Thursdays from 9:00 a.m. to 3:30 p.m., central time, and Fridays from 9:00 a.m. to 12:00 p.m., central time. The Stock Information Center will be closed weekends and bank holidays.

FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (___) ___-____.

                                  RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

                          RISKS RELATED TO OUR BUSINESS

OUR GROWTH STRATEGY WILL INCREASE OUR EXPENSES AND MAY NOT BE SUCCESSFUL.


     Following the completion of the conversion, we may attempt to increase the size of our franchise by establishing up to two new branch offices over the next several years, although we have made no specific commitments to do so, as of this date. Building branch offices, and hiring new employees to staff these offices would significantly increase our non-interest expense. Moreover, new branch offices generally operate at losses for several years until they generate sufficient deposit and loan growth to offset the applicable non-interest expense. Achieving profitability may also be hampered by the interest rate spread that we will be able to achieve from yields available on loans and rates that must be paid to attract new deposits in the current interest rate environment. Finally, we may not be successful in increasing the volume of loans and deposits at acceptable risk and cost levels. For all these reasons, in the event that we are unable to execute successfully our strategy of de novo branching, our earnings could be affected adversely.


WE INTEND TO CONTINUE INCREASING THE NON-ONE- TO FOUR-FAMILY PORTION OF OUR LOAN PORTFOLIO INCREASING THE OVERALL RISK IN OUR PORTFOLIO DUE TO THEIR HIGHER CREDIT RISK AND UNSEASONED NATURE.


     Over the past two fiscal years, we have grown our loan portfolio by over 40%. While one- to four-family first mortgages remain the largest portion of the portfolio, we have increased the percentage of non-one- to four-family mortgage, construction, commercial, automobile, second mortgages and other consumer loans in our portfolio. Over the past two fiscal years, non-one- to four-family loans have grown 81% from $14.2 million at June 30, 2004 to $25.6 million at June 30, 2006. These types of loans are generally considered to carry greater credit risk than one- to four-family first mortgages. Non-one- to four-family and construction loans generally have larger balances than one- to four-family residential mortgage loans. Accordingly, if we make any errors in judgment in the collectibility of these loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our one- to four-family mortgage loan portfolio. In addition, these loans have been fairly recently originated and our limited experience in originating these types of loans may not provide us with a sufficient payment history pattern with which to judge future collectibility. These loans have also not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio as these loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future earnings.


SINCE OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED, ANY DOWNTURN IN THE LOCAL ECONOMY COULD HAVE AN ADVERSE IMPACT ON OUR PROFITABILITY.

         Substantially all of our loans are to borrowers located in Osage and Washington Counties, Oklahoma and the majority of our loans are secured by properties located in those counties. Our local market area, particularly the Bartlesville area in Washington County, has recently experienced job growth and favorable economic conditions which may in part be attributed to demand for oil. There can be no assurance that the local economy will continue to perform as favorably if energy prices decline. Adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayments of their loans. Additionally, decreases in local real estate values could adversely affect the value of property used as collateral. If we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

FUTURE CHANGES IN INTEREST RATES MAY REDUCE OUR PROFITS.

     Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

     o the interest income we earn on our interest-earning assets, such as loans and securities; and

     o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

     The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, like the last two years, the interest income earned on our assets may not increase as rapidly as the interest expense paid on our liabilities. See
Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page __.

     In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates may result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This creates reinvestment risk which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Conversely, rising rates could slow mortgage loan originations and refinancings which could reduce our gains on sales of loans to the secondary market.

     At June 30, 2006, we had $65.0 million in loans due after one year with fixed rates of interest, representing 81% of our loan portfolio and 58% of our total assets. Our most recent "rate shock" analysis from the Office of Thrift Supervision indicates that our net portfolio value would be more adversely affected by an increase in interest rates than by a decrease. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page __.

DEPOSITS ARE OUR MAJOR SOURCE OF FUNDS FOR LENDING AND OTHER INVESTMENT PURPOSES, AND A LARGE PORTION OF OUR DEPOSITS ARE CERTIFICATES OF DEPOSIT, INCLUDING "JUMBO" CERTIFICATES, WHICH MAY NOT BE AS STABLE AS OTHER TYPES OF DEPOSITS.

     At June 30, 2006, $40.7 million, or 63%, of our total deposits were certificates of deposit, and of that amount $18.4 million, or 45%, of the certificates of deposit were "jumbo" certificates of $100,000 or more. Deposit inflows are significantly influenced by general interest rates and money market conditions. The inflow of jumbo certificates of deposit and the retention of these deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making "jumbo" certificates of deposits traditionally a more volatile source of funding than our checking, savings and money market deposit accounts. In order to retain jumbo certificates of deposits, we may have to pay a higher rate, resulting in an increase in our cost of funds. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings or other deposits which could increase our cost of funds and negatively impact our interest rate spread and our financial condition.

INCREASES IN MARKET RATES OF INTEREST COULD ADVERSELY AFFECT OUR EQUITY.

     At June 30, 2006, we held approximately $17.8 million in available-for-sale securities, representing 16% of our total assets. Generally accepted accounting principles require that these securities be carried at fair value on our balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in our stockholders' equity. Movements in interest rates, either increasing or decreasing, can impact the value of our available-for-sale securities portfolio.

     As of June 30, 2006, our available-for-sale securities portfolio had a net unrealized loss of approximately $415,000. This loss after adjusting for income taxes affects our equity because it causes an increase in accumulated other comprehensive loss, which is a component of total equity.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

     Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review individual delinquent multi-family and commercial real estate loans for potential impairments in their carrying value. Additionally, we apply a factor to the loan portfolio principally based on historical loss experience applied to the composition of the loan portfolio and integrated with our perception of risk in the economy. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loans losses, and increases in the allowance may be necessary. Consequently, we may need to significantly increase our provision for losses on loans, particularly if one or more of our larger loans or credit relationships becomes delinquent or if we expand our non-one- to four-family mortgage or commercial lending. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. At June 30, 2006, our allowance for loan losses was equal to 0.51% to our total loans. Although we believe that all known losses in the portfolio had been recorded, material additions to our allowance would materially decrease our net income.

STRONG   COMPETITION   WITHIN  OUR   MARKET   AREA  MAY  LIMIT  OUR  GROWTH  AND
PROFITABILITY.

     Competition in the banking and financial services industry is intense. In our market area, we compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of our competitors have substantially greater resources and broader lending authority than we have and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND MAY BE AFFECTED ADVERSELY BY NEGATIVE EXAMINATION RESULTS AND CHANGES IN LAWS AND REGULATIONS.

     We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal
Deposit Insurance Corporation, which insures our deposits. This regulation and supervision governs the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund and our depositors and not for stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of their assets and the adequacy of their allowances for loan losses. Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and administrative decisions that impose requirements and restrictions on our operations. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations and profitability.

                         RISKS RELATED TO THIS OFFERING

THE LIMITED TRADING MARKET FOR OUR COMMON STOCK MAY HINDER YOUR ABILITY TO SELL YOUR SHARES AND MAY RESULT IN TRADING VOLATILITY AND ADVERSELY AFFECT THE MARKET PRICE OF YOUR STOCK.

     Our common stock has historically been thinly traded. The average daily trading volume for our common stock for the past three months has been less than 500 shares. Although we have applied to list our shares on the Nasdaq Global Market and there will be substantially more shares in public hands, there can be no assurance that an active and liquid trading market for our common stock will develop. Thinly traded stocks tend to be more volatile than actively traded stocks. The limited market for our common stock may reduce its market value and make it more difficult to sell our shares on short notice.

THE FUTURE PRICE OF THE COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING AND YOU MAY SUFFER A FINANCIAL LOSS UPON SALE.

     We cannot assure you that, if you purchase common stock in the offering, you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of us and the outlook for the financial institutions industry in general.

OUR RETURN ON EQUITY AFTER THE OFFERING MAY BE LOW; THIS MAY NEGATIVELY AFFECT THE PRICE OF OUR STOCK.

     The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the year ended June 30, 2006, our return on average equity was 4.63%. On a pro forma basis assuming that 2,890,962 shares had been sold at the beginning of the year and using the earning assumptions in Pro Forma Data on page __, our return on average equity for the year ended June 30, 2006 would have been approximately 2.90%. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, may be lower than that of similar companies. To the extent that the stock market values a company based in part on its return on equity, our low return on equity relative to our peer group could negatively affect the trading price of our stock.

THE IMPLEMENTATION OF FUTURE STOCK-BASED BENEFIT PLANS WILL INCREASE OUR FUTURE COMPENSATION EXPENSE.


     We adopted a stock option plan and a restricted stock plan in 2004. Following this offering, we intend to adopt a new stock option plan that will provide for the granting of further options to purchase common stock and a new restricted stock plan that will provide for further awards of restricted stock to our eligible directors, officers and key employees. No determination, however, has been made as to the recipients or amounts of such options or stock awards. Our previously established employee stock ownership plan will make additional stock purchases in this offering, and it will distribute stock to all of our qualifying employees over a period of time. The new option and restricted stock plans and the additional stock purchases by the employee stock ownership plan will increase our future costs of compensating our directors, officers, and employees. The cost of the employee stock ownership plan will vary based on our stock price over time, while the cost of the new restricted stock plan will be based on our stock price when the awards are first granted. The cost of option grants will be based on the grant-date fair value of the options granted.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS COULD RESULT IN FUTURE DILUTION OF YOUR PERCENTAGE OWNERSHIP.


     Stockholders will experience a reduction or dilution in ownership interest of approximately 12.28% if we use newly issued shares to fund stock options and stock awards made under our current and future stock-based benefit plans (or taken individually, dilution of approximately 4.75% for the current stock option plan, 4.77% for the new stock option plan, 1.96% for the current restricted stock plan, and 1.97% for the new restricted stock plan). It is our intention to fund the restricted stock plan through open-market purchases. We may also repurchase shares to offset the dilution from exercises of stock options. If any options previously granted under the 2004 Stock Option Plan are exercised during the first year following the completion of this offering, they will be funded with newly-issued shares, as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances. See Management - Potential Stock Benefit Plans - Dilution at page __.


OUR NEW ORGANIZATIONAL STRUCTURE WILL RESULT IN CHANGES THAT LIMIT STOCKHOLDER RIGHTS FOR EXISTING STOCKHOLDERS.

     As a result of the conversion, the existing stockholders of Osage Federal Financial, Inc. will become stockholders of Osage Bancshares, Inc. There are certain differences in stockholder rights arising from distinctions between Osage Federal Financial, Inc.'s federal charter and bylaws and Osage Bancshares, Inc.'s Maryland articles of incorporation and bylaws. The rights of stockholders to call special meetings, remove directors, make director nominations and stockholder proposals, examine the books and records, and amend the corporation's governing instruments are more limited under Osage Bancshares, Inc.'s articles of incorporation and bylaws. The articles of incorporation of Osage Bancshares, Inc. and Maryland law also provide for increased indemnification for officers and directors, which could increase costs borne by the stockholders, a limitation on personal liability for officers and directors and reduced dissenters' rights of appraisal. Additionally, the articles of incorporation of Osage Bancshares, Inc. allows the board of directors to increase authorized shares without stockholder approval and limits the voting rights of shares held in excess of 10% of the outstanding shares.

OSAGE BANCSHARES, INC. WILL HAVE GREATER ABILITY TO ISSUE SHARES OF COMMON AND PREFERRED STOCK WHICH COULD RESULT IN FUTURE DILUTION OF YOUR OWNERSHIP INTERESTS.


     As a mutual holding company subsidiary, Osage Federal Financial, Inc. can generally only issue additional shares of stock pursuant to a plan of stock issuance approved by the Office of Thrift Supervision. Following the conversion, the Board of Directors of Osage Bancshares, Inc. will generally be permitted to issue additional shares of common or preferred stock without stockholder or regulatory approval. In addition, the Board of Directors of Osage Bancshares, Inc. will have the authority to increase the number of authorized shares without stockholder approval. As long as our common stock is listed on the Nasdaq Global Market, however, we may not issue an amount of common stock greater than 20% of shares then outstanding without stockholder approval. Our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock (of which 4,140,000 shares would be outstanding at the maximum of the offering range) and up to 5,000,000 shares of preferred stock. The future issuance of common stock or securities convertible into common stock could result in dilution of the ownership interests of existing stockholders.

WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS WOULD REDUCE OUR PROFITABILITY.


     We intend to contribute approximately 50% of the net proceeds of the offering to Osage Federal Bank. We may use the remaining net proceeds to finance the acquisition of other financial institutions or other businesses that are related to banking, pay dividends to shareholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. We expect to loan a portion of the net proceeds to fund the employee stock ownership plan purchases of shares in the offering and refinance its existing indebtedness. Osage Federal may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

OUR STOCK VALUE MAY SUFFER FROM STATUTORY AND CHARTER ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS.

     ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES AND BYLAWS. Provisions in our corporate documents, as well as federal regulations restricting takeovers after the conversion, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

     o Prohibition against any person acquiring more than 10% of our common stock for five years and limitations on the voting rights of shares held in excess of that amount after five years;

     o The election of members of the board of directors to staggered three-year terms;

     o The absence of cumulative voting by stockholders in elections of directors;

     o    Provisions   restricting   the   calling   of  special   meetings   of
          stockholders;

     o Our ability to issue preferred stock and additional shares of common stock without stockholder approval.

     o    Removals  of  directors   only  for  cause  and  by  an  80%  vote  of
          stockholders;

     o The requirement of an 80% vote of stockholders for amendments to the Bylaws and certain provisions of the Articles of Incorporation;

     o Advance notice requirements for stockholder nominations and new business; and

     o    Restrictions on business combinations with interested stockholders.

See Restrictions on Acquisition of Osage Bancshares, Inc. on page ____ for a description of anti-takeover provisions in our corporate documents and federal regulations.

     FEDERAL REGULATIONS RESTRICTING TAKEOVERS. For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision and has stated its intention to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. We are not aware of any such approvals since the announcement of this policy. The Office of Thrift Supervision may condition its approval of our conversion on our retention of our federal stock charter for a minimum of three years following the conversion. See Restrictions on Acquisition of Osage Bancshares, Inc. beginning on page ___.

WE PLAN TO REMAIN INDEPENDENT AND YOU SHOULD NOT INVEST IN OUR COMMON STOCK IF YOU ARE ANTICIPATING OUR SALE.

     It is our intention to continue operating as an independent financial institution, and you are urged not to invest in our stock if you are anticipating a sale of Osage Bancshares, Inc. We do not plan to undertake a sale of Osage Bancshares, Inc. even if the acquisition would result in our stockholders receiving a substantial premium over the market price of our stock at the time of a sale. If we are faced with challenges to our independence, such as an election or proxy contest, we intend to rigorously defend ourselves. Our defense could significantly increase our expenses and reduce our net income and return on equity, which could negatively impact our stock price.

                           FORWARD-LOOKING STATEMENTS

     This  prospectus  contains   forward-looking   statements,   which  can  be
identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:

     o    statements of our goals, intentions and expectations;

     o    statements  regarding  our  business  plans,  prospects,   growth  and
          operating strategies;

     o    statements   regarding   the  quality  of  our  loan  and   investment
          portfolios; and

         o        estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     o general economic conditions, either nationally or in our market area, that are worse than expected;

     o changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

     o    increased competitive pressures among financial services companies;

     o    changes in consumer spending, borrowing and savings habits;

     o    legislative or regulatory changes that adversely affect our business;

     o    adverse changes in the securities markets;

     o    our ability to successfully manage our growth;

     o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and

     o our ability to enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

     Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

                                 USE OF PROCEEDS

     We are conducting this stock offering principally to raise additional capital to support our continued growth. The net proceeds will depend on the total number of shares of stock issued in the offering, which will depend on the independent valuation and market considerations. The net proceeds will also be affected by the expenses we incur in connection with the offering. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between $20.6 million at the minimum and $28.1 million at the maximum of the offering range.

     Assuming the sale of $21.4 million, $25.1 million, $28.9 million and $33.2 million of common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range, expenses of between $762,000 and $898,000, and the purchase of sufficient shares in the offering by the employee stock ownership plan to enable it to hold 8.0% of total outstanding shares after the conversion, the following table shows the manner in which we will use the net proceeds:



                                             MINIMUM                                                            MAXIMUM, AS
                                                                     MIDPOINT             MAXIMUM                ADJUSTED
                                        ------------------       ----------------      ----------------       -----------------
                                             $        %              $        %         $           %              $       %
                                        -------    -------       -------    -----      ------    ------       -------   -------
                                                                       (DOLLARS IN THOUSANDS)
Gross proceeds..................        $21,368                  $25,139               $28,910                $33,246
Less:
  Estimated offering expenses...            525                      525                   525                    525
  Underwriting commissions......            237                      280                   324                    373
                                        -------                  -------               -------                -------
    Net proceeds................         20,606     100.0%        24,334    100.0%      28,061    100.0%       32,348    100.0%
Less:
  Loan to employee stock
    Ownership plan..............          2,128      10.3          2,432     10.0        2,734      9.7         3,082      9.5
  Investment in
    Osage Federal Bank..........         10,303      50.0         12,167     50.0       14,030     50.0        16,174     50.0
                                       --------      ----        -------     ----      -------     ----      --------     ----
Proceeds retained by Osage
  Bancshares, Inc...............       $  8,175      39.7%       $ 9,735     40.0%     $11,297     40.3%      $13,092     40.5%
                                       ========      ====        =======     ====      =======     ====       =======     ====

     We will use at least 50% of the net proceeds from the offering to make a capital contribution to Osage Federal Bank. We will also lend our employee stock ownership plan cash to enable the plan to buy sufficient shares in the offering to hold 8% of shares the total outstanding following the conversion and to refinance its existing indebtedness of $413,000. The balance of the net proceeds will be retained at the holding company level and used for general business purposes which may include investment in securities, repurchasing shares of our common stock, or paying cash dividends. We will initially invest these proceeds in agency and mortgage-backed securities issued by government sponsored enterprises.

     The funds received by Osage Federal Bank will be used for general business purposes, including funding the origination of loans, investments in securities and repayment of Federal Home Loan Bank advances. For the interest rates and maturities of Federal Home Loan Bank advances, see Note 8 to the Consolidated Financial Statements. Initially, Osage Federal Bank will invest the proceeds in agency and mortgage-backed securities issued by government sponsored enterprises. It is anticipated that substantially all of the net proceeds will eventually be invested in loans or longer-term investment securities. We anticipate that the types of loans that will be originated will be comparable to our loan portfolio's current composition. We plan to open up to two new branches over the next several years although we do not have any formal arrangements in this regard. We estimate that each new branch will require an investment of approximately $1.0 million. Depending on liquidity levels at the time, a portion of the proceeds may also be used for that purpose although no part of the net proceeds are earmarked for that purpose. Although we intend to expand primarily through internal growth, we will continue to explore opportunities to expand through acquisitions of other financial institutions and their branches.

     Osage Federal Financial, Inc. has entered into a non-binding letter of intent for the acquisition of a one-office bank in its market area for approximately $2.8 million in cash. The bank has approximately $12 million in assets, deposits of $8.3 million, loans of $2.5 million and stockholders' equity of $1.7 million. The acquisition is subject to the completion of satisfactory due diligence and the negotiation of a definitive acquisition agreement between the parties. No assurance can be given as to whether or when an acquisition will result from this letter of intent. Other than the foregoing, we do not have any current understandings, agreements or arrangements related to adding branches or acquiring another financial institution.

     If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase, and the resulting stockholders' equity will decrease.

     THE NET PROCEEDS MAY VARY SIGNIFICANTLY BECAUSE TOTAL EXPENSES OF THE STOCK OFFERING MAY BE SIGNIFICANTLY MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Osage Bancshares, Inc. and its subsidiaries. Payments for shares made through withdrawals from existing deposit accounts at Osage Federal Bank will not result in the receipt of new funds for investment but will result in a reduction of Osage Federal Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

     We have paid quarterly cash dividends since the quarter ended September 30, 2004. We also paid a special dividend of $1.00 per share on January 26, 2006.

     Under Maryland law, Osage Bancshares, Inc. may not pay dividends if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of its business or if its total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Osage Bancshares, Inc.'s ability to pay dividends also depends on the receipt of dividends from Osage Federal Bank which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations at page __. At June 30, 2006, we had approximately $2.7 million available for the payment of dividends, including $1.2 million that Osage Federal Bank is permitted to pay out in dividends to its parent holding company under Office of Thrift Supervision regulations without prior regulatory approval. Furthermore, as a condition to the Office of Thrift Supervision giving its authorization to conduct the stock offering, Osage Bancshares, Inc. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of Osage Bancshares, Inc.

                              MARKET FOR THE STOCK


     Quotations for Osage Federal Financial, Inc.'s common stock currently appear on the OTC Bulletin Board under the symbol "OFFO." Osage Bancshares, Inc. is a newly formed company and has not issued capital stock. It will not have any stock outstanding until the completion of this offering. We have applied to have our common stock listed on the Nasdaq Global Market under the symbol "OSBK." Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the stock offering, but is under no obligation to do so. It is expected that there will be a more active trading market for the common stock of the Osage Bancshares, Inc. because there will be more shares outstanding to the public. There can be no assurance, however, that an active and liquid trading market for our common stock will develop or, if developed, be maintained.


     The following table reflects high and low sale prices as reported on the OTC Bulletin Board for each quarter during the fiscal years ended June 30, 2006 and 2005 and for the current fiscal year to date. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The table also shows the amount of dividends declared per public share in each quarter since trading began. Our ability to pay dividends to stockholders is largely dependent upon the dividends it receives from Osage Federal Bank, which is subject to certain regulatory restrictions on the payment of dividends.

                                                                                                DIVIDENDS
           QUARTER ENDED                                      HIGH             LOW               DECLARED
           -------------                                      ----             ---               --------
           September 30, 2006 (through
           October __, 2006)                                  $_____            $_____            $0.150

           June 30, 2006                                      $21.25             $14.50           $0.150
           March 31, 2006                                      15.00              13.15            1.130
           December 31, 2005                                   14.54              13.55            0.120
           September 30, 2005                                  14.20              13.00            0.110

           June 30, 2005                                      $14.25             $13.00           $0.090
           March 31, 2005                                      15.05              11.80            0.075
           December 31, 2004                                   12.80              11.90            0.060
           September 30, 2004                                  12.25              10.40            0.050


     On July 20, 2006, the business day immediately preceding the public announcement of the conversion and new stock offering, the closing price of our common stock as reported on the OTC Bulletin Board was $19.00 per share and as of ____________, 2006, the last reported closing price was $_____ per share. At June 30, 2006, we had 172 stockholders of record, not including persons who hold stock in "street" name though various brokerage firms.

                                 CAPITALIZATION

         Set forth below is the historic capitalization as of June 30, 2006 and the pro forma capitalization of Osage Bancshares, Inc. after giving effect to the offering. The table also gives effect to the assumptions set forth under Pro Forma Data at page __. A change in the number of shares sold in the offering may materially affect the pro forma capitalization.


                                                                            PRO FORMA CAPITALIZATION AT JUNE 30, 2006
                                                                      -----------------------------------------------------
                                                                                                                 MAXIMUM,
                                                                        MINIMUM      MIDPOINT      MAXIMUM      AS ADJUSTED
                                                                       2,136,798     2,513,880    2,890,962      3,324,606
                                                         ACTUAL AT     SHARES AT      SHARES AT    SHARES AT     SHARES AT
                                                         JUNE 30,     $10.00 PER     $10.00 PER   $10.00 PER    $10.00 PER
                                                         2006 (1)        SHARE          SHARE        SHARE         SHARE
                                                         --------     ----------     ----------   ----------    ----------
                                                                                   (IN THOUSANDS)
Deposits(3)........................................        $64,310   $  64,310      $  64,310    $  64,310     $   64,310
FHLB advances......................................         33,350      33,350         33,350       33,350         33,350
                                                           -------   ---------      ---------    ---------     ----------
Total deposits and borrowings......................        $97,660   $  97,660      $  97,660    $  97,660     $   97,660
                                                           =======   =========      =========    =========     ==========

Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares
    authorized (post conversion); none to be issued          $  --   $      --      $      --    $      --     $       --
Common stock, $0.01 par value, 20,000,000
    shares authorized (post conversion); assuming
    shares outstanding as shown(4).................            223         306            360          414            476
Additional paid-in capital(4)(5)...................          5,290      25,813         29,487       33,160         37,385
Retained earnings(6)...............................          7,872       7,872          7,872        7,872          7,872
Assets received from Osage Federal MHC(7)..........             --          90             90           90             90
Accumulated other comprehensive loss...............           (257)       (257)          (257)        (257)          (257)
Less:
  Common stock acquired by employee stock
     ownership plan (8)............................             --      (1,716)        (2,018)      (2,321)        (2,669)
  Common stock to be acquired by restricted stock
     plan (8)......................................             --        (614)          (722)        (830)          (955)
                                                           -------   ---------      ---------    ---------     ----------
Total stockholders' equity.........................        $13,128   $  31,494      $  34,812    $  38,128     $   41,942
                                                           =======   =========      =========    =========     ==========

------------------
(1) Actual capitalization at June 30, 2006 consists of the existing capitalization of Osage Federal Financial, Inc.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(3) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(4) Actual common stock and additional paid-in capital are each presented net of both allocated and unallocated shares currently held by the employee stock ownership plan and shares held by the 2004 Restricted Stock Plan. Pro forma common stock and additional paid-in capital reflect the number of shares to be outstanding after the offering. Additional paid-in capital amounts under pro forma capitalization are net of stock offering expenses.
(5) No effect has been given to the issuance of additional shares of stock pursuant to the Osage Federal Financial, Inc. 2004 Stock Option Plan or any stock option plan that may be adopted by Osage Bancshares, Inc. and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __.
(6) Retained earnings will be substantially restricted after the conversion. See Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations at page __.
(7) Pro forma data reflects the consolidation of $90,000 of capital from Osage Federal MHC.

                                       24

(8) Historic stockholders' equity is presented net of both allocated and unallocated shares currently held by the employee stock ownership plan. The purchase price of shares acquired by the employee stockownership plan in this offering is reflected as a reduction of stockholders' equity. Assumes that 8.03% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Osage Bancshares, Inc. For an estimate of the impact of the loan on earnings, see Pro Forma Data at page __. Osage Bancshares, Inc. intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten-year period. See Management - Employee Stock Ownership Plan at page __. If the employee stock ownership plan does not purchase stock in the stock offering and the purchase price in the open market is greater than $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights at page __.
(9) The purchase price of unearned shares held by the restricted stock plans is reflected as a reduction of stockholders' equity. Assumes that an amount equal to 2.87% of the shares of stock issued in the conversion are purchased for the new restricted stock plan following the stock offering at $10.00 per share. If the purchase price in the open market is greater than $10.00 per share, there will be a corresponding reduction in stockholders' equity. See footnote (2) to the table under Pro Forma Data at page __. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page
     __.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Osage Bancshares, Inc. are currently estimated to be between approximately $18.4 million and $25.0 million (or $28.8 million if the independent valuation is increased by 15%) based on the following assumptions:

o    receipt of assets of $90,000 from Osage Federal MHC;

o an amount equal to the cost of purchasing 8.03% of the shares sold in the offering will be loaned to the employee stock ownership plan to fund its purchase of 8% of the shares issued plus the assumption of the debt on the existing ESOP loan that will be refinanced and held by Osage Bancshares, Inc.;

o an amount equal to 2.87% of the shares issued in the conversion will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the offering, funded through open market purchases; and

o expenses of the offering including commissions and fees payable to Keefe, Bruyette & Woods, Inc. are estimated to range from approximately $762,000 at the minimum of the offering range to $849,000 at the maximum ($898,000 if the independent valuation is increased by 15%).

     We have prepared the following table, which sets forth our historical net income and stockholders' equity prior to the offering and our pro forma consolidated net income and stockholders' equity following the offering. In preparing this table, and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 5.21% for the year ended June 30, 2006, which approximates the yield on a one-year U.S. Treasury bill at June 30, 2006. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of interest-bearing liabilities for the period.

o The pro forma after-tax yield on the net proceeds is assumed to be 3.44% for the year ended June 30, 2006, based on an effective tax rate of 34% for the period.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on June 30, 2006 and no effect has been given to the assumed earnings effect of the transactions.

     The following pro forma data rely on the assumptions we outlined above, and these data do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Osage Bancshares, Inc. The pro forma data do not predict how much we will earn in the future. YOU SHOULD NOT USE THE FOLLOWING INFORMATION TO PREDICT FUTURE RESULTS OF OPERATIONS.

     The following tables summarize our historical data and pro forma data at or for the year ended June 30, 2006 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the stock offering. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the board of directors of Osage Bancshares, Inc. and approved by stockholders following the stock offering. Pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of liquidation of Osage Federal Bank, to the tax effect of the recapture of the bad debt reserve or the effect of intangible assets. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __ and The Conversion - Liquidation Rights at page __.

                                                                        AT OR FOR THE YEAR ENDED JUNE 30, 2006
                                                            -----------------------------------------------------------
                                                                                                              MAXIMUM
                                                                MINIMUM       MIDPOINT        MAXIMUM       AS ADJUSTED
                                                               2,136,798      2,513,880      2,890,962       3,324,606
                                                               SHARES AT      SHARES AT      SHARES AT       SHARES AT
                                                              $10.00 PER     $10.00 PER     $10.00 PER      $10.00 PER
                                                                 SHARE          SHARE          SHARE           SHARE
                                                                 -----          -----          -----           -----
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Gross proceeds of public offering.......................     $   21,368     $   25,139     $   28,910      $   33,246
Less:  offering expenses................................           (762)          (805)          (849)           (898)
                                                             ----------     ----------     ----------      ----------
   Estimated net conversion proceeds....................         20,606         24,334         28,061          32,348
Plus:  MHC assets reinvested............................             90             90             90              90
Less:  ESOP shares......................................         (1,716)        (2,018)        (2,321)         (2,669)
Less:  Restricted stock plan shares.....................           (614)          (722)          (830)           (955)
                                                             ----------     ----------     ----------      ----------
   Estimated proceeds available for investment..........     $   18,366     $   21,684     $   25,000      $   28,814
                                                             ==========     ==========     ==========      ==========
Net Income:
   Historical ..........................................     $      626     $      626     $      626      $      626
   Pro forma adjustments:
       Net income from proceeds.........................            632            746            860             991
       ESOP(1)..........................................           (113)          (133)          (153)           (176)
       Restricted stock plan(2).........................            (81)           (95)          (110)           (126)
       Stock options(3).................................            (78)           (91)          (105)           (121)
                                                             ----------     ----------     ----------      ----------
   Pro forma net income(1)(4)(5)........................     $      986     $    1,053     $    1,118      $    1,194
                                                             ==========     ==========     ==========      ==========
Net income per share:
   Historical ..........................................     $     0.22     $     0.18     $     0.16      $     0.14
   Pro forma adjustment:
       Net income from proceeds.........................           0.22           0.22           0.22            0.22
       ESOP(1)..........................................          (0.04)         (0.04)         (0.04)          (0.04)
       Restricted stock plan(2).........................          (0.03)         (0.03)         (0.03)          (0.03)
       Stock options(3).................................          (0.03)         (0.03)         (0.03)          (0.03)
                                                             ----------     ----------     ----------      ----------
   Pro forma net income(1)(4)(5)........................     $     0.34     $     0.30     $     0.28      $     0.26
                                                             ==========     ==========     ==========      ==========

Shares used in calculation of income per share (1)......      2,905,602      3,418,355      3,931,106       4,520,771
Pro forma price to earnings per share...................          29.41x         33.33x         35.71x          38.46x

Stockholders' equity:
   Historical...........................................     $   13,128     $   13,128     $   13,128      $   13,128
   Estimated net conversion proceeds....................         20,606         24,334         28,061          32,348
   MHC capital consolidation............................             90             90             90              90
   Less common stock acquired by:
       ESOP(1)..........................................         (1,716)        (2,018)        (2,321)         (2,669)
       Restricted stock plan(2).........................           (614)          (722)          (830)           (955)
                                                             ----------     ----------     ----------      ----------
   Pro forma stockholders' equity(1)(4)(5)..............     $   31,494     $   34,812     $   38,128      $   41,942
                                                             ==========     ==========     ==========      ==========

Stockholders' equity per share:
   Historical ..........................................     $     4.29     $     3.65     $     3.17      $     2.76
   Estimated net conversion proceeds....................           6.73           6.76           6.78            6.79
   MHC capital consolidation............................           0.03           0.03           0.02            0.02
   Less common stock acquired by:
       ESOP(1)..........................................          (0.56)         (0.56)         (0.56)          (0.56)
       Restricted stock plan(2).........................          (0.20)         (0.20)         (0.20)          (0.20)
                                                             ----------     ----------     ----------      ----------
   Pro forma stockholders' equity per share(5)..........     $    10.29     $     9.68     $     9.21      $     8.81
                                                             ==========     ==========     ==========      ==========

Shares used in calculation of stockholders' equity per        3,060,000      3,600,000      4,140,000       4,761,000
share...................................................

Pro forma price to book value...........................          97.18%        103.31%        108.58%         113.51%

                                                                                       (Footnotes on following page)

________________

(1) Assumes that the employee stock ownership plan will purchase sufficient shares in the offering to cause its ownership to equal 8.0% of shares outstanding following the conversion (8.03% of shares sold in the offering) and that the plan will borrow funds from Osage Bancshares, Inc. to finance this purchase. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Osage Federal Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10-year amortization period. See Management - Employee Stock Ownership Plan at page __. Pro forma net earnings assumes: (i) that Osage Federal Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended June 30, 2006 was made at the end of the period; (ii) that 17,155, 20,183 23,211 and 26,692 shares at the minimum, midpoint, maximum, and the maximum, as adjusted, of the range, respectively, were committed to be released during the year ended June 30, 2006, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All shares issued and exchanged including all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by Osage Bancshares, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan is expected to acquire an amount of stock that when combined with the number of shares reserved under the 2004 Restricted Stock Plan would equal 4.0% of shares issued in the conversion (2.87% of the shares of stock sold in the offering) or 61,362, 72,189, 83,022 and 95,474 shares of stock, respectively, at the minimum, midpoint, maximum and the maximum, as adjusted, of the range through open market purchases. Funds used by the restricted stock plan to purchase shares will be contributed to the restricted stock plan by Osage Federal Bank. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received for the plan, that the shares were acquired by the restricted stock plan at the beginning of the year ended June 30, 2006 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended June 30, 2006. If the restricted stock plan is adopted within one year of the completion of the conversion, awards will vest over a five-year period. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.97% and pro forma net income per share for the year ended June 30, 2006 would be $0.36, $0.33, $0.31 and $0.29 at the minimum, midpoint, maximum and the maximum, as adjusted, of the range, respectively, and pro forma stockholders' equity per share at June 30, 2006 would be $10.45, $9.84, $9.39 and $9.00 at the minimum, midpoint, maximum and the maximum, as adjusted, of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page __.
(3) Gives effect to the stock option plan that may be adopted by Osage Bancshares, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. It is assumed that options will be granted to acquire common stock equal to 5.01% of the shares of stock issued in the conversion, or 153,409, 180,481, 207,554 and 238,687 shares of stock, respectively, at the minimum, midpoint, maximum and the maximum, as adjusted, of the range. The pro forma net income assumes that the options granted under the stock option plan have a value of $3.84 per option, which was determined using the Black-Scholes option pricing model using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) vesting period of 5 years and expected life of 10 years;
     (v) expected volatility of 7.8%; and risk-free interest rate of 4.81%. The assumed expected volatility is based on the trading history of Osage Federal Financial, Inc.'s common stock. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of existing stockholders by approximately 4.77%. See Management - Potential Stock Benefit Plans - Stock Option Plan.
(4) Retained earnings will continue to be substantially restricted after the stock offering. See Dividend Policy at page __ and Regulation - Regulation of Osage Federal Bank - Dividend and Other Capital Distribution Limitations at page __.
(5) For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. For purposes of calculating stockholders' equity per share, all employee stock ownership shares were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of Osage Bancshares, Inc. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     The following table presents Osage Federal Bank's historical and pro forma capital position relative to its capital requirements as of June 30, 2006. Pro forma capital levels assume receipt by Osage Federal Bank of 50% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data at pages __, __ and __. The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Osage Federal Bank, see Regulation - Regulation of Osage Federal Bank - Regulatory Capital Requirements at page __.

                                                                 PRO FORMA AT JUNE 30, 2006 BASED ON SALE
                                                                         OF SHARES AT $10.00 PER SHARE
                                                                 -----------------------------------------------

                                             ACTUAL, AT             2,136,798 SHARES          2,513,880 SHARES
                                              JUNE 30, 2006            MINIMUM                   MIDPOINT
                                      ------------------------   ----------------------   ----------------------
                                                    PERCENTAGE               PERCENTAGE             PERCENTAGE
                                        AMOUNT     OF ASSETS(2)   AMOUNT    OF ASSETS(2)   AMOUNT  OF ASSETS(2)
                                        ------     ------------   ------    ------------   ------  ------------
                                                                   (DOLLARS IN THOUSANDS)
GAAP Capital(3)................       $  11,859        10.6%     $  19,922      16.2%     $  21,376       17.2%
                                      =========        ====      =========      ====      =========       ====
Tangible Capital:
  Actual or Pro Forma..........       $  12,108        10.7%     $  20,171      16.4%     $  21,625       17.3%
  Required.....................           1,691         1.5          1,847       1.5          1,875        1.5
                                      ---------      ------      ---------     -----      ---------      -----
  Excess.......................       $  10,417         9.2%     $  18,324      14.9%     $  19,750       15.8%
                                      =========      ======      =========      ====      =========       ====
Core Capital:
  Actual or Pro Forma..........       $  12,108        10.7%     $  20,171      16.4%     $  21,625       17.3%
  Required(4)..................           4,509         4.0          4,925       4.0          5,000        4.0
                                      ---------      ------      ---------     -----      ---------      -----
  Excess.......................       $   7,599         6.7%     $  15,246      12.4%     $  16,625       13.3%
                                      =========      ======      =========      ====      =========       ====
Tier 1 Risk-Based Capital:
  Actual or Pro Forma (5)......       $  12,108        20.4%     $  20,171      32.8%     $  21,625       35.0%
  Required.....................           2,375         4.0          2,458       4.0          2,473        4.0
                                      ---------      ------      ---------     -----      ---------      -----
  Excess.......................       $   9,733        16.4%     $  17,713      28.8%     $  19,152       31.0%
                                      =========      ======      =========      ====      =========       ====
Risk-Based Capital:
  Actual or Pro Forma(5)(6)....       $  12,506        21.1%     $  20,569      33.5%     $  22,023       35.6%
  Required.....................           4,749         8.0          4,916       8.0          4,945        8.0
                                      ---------      ------      ---------     -----      ---------      -----
  Excess.......................       $   7,757        13.1%     $  15,653      25.5%     $  17,078       27.6%
                                      =========      ======      =========      ====      =========       ====

RECONCILIATION OF CAPITAL INFUSED INTO OSAGE FEDERAL BANK:
Net proceeds infused.......................................      $  10,303                $ 12,167
Plus:
   Funds received from MHC.................................             90                       90
Less:
  Common stock acquired by employee stock ownership plan...        (1,716)                   (2,018)
  Common stock acquired by restricted stock plan...........           (614)                    (722)
                                                                 ---------                ---------
Pro forma increase in GAAP and regulatory capital.........       $   8,063                $   9,517
                                                                 =========                =========
                                                                      PRO FORMA AT JUNE 30, 2006 BASED ON SALE OF
                                                                              SHARES AT $10.00 PER SHARE
                                                                     -----------------------------------------------
                                                                                                  3,324,606 SHARES
                                                                        2,890,962 SHARES              MAXIMUM,
                                                                            MAXIMUM                 AS ADJUSTED
                                                                     ----------------------   ----------------------
                                                                                 PERCENTAGE             PERCENTAGE
                                                                      AMOUNT    OF ASSETS(2)   AMOUNT  OF ASSETS(2)
                                                                      ------    ------------   ------  ------------
                                                                                 (DOLLARS IN THOUSANDS)

GAAP Capital(3)............................................          $  22,828       18.1%    $   24,499    19.1%
                                                                     =========       ====     ==========    ====
Tangible Capital:
  Actual or Pro Forma.......................................         $  23,077       18.2%    $   24,748    19.2%
  Required..................................................             1,903        1.5          1,935      1.5
                                                                     ---------      -----     ----------    -----
  Excess....................................................         $  21,174       16.7%    $   22,813    17.7%
                                                                     =========       ====     ==========    ====
Core Capital:
  Actual or Pro Forma.......................................         $  23,077       18.2%    $   24,748    19.2%
  Required(4)...............................................             5,074        4.0          5,160      4.0
                                                                     ---------      -----     ----------    -----
  Excess....................................................         $  18,003       14.2%    $   19,588    15.2%
                                                                     =========       ====     ==========    ====
Tier 1 Risk-Based Capital:
  Actual or Pro Forma (5)...................................         $  23,077       37.1%    $   24,748     39.5%
  Required..................................................             2,488        4.0          2,505     4.0
                                                                     ---------      -----     ----------    ----
  Excess....................................................         $  20,589       33.1%    $   22,243    35.5%
                                                                     =========       ====     ==========    ====
Risk-Based Capital:
  Actual or Pro Forma(5)(6).................................         $  23,475       37.8%    $   25,146    40.2%
  Required..................................................             4,975        8.0          5,010      8.0
                                                                     ---------      -----     ----------    -----
  Excess....................................................         $  18,500       29.8%    $   20,136    32.2%
                                                                     =========       ====     ==========    ====

RECONCILIATION OF CAPITAL INFUSED INTO OSAGE FEDERAL BANK:
Net proceeds infused.......................................          $ 14,030                 $   16,174
Plus:
   Funds received from MHC.................................                 90                        90
Less:
  Common stock acquired by employee stock ownership plan...             (2,321)                  (2,669)
  Common stock acquired by restricted stock plan...........               (830)                    (955)
                                                                     ---------                ---------
Pro forma increase in GAAP and regulatory capital.........           $  10,969                $   12,640
                                                                     =========                ==========

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets of $112.7 million. The risk-based capital level is shown as a percentage of risk-weighted assets of $59.4 million.
(3) Bank only. GAAP capital includes unrealized gain (loss) on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and at least a 4% core capital ratio requirement for all other thrifts. See Regulation - Regulation of Osage Federal Bank - Regulatory Capital Requirements at page
     __.
(5)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  20%
     risk-weighting.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of $258,000 of accumulated losses on certain available-for-sale securities, the addition of $398,000 of allowance for loan losses and the reduction of $9,000 of excess servicing rights.

                               RECENT DEVELOPMENTS

         The financial information and other data in this section is derived in part from and should be read together with Osage Federal Financial, Inc.'s audited consolidated financial statements at and for the year ended June 30, 2006 beginning on page F-2 of this Prospectus and from its unaudited consolidated financial statements at and for the three months ended September 30, 2006 and 2005. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected. The results of operations and other data presented for the three month period ended September 30, 2006 do not necessarily indicate the results that may be expected for the year ending June 30, 2007 or any other period.

                                                                         AT                       AT
                                                                 SEPTEMBER 30, 2006          JUNE 30, 2006
                                                                 ------------------          -------------
                                                                               (IN THOUSANDS)
  BALANCE SHEET DATA:
  Assets....................................................      $    117,459                $  112,237
  Loans receivable, net.....................................            81,148                    77,927
  Securities................................................            25,206                    26,056
  Cash and cash equivalents.................................             5,190                     2,455
  Deposits..................................................            71,758                    64,310
  FHLB advances and other borrowings........................            30,750                    33,350
  Stockholders' equity......................................            13,283                    13,128

                                                                                      FOR THE
                                                                                 THREE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                      -----------------------------------------
                                                                            2006                  2005
                                                                            ----
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
  SUMMARY OF OPERATIONS:
  Interest income...................................................  $       1,662        $       1,367
  Interest expense..................................................            893                  617
                                                                      -------------        -------------
  Net interest income...............................................            769                  750
  Provision for loan losses.........................................             --                   --
                                                                      -------------        -------------
  Net interest income after provision for loan losses...............            769                  750
  Noninterest income................................................            171                  176
  Noninterest expense...............................................            679                  663
                                                                      -------------        -------------
  Income before income taxes........................................            261                  263
  Provision for income taxes........................................             93                   97
                                                                      -------------        -------------
  Net income........................................................  $         168        $         166
                                                                      =============        =============
  PER SHARE DATA:
  Earnings per share:
     Basic..........................................................  $        0.08        $        0.08
     Diluted........................................................           0.07                 0.07
  Dividends per public share........................................           0.15                 0.11


                                                                                AT OR FOR THE
                                                                              THREE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                                        --------------------------------
                                                                             2006            2005
                                                                             ----            ----
  PERFORMANCE RATIOS:
  Return on average assets..........................................           0.58%          0.65%
  Return on average equity..........................................           4.93           4.79
  Interest rate spread..............................................           2.22           2.58
  Net interest margin...............................................           2.77           3.06
  Average interest-earning assets to average
      Interest-bearing liabilities..................................         117.32%        118.97%
  Efficiency ratio..................................................          72.27          71.62
  Dividend payout ratio.............................................          61.78          45.37
  ASSET QUALITY RATIOS:
  Non-performing loans to total loans, net..........................           0.03%          0.05%
  Non-performing assets to total assets.............................           0.08           0.12
  Net charge-offs to average loans outstanding......................           0.02           0.06
  Allowance for loan losses to total loans..........................           0.49           0.56
  Allowance for loan losses to non-performing loans.................        1751.27        1112.15
  CAPITAL RATIOS:
  Average equity to average assets..................................          11.87%         13.63%
  Equity to assets at period end....................................          11.31          13.10
  NUMBER OF FULL-SERVICE OFFICES....................................           2              2

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2006 AND JUNE 30, 2006

     Our total assets increased by $5.3 million to $117.5 million at September 30, 2006 from $112.2 million at June 30, 2006 primarily due to a $3.2 million, or 4.1%, increase in loans receivable, net. Loans receivable, net increased to $81.1 million at September 30, 2006 from $77.9 million at June 30, 2006. This increase in loans receivable, net primarily resulted from a $1.8 million, 24.6%, increase in loans secured by nonresidential real estate. There were increases in several other categories of loans, including construction loans (a $751,000 increase), one- to four-family loans (a $368,000 increase), and other consumer loans (a $177,000 increase). There were no loans held for sale at September 30, 2006, compared to $156,000 at June 30, 2006. We are selling most of the fixed-rate, one- to four-family loans that we originate with terms in excess of fifteen years in the secondary market. Cash and cash equivalents increased to $5.2 million (consisting primarily of federal funds sold) at September 30, 2006 from $2.5 million at June 30, 2006. Total securities decreased to $25.2 million at September 30, 2006 from $26.1 million at June 30, 2006.

     Our total liabilities increased $5.1 million, or 5.1% mostly due to an increase in deposits to $71.8 million at September 30, 2006, from $64.3 million at June 30, 2006, a $ 7.4 million, or 11.6% increase. Certificates of deposit increased $5.6 million from June 30, 2006. Approximately $2.0 million of this increase was from additional public funds deposits. In addition, our rate promotion for shorter-term certificates of deposit has been effective in attracting these types of deposits. Money market accounts, NOW and noninterest bearing accounts, and passbook savings increased $896,000, $894,000 and $82,000, respectively, for the same period. Because of our impending stock conversion, potential investors have opened accounts with us. We expect these deposits to be temporary in nature. Federal Home Loan Bank advances were $30.8 million, a decline of $2.6 million, or 7.8%, from $33.4 million at June 30, 2006 reflecting our increased deposits. Advances used to fund our investment program comprised $5.2 million of the total advances, decreasing $600,000 from program advances at June 30, 2006. We had previously sought to leverage our capital by using short-term advances to fund a portfolio of short-term and variable-rate mortgage-backed securities. Because short-term borrowing costs have exceeded available yields, we have stopped purchasing securities for this program.


     Stockholders' equity increased $155,000 to $13.3 million at September 30, 2006 from $13.1 million at June 30, 2006, primarily due to net income of $168,000 for the quarter. We paid regular cash dividends of $0.15 per share to stockholders other than Osage Federal MHC, or $98,000 (net of restricted stock dividends of $6,000), in the period ending September 30, 2006. Expenses of the stock option plan and restricted stock plan increased stockholders' equity by $34,000.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

     GENERAL. Net income for the three months ended September 30, 2006 was $168,000 ($.07 per diluted share), a $2,000, or 1.0%, increase compared to net income of $166,000 ($0.07 per diluted share) for the three months ended September 30, 2005. The increase in net income resulted mainly from an increase in net interest income, partly offset by a decrease in noninterest income and an increase in noninterest expense. Earnings per diluted share remained flat due to an increase in common stock equivalents.

     INTEREST INCOME. Total interest income increased by $295,000, or 21.5%, to $1.7 million for the three months ended September 30, 2006 from $1.4 million for the same period in 2005 primarily due to a 41 basis point increase in the average yield on interest-earning assets, The yield on earning assets for the period was 5.99% compared to a yield of 5.58% for the same period in 2005. The average balance of total interest-earning assets increased $12.8 million from the three months ended September 30, 2005.

     The primary factor for the increase in interest income was a $235,000, or 21.7% increase in interest from loans. Average loans increased $12.4 million, or 18.5%, from $67.3 million in 2005 to $79.7 million in 2006. There was also a 17 basis point increase in the average yield on loans to 6.57% for the 2006 period from 6.40% in the 2005 period, reflecting slightly higher long-term interest rates.

     Our average investment portfolio and cash investments totaled $28.7 million for the three months ended September 30, 2006, a $111,000 or 0.4% decrease from the same period in 2005. The yield on these investments improved to 4.37% compared to 3.71% in 2005. This yield increase was attributable to general short-term interest rate increases as well as the repricing of existing adjustable-rate securities.

     INTEREST EXPENSE. Total interest expense increased $276,000, or 44.6%, to $893,000 for the three months ended September 30, 2006 from $617,000 for the three months ended September 30, 2005. The increase in interest expense resulted from a 77 basis point increase in the average cost of interest-bearing liabilities combined with a $12.1 million, or 14.8%, increase in the average balance, to $93.9 million for the 2006 period compared to $81.8 million for the 2005 period. The increase in the average cost of interest-bearing liabilities was most notably due to short-term market rate increases. We had $18.8 million of short-term Federal Home Loan Bank advances at September 30, 2006 which are subject to rate changes every 30 days or more frequently. Average interest-bearing deposits were up $2.7 million between the two periods, with certificates of deposit accounting for a $6.3 million increase. For the same time periods, money market savings account balances dropped $1.7 million. Interest-bearing checking balances decreased $1.4 million. We are seeing transfers of funds from checking and money market accounts into higher-yielding certificates of deposits. We instituted a new advertising campaign called "You Pick `Em", which allows our customers to choose a certificate at a specific rate, with a term from 6 to 15 months. Average rates on certificates of deposits are up 70 basis points between the two periods.

     Interest expense on FHLB advances increased $165,000 for the three months ended September 30, 2006, or 64.3%, compared to the three months ended September 30, 2005, reflecting an increase in the average balance of advances to $33.0 million for the 2006 period from $23.6 million for the 2005 period, and a 75 basis point increase in the average cost. These rates have increased mainly because of higher rates on our short-term advances.

     NET INTEREST INCOME. Net interest income increased by $19,000, or 2.6%, to $769,000 for the three months ended September 30, 2006 from $750,000 for the three months ended September 30, 2005. The net interest rate spread decreased to 2.22% for the 2006 period from 2.58% for the 2005 period, while the net interest margin decreased to 2.77% from 3.06%. The decreases in spread and margin reflect the inversion of the yield curve, which means that short-term market rates are at or above long-term rates.

     PROVISION FOR LOAN LOSSES. There were no provisions for loan losses for either the three months ended September 30, 2006 or 2005. There were $4,000 of net charge-offs in the three months ended September 30, 2006 and $10,000 in the same period in 2005. Based on our stratification of the loan portfolios using historical loss factors and other data, management believes that the recorded allowance would cover both known and inherent losses in the portfolio that were both probable and reasonably estimable.

     The evaluation of the level of loan loss allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The level of the allowance is based on estimates and the ultimate losses may vary from these estimates. The allowance for loan losses was $396,000 at September 30, 2006 and $384,000 at September 30, 2005, and as a percentage of total loans outstanding was 0.49% and 0.56% at September 30, 2006 and 2005, respectively. The decrease in this ratio is mainly reflective of the increase in total loans outstanding.

     Management assesses the allowance for loan losses monthly. While management uses available information to estimate losses on loans, loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2006 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable. However, there can be no assurance that the level of loan losses will be sufficient to offset any future loan losses.

     NONINTEREST INCOME. Noninterest income decreased to $171,000 for the three months ended September 30, 2006 from $176,000 for the three months ended September 30, 2005. Gains on sales of mortgage loans were down $13,000 due to lower loan volumes sold, and all other noninterest income categories changed only slightly.

     NONINTEREST EXPENSE. Noninterest expense was $679,000 for the three months ended September 30, 2006, increasing $16,000 from $663,000 for the three months ended September 30, 2005. Salaries and benefits increased $35,000, or 9.1%. Regular salaries increased $8,000, reflecting normal salary increases. Expense for the employee stock ownershp plan increased $9,000, which is a function of the higher average price of our stock. Other operating expenses decreased $13,000 primarily as a result of an $8,000 decrease in supplies expense and a $9,000 decrease in audit and SEC filing expenses.

     PROVISION FOR INCOME TAXES. The provision for income taxes decreased $4,000, or 3.8%, reflecting an increase in nontaxable income on loans. The effective tax rate was 36% for the three months ended September 30, 2006, and 37% for the three months ended September 30, 2005.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following table sets forth selected consolidated historical financial and other data of Osage Federal Financial, Inc. for the periods and at the dates indicated. The information is derived in part from and should be read together with the audited consolidated financial statements and notes thereto beginning at page F-1.

                                                                      AT OR FOR THE YEAR ENDED JUNE 30,
                                                      ------------------------------------------------------------------
                                                          2006         2005          2004         2003         2002
                                                          ----         ----          ----         ----         ----
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  BALANCE SHEET DATA:
  Assets............................................  $   112,237  $    98,693   $    88,891  $    78,523  $    77,879
  Loans receivable, net.............................       77,927       65,356        55,496       46,342       51,919
  Securities........................................       26,056       26,191        27,202       17,974       15,339
  Cash and cash equivalents.........................        2,455        2,224         1,593       10,114        7,318
  Deposits..........................................       64,310       62,084        61,667       58,833       58,848
  FHLB advances and other borrowings................       33,350       21,650        12,600       11,000       11,000
  Stockholders' equity..............................       13,128       13,584        13,602        7,541        7,010
  SUMMARY OF OPERATIONS:
  Interest income...................................  $     5,821  $     4,816   $     4,160  $     4,494  $     5,190
  Interest expense..................................        2,814        2,028         1,930        2,378        2,942
                                                      -----------  -----------   -----------  -----------  -----------
  Net interest income...............................        3,007        2,788         2,230        2,116        2,248
  Provision for loan losses.........................           27           --            --           --           --
                                                      -----------  -----------   -----------  -----------  -----------
  Net interest income after provision for
      loan losses...................................        2,980        2,788         2,230        2,116        2,248
  Noninterest income................................          659          647           677          921          694
  Noninterest expense...............................        2,668        2,522         2,333        2,183        2,053
                                                      -----------  -----------   -----------  -----------  -----------
  Income before income taxes........................          971          913           574          854          889
  Provision for income taxes........................          345          308           205          323          336
                                                      -----------  -----------   -----------  -----------  -----------
  Net income........................................  $       626  $       605   $       369  $       531  $       553
                                                      ===========  ===========   ===========  ===========  ===========
  PER SHARE DATA:
  Earnings per share:
     Basic..........................................  $      0.28  $      0.27   $       0.17       NA           NA
     Diluted........................................         0.28         0.27           0.17       NA           NA
  Dividends per public share........................         1.51         0.275         --          --           --

  PERFORMANCE RATIOS:
  Return on average assets..........................         0.60%        0.66%         0.45%        0.67%        0.72%
  Return on average equity..........................         4.63         4.37          4.07         7.27         8.21
  Interest rate spread..............................         2.46         2.72          2.47         2.31         2.50
  Net interest margin...............................         2.96         3.16          2.84         2.73         2.99
  Average interest-earning assets to average
      interest-bearing liabilities..................       118.05%      119.10%       115.31%      113.60%      112.47%
  Efficiency ratio..................................        72.78        73.44         80.25        71.88        69.78
  Dividend payout ratio.............................       157.08        30.68         --           --           --
  ASSET QUALITY RATIOS:
  Non-performing loans to total loans, net..........         0.01%        0.13%         0.02%        0.30%        0.10%
  Non-performing assets to total assets..............        0.05         0.12          0.01         0.33         0.18
  Net charge-offs to average loans outstanding......         0.03         0.03          0.00         0.00         0.00
  Allowance for loan losses to total loans...........        0.51         0.59          0.71         0.85         0.77
  Allowance for loan losses to non-performing loans.     3,563.35       454.53      3,864.66       292.14       801.96
  CAPITAL RATIOS:
  Average equity to average assets..................        12.85%       15.08%        11.15%        9.21%        8.74%
  Equity to assets at period end....................        11.70        13.76         15.30         9.60         9.00
  NUMBER OF FULL-SERVICE OFFICES....................         2            2             2            2            2

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         The results of operations by quarter for the years ended June 30, 2006 and 2005 were as follows:

  YEAR ENDED JUNE 30, 2006                   FIRST QUARTER         SECOND QUARTER        THIRD QUARTER         FOURTH QUARTER

  Interest income..........................  $     1,367,340       $     1,432,534       $     1,447,498       $     1,574,199
  Interest expense.........................          617,337               673,099               711,708               811,944
                                             ---------------       ---------------       ---------------       ---------------
  Net interest income......................          750,003               759,435               735,790               762,255
  Provision for loan losses................                -                12,000                     -                15,000
                                             ---------------       ---------------       ---------------       ---------------
  Net interest income after provision
     for loan losses.......................          750,003               747,435               735,790               747,255
  Noninterest income.......................          176,176               165,859               155,531               161,158
  Noninterest expense......................          663,350               666,732               692,208               645,805
                                             ---------------       ---------------       ---------------       ---------------
  Income before income taxes...............          262,829               246,562               199,113               262,608
  Income taxes.............................           96,910                84,494                70,299                92,952
                                             ---------------       ---------------       ---------------       ---------------
  Net income...............................  $       165,919       $       162,068       $       128,814       $       169,656
                                             ===============       ===============       ===============       ===============
  Basic earnings per share.................  $          0.08       $          0.07       $          0.06       $          0.08
                                             ===============       ===============       ===============       ===============
  Diluted earnings per share...............  $          0.07       $          0.07       $          0.06       $          0.08
                                             ===============       ===============       ===============       ===============

  YEAR ENDED JUNE 30, 2005                   FIRST QUARTER         SECOND QUARTER        THIRD QUARTER         FOURTH QUARTER

  Interest income..........................  $     1,167,912       $     1,185,151       $     1,206,532       $     1,256,685
  Interest expense.........................          498,222               499,901               499,977               530,091
                                             ---------------       ---------------       ---------------       ---------------
  Net interest income......................          669,690               685,250               706,555               726,594
  Provision for loan losses................                -                     -                     -                     -
                                             ---------------       ---------------       ---------------       ---------------
  Net interest income after provision
     for loan losses.......................          669,690               685,250               706,555               726,594
  Noninterest income.......................          170,568               153,555               143,223               179,666
  Noninterest expense......................          599,252               627,212               641,896               654,303
                                             ---------------       ---------------       ---------------       ---------------
  Income before income taxes...............          241,006               211,593               207,882               251,957
  Income taxes.............................           83,828                67,166                70,413                86,477
                                             ---------------       ---------------       ---------------       ---------------
  Net income...............................  $       157,178       $       144,427       $       137,469       $       165,480
                                             ===============       ===============       ===============       ===============
  Basic and diluted earnings per share.....  $          0.07       $          0.06       $          0.06       $          0.08
                                             ===============       ===============       ===============       ===============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the consolidated financial condition and results of operations of Osage Federal Financial, Inc. should be read in conjunction with the accompanying Consolidated Financial Statements.

GENERAL

     Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. It is a function of the average balances of loans and investment securities versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. Our interest-earning assets consist primarily of residential and non-residential mortgage loans, commercial loans, consumer loans, residential mortgage-related securities and federal funds sold. Interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of Topeka. Our results of operations also depend on our provision for loan losses, non-interest income and non-interest expense. Non-interest income includes service fees and charges. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses.

     Our results of operations may also be affected significantly by changes in market interest rates, economic and competitive conditions in our market area, and changes in applicable laws, regulations or governmental policies. Furthermore, because our lending activity is concentrated in loans secured by real estate located in Oklahoma, downturns in the regional economy encompassing Oklahoma could have a negative impact on our earnings.

     Over the past year, our loan portfolio has increased as we have emphasized the origination of loans for our portfolio rather than for resale into the secondary market. Loans receivable, net increased 19.2% from June 30, 2005 to June 30, 2006. During this period, we have also decreased the percentage of our assets invested in securities and other liquid investments that generally yield less than mortgage loans. Securities decreased from 26.5% of assets at June 30, 2005 to 23.2% of assets at June 30, 2006. The proceeds from our initial public offering were originally invested in high-quality collateralized mortgage obligations which have been reduced through normal paydowns. We also just began a certificate of deposit program called "You Pick `Em," which allows a depositor to choose a certificate term of 6 to 15 months, and receive the same rate no matter which term is chosen. This allows us to retain and attract customers, but does not lock us into paying high rates for long periods of time. In the current rate environment, our strategy has been to attract shorter-term deposits, paying less than like-term Federal Home Loan Bank advances. We also offer higher rates, slightly below like-term Federal Home Loan Bank advances, for higher-balance certificates with terms of 9, 13, 14, 25, 37, 49, and 61 months. Our strategy is to retain and attract customers who are rate-sensitive, without driving up rates on all of our standard certificate of deposit products. As of June 30, 2006, we have approximately 35% of our certificates in these odd-termed categories. Certificates of deposit increased $4.5 million from June 30, 2005 to June 30,
2006. We have also used long-term advances from the Federal Home Loan Bank to stabilize our funding costs. These strategies, while decreasing our net interest margin from 3.16% for fiscal year 2005 to 2.96% for the fiscal year ended June 30, 2006, resulted in net interest income of $3.0 million, an increase of $219,000, or 7.9% over the same period last year. We sell most of our long-term, fixed-rate loans into the secondary market.

As short- and long-term interest rates rise, it is possible that we will sell additional loans to manage our interest rate risk.


BUSINESS STRATEGY

     Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing quality service at competitive prices and emphasizing local control and decision-making. Generally, we have sought to implement this strategy by maintaining a substantial part of our assets in loans secured by one- to four-family residential real estate located in our market area. To the extent that new deposits have exceeded loan originations, we have invested these deposits primarily in mortgage-backed securities. Because of our significant loan portfolio growth this fiscal year, we have not purchased any mortgage-backed securities that we intend to hold to maturity. We intend to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of one- to four-family mortgages, and multi-family and commercial real estate mortgage loans. We also intend to continue to sell to Freddie Mac, a U.S. government-sponsored enterprise in the business of purchasing residential mortgages from thrifts and other seller-servicers, most of our conforming 20 and 30 year one- to four-family residential loans.

     During the past three years, short-term interest rates have increased 425 basis points, while 30-year Treasury rates have only increased 62 basis points. This has caused the "yield curve" to become inverted; i.e., short-term rates are actually higher than long-term rates. This phenomenon has compressed our net interest margin, because we are typically borrowing short-term funds to invest in longer-term loans. A drop in short-term rates would positively affect our net interest margin. To counter any rise in long-term rates, we continue to emphasize the origination of shorter term fixed-rate loans and adjustable-rate loans for the loan portfolio consistent with our asset/liability management policies. Specifically in our local market, the oil business, the opening of a Wal-Mart distribution center, and casino gambling have all contributed to economic growth. Several area businesses are undergoing expansions and are trying to hire significant numbers of employees. Although we are not generally a direct beneficiary of this hiring, we have generated substantial business from related commercial growth in the area.

     For  the  past  several  years,  we  have  emphasized  the  origination  of shorter-term and adjustable-rate loans for portfolio, including consumer, commercial, construction and home equity loans, in order to improve the yield and interest sensitivity of earning assets. We sell most of our long-term, fixed-rate loans into the secondary market. We have employed a variety of strategies to control funding costs including seeking lower cost non-certificate accounts, using shorter-duration certificate accounts and laddering the maturities of our Federal Home Loan Bank advances.

     During fiscal year 2005, we began a wholesale strategy in which we used short-term Federal Home Loan Bank borrowings to acquire a diversified portfolio of high-quality fixed- and variable-rate mortgage-related securities over the next several years. Our objective was to build an interest sensitive portfolio that will enhance earnings in all rate environments. Because of the inverted yield curve, our short-term borrowing costs have exceeded the yields from these securities. As a result, we have not purchased any additional securities for the wholesale program since January 2006 and have instead focused on loan originations. As of June 30, 2006, we held $5.7 million of securities under this program and currently do not intend to purchase additional securities for this program until the interest rate environment improves.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK

     QUALITATIVE ANALYSIS. Because the majority of our assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Our assets include long-term (primarily 15-year), fixed-rate loans and investments, while our primary source of funds is deposits with substantially shorter maturities. Although having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

     The Board of Directors has established an Asset/Liability Committee that consists of President and CEO Mark S. White, Executive Vice President and Chief Lending Officer Richard Trolinger, Senior Vice President Martha Hayes, Vice President, Chief Financial Officer and Treasurer Sue Allen Smith, and New Accounts Manager Evelyn Laird. The committee meets on a monthly basis to review current investments; average lives, durations and repricing frequencies of loans and securities; loan and deposit pricing and production volumes and alternative funding sources; interest rate risk analysis; liquidity and borrowing needs; and a variety of other asset and liability management topics. A synopsis of each meeting is reported to the full Board monthly.

     To reduce the effect of interest rate changes on net interest income, we have adopted various strategies intended to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

     (1) originate loans with adjustable-rate features or fixed-rate loans with short maturities, such as commercial, construction, home equity and consumer loans;

     (2) use odd-termed, shorter-duration certificates which allow us to retain customers but protect us from long-term, high-rate deposits;

     (3) increase core deposits (i.e., transaction and savings accounts) which tend to be less interest rate sensitive; and

     (4)  continue our practice of "laddering" Federal Home Loan Bank advances.

     QUANTITATIVE ANALYSIS. Exposure to interest rate risk is actively monitored by management. Osage Federal Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. We use the Office of Thrift Supervision Net Portfolio Value ("NPV") Model and other models to monitor our exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and the net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

     The following table presents Osage Federal Bank's NPV as of June 30, 2006. The NPV was calculated by the Office of Thrift Supervision, based on information provided by Osage Federal Bank. At June 30, 2006, Osage Federal Bank was in compliance with the interest rate risk limits established by the board of directors.

                                                                               NET PORTFOLIO VALUE
                                  NET PORTFOLIO VALUE                     AS % OF PRESENT VALUE OF ASSETS
                                  -------------------                     -------------------------------
                                                                         NET PORTFOLIO         BASIS POINT
        CHANGES IN RATES(1)    $ AMOUNT      $ CHANGE      % CHANGE       VALUE RATIO             CHANGE
                               --------      --------      --------       -----------           --------
                                       (DOLLARS IN THOUSANDS)
        +300 bp                  $ 8,976       $(6,231)          (41)%         8.45%              (483) bp
        +200 bp                   11,089        (4,118)          (27)%        10.18               (311) bp
        +100 bp                   13,219        (1,988)          (13)%        11.83               (146) bp
           0 bp                   15,206          --             --           13.29                --
        -100 bp                   16,650         1,444             9%         14.27                 96  bp
        -200 bp                   17,034         1,828            12%         14.44                115  bp

     ----------
     (1) The -300 bp scenario is not reported due to the low prevailing interest rate environment.

     The above analysis indicates that the net portfolio value of Osage Federal Bank would be more adversely affected by a 100 basis point increase in market rates than by a 100 basis point decrease in market rates. The report also indicates that throughout the rate scenarios analyzed, Osage Federal Bank's net portfolio value would remain in excess of 8% of the present value of its assets which is within the guidelines adopted by our board of directors. To reduce our future interest-rate risk, we have originated more floating rate loans. We have also sold loans in the secondary market if we anticipated that they would have long lives. To reduce our future interest-rate risk, we began offering deposit products which have short odd terms, which will revert to a standard term at maturity, generally at much lower rates. Although many of our Federal Home Loan Bank advances are short-term, we have maintained a ladder of maturing advances extending in excess of six years.

     Future interest rates and their effect on NPV or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. There are inherent shortcomings in this type of computation. Although individual assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. The interest rates on some adjustable-rate assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other adjustable-rate assets and liabilities may lag behind changes in market interest rates depending on the index used to set rates. Assets, such as adjustable-rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debts may decrease in the event of an interest rate increase.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

     The accounting and reporting policies of Osage Federal Financial, Inc. conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. This requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates.

     Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. If actual results are different than management's judgments and estimates, our financial results could change, and such change could be material to us.

     ALLOWANCE FOR LOAN LOSSES. We consider that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

     Credit losses are an inherent part of our business and, although we believe the methodologies for determining the allowance for loan losses and the current level of the allowance are adequate, it is possible that there may be unidentified losses in the portfolio that may become evident only at a future date. Additional provisions for such losses, if necessary, would negatively impact earnings.

     For purposes of our allowance for loan loss methodology, we categorize our loans into one of eight categories: residential mortgages, second mortgages, commercial business, commercial real estate, construction, automobile, mobile home, and other consumer loans. The indicated loss factors resulting from this analysis are applied to determine a level for each of the eight categories of loans. In addition, we individually assign loss factors to all loans that have been identified as having loss attributes, as indicated by deterioration in the financial condition of the borrower or a decline in underlying collateral values.

     INTANGIBLE ASSETS. Intangible assets such as mortgage servicing rights are subject to quarterly impairment tests and amortization of the asset through a charge to expense. To the extent the outcome of the impairment tests differ from the carrying value, additional charges to expense could be required to reduce the carrying value to fair value, which would adversely impact earnings in future periods. For purposes of measuring impairment, mortgage servicing rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are contractual maturity and interest rate.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2006 AND JUNE 30, 2005

     Our total assets increased by $13.5 million to $112.2 million at June 30, 2006 from $98.7 million at June 30, 2005 primarily due to a 19.2% increase in loans receivable, net. The increase in loans receivable, net reflects our decision to retain most of our originated shorter-term one- to four-family mortgage loans. In addition, we have had increases in all categories of lending, reflecting the economic growth of our geographic area. Loans receivable, net increased to $77.9 million at June 30, 2006 from $65.4 million at June 30, 2005. One- to four-family mortgages increased $6.4 million, or 13.2%, to $54.7 million at June 30, 2006 from $48.3 million at June 30, 2005. Construction loans increased $2.9 million, or 167.3%, to $4.7 million at June 30, 2006 from $1.8 million at June 30, 2005. A significant part of this increase was a $1.4 million construction loan for a dental office, of which we have committed to sell a 50% participation at the end of construction. In addition, at June 30, 2006, we had committed to purchase a $500,000 construction participation for an assisted-living center. Commercial loans grew $1.4 million, or 363.1% to $1.8 million at June 30, 2006 from $379,000 at June 30, 2005. This increase was due to new municipality and church loans, as well as a participation purchased involving subdivision development in Bartlesville. There were $156,000 of loans held for sale at June 30, 2006, and none were outstanding at June 30, 2005. We are selling most of the fixed-rate, one- to four-family loans that we originate with terms in excess of fifteen years in the secondary market.

     Cash and cash equivalents (consisting primarily of federal funds sold and our balances in our correspondent bank account) increased by $231,000, or 10.4%, to $2.5 million at June 30, 2006 from $2.2 million at June 30, 2005. We began a correspondent relationship with The Bankers' Bank in the spring of 2006. Once our correspondent bank determines our daily funds availability, they either sell or purchase federal funds on our behalf. These are overnight investments (federal funds sold) or overnight borrowings (federal funds purchased). At June 30, 2006 we had federal funds sold of $1.0 million. These funds are placed at various institutions to minimize credit risk. Securities decreased to $26.1 million at June 30, 2006 from $26.2 million at June 30, 2005. We purchased $5.9 million of available-for-sale securities during 2006 for our wholesale program. Because of the current and near-term anticipated rate environment, we are no longer purchasing securities for our wholesale program. These purchases were offset by normal paydowns in the held-to-maturity and available-for-sale portfolios, which consist of mortgage-backed securities, private placement pass-through securities, and collateralized mortgage obligations.

     Our total liabilities rose $13.9 million due to an increase in Federal Home Loan Bank borrowings to $33.4 million at June 30, 2006 from $21.7 million at June 30, 2005. This $11.7 million increase was used to fund loan growth. In addition, we continued to use short-term borrowings to fund the purchase of high-quality, available-for-sale securities. Borrowings for this program, which are included in the total Federal Home Loan Bank borrowings, were $5.8 million as of June 30, 2006, compared to $3.3 million as of June 30, 2005. This balance will gradually decrease as the program securities pay down. Total deposits increased to $64.3 million at June 30, 2006 from $62.1 million at June 30, 2005, a $2.2 million, or 3.6% increase. Certificates of deposit increased to $40.7 million from $36.2 million at June 30, 2005. We have been promoting our odd-termed certificates, and have accumulated $14.1 million of deposits in these categories. There has been some change in the mix of our checking and money market deposits. Although checking accounts remained flat for the period, noninterest bearing accounts, which are included in checking accounts, have grown $1.4 million to $4.8 million at June 30, 2006, compared to $3.4 million at June 30, 2005. Offsetting that growth was a decline in our high-yield, high balance NOW accounts. These accounts had balances of $1.4 million as of June 30, 2006, a decline of $1.7 million from June 30, 2005. Money market accounts have declined $2.0 million between the same periods. We have seen some of these high-yield checking and money market deposits transferred to our higher-yielding certificates, and we have lost some of these funds to financial institutions with much more aggressive money market rates.

     Stockholders' equity declined $456,000 to $13.1 million at June 30, 2006 from $13.6 million at June 30, 2005, due to the payment of cash dividends totaling $984,000 during the fiscal year, partially offset by earnings of $626,000. Cash dividends included a special $1.00 dividend, or $652,000, net of unearned restricted stock dividends, paid in January 2006. In addition, stockholders' equity was reduced $220,000 for the purchase of 15,526 shares of stock for the Osage Federal Bank 2004 Restricted Stock Plan at an average price of $14.15 per share. This cost was partially offset by $96,000 of amortization recognized in connection with the vesting of restricted stock awards under the plan, net of forfeited shares. Stockholders' equity increased $129,000 because of stock options expensed and exercised.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2006 AND 2005

     GENERAL. Net income for the year ended June 30, 2006 was $626,000 ($0.28 per diluted share), a $21,000 increase compared to net income of $605,000 ($0.27 per diluted share) for fiscal 2005. The increase in net income resulted mainly from an increase in net interest income.

     INTEREST INCOME. Total interest income increased by $1.0 million, or 20.9%, to $5.8 million for the year ended June 30, 2006 from $4.8 million for the year ended June 30, 2005 primarily due to a $13.4 million increase in average earning assets and a 26 basis point increase in yield. The average balance of total interest-earning assets increased to $101.7 million for 2006 from $88.3 million for 2005. The increase in average earning assets was attributable to a $10.0 million, or 16.6% increase in the average volume of loans, and a $3.4 million, or 12.4% increase in the average balance of securities and deposits with other financial institutions. The increase in the category of earning assets was driven by growth in the available-for-sale portfolio. Average balances for available-for-sale securities were $17.9 million for the year ended June 30, 2006, a $6.2 million increase from the prior-year average balance. We are not currently purchasing available-for-sale securities for the wholesale strategy, so we anticipate these balances will decrease as paydowns are received. The average yield on the loan portfolio has increased 5 basis points to 6.49% between the periods, and the average yield on securities and deposits with other financial institutions has increased 69 basis points to 3.97% between the periods. Because of a short-term rising rate environment, many of our securities and variable-rate loans have repriced during the year.

     INTEREST EXPENSE. Total interest expense increased by $786,000, or 38.7%, to $2.8 million for the year ended June 30, 2006 compared to $2.0 million in the year ended June 30, 2005. Our average interest-bearing liabilities, including most deposits and Federal Home Loan Bank advances, increased $12.1 million to $86.2 million for the year ended June 30, 2006, compared to $74.1 million in the same period in 2005. Of those averages, advances are up $13.8 million and certificates of deposit are up $1.5 million. Our money market account average balances declined $3.3 million between the two periods. The cost of our total interest-bearing liabilities has increased 53 basis points from the prior period, from 2.74% to 3.27%. This was due to a combination of two factors: use of short-term advances in a rising short-term interest rate environment; and the transfer of funds from checking or money market accounts into higher-yielding odd-termed certificates.

     NET INTEREST INCOME. Net interest income increased by $219,000, or 7.9%, to $3.0 million for the year ended June 30, 2006 from $2.8 million for fiscal 2005. The net interest rate spread decreased to 2.46% for 2006 from 2.72% for 2005, while the net interest margin decreased to 2.96% from 3.16%. The decreases in spread and margin resulted from the higher cost of short-term borrowings and a change in the mix of deposits into higher-cost certificates.


     PROVISION FOR LOAN LOSSES. Provision for loan losses for the year ended June 30, 2006 was $27,000, and there was no provision for the year ended June 30, 2005. There were $21,000 of net charge-offs in 2006 compared to $15,000 of net charge-offs in 2005. Based on our stratification of the loan portfolios using historical loss factors and other data, management believes that the recorded allowance would cover both known and inherent losses in the portfolio that were both probable and estimable.

Although nonaccrual and past due loans declined to $11,000 at June 30, 2006 from $87,000 at June 30, 2005, the allowance for loan losses was increased as a result of higher loan balances in almost every category. There can be no assurance, however, that the allowance for loan losses will be sufficient to cover actual losses. See Business of Osage Federal Bank - Allowance for Loan Losses on page __.


     NONINTEREST INCOME. Noninterest income increased to $659,000 for the year ended June 30, 2006 from $647,000 for the year ended June 30, 2005. Service charges increased by $30,000, because of service charge fee increases that were implemented April 15, 2005. Gains on the sale of mortgages decreased to $39,000 for 2006 from $67,000 for 2005. We anticipate that these gains from the sale of mortgages will remain at lower levels because refinancing activity has slowed, and because we have made a strategic decision to retain our shorter-term originated mortgages. By retaining mortgages, we have increased our net interest income. Other income increased $8,000 mainly due to interchange income from increased customer usage of debit and ATM cards.

     NONINTEREST EXPENSE. Noninterest expense was $2.7 million for the year ended June 30, 2006, increasing $145,000 from $2.5 million for the year ended June 30, 2005. Salaries and benefits increased $150,000, or 10.2%, for several reasons. Base salaries increased $45,000, reflecting normal raises. The addition of the stock option plan and restricted plan increased expenses by $102,000. Of the increase, dividends on unearned restricted stock, which are accounted for as compensation expense, accounted for $45,000. The expense includes the special $1.00 dividend paid in January 2006. We recorded a full year expense for these plans in 2006, which accounted for the remaining $57,000 difference. These plans were approved by stockholders on November 17, 2004. Our employee stock ownership plan expense increased $7,000 from the prior year. Occupancy expense decreased $7,000, primarily due to lower furniture and equipment depreciation, reflecting accelerated writeoffs of computer equipment earlier in the year ended June 30, 2005. Other operating expenses increased $3,000 for the period. Our audit and filing fees decreased $10,000 from the prior fiscal year. During 2005, we had significant expenses related to approval of the restricted stock and option plans. Data processing expenses rose $13,000, due to recognition of a full year of costs for our telephone banking system. We are implementing other data processing upgrades which will result in higher costs in future years. In fiscal year 2004, we had anticipated a $10,000 loss as a result of a customer's fraudulent activity. Since we have not been required to pay the claim, we recognized a $10,000 benefit in the current fiscal year. Expenses for operation of the ATM and debit card network increased $10,000 over the prior year. As noted previously, income from these activities has also increased significantly. Losses from overdrawn checking accounts increased $9,000 over the prior year. Most of this was from insufficient funds fees that we had charged our customers. Advertising increased $9,000 over the prior year, reflecting continuing targeted ads for certificate products.

     Management expects noninterest expenses to increase following the conversion as a result of the establishment of additional stock benefit plans and increased costs related to the employee stock ownership plan, as well as increased costs associated with being a listed company including annual Nasdaq fees and additional Sarbanes-Oxley compliance. In addition, we anticipate an increase in occupancy expense due to the current remodeling of our Bartlesville branch.

         PROVISION FOR INCOME TAXES. The provision for income taxes increased $37,000, or 12.0%, reflecting an increase in pretax income. The effective tax rates were 36% and 34% for the fiscal years ended June 30, 2006 and 2005, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

     GENERAL. Net income for the year ended June 30, 2005 was $605,000, ($0.27 per diluted share) a $236,000 increase compared to net income of $369,000 ($0.17 per diluted share) for fiscal 2004. The increase in net income resulted mainly from an increase in net interest income.


     INTEREST INCOME. Total interest income increased by $656,000, or 15.8%, to $4.8 million for the year ended June 30, 2005 from $4.2 million for the year ended June 30, 2004 primarily due to a $9.8 million increase in average earning assets and a 16 basis point increase in yield. The average balance of total interest-earning assets increased to $88.3 million for 2005 from $78.5 million for 2004. The increase in average earning assets was attributable entirely to an increase in the average volume of loans which grew $11.1 million, or 22.3%, and more than offset a $1.3 million decline in the average balance of securities and deposits with other financial institutions. Maturities and paydowns of our investment securities were invested in loans. Although the average yield on the loan portfolio declined 43 basis points to 6.44% between the periods, the average yield on interest-earning assets increased due to the higher proportion of loans and an increase in the average yield on the securities portfolio. Average yields on our securities increased 67 basis points to 3.28% for 2005. When we raised additional capital on March 31, 2004, the proceeds were originally invested in mortgage-backed securities. These typically have higher yields than deposits held at other banks. In the year ended June 30, 2004, we had a significantly higher mix of these bank deposits than in the same period ended June 30, 2005. These factors, as well as a short-term rising rate environment, contributed to our improved yields on investment securities, and earning assets overall.

     INTEREST EXPENSE. Total interest expense increased slightly by $98,000, or 5.1%, to $2.0 million for the year ended June 30, 2005 compared to the year ended June 30, 2004. Our average interest-bearing liabilities, including most deposits and Federal Home Loan Bank advances, increased $6.1 million to $74.1 million for the year ended June 30, 2005, compared to the same period in 2004. Of those averages, advances were up $3.6 million and interest-bearing checking balances were up $2.6 million. Our new high-yield checking account generated $3.1 million in balances at an average cost of 2.02%. The cost of our total interest-bearing liabilities declined by 10 basis points from the prior period, from 2.84% to 2.74%. This was a combination of two factors: gradual downward repricing of advances as they matured and were reissued, causing average advance rates to fall 56 basis points; and repricing of maturing certificates of deposit, causing average interest-bearing deposit rates to fall 11 basis points from the same period in the prior year.

     NET INTEREST INCOME. Net interest income increased by $558,000, or 25.0%, to $2.8 million for the year ended June 30, 2005 from $2.2 million for fiscal 2004. The net interest rate spread increased to 2.72% for 2005 from 2.47% for 2004, while the net interest margin increased to 3.16% from 2.84%. The increases in spread and margin resulted from our capital infusion, combined with higher loan demand, and repricing of some interest-bearing liabilities.

     PROVISION FOR LOAN LOSSES. There were no provisions for loan losses for either fiscal year 2005 or 2004. There were $16,000 of net charge-offs in 2005 compared to less than $1,000 of net charge-offs in 2004. Based on our stratification of the loan portfolios using historical loss factors and other data, management believed that the recorded allowance would cover both known and inherent losses in the portfolio that were both probable and estimable.

     NONINTEREST INCOME. Noninterest income decreased to $647,000 for the year ended June 30, 2005 from $677,000 for the year ended June 30, 2004. Service charges were down slightly, by $8,000, due to lower average overdraft activity. Net loan servicing fees increased $9,000, due to lower amortization of mortgage servicing rights. Gains on the sale of mortgages decreased to $67,000 for 2005 from $145,000 for 2004, a $78,000 decrease due to a decline in refinancing activity and our decision to retain shorter-term mortgages for our portfolio. Other income increased $55,000.
Beginning in the third quarter of fiscal 2004, we began recognizing income related to the net change in the cash surrender value of bank-owned life insurance that we purchased. Income recognized for the year ended June 30, 2005 was $78,000, an increase of $44,000 over last year.

     NONINTEREST EXPENSE. Noninterest expense was $2.5 million for the year ended June 30, 2005, increasing $189,000 from $2.3 million for the year ended June 30, 2004. Salaries and benefits increased $191,000, or 14.9%, for several reasons. $87,000 of expense was recognized in 2005 for a restricted stock plan and a stock option plan for directors and certain officers, which was approved by stockholders on November 17, 2004. In addition to the expense of this plan, benefit expense associated with a deferred compensation plan implemented January 1, 2004 was $38,000 higher than the same period last year. Our expense for the employee stock ownership plan was $18,000 higher than the supplemental 401(k) match and ESOP expense in fiscal 2004. No supplemental match was accrued in fiscal 2005. Employee insurance costs declined $16,000 from last year as management focused on incenting employees who have insurance available from other sources to reduce their usage of company-provided insurance. Payroll taxes increased $12,000 for the period, due to raises and some of these new benefits. Furniture and equipment depreciation decreased $11,000, or 17.0%, reflecting accelerated writeoffs of computer equipment in the year ended June 30, 2004 in connection with an upgrade of our data processing equipment. Other operating expenses increased $22,000 for the period, primarily due to an additional $60,000 of audit and filing fees attributable to our becoming a public company. Offsetting these fees was a $16,000 decrease in loan expenses. Also, 2004's other operating expenses reflect $20,000 of losses from customers' fraudulent activities.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $103,000, or 50.2%, reflecting an increase in pretax income. The effective tax rates were 34% and 36% for the fiscal years ended June 30, 2005 and 2004, respectively.

         AVERAGE BALANCE SHEET. The following tables set forth certain information relating to our interest-earning assets and interest-bearing liabilities at and for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                                    YEAR ENDED JUNE 30,
                                              AT JUNE 30,     --------------------------------------------------------------------
                                                  2006                          2006                             2005
                                         ------------------   ---------------------------------   --------------------------------
                                                              AVERAGE                   AVERAGE   AVERAGE                 AVERAGE
                                         BALANCE YIELD/COST   BALANCE     INTEREST   YIELD/COST   BALANCE    INTEREST   YIELD/COST
                                         ------- ----------   -------     --------   ----------   -------    --------   ----------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net(1)...........     $ 78,083   6.50%     $ 70,744    $ 4,590      6.49%     $60,698      $3,911      6.44%
 Securities (2).....................       28,848   4.52        30,974      1,231      3.97       27,565         905      3.28
                                         --------             --------    -------                -------      ------
  Total interest-earning assets.....      106,931   5.97       101,718      5,821      5.72       88,263       4,816      5.46
                                                                          -------                             ------
Non-interest-earning assets.........        5,306                3,539                             3,518
                                         --------             --------                           -------
  Total assets......................     $112,237             $105,257                           $91,781
                                         ========             ========                           =======
Interest-bearing liabilities:
 Demand and NOW accounts............     $  8,611   1.29      $  9,317         92      0.99      $ 9,072          79      0.87
 Money market savings...............        6,116   1.41         7,035         98      1.39       10,376         147      1.42
 Savings............................        4,051   0.76         4,096         32      0.78        4,243          33      0.77
 Certificates of deposit............       40,726   3.90        37,323      1,300      3.48       35,835       1,105      3.08
 FHLB advances......................       33,350   5.04        28,397      1,292      4.55       14,583         664      4.56
                                         --------             --------    -------                -------      ------
  Total interest-bearing liabilities       92,854   3.77        86,168      2,814      3.27       74,109       2,028      2.74
                                                                          -------                             ------

Non-interest-bearing liabilities....        6,091                5,563                             3,828
                                         --------             --------                           -------
 Total liabilities..................       98,945               91,731                            77,937
Stockholders' equity (3)............       13,292               13,526                            13,844
                                         --------             --------                           -------
 Total liabilities and stockholders'
    equity..........................     $112,237             $105,257                           $91,781
                                         ========             ========                           =======
Net interest income.................                                      $ 3,007                             $2,788
                                                                          =======                             ======
Interest rate spread (4)............                2.20%                              2.45%                              2.72%
Net interest margin (5).............                2.70%                              2.96%                              3.16%
Ratio of average interest-earning
   assets  to average interest-
   bearing liabilities..............              115.16%                            118.05%                            119.10%


                                                 YEAR ENDED JUNE 30,
                                             --------------------------------
                                                          2004
                                             --------------------------------
                                             AVERAGE                 AVERAGE
                                             BALANCE    INTEREST   YIELD/COST
                                             -------    --------   ----------
                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net(1)...........         $49,614     $3,408      6.87%
 Securities (2).....................          28,853        752      2.61
                                             -------     ------
  Total interest-earning assets.....          78,467      4,160      5.30
                                                         ------
Non-interest-earning assets.........           2,864
                                             -------
  Total assets......................         $81,331
                                             =======
Interest-bearing liabilities:
 Demand and NOW accounts............         $ 6,509         40      0.61
 Money market savings...............          10,308        155      1.50
 Savings............................           4,860         48      0.99
 Certificates of deposit............          35,388      1,125      3.18
 FHLB advances......................          10,983        562      5.12
                                             -------     ------
  Total interest-bearing liabilities          68,048      1,930      2.83
                                                         ------

Non-interest-bearing liabilities....           4,212
                                             -------
 Total liabilities..................          72,260
Stockholders' equity (3)............           9,071
                                             -------
 Total liabilities and stockholders'
    equity..........................         $81,331
                                             =======
Net interest income.................                     $2,230
                                                         ======
Interest rate spread (4)............                                 2.47%
Net interest margin (5).............                                 2.84%
Ratio of average interest-earning
   assets  to average interest-
   bearing liabilities..............                               115.31%

----------------------
(1) Non-accruing loans have been included in loans receivable, net, and the effect of such inclusion was not material. Loans held for sale have been included in loans receivable, net.
(2) Includes securities, interest-bearing deposits, and Federal Home Loan Bank stock.
(3)  Includes equity received from contributions made to the ESOP.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

     RATE/VOLUME ANALYSIS. The following table reflects the sensitivity of our interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                  YEAR ENDED JUNE 30,                         YEAR ENDED JUNE 30,
                                                     2006 VS. 2005                              2005 VS. 2004
                                         -----------------------------------        ------------------------------------
                                                  INCREASE (DECREASE)                      INCREASE (DECREASE)
                                                        DUE TO                                    DUE TO
                                         -----------------------------------        ------------------------------------
                                         VOLUME         RATE         TOTAL          VOLUME         RATE        TOTAL
                                         ------         ----         -----          ------         ----        -----
                                                                           (IN THOUSANDS)
Interest and dividend income:
   Loans receivable....................     $  652        $   27        $  679         $  724     $    (221)      $  503
   Securities..........................        120           206           326            (35)          188          153
                                            ------        ------        ------         ------        ------       ------
      Total interest-earning assets....        772           233         1,005            689           (33)         656
                                            ------        ------        ------         ------        ------       ------

Interest expense:
   Demand and NOW Deposits.............     $    2        $   11        $   13         $   20     $      19       $   39
   Money market savings................        (47)           (2)          (49)             1            (9)          (8)
   Savings accounts....................         (1)           --            (1)            (6)           (9)         (15)
   Certificates of deposit.............         47           148           195             14           (34)         (20)
   Advances from FHLB and
      other borrowings.................        629            (1)          628            169           (67)         102
                                            ------        ------        ------         ------     ---------       ------
      Total interest-bearing
        liabilities....................        630           156           786            198          (100)          98
                                            ------        ------        ------         ------     ---------       ------
Change in net interest income..........     $  142        $   77        $  219         $  491     $      67       $  558
                                            ======        ======        ======         ======     =========       ======

LIQUIDITY AND COMMITMENTS

     We are required to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained

     Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, scheduled payments, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide a portion of the funding needed to manage the interest rate risk presented by our core business of attracting and retaining retail deposits to fund mortgage and consumer loans.

     Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments
such  as  overnight   deposits  and  federal  funds  sold,
mutual funds, and collateralized mortgage obligations. On a longer term basis, we maintain a strategy of investing in various loan products. We use our sources of funds primarily to meet our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed securities and investment securities. At June 30, 2006, the total approved loan origination commitments outstanding amounted to $5.7 million, and we had $877,000 of unfunded commitments on lines of credit. At the same date, construction loans in process were $2.0 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2006, totaled $23.3 million. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Osage Federal Bank. In addition, at June 30, 2006, our total collateralized borrowing limit was $46.4 million of which we had $33.4 million outstanding, giving us the ability at June 30, 2006 to borrow an additional $13.0 million from the Federal Home Loan Bank of Topeka as a funding source to meet commitments and for liquidity purposes. Commitments to sell loans totaled $1.1 million at June 30, 2006.

     The following table presents our fixed and determinable contractual obligations and commitments by payment date as of June 30, 2006.

                                                                                                         MORE
                                                               LESS THAN                                 THAN
                                                TOTAL            1 YEAR       1-3 YEARS    4-5 YEARS    5 YEARS
                                              ----------       -----------    ---------    ---------    -------
                                                                         (IN THOUSANDS)
Federal Home Loan Bank advances..........     $ 33,350         $  22,350     $   4,000    $   2,000    $   5,000
Certificates of deposit..................       40,726            23,324        12,183        5,159           60
                                              --------         ---------     ---------    ---------    ---------
     Total...............................     $ 74,076         $  45,674     $  16,183    $   7,159    $   5,060
                                              ========         =========     =========    =========    =========

                                                    TOTAL                                               MORE
                                                   AMOUNTS     LESS THAN                                THAN
                                                  COMMITTED      1 YEAR      1-3 YEARS    4-5 YEARS    5 YEARS
                                                  ---------    -----------   ---------    ---------    -------
                                                                          (IN THOUSANDS)
Construction loans in process (1)..........    $  2,008        $    800      $     --     $     --     $  1,208
Other commitments to extend credit(2)......       5,655           5,655            --           --           --
Unfunded lines of credit...................         877             437           396           44           --
                                               --------        --------      --------     --------     --------
    Total..................................    $  8,540        $  6,892      $    396     $     44     $  1,208
                                               ========        ========      ========     ========     ========

-----------
(1)  Includes  construction  loans which will  convert to permanent  loans.
(2)  Represents amounts committed to customers.

OFF-BALANCE SHEET ARRANGEMENTS

     We are parties to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily include loan commitments and lines of credit, including commercial lines. We use these financial instruments to meet the financing needs of our customers. Outstanding loan commitments and lines of credit at June 30, 2006 were $5.7 million and $877,000, respectively. These financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risk and management does not anticipate any accounting losses, which would have a material effect on us.

CAPITAL

     Consistent with our goals to operate a sound and profitable financial organization, Osage Federal Financial, Inc. actively seeks to maintain Osage Federal Bank as a "well capitalized" institution in accordance with regulatory standards. Total equity of Osage Federal Financial, Inc. was $13.1 million at June 30, 2006, or 11.70% of total assets on that date. As of June 30, 2006, Osage Federal Bank exceeded all capital requirements of the Office of Thrift Supervision. Osage Federal Bank's regulatory capital ratios at June 30, 2006 were as follows: core capital - 10.74%; Tier I risk-based capital - 20.40%; and total risk-based capital - 21.07%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively. We expect our capital ratios to increase significantly as the result of the offering. See Historical and Pro Forma Regulatory Capital Compliance on page __.

IMPACT OF INFLATION

     The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 155 (FAS 155), Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140. FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this statement will not have a material effect on our consolidated financial statements.

     In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 ("SFAS No.156"), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The adoption of this statement is not presently expected to have a material effect on our consolidated financial statements.

     In March 2006 and updated in September 2006, The Emerging Issues Task Force released Draft Abstract No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This abstract deals with whether the post-retirement benefit associated with an endorsement split-dollar arrangement is effectively settled in accordance with either Statement 106 or Opinion 12 upon entering into such arrangement. The EITF reached a consensus that employers actually incur a liability for the death benefit associated with these types of policies, even though the insurance company undertakes the legal obligation to provide a benefit to individuals insured under these arrangements. The Company has not determined what financial statement impact No. 06-4 will have on the Company.

                       BUSINESS OF OSAGE BANCSHARES, INC.


     Osage Bancshares, Inc. was incorporated as a Maryland corporation in September 2006 for the purpose of becoming the holding company of Osage Federal Bank in connection with the conversion of Osage Federal MHC to stock form. Osage Bancshares, Inc. has not engaged in any significant business to date. Its primary activity will be to hold all of the stock of Osage Federal Bank. Osage Bancshares, Inc. will invest the proceeds of the stock offering as discussed under Use of Proceeds at page __. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. Osage Bancshares, Inc. will not maintain offices separate from those of Osage Federal Bank or employ any persons other than certain of Osage Federal Bank's officers. Officers of Osage Bancshares, Inc. will not be separately compensated for their service. Osage Bancshares, Inc. will enter into an expense-sharing agreement with Osage Federal Bank under which Osage Bancshares, Inc. and Osage Federal Bank will reimburse each other for expenses incurred on behalf of the other. In addition, Osage Bancshares, Inc. and Osage Federal Bank will enter into a tax-sharing agreement to apportion tax liabilities within the consolidated group.


                         BUSINESS OF OSAGE FEDERAL BANK

     Osage Federal Bank is a federally chartered stock savings bank. It was originally founded in 1918 as the National Building and Loan Association and was chartered by the State of Oklahoma. Osage Federal Bank converted to a federally chartered savings and loan association in 1935. Osage Federal Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Osage Federal Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

     Osage  Federal  Bank  conducts  a  traditional  community  bank  operation, offering retail banking services, one- to four-family mortgage loans, multi-family, commercial and other real estate mortgage loans, construction loans, automobile loans, second mortgage loans and other consumer loans. Osage Federal Bank operates from its main office in Pawhuska, Oklahoma, and a branch office in Bartlesville, Oklahoma.

MARKET AREA


     Our main office is located in Pawhuska, Oklahoma and serves a wide area of Osage County and the northern portion of Pawnee County. Our branch office is located in Bartlesville, Oklahoma and services Bartlesville and surrounding Washington County plus the western portion of Nowata County. Osage and Washington counties are generally rural in nature with older populations. The economies of both counties are based on the oil and gas industry, and ranching also has a presence in Osage County. The current unemployment rate for Osage County is 5.6% and for Washington County is 4.9%. ConocoPhillips, an oil and gas company, is the largest employer in our market area. They, as well as other major employers in the area, are in the process of hiring 500-700 employees, mostly for technological, engineering, and other white-collar positions. As a result of this anticipated job growth in our area, there is significant one- to four-family and commercial real estate construction underway. Bartlesville and Pawhuska are the county seats of Washington and Osage Counties, respectively, which provide public sector employment. Bartlesville is a regional healthcare center with a 311-bed hospital. With their museums and historic areas, tourism has become an increasingly important industry in Bartlesville and Pawhuska. Wal-Mart has recently opened a distribution center which has brought an estimated 650 new jobs to Bartlesville. The Osage Tribal Council, headquartered in Pawhuska, has opened three gaming facilities in Osage County in the last two years, which has further boosted the local economy. A fourth facility will be opened within the next year.


     Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could decrease.

LENDING ACTIVITIES

     GENERAL. We have traditionally focused on the origination of one- to four-family mortgage loans, which comprise a significant majority of the total loan portfolio. We also originate non-residential mortgages including multi-family, commercial, land and other real estate mortgage loans. Construction loans, automobile loans, second mortgage loans, commercial loans and other consumer loans make up the rest of the total loan portfolio.

     LOAN PORTFOLIO COMPOSITION. The following table analyzes the composition of our loan portfolio by loan category at the dates indicated.

                                                                        AT JUNE 30,
                                             -------------------------------------------------------------------
                                                    2006                      2005                   2004
                                             -------------------     -------------------     -------------------
                                             AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                             ------      -------     ------      -------     ------      -------
                                                                       (DOLLARS IN THOUSANDS)
Real estate mortgage:
  One- to four-family...................     $54,742     68.1%       $48,348     72.1%       $43,110     75.3%
  Non-residential.......................       7,195      8.9          7,120     10.6          5,020      8.8
Construction............................       4,675      5.8          1,749      2.6            811      1.4
Automobile..............................       5,357      6.7          4,450      6.6          3,729      6.5
Second mortgage.........................       4,098      5.1          3,200      4.8          2,780      4.8
Commercial..............................       1,756      2.2            379      0.6            190      0.3
Other consumer..........................       2,558      3.2          1,850      2.7          1,669      2.9
                                             -------    -----       --------    -----        -------    -----
     Total loans........................      80,381    100.0%        67,096    100.0%        57,309    100.0%
                                                        =====                   =====                   =====

Less:
  Loans in process......................       2,008                   1,306                   1,381
  Net deferred loan fees................          46                      41                      23
  Allowance for loan losses.............         400                     393                     409
                                             -------                 -------                 -------
     Total loans, net...................     $77,927                 $65,356                 $55,496
                                             =======                 =======                 =======

     LOAN MATURITY SCHEDULE. The following table sets forth the maturity of our loan portfolio at June 30, 2006. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                              ONE- TO FOUR-      NON-
                                 FAMILY       RESIDENTIAL                            SECOND                  OTHER
                                MORTGAGE       MORTGAGE   CONSTRUCTION  AUTOMOBILE  MORTGAGE   COMMERCIAL   CONSUMER    TOTAL
                                --------       --------   ------------  ----------  --------   ----------   --------    -----
                                                                 (IN THOUSANDS)
AMOUNTS DUE:
Within 1 Year.................$    1,364      $     237    $   4,675    $    317    $    253     $  1,053    $  1,133   $  9,032
                              ----------      ---------    ---------    --------    --------     --------    --------   --------

After 1 year:
  1 to 3 years................       930            163           --       2,578         167           --         295      4,133
  3 to 5 years................     1,793            211           --       2,042         540          265         433      5,284
  5 to 10 years...............     5,267          1,962           --         420       1,017           61         481      9,208
  10 to 20 years..............    30,062          4,502           --          --       2,121          377         216     37,278
  Over 20 years...............    15,326            120           --          --          --           --          --     15,446
                              ----------      ---------    ---------    --------    --------     --------    --------   --------

Total due after one year......    53,378          6,958           --       5,040       3,845          703       1,425     71,349
                              ----------      ---------    ---------    --------    --------     --------    --------   --------
Total amount due..............$   54,742      $   7,195    $   4,675    $  5,357    $  4,098     $  1,756    $  2,558   $ 80,381
                              ==========      =========    =========    ========    ========     ========    ========   ========

     The following table sets forth the dollar amount of all loans at June 30, 2006 due after June 30, 2007, which have fixed interest rates and which have floating or adjustable interest rates.

                                                                  FLOATING OR
                                             FIXED RATES       ADJUSTABLE RATES
                                             -----------       ----------------
                                                        (IN THOUSANDS)
Real estate mortgage:
  One- to four-family.....................   $   47,895         $     5,483
  Non-residential.........................        6,528                 430
Construction..............................           --                  --
Automobile................................        5,040                  --
Second mortgage...........................        3,612                 233
Commercial................................          472                 231
Other consumer............................        1,425                  --
                                             ----------         -----------
  Total...................................   $   64,972         $     6,377
                                             ==========         ===========

     ONE- TO FOUR-FAMILY MORTGAGE LOANS. Our primary lending activity consists of the origination of one- to four-family mortgage loans, substantially all of which are secured by property located in Osage and Washington Counties, Oklahoma.

     We generally originate mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 100%. For loans exceeding an 80%
loan-to-value ratio, we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure. The majority of our one- to four-family residential loans are originated with fixed rates and have terms of five to thirty years. The maturities of our one- to four-family mortgage loans in portfolio are generally 15 years or less, because we sell most of our longer-term loans to Freddie Mac. We also originate adjustable-rate loans which have interest rates that adjust annually to the yield on U.S. Treasury securities adjusted to a constant one-year maturity plus a margin of 275 to 300 basis points. Our adjustable-rate loans have terms of up to 30 years with an initial fixed-rate period of one year according to the terms of the loan. We also originate a small amount of hybrid loans, which have initial 3- or 5-year fixed terms, then convert to an adjustable rate. Our adjustable-rate mortgages generally have a cap of one percentage point on rate adjustments during any one year and five percentage points over the life of the loan. Our fixed-rate mortgage loans are generally originated on documentation and with terms that qualify them for resale to Freddie Mac.

     Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified independent appraisers approved by the board of directors. Appraisals are performed in accordance with applicable regulations and policies. We generally require title insurance policies on all first mortgage real estate loans originated, but may also originate loans that will be retained for our portfolio with an attorney's opinion in lieu of title insurance. Homeowners, liability, fire and, if required, flood insurance policies are also required.

     During the 2005 fiscal year, we began offering 100% loan-to-value ratio one- to four-family residential loans to our most creditworthy borrowers. Borrowers generally must qualify based on credit criteria, and they are required to obtain private mortgage insurance covering us for any loss in excess of

80%. The borrower pays a discount fee for these loans. During the year ended June 30, 2006, we originated $922,000 in mortgages under this program.

     NON-RESIDENTIAL MORTGAGE LOANS. We originate a variety of non-residential mortgage loans, including loans on motels, churches, retail/service properties, apartment and condominium buildings, and other income-producing properties, including mixed-use properties combining residential and commercial space. We also originate loans secured by land. At June 30, 2006 we had approximately $2.3 million in land loans. We generally require a loan-to-value ratio no greater than 80% for non-residential mortgage loans. Typically, these loans are made with amortization terms of up to twenty years. The majority of our non-residential mortgage loans are on properties located within our market area.


     Non-residential mortgage loans generally are considered to entail significantly greater risk than that which is involved with one- to four-family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the borrower and the real estate securing the loan as collateral. These risks can be significantly affected by economic conditions. In addition, non-residential real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.


     CONSTRUCTION LENDING. Essentially all of our construction lending is in our market areas. We will generally originate construction loans in an amount up to 75% of the appraised value for a multi-family, commercial or other real estate construction loan, and up to 80% for a one- to four-family residential construction loan. At June 30, 2006, $2.8 million of our construction loans were for construction of one- to four-family residences, and $1.9 million of these loans were for non-residential construction. Our residential construction lending includes loans to individuals for construction of a primary residence as well as loans to builders and developers for multi-unit or multi-house projects. Our construction loans generally have six-month terms and provide for monthly payments of interest only until maturity. We typically convert construction loans to individuals to permanent loans on completion of construction but do not require take-out financing prior to origination. We have no formal limits as to the number of projects a builder has under construction or development, and make a case by case determination on loans to builders and developers who have multiple projects under development. We occasionally make loans to builders for the construction of residences for which they do not yet have buyers. Our practice is generally to limit such loans to no more than three homes per builder. At June 30, 2006, we had approximately $935,000 in construction loans to builders for construction of residences which were not pre-sold.

     Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. If the estimate of construction cost proves to be inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover all of the unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

         AUTOMOBILE LOANS. We offer loans on new and used automobiles and, in cases of satisfactory credit, will originate such loans up to the sales price or retail value. Auto loans are generally made with terms from one to five years and are made on a fixed-rate basis. The bulk of our automobile lending involves direct loans to existing customers for the purchase of a car or truck. Loans secured by rapidly depreciating assets such as automobiles entail more risk than residential mortgages. The repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment of the outstanding loan balance, since there is greater likelihood of damage, loss or depreciation of the underlying collateral. Automobile lending also entails the risks generally associated with consumer lending described below.

     SECOND MORTGAGE LOANS. We generally make second mortgage loans only on properties for which we hold the first mortgage. We do not make home equity loans on an open-end basis in the form of a line of credit, but rather as a closed-end amortizing mortgage loan. Our second mortgage loans are primarily fixed-rate loans for terms of up to twenty years. We generally require that the aggregate indebtedness against the security property not exceed 80% of its value (75% if we do not hold the first mortgage). Collateral value is determined through existing appraisals, new appraisals or evaluations by the loan department. On second mortgages, we do not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.

     COMMERCIAL LOANS. Our commercial loans consist of loans secured by equipment, accounts receivable, inventory, and other business purpose loans. Such loans are generally secured by either the underlying collateral and/or by the personal guarantees of the borrower. At June 30, 2006, we had approximately $1.8 million in commercial loans.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment.

     OTHER CONSUMER LOANS. Other consumer loans offered by us consist of loans secured by personal property, including savings account loans, manufactured home loans and unsecured consumer loans. At June 30, 2006, we had approximately $732,000 of savings account loans, $288,000 in manufactured home loans and $152,000 of unsecured consumer loans, including overdrafts. We will generally lend up to 90% of the account balance on a savings account loan.

     Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between the average loan yield and the cost of funds and at the same time improve the matching of rate-sensitive assets and liabilities.

     Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans that are unsecured. Further, consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

     Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.


     LOANS TO ONE BORROWER. Under federal law, savings institutions generally may only lend to one borrower an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of June 30, 2006, our loans to one borrower limit was approximately $1.8 million. This limit is expected to increase due to the additional capital raised in the offering. At the minimum of the offering range, our loans-to-one-borrower limit would increase to approximately $3.0 million, which would enable us to make larger loans.


     Our largest single borrower had aggregate outstanding loan commitments of approximately $2.3 million with $1.0 million of this amount committed to be participated with another lender. Total outstanding loans to this borrower as of June 30, 2006 included a loan secured by a personal residence, two loans secured by commercial real estate, a loan secured by commercial equipment, a line of credit and an automobile loan. Our second largest borrower had aggregate outstanding balances of approximately $984,000 consisting of a personal residence with a line of credit, two rental duplexes and a speculative construction loan as of June 30, 2006. Our third largest borrower had aggregate outstanding balances of $788,000 consisting of four speculative construction loans and an auto loan as of June 30, 2006. Our fourth largest borrower had aggregate outstanding balances of approximately $755,000. These loans consisted of a personal residence, second home, two commercial real estate loans, a line of credit and an equipment loan as of June 30, 2006. Our fifth largest borrower had aggregate outstanding balances of approximately $714,000 at June 30, 2006 representing a permanent residence, a speculative construction loan and eleven rental properties. At June 30, 2006, all of these lending relationships were current and all were performing in accordance with the terms of their loan agreements.

     LOAN ORIGINATIONS, PURCHASES AND SALES. Our customary sources of loan applications include repeat customers, referrals from realtors and other professionals, and "walk-in" customers. We generally do not purchase loans from other institutions or use mortgage brokers.

     Historically, we have primarily originated our own loans and retained them in our portfolio. Gross loan originations totaled $39.0 million for the year ended June 30, 2006. In addition, we purchased participations totaling $1.3 million during the year, of which $864,000 was outstanding as of June 30, 2006. These purchases were nonresidential real estate loans. Our fixed-rate mortgage loans generally meet the secondary mortgage market standards of Freddie Mac. For the purposes of interest rate risk management, we may sell qualifying one- to four-family residential mortgages in the secondary market to Freddie Mac on a non-recourse basis with servicing retained. Management decides at the point of origination whether or not the loan will be sold and a commitment is made to Freddie Mac at that time for the individual loan. During the years ended June 30, 2006 and 2005, we sold $4.8 million and $6.0 million of loans, respectively, to Freddie Mac. Sales had increased during the last several years in connection with our efforts to mitigate interest rate risk associated with long-term, fixed-rate loans. As refinancing activity has slowed and as risk management needs change, however, we have reduced our loan sales. At June 30, 2006, loans serviced for the benefit of others totaled $41.6 million. This includes $170,000 of a local church loan participation sold to two financial institutions.

     LOAN COMMITMENTS. We give written commitments to prospective borrowers on all residential and non-residential mortgage loans. The total amount of commitments to extend credit for mortgage and consumer loans as of June 30, 2006, was approximately $5.7 million, excluding undisbursed portions of construction loans totaling $2.0 million. We also had $877,000 of unfunded commitments on lines of credit as of that date.


     LOAN APPROVAL PROCEDURES AND AUTHORITY. Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors. Our loan committee consists of our chairman, president and chief executive officer, executive vice president and chief lending officer, senior vice president, and two vice presidents. The committee reviews all real estate loans, consumer loans above $15,000 and all loan modifications. Loan committee meetings require a quorum of three members of the committee. Loans submitted to the loan committee require approval of a majority of the members voting and approval of all members present if only three members are present. Consumer loans of $5,000 and below can be approved by individual loan officers, while consumer loans between $5,000 and $15,000 must be approved by two loan officers. Loans exceeding the Freddie Mac loan purchase limit require approval by the board of directors. All closed loans are presented to the Board for ratification on a monthly basis.


ASSET QUALITY

     LOAN DELINQUENCIES AND COLLECTION PROCEDURES. The borrower is notified by both mail and telephone when a loan is sixteen days past due. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize their financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

     As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is carried as a foreclosed asset held for sale until it is sold or otherwise disposed of. When foreclosed assets held for sale are acquired, they are recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At June 30, 2006, we had $50,000 of foreclosed assets held for sale.

     Loans are reviewed on a regular basis and are placed on non-accrual status when they are 90 days or more delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At June 30, 2006, we had approximately $11,000 of loans that were held on a non-accrual basis. These loans were considered when calculating the allowance for loan losses, and there were $2,000 of specific reserves relating to these loans at June 30, 2006.

     NON-PERFORMING ASSETS. The following table provides information regarding our non-performing loans and other non-performing assets. We did not have any troubled debt restructurings within the meaning of SFAS No. 15 at any of the dates indicated.

                                                                                     AT JUNE 30,
                                                                       --------------------------------------
                                                                         2006           2005           2004
                                                                         ----           ----           ----
                                                                               (DOLLARS IN THOUSANDS)
Loans accounted for on a non-accrual basis:
  One- to four-family........................................          $     7       $      79      $      11
  Consumer...................................................                4               8             --
                                                                       -------       ---------      ---------
     Total...................................................          $    11       $      87      $      11
                                                                       =======       =========      =========

Accruing loans which are contractually past
  due 90 days or more........................................          $    --       $      --      $      --
                                                                       -------       ---------      ---------
     Total...................................................          $    --       $      --      $      --
                                                                       =======       =========      =========
Total non-performing loans...................................          $    11       $      87      $      11
                                                                       =======       =========      =========
Foreclosed assets held for sale..............................          $    50       $      32      $      --
                                                                       =======       =========      =========
Total non-performing assets..................................          $    61       $     119      $      11
                                                                       =======       =========      =========

Total non-performing loans to net loans......................             0.01%           0.13%          0.02%
                                                                          ====            ====           ====
Total non-performing loans to total assets...................             0.01%           0.09%          0.01%
                                                                          ====            ====           ====
Total non-performing assets to total assets..................             0.05%           0.12%          0.01%
                                                                          ====            ====           ====

     As of June 30, 2006, there were $63,000 in loans not reflected in the above table as to which known information about possible credit problems of borrowers caused management to have serious doubts about the ability of such borrowers to comply with present loan repayment terms and which may result in such loans being disclosed as non-performing in the future.

     During the year ended June 30, 2006, gross interest income of less than $1,000 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and no interest on such loans was included in income for the year ended June 30, 2006.

     CLASSIFIED ASSETS. Management, in compliance with Office of Thrift Supervision guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on a monthly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged off.

     An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets, or portions thereof, classified as "loss" are considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     Management's classification of assets is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. The following table discloses our classification of assets as of June 30, 2006, 2005 and 2004. At June 30, 2006, $50,000 of the
classified assets were foreclosed assets held for sale.

                                                            AT JUNE 30,
                                             --------------------------------------------
                                              2006              2005             2004
                                              ----              ----             ----
                                                           (IN THOUSANDS)
Substandard.......................           $     124        $     193         $      93
Doubtful..........................                  --               --                --
Loss..............................                  --               --                --
                                             ---------        ---------         ---------
  Total...........................           $     124        $     193         $      93
                                             =========        =========         =========

     At June 30, 2006, $61,000 of the loans classified as "substandard," are included under non-performing assets, as shown in the table on the preceding page. Management considers the remaining substandard assets to be adequately protected by the paying capacity and net worth of the borrower, or by the pledged collateral.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance.

     This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. The level of allowance is based on estimates and the ultimate losses may vary from these estimates. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the Office of Thrift Supervision as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

     There were $21,000 in loan charge-offs during 2006, including $10,000 related to residential real estate, and $11,000 on unsecured consumer loans. There were no vehicle or commercial charge-offs.

     ANALYSIS OF LOAN LOSS ALLOWANCE. The following table sets forth information with respect to activity in our allowance for loan losses at the dates indicated:

                                                                                   FOR THE YEARS ENDED JUNE 30,
                                                                          -----------------------------------------------
                                                                             2006              2005               2004
                                                                             ----              ----               ----
                                                                                      (DOLLARS IN THOUSANDS)
Allowance balance (at beginning of period).......................         $      393        $      409         $      409

Charge-offs......................................................                (21)              (16)                (6)
Recoveries.......................................................                  1                --                  6
                                                                          ----------        ----------         ----------
Net (charge-offs) recoveries.....................................                (20)              (16)                --
Provision for loan losses........................................                 27                --                 --
                                                                          ----------        ----------         ----------
Allowance balance (at end of period).............................         $      400        $      393         $      409
                                                                          ==========        ==========         ==========

Total loans outstanding..........................................         $   80,381        $   67,096         $   57,309
                                                                          ==========        ==========         ==========
Average loans outstanding........................................         $   72,388        $   61,957         $   51,054
                                                                          ==========        ==========         ==========
Allowance for loan losses as a percent of total loans
   outstanding...................................................               0.51%             0.59%              0.71%
                                                                          ==========       ===========         ==========
Net loans charged off as a percent of average loans
   outstanding...................................................               0.03%             0.03%                --%
                                                                          ==========       ===========         ==========

     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


                                                                                  AT JUNE 30,
                                                 ----------------------------------------------------------------------------
                                                           2006                     2005                            2004
                                                 --------------------     --------------------------      -------------------
                                                               PERCENT                     PERCENT                   PERCENT
                                                              OF LOANS                    OF LOANS                   OF LOANS
                                                              TO TOTAL                    TO TOTAL                   TO TOTAL
                                                 AMOUNT         LOANS        AMOUNT         LOANS        AMOUNT        LOANS
                                                 ------         -----        ------         -----        ------        -----
                                                                            (DOLLARS IN THOUSANDS)
    At end of period allocated to:
    Real estate mortgage:
       One- to four-family..................    $    156         68.1%      $    189        72.1%       $    166        75.3%
       Non-residential......................          57          8.9             74        10.6             129         8.8
    Construction............................          39          5.8             14         2.6              17         1.4
    Automobile .............................          60          6.7             57         6.6              48         6.5
    Second mortgage.........................          16          5.1             15         4.8              13         4.8
    Commercial..............................          39          2.2             15         0.6              10         0.3
    Other consumer..........................          33          3.2             29         2.7              26         2.9
                                                --------       ------       --------      ------        --------      ------
         Total allowance....................    $    400        100.0%      $    393       100.0%       $    409       100.0%
                                                ========        =====       ========       =====        ========       =====

SECURITIES PORTFOLIO

     GENERAL. Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized by our investment policy, as approved by the Board, include U.S. government and government agency obligations, mortgage-related securities of various U.S. government agencies or government-sponsored entities and private corporate issuers (including securities collateralized by mortgages), corporate bonds, commercial paper, certificates of deposits of insured banks and savings institutions and municipal securities. The Investment Committee, comprised of Directors Formby, Labadie, Strahan and White, is responsible for the review of investment strategies and the approval of investment decisions.

     Our primary objective in operating the securities portfolio is to assist in management of interest rate risk by matching our interest-sensitive liabilities. Our other objectives are to provide liquidity and earnings, in that order of priority. Individual investment decisions take into account, among other considerations, the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value.

     We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, we do not invest in securities which are not rated investment grade.

     Our securities portfolio at June 30, 2006 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States government or government agencies, other than our investment in the Shay Asset Management Fund Adjustable-Rate Mortgage Fund, a mutual fund which invests in adjustable-rate mortgage-backed securities, with a carrying value of approximately $12.1 million at June 30, 2006. All such mortgage-backed securities are either issued by U.S. government agencies or government-sponsored enterprises or rated in the two highest investment grades. This fund is rated AAA by Standard & Poor's.

     In April 2005, we initiated a strategy in which we used one-month Federal Home Loan Bank advances to fund the purchase of a select portfolio of available-for-sale fixed and variable-rate highly rated mortgage-related securities. All such securities must be rated "AA" or higher. The objective of this strategy is to leverage our capital and generate earnings without excessive exposure to interest rate risk. At June 30, 2006, we held $5.7 million in securities acquired pursuant to this program. Because of the current and near-term anticipated rate environment, we are no longer purchasing securities for this program.

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held-to-maturity," "trading securities" or "available-for-sale," based on management's intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as "held-to-maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held-to-maturity."

     We do not currently use or maintain a trading account. Securities not classified as "held-to-maturity" are classified as "available-for-sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. Approximately $7.9 million of our securities portfolio is pledged as collateral for deposits.

     MORTGAGE-RELATED SECURITIES. Mortgage-related securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although we focus primarily on mortgage-related securities secured by one- to four-family mortgages. Our mortgage-related securities portfolio includes mortgage-backed securities and collateralized mortgage obligations issued by U.S. government agencies or government-sponsored entities, such as Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, and the Federal National Mortgage Association, as well as by private corporate issuers. The portfolio also includes an investment in an adjustable rate mortgage mutual fund, with a carrying value of approximately $12.1 million at June 30, 2006.

     The mortgage originators use intermediaries (generally government agencies and government-sponsored enterprises, but also a variety of private corporate issuers) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Securities issued or sponsored by U.S. government agencies and government-sponsored entities are guaranteed as to the payment of principal and interest to investors. Privately issued securities typically offer rates above those paid on government agency issued or sponsored securities, but lack the guaranty of those agencies and are generally less liquid investments. In the absence of an agency guarantee, our policy requires that we purchase only privately-issued mortgage-related securities that have been assigned credit ratings of AA or AAA by the applicable securities rating agencies.

     Mortgage-backed securities are pass-through securities typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed security thus approximates the life of the underlying mortgages. Mortgage-backed securities generally yield less than the mortgage loans underlying such securities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. At June 30, 2006, we had $1.2 million of mortgage-backed securities classified as "held-to-maturity," and $2.9 million of mortgage-backed securities classified as "available-for-sale."

     Collateralized mortgage obligations are mortgage-derivative products that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in collateralized mortgage obligations allows us to better manage the prepayment and extension risk associated with conventional mortgage-related securities. Management believes collateralized mortgage obligations represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. At June 30, 2006, we had collateralized mortgage obligations classified as "held-to-maturity" of $7.0 million, all of which were issued or guaranteed by U.S. government agencies or government-sponsored enterprises. Our securities portfolio also contained $2.8 million and $85,000 of private placement collateralized mortgage obligations classified as "available-for-sale" and "held-to-maturity," respectively. At June 30, 2006, all of our collateralized mortgage obligations were short duration, first tranche, fully amortizing securities.

     OTHER SECURITIES. In addition, at June 30, 2006 we held an approximate investment of $1.7 million in Federal Home Loan Bank of Topeka common stock (this amount is not shown in the securities portfolio). As a member of the Federal Home Loan Bank of Topeka, ownership of Federal Home Loan Bank of Topeka common shares is required.

     The following table sets forth the carrying value of our securities portfolio at the dates indicated. Securities that are held-to-maturity are shown at our amortized cost, and securities that are available-for-sale are shown at the current market value.


                                                                                  AT JUNE 30,
                                                                  -------------------------------------------
                                                                     2006            2005             2004
                                                                     ----            ----             ----
                                                                                 (IN THOUSANDS)
Securities Held-to-Maturity:
---------------------------
Mortgage-backed securities and CMOs....................           $    8,221      $   11,379       $   15,712

Securities Available-for-Sale:
-----------------------------
Shay Adjustable-Rate Mortgage Fund(1)..................               12,086          11,723           11,490
Mortgage-backed securities and CMO's                                   5,749           3,089               --
                                                                  ----------      ----------       ----------
 Total.................................................           $   26,056      $   26,191       $   27,202
                                                                  ==========      ==========       ==========

_________
(1) Consisting primarily of mortgage-related securities.

     The following table sets forth the carrying values, weighted average yields and maturities of our securities portfolio at June 30, 2006. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                                                AT JUNE 30, 2006
                                   -------------------------------------------------------------------------------------------------
                                     ONE YEAR OR LESS        ONE TO FIVE YEARS      FIVE TO TEN YEARS          OVER TEN YEARS
                                     -------------------    -------------------   --------------------     ---------------------
                                    CARRYING     AVERAGE    CARRYING    AVERAGE   CARRYING     AVERAGE     CARRYING      AVERAGE
                                     VALUE        YIELD       VALUE      YIELD     VALUE        YIELD        VALUE        YIELD
                                     ------      ------      ------     ------    --------     -------     --------     --------
                                                                                         (DOLLARS IN THOUSANDS)
Mortgage-backed securities and
    CMOs.......................    $  1,150         2.43%   $  8,851     4.29%    $  2,732         4.52%    $  1,237         5.03%
Shay Adjustable-Rate
    Mortgage Fund (1)..........      12,086         4.60%         --      --            --            --          --        --
                                   --------                 --------              --------                  --------
  Total........................    $ 13,236         4.41%   $  8,851     4.29%    $  2,732         4.52%    $  1,237         5.03%
                                   ========                 ========              ========                  ========

                                            AT JUNE 30, 2006
                                   ------------------------------------
                                             TOTAL SECURITIES
                                     ----------------------------------
                                     CARRYING     AVERAGE      MARKET
                                      VALUE        YIELD        VALUE
                                     --------    --------      --------
Mortgage-backed securities and
    CMOs.......................      $ 13,970        4.24%    $ 13,502
Shay Adjustable-Rate
    Mortgage Fund (1)..........        12,086        4.60%      12,086
                                     --------                 --------
  Total........................      $ 26,056        4.41%    $ 25,589
                                     ========                 ========

------------------------
(1) Consisting primarily of mortgage-related securities.

SOURCES OF FUNDS

     GENERAL. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity of securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the Federal Home Loan Bank) are also used to supplement the amount of funds for lending and investment.

     DEPOSITS. Our current deposit products include checking, savings, money market, savings accounts, and certificates of deposit accounts ranging in terms from thirty days to sixty-one months, and individual retirement accounts with terms starting at eighteen months. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

     Deposits are obtained primarily from within Osage and Washington Counties, Oklahoma. Traditional methods of advertising are used to attract new customers and deposits, including print and broadcast media, cable TV, direct mail and inserts included with customer statements. We began offering telephone banking during 2006 and intend to begin offering internet banking including bill-pay during the first quarter of calendar 2007. We do not currently use deposit brokers.

     The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a weekly survey of general market rates and rates of a selected group of competitors' rates for similar products; (3) our current cost of funds and yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the Federal Home Loan Bank. Interest rates are reviewed by senior management on a weekly basis and evaluated by the ALCO committee monthly.

     A large percentage of our deposits are in certificates of deposit. Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

     During fiscal year 2006, we continued to offer higher rates for higher-balance certificates of deposit with terms of 9, 13, 14, 25, 37, 49 and 61 months. Our strategy has been to retain customers who are rate-sensitive, without driving up rates on all of our standard certificate of deposit products. As of June 30, 2006, approximately 35% of our certificates are in these odd-termed categories. We recently began an advertising campaign called "You Pick `Em", which allows our certificate of deposit customers to choose the same rate over any short-term period from six to fifteen months.

         DEPOSIT DISTRIBUTION. The following table sets forth the average balance and the weighted average rates for each period on each category of deposits presented.

                                                                       YEAR ENDED JUNE 30,
                                          -----------------------------------------------------------------------------
                                                   2006                      2005                        2004
                                          ---------------------      ---------------------       ----------------------
                                                       WEIGHTED                   WEIGHTED                     WEIGHTED
                                          AVERAGE       AVERAGE      AVERAGE       AVERAGE       AVERAGE       AVERAGE
                                          BALANCE          RATE      BALANCE          RATE       BALANCE          RATE
                                          -------          ----      -------          ----       -------          ----
                                                                     (DOLLARS IN THOUSANDS)
Demand deposits...................      $    4,421        0.00%    $    2,999       0.00%      $    3,337        0.00%
Interest-bearing  demand
    and NOW deposits..............           9,317        0.99          9,072       0.87            6,509        0.61
Money market savings..............           7,035        1.39         10,376       1.42           10,308        1.50
Savings accounts..................           4,096        0.78          4,243       0.77            4,860        0.99
Certificates of deposit...........          37,323        3.48         35,835       3.08           35,388        3.18
                                         ---------                  ---------                   ---------

    Total deposits................      $   62,192        2.45%    $   62,525       2.18%      $   60,402        2.26%
                                        ==========                 ==========                  ==========


         The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

                                                AT JUNE 30,
                               ------------------------------------------------
INTEREST RATE                       2006            2005             2004
-------------                       ----            ----             ----
                                               (IN THOUSANDS)
1.00-1.99%...................     $   3,491       $   9,328        $  12,034
2.00-2.99%...................         5,385           6,998            5,631
3.00-3.99%...................         7,963           7,524            6,664
4.00-4.99%...................        20,043           9,445            8,303
5.00-5.99%...................         3,844           2,079            1,312
6.00-6.99%...................            --             716            1,100
7.00-7.99%...................            --              90               90
                                  ---------       ---------        ---------
  Total......................     $  40,726       $  36,180        $  35,134
                                  =========       =========        ==========

         The   following   table  sets  forth  the  amount  and   maturities  of
certificates of deposit at June 30, 2006.

                                                                  AMOUNT DUE
                        -----------------------------------------------------------------------------------------------
                           WITHIN                                                                 AFTER
INTEREST RATE              1 YEAR       1-2 YEARS     2-3 YEARS     3-4 YEARS      4-5 YEARS     5 YEARS      TOTAL
-------------              ------       ---------     ---------     ---------      ---------     -------      -----
                                                                 (IN THOUSANDS)
1.00-1.99%                 $  3,433      $    58        $    --       $    --       $    --      $     --   $   3,491
2.00-2.99%                    4,728          590             67            --            --            --       5,385
3.00-3.99%                    3,286        1,393          2,110           727           447            --       7,963
4.00-4.99%                   10,193        5,821          1,101         2,168           700            60      20,043
5.00-5.99%                    1,684          833            210           774           343            --       3,844
                           --------      -------        -------       -------       -------      --------    --------
  Total                    $ 23,324      $ 8,695        $ 3,488       $ 3,669       $ 1,490      $     60    $ 40,726
                           ========      =======        =======       =======       =======      ========    ========

     JUMBO CERTIFICATES OF DEPOSIT. The following table shows the amount of certificates of deposit of $100,000 or more at Osage Federal Bank, by time remaining until maturity as of June 30, 2006.

                                                            CERTIFICATES
MATURITY PERIOD                                             OF DEPOSITS
---------------                                             -----------
                                                           (IN THOUSANDS)

Within three months................................          $    4,150
Three through six months...........................               2,660
Six through twelve months..........................               4,761
Over twelve months.................................               6,867
                                                            -----------
                                                            $    18,438
                                                            ===========

         Approximately 28% of our deposits of $100,000 or more are municipal deposits for which we are required to pledge securities as collateral. Although these deposits may be subject to competitive bidding, they have been a stable source of funds in the past. No assurance can be given, however, that we will be able to retain these deposits in the future.

     BORROWINGS. To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the Federal Home Loan Bank of Topeka. We regularly make use of long-term Federal Home Loan Bank advances as part of our interest rate risk management, primarily to extend the duration of funding to match the longer-term, fixed-rate loans held in the loan portfolio as part of our growth strategy. We are using our line of credit facility at the Federal Home Loan Bank as a short-term measure to fund the significant loan growth we have experienced. We have $5.8 million outstanding from the Federal Home Loan Bank to purchase securities as part of the plan approved by the board of directors. See - Securities Portfolio on page ___. These advances generally mature in 30 days. The long-term advances are non-amortizing, range in original terms from three to seven years and are laddered with approximately $1.0 million maturing every six months.

     Advances from the Federal Home Loan Bank are typically secured by the Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities that are obligations of or guaranteed by the U.S. government. At June 30, 2006, our borrowing limit with the Federal Home Loan Bank was approximately $46.4 million. Additional information regarding our Federal Home Loan Bank advances is included under Note 8 of the Notes to the Consolidated Financial Statements.

     The following table sets forth information regarding the balances and rates on our Federal Home Loan Bank advances.


                                                                                     AT OR FOR THE
                                                                                  YEAR ENDED JUNE 30,
                                                                    ------------------------------------------------
                                                                         2006            2005             2004
                                                                         ----            ----             ----
                                                                                  (DOLLARS IN THOUSANDS)
  Average balance outstanding, during the period...............            $28,560          $14,583         $10,983
  Maximum amount outstanding
    at any month-end during the period.........................            $33,350          $21,650         $12,600
  Balance outstanding at end of period.........................            $33,350          $21,650         $12,600
  Weighted average interest rate during the period.............               4.52%            4.56%           5.12%
  Weighted average interest rate at end of period..............               5.04%            4.27%           4.67%

     Osage Federal Bank has no subsidiaries.

PERSONNEL

     As of June 30, 2006, we had 28 full-time employees and three part-time employees. Our employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

COMPETITION

     We face substantial competition in our attraction of deposits, which are our primary source of funds for lending, and in the origination of loans. Many of our competitors are significantly larger institutions and have greater financial and managerial resources. Our ability to compete successfully is a significant factor affecting our profitability.

     Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities.


     Osage Federal Bank is the largest of the three financial institutions that have offices in Pawhuska, Oklahoma. Osage Federal Bank is the fifth largest of the nine financial institutions that are headquartered or have branch offices in Bartlesville, Oklahoma. According to the Federal Deposit Insurance Corporation data as of June 30, 2006, the latest date for which data is available, Osage Federal Bank has the third largest share of Federal Deposit Insurance Corporation-insured deposits in Osage County with 13.39% and the fifth largest share in Washington County. Such data does not reflect deposits at credit unions operating in these markets.


                                   REGULATION

     Set forth below is a brief description of certain banking laws governing Osage Federal Bank and Osage Bancshares, Inc. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. We operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

REGULATION OF OSAGE BANCSHARES, INC.

     GENERAL. Upon completion of the conversion, Osage Bancshares, Inc. will be a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act. It will be required to file reports with the Office of Thrift Supervision and subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision will have enforcement authority over Osage Bancshares, Inc. and any non-savings institution subsidiaries. This permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Osage Federal.

This regulation is intended primarily for the protection of the depositors and not for the benefit of shareholders of Osage Bancshares, Inc.

     ACTIVITIES RESTRICTIONS. As a savings and loan holding company, Osage Bancshares, Inc. will be subject to statutory and regulatory restrictions on its business activities. The non-banking activities of Osage Bancshares, Inc. and its non-savings institution subsidiaries will be restricted to certain activities specified by Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, Osage Bancshares, Inc. must file with the Office of Thrift Supervision either a prior notice or (in the case of non-banking activities permissible for bank holding companies) an application regarding its planned activity or acquisition.

     MERGERS AND ACQUISITIONS. Osage Bancshares, Inc. must obtain approval from the Office of Thrift Supervision before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Osage Bancshares, Inc. to acquire control of a savings institution, the Office of Thrift Supervision will consider the financial and managerial resources and future prospects of Osage Bancshares, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community (including Osage Federal Bank's performance under the Community Reinvestment Act) and competitive factors.

REGULATION OF OSAGE FEDERAL BANK

     GENERAL.   As   a   federally   chartered,    Federal   Deposit   Insurance
Corporation-insured savings bank, Osage Federal Bank is subject to extensive regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentages of various types of loans and investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements imposed by the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

     Osage Federal Bank must file reports with the Office of Thrift Supervision concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other financial institutions. The Office of Thrift Supervision regularly examines Osage Federal Bank and prepares reports to our Board of Directors on deficiencies, if any, found in its operations.

     DEPOSIT INSURANCE. Osage Federal Bank's deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Although the Federal Deposit Insurance Corporation is authorized to assess premiums under a risk-based system for such deposit insurance, most insured depository institutions have not been required to pay premiums for the last ten years. The Federal Deposit Insurance Reform Act of 2005, which was signed into law on February 15, 2006, has resulted in significant changes to the federal deposit insurance program: (i) effective July 1, 2006, the Bank Insurance Fund (which formerly insured the deposits of banks) and the Savings Association Insurance Fund (which formerly insured the deposits of savings associations like Osage Federal Bank) were merged into a new combined fund, called the Deposit Insurance Fund; (ii) the current $100,000 deposit insurance coverage will be indexed for inflation (with adjustments every five years, commencing January 1, 2011); and (iii) deposit insurance coverage for retirement accounts has been increased to $250,000 per participant subject to adjustment for inflation. The Federal Deposit Insurance Corporation has been given greater latitude in setting the assessment rates for insured depository institutions, which could be used to impose minimum assessments.

     The Federal Deposit Insurance Corporation is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. If the Deposit Insurance Fund's reserves exceed the designated reserve ratio, the Federal Deposit Insurance Corporation is required to pay out all or, if the reserve ratio is less than 1.5%, a portion of the excess as a dividend to insured depository institutions based on the percentage of insured deposits held on December 31, 1996 adjusted for subsequently paid premiums. Insured depository institutions that were in existence on December 31, 1996 and paid assessments prior to that date (or their successors) are entitled to a one-time credit against future assessments based on their past contributions to the BIF or SAIF.

     In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

     REGULATORY CAPITAL REQUIREMENTS. Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and
(3) risk-based capital equal to 8% of total risk-weighted assets.

     In addition, the Office of Thrift Supervision may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the Office of Thrift Supervision may restrict its activities.

     Tier 1 capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. Osage Federal does not have any subsidiaries, non-withdrawable accounts or pledged deposits. Tier 1 capital is reduced by an institution's intangible assets, with limited exceptions for certain servicing rights, interest-only strips and purchased credit card relationships. Core capital is further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible for national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiaries that are depository institutions or their holding companies.

     Total capital equals the sum of Tier 1 and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses (up to 1.25% of risk-weighted assets) and up to 45% of unrealized gains on equity securities. Overall, supplementary capital is limited to 100% of Tier 1 capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans. A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.

     PROMPT CORRECTIVE REGULATORY ACTION. Under the Office of Thrift Supervision Prompt Corrective Action regulations, the Office of Thrift Supervision is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of
Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

     A savings institution that is a subsidiary of a savings and loan holding company, such as Osage Federal Bank, must file an application or a notice with the Office of Thrift Supervision at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the Office of Thrift Supervision;
(ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not be adequately capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the Office of Thrift Supervision or applicable regulations.

     The Office of Thrift Supervision may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

     Osage Federal Bank will be required to file a capital distribution notice or application with the Office of Thrift Supervision before paying any dividend to Osage Bancshares, Inc. However, capital distributions by Osage Bancshares, Inc., as a savings and loan holding company, will not be subject to the Office of Thrift Supervision capital distribution rules.

     QUALIFIED THRIFT LENDER TEST. Federal savings institutions must meet a qualified thrift lender test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a qualified thrift lender, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory qualified thrift lender test set forth in the Home Owners' Loan Act by maintaining at least 65% of its portfolio assets in qualified thrift investments (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory qualified thrift lender test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a qualified thrift lender on a monthly basis in at least nine out of every twelve months. Osage Federal Bank met the qualified thrift lender test as of June 30, 2006 and in each of the last twelve months and, therefore, qualifies as a qualified thrift lender.

     TRANSACTIONS WITH AFFILIATES. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, extensions of credit to affiliates and purchases from affiliates are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act, every insured depository institution, including Osage Federal Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the Office of Thrift Supervision to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Osage Federal Bank. An unsatisfactory Community Reinvestment Act examination rating may be used by the Office of Thrift Supervision as the basis for the denial of an application. Osage Federal Bank received a satisfactory Community
Reinvestment Act rating in its most recent Community Reinvestment Act examination by the Office of Thrift Supervision.

     FEDERAL HOME LOAN BANK SYSTEM. Osage Federal Bank is a member of the Federal Home Loan Bank of Topeka, which is one of twelve regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the Federal Home Loan Bank.

     As a member, Osage Federal Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Topeka in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of Federal Home Loan Bank advances. We are in compliance with this requirement. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

     The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. In addition, the Federal Housing Finance Board has proposed that the Federal Home Loan Banks increase their capital levels by retaining more earnings which has led several Federal Home Loan Banks to reduce their dividends.

                                    TAXATION

FEDERAL TAXATION

     Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

     All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Internal Revenue Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

     Osage Bancshares, Inc. may exclude from its income 100% of dividends received from Osage Federal Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

     Osage Federal Financial, Inc.'s and Osage Federal Bank's federal income tax returns have not been audited by the Internal Revenue Service during the past five years.

STATE TAXATION

     Osage Federal Financial, Inc. and its subsidiaries file Oklahoma income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments. Osage Bancshares, Inc. is expected to be subject to Oklahoma taxation on the same basis.

     The state income tax returns of Osage Federal Financial, Inc. and its subsidiaries have not been audited during the past five years.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF OSAGE FEDERAL FINANCIAL, INC.

     Osage Federal Financial, Inc.'s Board of Directors is composed of seven members each of whom serves for a term of three years. Osage Federal Financial, Inc.'s bylaws require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. Osage Federal Financial, Inc.'s executive officers are appointed annually by the Board and serve at the Board's discretion.

     The following table sets forth information with respect to the directors and executive officers of Osage Federal Financial, Inc.


                                        AGE AT                                                               CURRENT
                                       JUNE 30,                                                  DIRECTOR      TERM
NAME                                      2006     POSITION                                      SINCE(1)    EXPIRES
----                                      ----     --------                                      --------    -------
Mark S. White                             58       President, Chief Executive Officer and          1994        2006
                                                   Director
Harvey Payne                              58       Director                                        1996        2006
Gary Strahan                              53       Director                                        1994        2007
Richard Trolinger                         49       Executive Vice President, Chief Lending         1998        2007
                                                   Officer and Director
Martha Hayes                              66       Senior Vice President and Director              1984        2007
Milton Labadie                            75       Chairman of the Board and Director              1973        2008
Mark A. Formby                            49       Director                                        1996        2008
Sue Allen Smith                           49       Vice President and Chief Financial Officer       na          na
Frances Altaffer                          64       Vice President and Corporate Secretary           na          na

______________________
(1) Indicates the year the individual first became a director of Osage Federal Bank or Osage Federal Financial, Inc. Following the completion of Osage Federal Bank's mid-tier holding company reorganization and the formation of Osage Federal Financial, Inc. in 2004, each director of Osage Federal Bank automatically became a director of Osage Federal Financial, Inc.

     The business experience of each of our directors and executive officers is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

     MARK S. WHITE has been the president and chief executive officer of Osage Federal Bank and a director since 1994. Prior to joining Osage Federal, he had served as the President and Chief Operating Officer of Green Country Federal Savings and Loan Association in Miami, Oklahoma since 1990. Mr. White serves as vice president and treasurer of the Bartlesville Area United Way and serves as treasurer of the Pawhuska High School Honors Banquet. In addition, Mr. White is a director and former president of the Bartlesville Credit Bureau and is a director and former president of the Kiwanis Club of Pawhuska. He also serves as a director of the Bartlesville Symphony.

     HARVEY PAYNE has been a director since 1996. Mr. Payne is a self-employed attorney and is also a director for the Tallgrass Prairie Preserve for The Nature Conservancy in Arlington, Virginia. Mr. Payne serves as a director of the Pawhuska Community Foundation and as attorney for the Osage County Historical Society.

     GARY STRAHAN has been a director since 1994. Mr. Strahan is a self-employed certified public accountant. Mr. Strahan serves as a director of the Osage County Historical Society, and a trustee and vice president of the Pawhuska Education Trust.

     RICHARD TROLINGER serves as executive vice president and has been the chief lending officer since 1994 and became a director in 1998. Mr. Trolinger is president of the Bartlesville Builders Association and a member of the Bartlesville Chamber of Commerce.

     MARTHA HAYES has been employed by Osage Federal Bank since 1974 and now serves as senior vice president and has been a director since 1984. She manages the human resources department, collections and purchasing functions and assists the president in daily operation matters. Mrs. Hayes is a member of the Pawhuska Hospital Auxiliary, the American Legion Auxiliary and the First Baptist Church of Pawhuska.

     MILTON LABADIE has been a member of the Board of Directors since 1973 and became chairman of the Board in 1994. Mr. Labadie retired as Chief Executive Officer of Osage Federal in 1995 after serving with Osage Federal since 1972. Mr. Labadie is a member of the Kiwanis Club.

     MARK A. FORMBY has been a director since 1996. Mr. Formby is a private investor and the owner of Formby Propane and Formby Foods (convenience stores) located in Pawhuska. Mr. Formby is past deacon chairman of the First Baptist Church in Pawhuska, Oklahoma. He is a past president of the Pawhuska Quarterback Club and past commissioner of the Pawhuska Little League Football. Mr. Formby is a member of the board of directors of the Oklahoma Grocer's Association. He is a licensed minister in the Southern Baptist Convention.

     SUE ALLEN SMITH has been employed with Osage Federal Bank since 2001. She is a certified public accountant. Ms. Smith is a member of Preserve Pawhuska and the Pawhuska Retail Merchants Association.

     FRANCES ALTAFFER has been employed by Osage Federal Bank since 1984 and has been vice president and corporate secretary since 1993. Mrs. Altaffer is a member of the First United Methodist Church of Pawhuska.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors holds regular and special meetings as needed. During the fiscal year ended June 30, 2006, Osage Federal Financial, Inc.'s Board of Directors met six times and Osage Federal Bank's Board of Directors held 12 regular meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors held during fiscal year 2006 and the total number of meetings held by all committees on which the director served during the year. We encourage directors to attend annual meetings of shareholders. All directors attended last year's annual meeting. Shareholders may send communications to the Board of Directors by addressing them to the Corporate Secretary at the main office.

     AUDIT COMMITTEE. The Audit Committee consists of Directors Formby, Labadie, Strahan and Payne. The committee meets quarterly with the internal auditors. This committee's main responsibilities include oversight of the external and internal auditors and review of audit reports. Osage Federal Financial, Inc. has adopted a written charter for the Audit Committee. The members of the Audit Committee would be considered independent under the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Strahan is an Audit Committee Financial Expert within the meaning of the regulations of the Securities and Exchange Commission and that he would be independent within the meaning of the listing requirements of The Nasdaq Stock Market if we were subject to such requirements. The Audit Committee met four times during fiscal year 2006.

     COMPENSATION COMMITTEE. The Compensation Committee consists of Directors Formby, Labadie, Payne, Strahan and White. President White does not participate in committee decisions regarding his own compensation. This committee meets as needed. The responsibilities of this committee include review of salary and bonus recommendations made by management. The Compensation Committee met two times during fiscal year 2006.

     NOMINATING COMMITTEE AND DIRECTOR NOMINATIONS PROCESS. Osage Federal Financial, Inc. does not have a standing nominating committee or committee performing similar functions. Instead, the full Board of Directors acts as a nominating committee for the selection of management's nominees for director and each director participates in the nomination process. All nominees are approved by a majority of the independent directors. The Board of Directors believes that its procedures provide adequate assurance that nominations are approved by independent directors. The Board of Directors will consider director candidates recommended by shareholders. Any such recommendations must be submitted to the Secretary at least 120 days prior to the date of the Annual Meeting and should include the nominee's name and qualifications for board membership. The Board believes that all nominees for director, including shareholder nominees, should have the highest personal and professional ethics and integrity; substantial business or other professional experience in the primary market area served by Osage Federal Bank; commitment to enhancing the business and prospects of Osage Federal Bank; ability to work with existing board members and management; ability to make appropriate level of commitment of time and resources to their duties as director; an understanding of banking and financial matters and the role of directors in the management of Osage Federal Financial, Inc.; and substantial personal investment in the common stock. All Board nominees for election at this year's annual meeting are incumbent directors standing for re-election. The Board of Directors held one meeting as a nominating committee during fiscal year 2006 in order to make nominations for directors.

DIRECTOR COMPENSATION

     BOARD FEES. Outside directors are currently paid a fee of $900 per month and an annual bonus of $1,000. Directors who also serve as employees are paid a fee of $700 per month. Members of the Audit Committee are also paid a fee of $250 per meeting. The aggregate fees paid to the directors for the fiscal year ended June 30, 2006 were $76,400.

     SUPPLEMENTAL INCOME AGREEMENTS. Osage Federal Bank has entered into Supplemental Income Agreements with Messrs. Formby, Payne and Strahan pursuant to which we will pay them an annual benefit of $6,000 upon their attainment of age 65, assuming that they remain directors until such time. They may be eligible for reduced benefits at age 62 if they remain with Osage Federal Bank until such time. In the event one of the directors should die prior to age 65 while in active service, Osage Federal Bank will pay the accrued liability for the benefit to his designated beneficiary or, if no beneficiary has been designated, to his estate. In the event a director terminates service due to disability, he will be entitled to receive a distribution of his accrued liability account. If, prior to age 65, a director is terminated within three years after Osage Federal Bank is merged into another institution or undergoes a stock conversion, or after a stock conversion, there is a change in control and he is terminated for any reason other than discharge for cause or his base fee is reduced without his consent, he will be entitled to receive the early retirement benefit to which he would be otherwise entitled if he is 62 or older or the minimum early retirement benefit to which he would be entitled at age 62 if he is less than age 62. For purposes of the Supplemental Income

Agreements, change in control is defined as the transfer of 10% or more of the voting stock of Osage Federal Bank by any means other than by will or intestate and acquired by one party or parties acting in concert other than a transfer to a trust for the benefit of Osage Federal Bank's employees. As of June 30, 2006, we had accrued $2,683, $10,352 and $4,487 for its liabilities under the Supplemental Income Agreements with Messrs. Formby, Payne and Strahan, respectively.

     We have purchased life insurance policies on Messrs. Formby, Payne and Strahan, the earnings on which are expected to offset the costs of the supplemental income program. We have entered into Split Dollar Agreements with each of Messrs. Formby, Payne and Strahan or their estates pursuant to which they are entitled to receive 50% of the net at-risk insurance portion of the proceeds of the policy if they should die while serving on the board or if they are retired or terminated due to disability. The net at-risk portion is the total proceeds less the cash value of the policy. If the director is not serving on the board at the time of death, he will be entitled to the vested portion of the death benefit. The directors are vested in $20,000 in proceeds at age 62 and vest ratably in the remainder of the death benefit to 100% at age 65.

EXECUTIVE COMPENSATION

     Osage Federal Financial, Inc. has no full time employees, but relies on the employees of Osage Federal Bank for the limited services required by us. All compensation paid to officers and employees is paid by Osage Federal Bank.

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash and non-cash compensation awarded to or earned by the executive officers of Osage Federal Financial, Inc. No other executive officer of either Osage Federal Bank or Osage Federal Financial, Inc. had a salary and bonus for the fiscal year ended June 30, 2006, that exceeded $100,000 for services rendered in all capacities to Osage Federal Bank or Osage Federal Financial, Inc.

                                                                         LONG-TERM COMPENSATION
                                                                   ------------------------------------
                                                                                 AWARDS
                                                 ANNUAL            ------------------------------------
                                              COMPENSATION             RESTRICTED       SECURITIES
                                         ---------------------           STOCK          UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION  YEAR     SALARY          BONUS          AWARD(S)          OPTIONS       COMPENSATION
   ---------------------------  ----     ------          -----          --------          -------       ------------
   Mark S. White                2006    $99,000        $7,500         $     --              --              $28,633(2)
   President and Chief          2005     95,500         9,000          138,014 (1)        28,516             23,686
   Executive Officer            2004     92,000         7,500              --               --               18,365

__________________
(1) Based on the grant date value ($12.10 per share) of 11,406 shares of restricted stock awarded under the 2004 Restricted Stock Plan on November 17, 2004. Such shares vest at the rate of 20% per year beginning one year from the date of grant. Dividends paid on shares of restricted stock are distributed upon vesting. At June 30, 2006, Mr. White had 9,125 unvested shares of restricted stock which had an aggregate value of $182,500 based on the closing price reported for the Common Stock on the OTC Bulletin Board on that date ($20.00 per share).
(2) Consists of matching and supplemental contributions to his account in the Osage Federal Employees' Savings and Profit Sharing Plan ($3,960), director fees ($8,400), the value of compensation attributable to paid life insurance premiums ($2,307), and the value of 960.5 shares allocated to his account in the employee stock ownership plan ($13,966).

     AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2006 AND YEAR-END OPTION VALUES. The following table sets forth information concerning the value of options held by Mr. White at the end of the fiscal year. No SARs have been granted to Mr. White and no options were exercised by him during the past fiscal year.

                        NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                 AT FISCAL YEAR END               AT FISCAL YEAR-END (1)
                        -------------------------------        ---------------------------
        NAME            EXERCISABLE      UNEXERCISABLE         EXERCISABLE   UNEXERCISABLE
        ----            ------------------------------         -----------   -------------
Mark S. White               5,703             22,813           $45,054         $180,223

_____________
(1) Based on the difference between the exercise price and the fair market value of the underlying securities at fiscal year-end.

     We do not currently have any employment agreements with our executive officers. The Board of Directors may consider entering into employment or change-in-control severance agreements with these officers following the conversion.

     SALARY CONTINUATION AGREEMENT. Osage Federal Bank has entered into a Salary Continuation Agreement with Mark S. White pursuant to which he is entitled to receive a monthly retirement benefit at the annualized rate of $35,000 per year until death provided that he remains continuously employed by Osage Federal Bank until age 65. Mr. White is eligible for an actuarially reduced benefit if he retires prior to age 65 but after age 62. If Mr. White is terminated within three years after Osage Federal Bank is merged into another institution or undergoes a stock conversion, or after a stock conversion, there is a change in control and he is terminated for any reason other than discharge for cause or his base salary is reduced without his consent prior to age 65, he will be entitled to receive the early retirement benefit to which he would be otherwise entitled if he is 62 or older or the minimum early retirement benefit to which he would be entitled at age 62 if he is less than age 62. For purposes of the Salary Continuation Agreement, change in control is defined as the transfer of 10% or more of the voting stock of Osage Federal Bank by any means other than by will or intestate and acquired by one party or parties acting in concert other than a transfer to a trust for the benefit of Osage Federal Bank's employees. If Mr. White is terminated before age 62 for a reason other than cause, he will be entitled to a lump sum payment of the accrued liability balance at the date of termination. In the event of Mr. White's death prior to retirement, his designated beneficiary will be entitled to receive the balance of his accrued liability retirement account. As of June 30, 2006, Osage Federal Bank had accrued $59,649 for its liability to Mr. White under the Salary Continuation Agreement.

     Osage Federal Bank's obligations under the Salary Continuation Agreement are unfunded and unsecured. Osage Federal Bank has purchased life insurance policies on Mr. White, the earnings on which are expected to offset the expense of the plan. Osage Federal Bank has entered into a Split Dollar Agreement with Mr. White pursuant to which Mr. White's beneficiaries are entitled upon his death to receive 85% of the net at-risk portion of the proceeds of the policy. The net at-risk portion of the proceeds is equal to the total proceeds less the cash value of the policy. If Mr. White is not employed by the Bank at the time of his death, his beneficiary will be entitled to a percentage of the full death benefit based on the number of years of his service since the effective date of the agreement with a minimum payout of $20,000 and a full payout after eight years of service.

EMPLOYEE STOCK OWNERSHIP PLAN

     Osage Federal Financial, Inc. has previously established an employee stock ownership plan for the exclusive benefit of participating employees of Osage Federal Financial, Inc. and its subsidiaries. We intend to continue this plan after the conversion. Participating employees are employees who have completed one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan has been received by the IRS.

     The employee stock ownership plan is funded by contributions made by Osage Federal Financial, Inc. in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In addition to the common stock previously acquired by the plan with funds borrowed by Osage Federal Financial, Inc., with a current outstanding loan balance of $413,000, we intend for the plan trust to borrow additional funds with which to acquire 8.03% of the common stock to be sold in the offering, or 201,828 shares at the midpoint of the offering range, requiring a loan of $2.0 million. The employee stock ownership plan intends to borrow such funds for such new stock purchase and to refinance the existing plan trust debt from Osage Federal Financial, Inc. The combined outstanding balance of the new debt and the refinanced debt will total between $2.1 million and $2.7 million. The new loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.

     Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by Osage Federal Financial, Inc. and its subsidiaries are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.

     The Board of Directors appointed the outside directors to serve as employee stock ownership plan trustees and as the members of the Employee Stock Ownership Plan Committee. The Employee Stock Ownership Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares.

2004 STOCK OPTION AND RESTRICTED STOCK PLANS

     Directors and officers have been awarded options to purchase shares of common stock under the Osage Federal Financial, Inc. 2004 Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each non-employee director has been awarded options to purchase 5,703 shares. Mr. White was awarded options to purchase 28,516 shares, Mr. Trolinger was awarded options to purchase 17,110 shares, Ms. Smith and Mrs. Hayes were each awarded options to purchase 11,406 shares and Mrs. Altaffer was awarded options to purchase 5,703 shares. These options are first exercisable at a rate of 20% one year after the date of grant and 20% annually thereafter during continued service as an employee, director or director emeritus. Upon disability, death, or a change in control, these awards become 100% exercisable. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion.

     Directors and officers have also been awarded shares of restricted stock under the Osage Federal Bank 2004 Restricted Stock Plan. Each non-employee director has been awarded 2,281 shares of restricted stock. Mr. White was awarded 11,406 shares of restricted stock, Mr. Trolinger was awarded 6,844 shares of restricted stock, Ms. Smith and Mrs. Hayes were each awarded 4,562 shares and Mrs. Altaffer was awarded 2,281 shares. Restricted stock awards are earned at the rate of 20% one year after the date of grant and 20% annually thereafter during periods of service as an employee, director or director emeritus. All awards become immediately 100% vested upon death or disability or termination of service following a change in control. The restricted stock awards will be adjusted for the exchange ratio in connection with the conversion. The 2004 Restricted Stock Plan has purchased sufficient shares in the open market to fund all current and future awards under this plan.

     EQUITY COMPENSATION PLAN INFORMATION. Set forth below is information as of June 30, 2006 with respect to compensation plans under which equity securities of Osage Federal Financial, Inc. are authorized for issuance.

                                                       (A)                    (B)                      (C)
                                                                                                NUMBER OF SECURITIES
                                               NUMBER OF SECURITIES     WEIGHTED-AVERAGE         REMAINING AVAILABLE
                                                TO BE ISSUED UPON       EXERCISE PRICE OF     FOR FUTURE ISSUANCE UNDER
                                                   EXERCISE OF            OUTSTANDING        EQUITY COMPENSATION PLANS
                                               OUTSTANDING OPTIONS,     OPTIONS, WARRANTS       (EXCLUDING SECURITIES
                                               WARRANTS AND RIGHTS         AND RIGHTS         REFLECTED IN COLUMN (A))
                                               -------------------         ----------         ------------------------
EQUITY COMPENSATION PLANS
  APPROVED BY SHAREHOLDERS
   2004 Stock Option Plan...............              96,952                  $12.10                      11,409
   2004 Restricted Stock Plan...........              32,850                      --                       4,566

EQUITY COMPENSATION PLANS NOT
    APPROVED BY SECURITY HOLDERS........                 N/A                     N/A                         N/A
                                                   ---------                --------                 -----------
     TOTAL.............................              129,802                $  12.10                      15,975
                                                   =========                ========                 ===========

POTENTIAL STOCK BENEFIT PLANS

     STOCK OPTION PLAN. We intend to adopt a new stock option plan for the benefit of directors, officers and key employees following the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the stock option plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the stock option plan is implemented within one year of the completion of the conversion, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. Such stock option plan may reserve an amount of common stock equal to up to 10% of the shares of common stock sold in the offering for awards under such plan. No determinations have been made as to the time of implementation of such stock option plan, the specific terms of such plan or any allocation of awards that may be made under such plan.

     The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Osage Bancshares, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including length of service, job duties and responsibilities and job performance.

     RESTRICTED STOCK PLAN. We also intend to establish a new restricted stock plan to provide our directors and officers with an additional proprietary interest in Osage Bancshares, Inc. We intend to adopt the restricted stock plan after the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the restricted stock plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the restricted stock plan is implemented within one year of the completion of the conversion, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible directors and officers.

     We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering, provided, however, that, pursuant to the regulations of the Office of Thrift Supervision, the plan will be limited to up to 3% if such plan is established within one year of the conversion and if Osage Federal Bank does not have in excess of 10% tangible capital following the conversion. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan or any allocation of awards that may be made under such plan.

     DILUTION. While our intention is to fund the existing and new stock option plans and restricted stock plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest if the plans are instead funded with newly-issued shares.

     The issuance of authorized but unissued shares of stock to the new restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.97%.

     The issuance of authorized but unissued shares of stock to the new stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.77%.

     As of June 30, 2006, we have 14,829 exercisable options outstanding. If any options are exercised during the first year following the completion of this offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the outstanding options and the cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or compelling business purpose for purposes of this test. Osage Bancshares, Inc. plans to register the shares to be issued upon exercise of outstanding options under the Securities Act of 1933 upon completion of the conversion.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During the two years ended June 30, 2006, no directors, officers or their immediate family members were engaged in business transactions with Osage Federal involving more than $60,000 (other than through a loan as part of Osage Federal Bank's regular lending operations).

     Osage Federal Bank makes loans to its directors, officers and employees in the ordinary course of business. Directors and officers do not receive any discounts or waivers of fees. Employees are offered loans on the same terms and conditions as if offered to the general public with two exceptions. If an employee has been employed by Osage Federal for at least six months, the employee will receive an interest rate discount of 0.5% for a mortgage loan on their personal residence while they are employed. This rate reduction ceases at termination of employment. In addition, employees receive a waiver of the $25 document preparation fee for consumer loans. Loans to directors, officers and employees are otherwise on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons. Such loans also do not include more than the normal risk of collectibility or present other unfavorable features. Osage Federal Financial, Inc. is prohibited from making loans to its directors and executive officers. Any future material transactions between Osage Bancshares, Inc. and its officers and directors will be approved by a majority of the independent directors who do not have an interest in the transaction and who have access to our counsel or independent legal counsel at our expense.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 2006, the ownership of Osage Federal MHC and the ownership of all executive officers and directors of Osage Federal Financial, Inc., individually and as a group. Other than as set forth in the table, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at June 30, 2006. Information regarding the planned purchases of common stock in the stock offering by directors and executive officers of Osage Federal Financial, Inc. (including in each case all "associates" of the directors and executive officers) is set forth under Proposed Stock Purchases by Management at page __. The business address of each owner shown below is 239 East Main Street, Pawhuska, Oklahoma 74056.

NAME AND ADDRESS                                    AMOUNT AND NATURE OF               PERCENT OF SHARES OF
OF BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP (1)           COMMON STOCK OUTSTANDING
-------------------                               ------------------------           ------------------------
Osage Federal MHC
239 East Main Street
Pawhuska, Oklahoma  74056                                1,596,919                               69.83%

Mark S. White                                               42,411                                1.84
Harvey Payne                                                32,768                                1.42
Gary Strahan                                                28,039                                1.22
Richard Trolinger                                           26,761                                1.16
Martha Hayes                                                23,529                                1.02
Milton Labadie                                               8,098                                *
Mark A. Formby                                              52,225                                2.26
Sue Allen Smith                                             23,482                                1.02
Frances Altaffer                                            11,600                                *

All directors and executive
  officers as a group                                      248,913                               10.79%

________
*        Less than 1.0% of shares outstanding.
(1) Includes 5,703 and 3,422 shares which Mr. White and Mr. Trolinger, respectively, have the right to acquire pursuant to the exercise of options, 2,281 shares which Ms. Smith and Mrs. Hayes each have the right to acquire pursuant to the exercise of options and 1,141 shares which each non-employee director and Mrs. Altaffer have the right to acquire pursuant to the exercise of options.

PROPOSED STOCK PURCHASES BY MANAGEMENT

     The table below sets forth, for each of our directors and executive officers, the following information:

     (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Osage Federal Financial, Inc. common stock as of June 30, 2006;

     (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

     (3) the total amount of our common stock to be held upon consummation of the conversion.


     The table below assumes that 4,140,000 shares are outstanding after the offering, which includes the sale of 2,890,962 shares in the offering (the maximum) and the issuance of 1,249,038 shares in exchange for shares of Osage Federal Financial, Inc. See The Stock Offering - Limitations on Purchases of Common Stock at page __. The table does not take into account any stock benefit plans to be adopted following the stock offering. See Management - Potential Stock Benefit Plans at page __.

                                                                                            PROPOSED TOTAL
                                                            PROPOSED PURCHASES OF         COMMON STOCK HELD
                                                             CONVERSION STOCK(2)          AFTER THE OFFERING
                                          NUMBER OF        ----------------------       ----------------------
                                          EXCHANGE         NUMBER                       NUMBER
                                         SHARES TO BE        OF                           OF
                 NAME                      HELD (1)        SHARES       AMOUNT($)       SHARES      % OF TOTAL
   --------------------------------    ---------------     ------       ---------       ------     -----------
   Mark S. White                             51,987        10,000        $100,000       61,987          1.50%
   Harvey Payne                              56,416        10,000         100,000       66,416          1.60%
   Gary Strahan                              47,857        10,000         100,000       57,857          1.40%
   Richard Trolinger                         33,579         5,000          50,000       38,579          0.93%
   Martha Hayes                              32,678        10,000         100,000       42,678          1.03%
   Milton Labadie                             9,701         3,000          30,000       12,701          0.31%
   Mark A. Formby                            91,632        10,000         100,000      101,632          2.45%
   Sue Allen Smith                           36,722         7,000          70,000       43,722          1.06%
   Frances Altaffer                          16,038         5,000          50,000       21,038          0.51%
                                            -------        ------        --------      -------         -----
            Total                           376,610        70,000        $700,000      446,610         10.79%
                                            =======        ======        ========      =======         =====

-------------------
(1) Share amounts exclude shares of common stock which each of the above are entitled to acquire through the exercise of current stock options.
(2) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the employee stock ownership plan. Purchases by the employee stock ownership plan are expected to be 8% of the shares sold in the offering.


                                 THE CONVERSION

     THE BOARD OF DIRECTORS ADOPTED THE PLAN AUTHORIZING THE CONVERSION ON JULY 21, 2006, SUBJECT TO THE APPROVAL OF THE OFFICE OF THRIFT SUPERVISION, MEMBERS OF OSAGE FEDERAL MHC, STOCKHOLDERS OF OSAGE FEDERAL FINANCIAL, INC. AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. WE RECEIVED AUTHORIZATION FROM THE OFFICE OF THRIFT SUPERVISION TO CONDUCT THE CONVERSION ON ____________, 2006. OFFICE OF THRIFT SUPERVISION AUTHORIZATION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF AN INVESTMENT IN OUR STOCK BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

     On July 21, 2006, the Board of Directors adopted the plan of conversion and reorganization, which was subsequently amended. In accordance with the plan, Osage Federal MHC will convert from a mutual holding company to a full stock corporation. Public stockholders currently own approximately 30% of Osage Federal Financial, Inc. and the remaining 70% is owned by Osage Federal MHC. Upon consummation of the conversion, Osage Federal MHC will cease to exist. The stock held by the public stockholders of Osage Federal Financial, Inc. will be converted into shares of Osage Bancshares, Inc., a newly-formed Maryland corporation. After the conversion, Osage Federal Bank will be a wholly-owned subsidiary of Osage Bancshares, Inc.

SHARE EXCHANGE RATIO

     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders of Osage Federal Financial, Inc. will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Osage Federal Financial, Inc. common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. The public stockholders of Osage Federal Financial, Inc. common stock will own the same percentage of common stock in Osage Bancshares, Inc. after the conversion as they hold in Osage Federal Financial, Inc., subject to additional purchases, or the receipt of cash in lieu of fractional shares. The total number of shares of Osage Bancshares, Inc. held by the former public stockholders of Osage Federal Financial, Inc. common stock after the conversion will also be affected by any purchases by these persons in the offering.

     Based on the independent valuation, the 69.83% of the outstanding shares of Osage Federal Financial, Inc. common stock held by Osage Federal MHC as of the date of the independent valuation and the 30.17% public ownership interest of Osage Federal Financial, Inc., the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:

     o the total number of subscription shares and exchange shares to be issued in the conversion;

     o    the total shares of common stock outstanding after the conversion;

     o    the exchange ratio; and

     o the number of shares an owner of Osage Federal Financial, Inc. will receive in the exchange, adjusted for the number of shares sold in the offering.

                                                     SHARES OF OSAGE
                                                   BANCSHARES, INC. TO BE                                  100 SHARES OF
                                                       EXCHANGED FOR                                       OSAGE FEDERAL
                                                     EXISTING SHARES OF                                 FINANCIAL, INC. WOULD
                            SHARES TO BE SOLD          OSAGE FEDERAL        TOTAL SHARES                 BE EXCHANGED FOR THE
                             IN THE OFFERING           FINANCIAL, INC.       OF COMMON                  FOLLOWING NUMBER OF
                            -------------------     --------------------    STOCK TO BE     EXCHANGE      SHARES OF OSAGE
                            AMOUNT      PERCENT     AMOUNT       PERCENT    OUTSTANDING       RATIO       BANCSHARES, INC.
                            ------      -------     ------       -------    -----------       -----       ----------------
Minimum..............       2,136,798    69.83%        923,202    30.17%        3,060,000      1.3378             133
Midpoint.............       2,513,880    69.83%      1,086,120    30.17%        3,600,000      1.5739             157
Maximum..............       2,890,962    69.83%      1,249,038    30.17%        4,140,000      1.8099             180
Maximum, as adjusted.       3,324,606    69.83%      1,436,394    30.17%        4,761,000      2.0814             208


     Outstanding options to purchase shares of Osage Federal Financial, Inc. common stock will be converted into options to purchase our shares of common stock. At June 30, 2006 there were outstanding options granted and exercisable to purchase 14,829 shares of Osage Federal Financial, Inc. common stock. An additional 11,409 shares are available to be granted under the 2004 Stock Option Plan and 4,566 shares are available to be awarded under the 2004 Restricted Stock Plan. The number of shares of common stock to be received upon exercise of these options and issuance of awards will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options and restricted stock awards will not be affected.

EFFECT OF THE CONVERSION ON MINORITY STOCKHOLDERS

     EFFECT ON STOCKHOLDERS' EQUITY PER SHARE OF THE SHARES EXCHANGED. The conversion will increase the stockholders' equity of the public stockholders of Osage Federal Financial, Inc. common stock. At June 30, 2006, the stockholders' equity per share of Osage Federal Financial, Inc. common stock was $5.74 including shares held by Osage Federal MHC. As set forth under the pro forma information set forth for June 30, 2006, under Pro Forma Data at page __, pro forma stockholders' equity per share is $10.29, $9.68, $9.21 and $8.81, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range.

     EFFECT ON EARNINGS PER SHARE OF THE SHARES EXCHANGED. The conversion will also affect the public stockholders of Osage Federal Financial, Inc. common stock pro forma earnings per share. For the year ended June 30, 2006, basic and diluted earnings per share of Osage Federal Financial, Inc. common stock was $0.28 and $0.28, respectively, including shares held by Osage Federal MHC. As set forth under the pro forma information set forth for the year ended June 30, 2006 under Pro Forma Data at page __, pro forma earnings per share range from $0.34 to $0.26 for the minimum to the maximum, as adjusted of the offering range.

     DISSENTERS' AND APPRAISAL RIGHTS. Under Office of Thrift Supervision regulations, dissenters' rights of appraisal are available to holders of common stock in connection with the conversion and reorganization.

EFFECTS OF THE CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

     GENERAL. Each depositor in Osage Federal Bank has both a deposit account in Osage Federal Bank and a pro rata ownership interest in the net worth of Osage Federal MHC based upon the balance in his or her account. This interest may only be realized in the event of a liquidation of Osage Federal MHC and Osage Federal Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Osage Federal MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account, but nothing for his ownership interest in the net worth of Osage Federal MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Osage Federal MHC and Osage Federal Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Osage Federal MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Osage Federal Bank.

     CONTINUITY. The stock offering will not have any effect on Osage Federal Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, Osage Federal Bank will continue to be subject to regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

     DEPOSITS AND LOANS. Each holder of a deposit account in Osage Federal Bank at the time of the stock offering will continue as an account holder in Osage Federal Bank after the stock offering, and the stock offering will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The stock offering will not affect the loans of any borrower from Osage Federal Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

     VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of Osage Federal Bank are members of, and have voting rights in, Osage Federal MHC as to all matters requiring membership action. Upon completion of the conversion, Osage Federal MHC will cease to exist and depositors and borrowers will cease to be members of Osage Federal MHC and will no longer be entitled to vote at meetings of Osage Federal MHC. Upon completion of the conversion, Osage Bancshares, Inc. will be the sole stockholder of Osage Federal Bank and have all voting rights in Osage Federal Bank. Stockholders of the Osage Bancshares, Inc. will have exclusive voting rights in such corporation. Depositors of Osage Federal Bank will not have voting rights after the conversion except to the extent that they become our stockholders through the purchase of common stock.

     TAX EFFECTS. Osage Federal Financial, Inc. has received an opinion from Malizia Spidi & Fisch, PC and an opinion from BKD, LLP with regard to federal and state income taxation, respectively, to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or state income tax purposes to Osage Federal Financial, Inc., Osage Federal MHC, the minority stockholders, members of Osage Federal MHC, eligible account holders, supplemental eligible account holders or Osage Federal Bank. See Federal and State Tax Consequences of the Conversion at page __.

     EFFECT ON LIQUIDATION RIGHTS. Each depositor in Osage Federal Bank has both a deposit account in Osage Federal Bank and a pro rata ownership interest in the net worth of Osage Federal MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Osage Federal MHC and Osage Federal Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Osage Federal MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Osage Federal MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Osage Federal MHC and Osage Federal Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Osage Federal MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

     In the unlikely event that Osage Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of September 30, 2006 and June 30, 2005 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Osage Bancshares, Inc. as the holder of Osage Federal Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See Liquidation Rights at page __.

FEDERAL AND STATE TAX CONSEQUENCES OF THE CONVERSION

     We have received opinions from Malizia Spidi & Fisch, PC, and from BKD, LLP on the federal and Oklahoma tax consequences, respectively, of the stock offering. The opinions have been filed as exhibits to the registration statement of which this prospectus is a part and cover those federal tax matters that are material to the transaction. The opinions are made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinions. The opinions provide that:

     The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of the Internal Revenue Code Section 368(a)(1)(A). Osage Federal MHC, Osage Bancshares, Inc., Osage Federal Financial, Inc., and Osage Federal Bank will be a party to a "reorganization" as defined in the Internal Revenue Code Section 368(b).

     o Osage Federal MHC will not recognize any gain or loss on the transfer of its assets to Osage Federal Bank in exchange for Osage Federal Bank liquidation interests for the benefit of Osage Federal MHC members who remain members of Osage Federal Bank.

     o No gain or loss will be recognized by Osage Federal Bank upon the receipt of the assets of Osage Federal MHC in exchange for the transfer to the members of Osage Federal Bank liquidation interests.

     o No gain or loss will be recognized by Osage Federal Bank upon the receipt of the assets of Interim Bank #2 (Osage Federal Financial, Inc.) and Interim Bank #3 pursuant to the conversion.

     o No gain or loss will be recognized by Osage Bancshares, Inc. following its conversion to a federal stock savings bank) pursuant to the conversion.

     o The reorganization of Osage Bancshares, Inc. as the holding company of Osage Federal Bank qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Internal Revenue Code Section 368(a)(2)(E). Therefore, Osage Federal Bank, Osage Bancshares, Inc. and Interim Bank #3 will each be a party to a reorganization, as defined in Internal Revenue Code Section 368(b).

     o No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to Osage Federal Bank pursuant to the conversion.

     o Members will recognize no gain or loss upon the receipt of Osage Federal Bank liquidation interests.

     o    No gain or loss will be recognized by Osage Bancshares,  Inc. upon the
          receipt  of  Bank  Stock   solely  in  exchange  for  stock  of  Osage
          Bancshares, Inc.

     o Current stockholders of Osage Federal Financial, Inc. will not recognize any gain or loss upon their exchange of common stock solely for shares of stock of Osage Bancshares, Inc.

     o Each stockholder's aggregate basis in shares of stock of Osage Bancshares, Inc. received in the exchange will be the same as the aggregate basis of common stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

     o No gain or loss will be recognized by Osage Bancshares, Inc. on the receipt of money in exchange for stock of Osage Bancshares, Inc. sold in the offering.

     o No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the non-transferable subscription rights to purchase shares of stock of Osage Bancshares, Inc.

     The opinion in the last bullet above is predicated on representations from Osage Federal Bank, Osage Bancshares, Inc., Osage Federal Financial, Inc. and Osage Federal MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the last bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.

     If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

     We are also subject to Oklahoma income taxes and have received an opinion from BKD, LLP that the stock offering will be treated for Oklahoma state tax purposes similarly to the treatment of the stock offering for federal tax purposes.

     Unlike a private letter ruling from the Internal Revenue Service, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the Internal Revenue Service or the Oklahoma tax authorities. ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES IN THE EVENT THE SUBSCRIPTION RIGHTS ARE DETERMINED TO HAVE ANY MARKET VALUE.

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of Osage Federal Financial, Inc. prior to the conversion, all claims of creditors of Osage Federal Financial, Inc., including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Osage Federal Financial, Inc. remaining, these assets would be distributed to stockholders, including Osage Federal MHC. In the unlikely event that Osage Federal MHC and Osage Federal Financial, Inc. are liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Osage Federal MHC remaining, members of Osage Federal MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Osage Federal Bank immediately prior to liquidation. In the unlikely event that Osage Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Osage Bancshares, Inc. as the holder of Osage Federal Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

     The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion and reorganization) in an amount equal to the greater of:

     (1)  Osage  Federal  MHC's  ownership   interest  (i.e.,   69.83%)  in  the
          stockholders' equity of Osage Federal Financial, Inc. as of the date of its latest balance sheet contained in this prospectus; or

     (2) the net worth of Osage Federal Bank as of the latest statement of financial condition contained in this prospectus.

     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Osage Federal Bank after the conversion with an interest in the unlikely event of the complete liquidation of Osage Federal Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account
Holder that continues to maintain his or her deposit account at Osage Federal Bank, would be entitled, on a complete liquidation of Osage Federal Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Osage Bancshares, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, checking accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Osage Federal Bank on June 30, 2005. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2005 or September 30, 2006 bears to the balance of all deposit accounts in Osage Federal Bank on such dates.

     If, however, on any June 30 annual closing date commencing after the completion of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2005 or September 30, 2006 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Osage Bancshares, Inc. as the sole stockholder of Osage Federal Bank.

AMENDMENT OR TERMINATION OF THE PLAN OF CONVERSION AND REORGANIZATION

     If deemed necessary or desirable by the Board of Directors, the plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and stockholders to vote on the plan and at any time thereafter with the concurrence of the Office of Thrift Supervision. Any amendment to the plan made after approval by the members and stockholders with the concurrence of the Office of Thrift Supervision shall not necessitate further approval by the members or stockholders unless otherwise required by the Office of Thrift Supervision. The plan shall terminate if the sale of all shares of conversion stock is not completed within 24 months from the date of the special meeting of members. Prior to the earlier of the special meeting of members and the stockholders' meeting, the plan may be terminated by the Board of Directors without approval of the Office of Thrift Supervision; after the special meeting or the stockholders' meeting, the Board of Directors may terminate the plan only with the approval of the Office of Thrift Supervision.

CONDITIONS TO THE CONVERSION

     We cannot complete our conversion and our offering unless:

     (1)  We sell a minimum of 2,136,798 shares of common stock;
     (2) The plan of conversion is approved by at least a majority of the votes eligible to be cast by members of Osage Federal MHC;
     (3) The plan of conversion is approved by at least two-thirds of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., including those shares held by Osage Federal MHC; and
     (4) The plan of conversion is approved by at least a majority of the votes eligible to be cast by stockholders of Osage Federal Financial, Inc., excluding those shares held by Osage Federal MHC.

     The plan of conversion must also be approved by the Office of Thrift Supervision, which has given its conditional approval. If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest at Osage Federal Bank's regular savings rate and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

     Osage Federal MHC intends to vote its 69.83% ownership interest in favor of the conversion. In addition, as of June 30, 2006, directors and executive officers of Osage Federal Financial, Inc. and their associates had voting power over ______ shares of Osage Federal Financial, Inc., or ____% of the total outstanding shares. They intend to vote those shares in favor of the conversion. Certain directors who serve as the trustee committee for Osage Federal Bank's 2004 Restricted Stock Plan may direct the voting of _____ shares held in the plan trust. Additionally, certain directors and an executive officer who serve as employee stock ownership plan trustees may vote 41,334 unallocated shares of the Osage Federal Financial, Inc. employee stock ownership plan and may vote, in the trustees' fiduciary capacity, allocated shares of the employee stock ownership plan for which no timely voting directions have been received from plan participants.

                               THE STOCK OFFERING

     THE BOARD OF DIRECTORS ADOPTED THE PLAN AUTHORIZING THE CONVERSION ON JULY 21, 2006, SUBJECT TO THE APPROVAL OF THE OFFICE OF THRIFT SUPERVISION. WE RECEIVED AUTHORIZATION FROM THE OFFICE OF THRIFT SUPERVISION TO CONDUCT THE STOCK OFFERING ON ____________, 2006. OFFICE OF THRIFT SUPERVISION AUTHORIZATION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF AN INVESTMENT IN OUR STOCK BY THE OFFICE OF THRIFT SUPERVISION.

GENERAL

     On July 21, 2006, the Board of Directors adopted the plan of conversion and reorganization, which was subsequently amended, pursuant to which Osage Bancshares, Inc. will sell shares of common stock to eligible depositors of Osage Federal Bank in a subscription offering and, if necessary, to the general public if a community and/or a syndicated community offering is held. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. After we receive the required authorization from the Office of Thrift Supervision, the stock will be issued. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the Office of Thrift Supervision.

     We are offering between a minimum of 2,136,798 shares and an anticipated maximum of 2,890,962 shares of common stock in the offering (subject to adjustment to up to 3,324,606 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, central time, on [EXPIRATION DATE], unless extended. See Deadlines for Purchasing Stock at page __. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.

     In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscriber funds will be placed in a segregated account at Osage Federal Bank no later than noon of the business day following receipt and pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

CONDUCT OF THE OFFERING

     Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

     o Eligible Account Holders (depositors at the close of business on June 30, 2005 with deposits of at least $50.00);

     o    the employee stock ownership plan;

     o Supplemental Eligible Account Holders (depositors at the close of business on September 30, 2006 with deposits of at least $50.00); and

     o Other Members (depositors at the close of business on [VOTING RECORD DATE] and borrowers as of [VOTING RECORD DATE] who have been borrowers continuously since July 16, 2003.)

     To the extent that shares remain available and depending on market conditions during the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the community offering. In any community offering or syndicated community offering, we will first fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock.

     Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

SUBSCRIPTION OFFERING

     SUBSCRIPTION RIGHTS. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons:

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, non-transferable subscription rights to purchase, combined with shares received by that Eligible Account Holder as an existing stockholder pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock, up to the greater of:

     (i) the maximum purchase limitation in the community offering (i.e., 35,000 shares);

     (ii) one-tenth of 1% of the total shares of common stock offered in the subscription offering; and

    (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. The balance of qualifying deposits of all eligible account holders was $__ million.

     If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on June 30, 2005, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in Osage Federal Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest on June 30, 2005. In the event of an oversubscription at the Eligible Account Holder level, failure to list an account could result in fewer shares being allocated to that Eligible Account Holders than if all accounts had been disclosed.

     PRIORITY 2: THE EMPLOYEE PLANS. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder, will receive, without payment therefor, non-transferable subscription rights to purchase, combined with any shares received by that Supplemental Eligible Account Holder as an existing stockholder pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, up to the greater of:

     (i) the maximum purchase limitation in the community offering (i.e., 35,000 shares);

     (ii) one-tenth of 1% of the total shares of common stock offered in the subscription offering; and

    (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. The balance of qualifying deposits of all supplemental eligible account holders was $__ million.

     If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on September 30, 2006, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of September 30, 2006. In the event of an oversubscription at the Supplemental Eligible Account Holder level, failure to list an account could result in fewer shares being allocated to that Supplemental Eligible Account Holder than if all accounts had been listed.

     PRIORITY 4: OTHER  MEMBERS.  To the extent that there are shares  remaining
after   satisfaction  of  subscriptions   by  Eligible   Account  Holders,   our
tax-qualified  employee stock benefit plans, and

Supplemental Eligible Account Holders, each member of Osage Federal MHC (depositor of Osage Federal Bank) on the voting record date of [VOTING RECORD DATE] who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 35,000 shares, subject to the overall purchase limitations. See Limitations on Purchases of Common Stock at page __. If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

     STATE SECURITIES LAWS. We, in our sole discretion, will make efforts to comply with the securities laws of any state in the United States in which Osage Federal Bank account holders at the eligibility record date or the supplemental eligibility record date reside, and will only offer the common stock in states in which the offers and sales comply with state securities laws. However, subject to our sole discretion, no person will be offered common stock if he resides in a foreign country or in a state of the United States with respect to which any of the following apply:

     o a small number of persons otherwise eligible to purchase shares reside in that state; or

     o the offer or sale of shares of common stock to these persons would require us or our employees to register, under the securities laws of that state, as a broker or dealer or to register or otherwise qualify its securities for sale in that state; or

     o    registration  or  qualification   would  be  impracticable  or  unduly
          burdensome for reasons of cost or otherwise.

     RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES. The plan of conversion prohibits any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

     WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS THAT WE DETERMINE INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

DEADLINES FOR PURCHASING STOCK

     The subscription offering will terminate at 12:00 p.m., central time, on [EXPIRATION DATE]. We may extend this expiration date without notice to you for up to 45 days, until [EXTENSION DATE #1]. Once submitted, your order is irrevocable unless the offering is extended beyond [EXTENSION DATE #1]. We may request permission from the Office of Thrift Supervision to extend the offering beyond [EXTENSION DATE #1], and the Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond [EXTENSION DATE #2]. If the offering is extended beyond [EXTENSION DATE #1], we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Osage Federal Bank's regular savings rate. A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than [EXTENSION DATE #1].

     We may cancel the offering at any time prior to the special meeting of members of Osage Federal MHC to vote on the plan of conversion and reorganization and the special meeting of stockholders of Osage Federal Financial, Inc. to vote on the plan of conversion and reorganization. We may also cancel the conversion and stock offering after the special meetings of
members  and  stockholders   with  the  concurrence  of  the  Office  of  Thrift
Supervision. If we cancel the offering, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at Osage Federal Bank's regular savings rate.

COMMUNITY OFFERING AND SYNDICATED COMMUNITY OFFERING

     COMMUNITY OFFERING. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions during the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock at page __, is 35,000 shares. In the community offering, if any, shares will be available for purchase by the general public, with preference being given first to current stockholders of Osage Federal
Financial, Inc. and then to natural persons and trusts of natural persons residing in counties in which Osage Federal Bank has branch offices. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.

     If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

     The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.

     We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

     SYNDICATED COMMUNITY OFFERING. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Keefe Bruyette & Woods, Inc. in accordance with such terms, conditions and procedures as may be determined by our Board of Directors. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.

     Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however, WE HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN OUR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. No person will be permitted, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock on page __, to purchase more than 35,000 shares.

     The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond [EXTENSION DATE #1], each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In that event, all funds received in the syndicated community offering will be promptly returned with interest at Osage Federal Bank's regular savings rate to each purchaser unless he or she requests otherwise.

     Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Keefe, Bruyette & Woods, Inc. expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Keefe, Bruyette & Woods, Inc. which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Keefe, Bruyette & Woods, Inc. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

LIMITATIONS ON PURCHASES OF COMMON STOCK

     The following additional limitations have been imposed on purchases of shares of common stock:

     1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account), shall not exceed 35,000 shares. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings and includes shares received in exchange for outstanding shares of Osage Federal Financial, Inc.

     2. The maximum number of shares that may be acquired by any individual together with any associate or group of persons acting in concert is 50,000 shares, or $500,000, excluding shares received in exchange for outstanding shares of Osage Federal Financial, Inc. pursuant to the exchange ratio in the conversion. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

     3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 34% of the total number of shares issued in the offering.

     4.   The minimum order is 25 shares, or $250.

     5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his or her associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person separately).

     6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. The maximum purchase limitation may be increased up to 9.99% as long as orders for more than 5% of the shares being offered do not exceed, in the aggregate, 10% of the total offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.

     7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the employee stock ownership plan's subscription up to 8% of the adjusted maximum (unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market); (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market); (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the Other Members level, to fill unfilled subscriptions of Other Members exclusive of the adjusted maximum; (e) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and (f) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.

     8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

     9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan of conversion, either alone or acting in concert with others.

     10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the Office of Thrift Supervision. Under regulations of the Office of Thrift Supervision, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

     11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

     The term "associate" of a person is defined in the plan of stock issuance to mean:

     (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

     (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

     For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "acting in concert" means:

     (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

     (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

     We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of Osage Federal Bank.

     Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

     Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see Restrictions on Transferability by Directors and Executive Officers at page ___.

ORDERING AND RECEIVING COMMON STOCK

     USE OF ORDER FORMS. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail, courier or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee stock benefit plans subscribe for shares during the subscription offering, the employee stock benefit plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT OUR CONSENT.

     If a stock order form:

     o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;

     o    is not received or is received after the applicable expiration date;

     o    is not completed correctly or executed; or

     o    is not  accompanied  by the  full  required  payment  for  the  shares subscribed  for,  including  instances  where  a  savings  account  or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans, then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

     However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

     To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     PAYMENT FOR SHARES. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the offering. Payment for shares of common stock may be made:

     o    By check or money order made payable to OSAGE FEDERAL BANK.

     o For shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with Osage Federal Bank. To use funds in an IRA account at Osage Federal Bank, you must transfer your account into a self-directed IRA account at an unaffiliated institution or broker. Please contact the Stock Information Center as soon as possible for assistance. The transfer of funds into a self-directed IRA can take time to complete and subscribers seeking to use IRA funds to purchase shares of Osage Bancshares, Inc. common stock are encouraged to begin this process at least two weeks before the expiration date. We cannot guarantee that you will be able to use IRA funds held at Osage Federal Bank or elsewhere for the purchase of our common stock. Your ability to use IRA funds may depend on time constraints and possible limitations imposed the self-directed IRA provider.

     o in cash, if delivered in person (although we prefer that you exchange that cash with one of our tellers for a check).

     In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Osage Federal Bank, and checks received by the Stock Information Center will be transmitted by noon of the following business day directly to the segregated deposit account at Osage Federal Bank established to hold funds received as payment for shares. We will place funds in a segregated account at Osage Federal Bank or, at our option, with one of our correspondent banks. In no event, however, will we maintain more than one escrow account.

     Appropriate means by which account withdrawals from deposit accounts at Osage Federal Bank may be authorized are provided on the order form. The designated funds must be available in the account(s) at the time the order form is received. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; provided, however, that if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Osage Federal Bank at the regular savings rate from the date payment is received until the offering is completed or terminated.

     We will not accept third-party checks payable to you and endorsed over to Osage Federal Bank. Additionally, you may not designate a direct withdrawal from Osage Federal Bank accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.

     If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Osage Federal Bank's individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Osage Federal Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock must be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

     We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

     An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

     FEDERAL REGULATIONS PROHIBIT OSAGE FEDERAL BANK FROM KNOWINGLY LENDING FUNDS OR EXTENDING CREDIT TO ANY PERSON TO PURCHASE THE COMMON STOCK IN THE OFFERING.

     STOCK INFORMATION CENTER. Our Stock Information Center is located at 239 East Main Street, Pawhuska, Oklahoma 74056. The telephone number is (___) ___-____. The Stock Information Center's hours of operation are Mondays from 12:00 p.m. to 3:30 p.m., central time, Tuesdays through Thursdays from 9:00 a.m. to 3:30 p.m., central time, and Fridays from 9:00 a.m. to 12:00 p.m., central time, excluding bank holidays.

EXCHANGE OF STOCK CERTIFICATES OF MINORITY STOCKHOLDERS

     The conversion of common stock into shares of Osage Bancshares, Inc. common stock will occur automatically on the date of completion of the conversion. After such date, former holders of common stock will have no further equity interest in Osage Federal Financial, Inc., other than as stockholders of Osage Bancshares, Inc., and there will be no further transfers of shares of Osage Federal Financial, Inc. common stock on the stock transfer records of Osage Federal Financial, Inc.

     As soon as practicable after the completion of the conversion, the exchange agent will send a transmittal form to each stockholder of Osage Federal Financial, Inc. The transmittal forms are expected to be mailed within five business days after the date of the completion of the conversion and will contain instructions with respect to the surrender of certificates representing Osage Federal Financial, Inc. common stock to be exchanged into the new common stock. It is expected that certificates for shares of the new common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents. Stockholders should not forward their stock certificates to the exchange agent until they have received transmittal forms.

     Until the certificates representing the old common stock are surrendered for exchange after consummation of the conversion, in compliance with the terms of the transmittal form, holders of such certificates will not receive new shares. All shares of the new common stock issued upon exchange of shares of the old common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of the old common stock.

     No fractional shares of our common stock will be issued to any stockholder upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the subscription price. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered Osage Federal Financial, Inc. stock certificates.

     If a certificate for Osage Federal Financial, Inc. common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

DELIVERY OF STOCK CERTIFICATES OF CONVERSION STOCK

     Certificates representing common stock issued in the offering, to all persons other than minority stockholders of Osage Federal Financial, Inc., will be mailed to the persons entitled thereto at the address noted on the order form as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

RESTRICTIONS ON REPURCHASE OF SHARES

     Generally, during the first year following the offering, we will not be permitted to repurchase shares of our stock unless we can show extraordinary circumstances. If extraordinary circumstances exist and if we can show a compelling and valid business purpose for the repurchase, the Office of Thrift Supervision may approve repurchases of up to 5% of the outstanding stock during the first year after the offering. After the first year following the offering, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

STOCK PRICING AND THE NUMBER OF SHARES TO BE OFFERED

     Keller & Company, Inc., which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an independent valuation of the estimated pro forma market value of the common stock (the "independent valuation"), as mandated by Office of Thrift Supervision regulations. This independent valuation expresses our pro forma market value in terms of an aggregate dollar amount. The appraisal is an independent appraisal reviewed but not approved by the Board of Directors. Keller & Company, Inc. will receive fees of $38,000 for its appraisal services, including the independent valuation and one subsequent update, plus up to $1,500 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. We have agreed to indemnify Keller & Company, Inc. under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Keller & Company, Inc., except where Keller & Company, Inc. is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

     The number of shares of common stock being offered is based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. Keller & Company, Inc. has determined that as of August 29, 2006, the estimated aggregate pro forma market value of Osage Federal Financial, Inc. was $36.0 million. Pursuant to Office of Thrift Supervision regulations, this estimate must be included within a range from 15% below to 15% above the pro forma market value resulting in a range with a minimum of $30.6 million and a maximum of $41.4 million. Based on this valuation and Osage Federal MHC's ownership of 69.83% of the common stock of Osage Federal Financial, Inc. currently outstanding, an offering range of between $21,369,780 and $28,909,620 has been established. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. The independent valuation contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of June 30, 2006, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in Oklahoma that affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, Keller & Company, Inc. considered the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value.

     We are offering a maximum of 2,890,962 shares in the offering, subject to adjustment. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the Office of Thrift Supervision, to reflect any change in our estimated pro forma market value.

     Depending on market and financial conditions at the time of the completion of the offering, we may increase or decrease the number of shares to be issued in the offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 2,136,798 shares or more than 3,324,606 shares being sold in the offering at the purchase price of $10.00, in which event we may also elect to terminate the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 2,136,798 shares, at the discretion of the Board of Directors and subject to approval of the Office of Thrift Supervision, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the Office of Thrift Supervision.

     The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or our estimated pro forma market value. If the updated independent valuation increases, we may increase the number of shares sold in the offering to up to 3,324,606 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 3,324,606 shares or fewer than 2,136,798 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data. An increase in the total number of shares to be issued would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data at page __.

     THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE INDEPENDENT VALUATION, KELLER & COMPANY, INC. HAS RELIED ON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY US. KELLER & COMPANY, INC. DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY US, NOR DID KELLER & COMPANY, INC. VALUE INDEPENDENTLY OUR ASSETS AND LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS US ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF OUR LIQUIDATION VALUE. MOREOVER, BECAUSE THE INDEPENDENT VALUATION IS BASED ON ESTIMATES AND PROJECTIONS ON A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL THEIR SHARES AT A PRICE EQUAL TO OR GREATER THAN THE PURCHASE PRICE.

     The appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book approach to reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma
price-to-assets   approach.  The  market  value  ratios
applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between Osage Federal Financial, Inc. and the peer group. Keller & Company, Inc. selected a group of peer institutions that were profitable, fully-converted thrifts located in the Southwest, Midwest, Mid-Atlantic and Southeast regions. All of the peer institutions were listed on a major United States exchange and were not merger targets. Keller & Company, Inc. attempted to find institutions that were the most proximate in size, although the resulting peer institutions were all larger than Osage Federal Bank. Keller & Company, Inc. placed the greatest emphasis on the price-to-book approach with secondary emphasis on the and price-to-core earnings approach in estimating pro forma market value.

     The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements. Keller & Company, Inc. also considered the following factors, among others.

     o The historical, present and projected operating results and financial condition of Osage Bancshares, Inc. and Osage Federal Bank;
     o The economic and demographic conditions in Osage Federal Bank's existing market area;
     o Certain historical, financial and other information relating to Osage Federal Bank;
     o A comparative evaluation of the operating and financial characteristics of Osage Federal Bank;
     o The aggregate size of the offering of the common stock and the trading valuations of similar sized thrifts;
     o The impact of the conversion on Osage Bancshares, Inc.'s stockholders' equity and earnings potential;
     o The trading market for securities of peer institutions and general conditions in the market for such securities.

     The following table compares Osage Federal Financial, Inc.'s pro forma price to core earnings multiple and pro forma price to book value ratio at the minimum, midpoint and maximum of the offering range to the median price to core earnings multiple and price to book value ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data at page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to book value ratios for Osage Federal Financial, Inc.

                                                                                                          PRO FORMA
                                                                                     PRO FORMA PRICE    PRICE TO BOOK
                                                                                    TO CORE EARNINGS        VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Osage Bancshares, Inc. (Pro forma)(1):
         Minimum (2,136,798 shares sold).......................................           26.78x           95.31%
         Midpoint (2,513,880 shares sold)......................................           29.14x          101.19%
         Maximum (2,890,962 shares sold).......................................           31.10x          106.19%
         Maximum, as adjusted (3,324,606 shares sold)..........................           33.06x          110.87%


                                                                                        PRICE TO          PRICE TO
                                                                                      CORE EARNINGS      BOOK VALUE
                                                                                         MULTIPLE           RATIO
                                                                                         --------           -----
    Peer Group Companies(2)
         Average for peer group companies......................................           20.57x          114.34%
         Median for peer group companies.......................................           16.85x          107.13%

___________
(1) Based on financial data as of and for the twelve months ended June 30, 2006.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

     A copy of the independent valuation report is available for your review at our main office. In addition, our Board of Directors does not make any recommendation as to whether or not the stock will be a good investment for you.

     No sale of shares of common stock may be completed unless Keller & Company, Inc. confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value of the shares being offered to the public that is below $21,369,780 or above $33,246,060 would be subject to Office of Thrift Supervision approval. If confirmation from Keller & Company, Inc. is not received, we may extend the offering, reopen or commence a new offering, request a new independent valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take other action as permitted by the Office of Thrift Supervision in order to complete the offering.

PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS

     The following table presents for all second-step conversions completed between January 1, 2004 and August 29, 2006, the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and the median percentage stock appreciation from January 1, 2004 to August 29, 2006. This information relates to stock appreciation experienced by other companies that reorganized in different market areas and in different stock market and economic environments. In addition, the companies may have no similarities to Osage Bancshares, Inc. with regard to market area, earnings quality and growth potential, among other factors. The information shown in the following table was not included in the appraisal report, however, the appraisal prepared by Keller & Company, Inc. did consider the after market trading experience of transactions that closed 12 months prior to the August 29, 2006 valuation date used in the appraisal.

     This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page __.

                     SECOND-STEP CONVERSIONS COMPLETED BETWEEN JANUARY 1, 2004 AND AUGUST 29, 2006
                     -----------------------------------------------------------------------------
                                                                     PRICE PERFORMANCE FROM INITIAL TRADING DATE
                                                                     -------------------------------------------
                                                         CLOSING
TRANSACTION                                              DATE        1 DAY      1 WEEK    1 MONTH     AUGUST 29, 2006
-----------                                              ----        -----      ------    -------     ---------------
Liberty Bancorp, Inc................................     07/24/06      2.5%       0.9%      0.9%            1.0%
First Clover Leaf Financial Corp. ..................     07/11/06      3.9%       6.0%     11.2%           14.3%
Monadnock Bancorp, Inc. ............................     06/29/06      0.0%       0.0%    -13.8%          -17.5%
NEBS Bancshares, Inc. ..............................     12/29/05      6.6%       7.0%      7.0%           28.8%
American Bancorp of New Jersey......................     10/06/05      1.6%      -2.0%     10.1%           18.0%
Hudson City Bancorp, Inc. ..........................     06/07/05      9.6%      10.8%     15.9%           17.4%
First Federal of Northern Michigan Bancorp, Inc. ...     04/04/05     -5.1%      -8.0%    -16.0%           -5.6%
Rome Bancorp, Inc. .................................     03/31/05      0.5%      -2.5%     -5.6%           -0.3%
Roebling Financial Corp. ...........................     10/01/04     -1.0%      -0.5%     -8.0%           -2.1%
DSA Financial Corporation...........................     07/30/04     -2.0%      -5.0%     -7.0%           45.0%
Partners Trust Financial Group, Inc. ...............     07/15/04     -0.1%      -0.2%     -1.9%            9.2%
Synergy Financial Group, Inc. ......................     01/21/04      8.1%       8.0%      7.9%           17.5%
Provident Bancorp, Inc. ............................     01/15/04     15.0%      11.5%     15.1%           21.4%

     Average........................................                  3.05%      1.98%      1.2%           11.3%
     Median.........................................                  1.60%      0.00%      0.9%           14.3%

     Data presented in the table reflects a small number of transactions. THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE SUBSTANTIAL PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS' EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE. See Risk Factors - Our return on equity after the offering may be low; this may negatively affect the price of our stock.

PLAN OF DISTRIBUTION/MARKETING ARRANGEMENTS

     Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Keefe Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Osage Federal Bank, where such funds will be held in a separate escrow account earning interest at the regular savings rate and not released until the offering is completed or terminated.

     We have engaged Keefe Bruyette & Woods, Inc., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe Bruyette & Woods, Inc. will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our Board of Directors the financial and securities marketing implications of the independent appraiser's appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);
(iv) assisting in the design and implementation of a marketing strategy for the offering; (v) assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Keefe Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee equal to 1.25% of the shares sold if the conversion is completed. The success fee will be reduced by the management fee. No success fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families or shares purchased by our tax-qualified employee benefit plans currently estimated to total ______ shares, ______ shares and _______ shares at the minimum, maximum and adjusted maximum, of the offering range, respectively. If there is a synidcated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

     To the extent any shares of the common stock remain available after the subscription and direct community offering, Keefe Bruyette & Woods, Inc. at our request, may seek to form a syndicate of registered broker-dealers to assist in the solicitation of orders of the common stock in a syndicated community offering, subject to the terms and conditions to be set forth in a selected dealer's agreement. Keefe Bruyette & Woods, Inc. has agreed to use its best efforts to assist us with the solicitation of subscriptions and orders for shares of our common stock in the syndicated community offering. Keefe Bruyette & Woods, Inc. is not obligated to take or purchase any shares of our common stock in the offering. Keefe Bruyette & Woods, Inc. has expressed no opinion as to the prices at which the common stock may trade nor has Keefe Bruyette & Woods, Inc. provided any written report or opinion to us as to the fairness of the conversion. If there is a syndicated community offering, the total fees payable to Keefe Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

     We also will reimburse Keefe Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, up to a maximum of $65,000 (including fees and expenses of their counsel). If the plan of conversion is terminated or if Keefe Bruyette & Woods, Inc. terminates its agreement with us in accordance with the provisions of the agreement, Keefe Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933, as amended.

RESTRICTIONS ON SALES ACTIVITIES

     Our directors, officers and other employees may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to registered representatives of Keefe, Bruyette & Woods, Inc. None of our officers, directors or other employees will be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

RESTRICTIONS ON TRANSFERABILITY BY DIRECTORS AND EXECUTIVE OFFICERS

     Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Any shares issued to directors and executive officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

     For a period of three years following the offering, our directors and executive officers and their associates may not, without the prior approval of the Office of Thrift Supervision, purchase our common stock except from a broker or dealer registered with the Securities and Exchange Commission. This prohibition does not apply to negotiated transactions for more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.

RESTRICTIONS ON AGREEMENTS OR UNDERSTANDINGS REGARDING TRANSFER OF COMMON STOCK TO BE PURCHASED IN THE OFFERING

     Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

              RESTRICTIONS ON ACQUISITION OF OSAGE BANCSHARES, INC.

GENERAL

     The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire Osage Bancshares, Inc., Osage Federal Bank or their respective capital stock are described below. Also discussed are certain provisions in Osage Bancshares, Inc.'s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Osage Federal Financial, Inc.

STATUTORY AND REGULATORY RESTRICTIONS ON ACQUISITION

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

     The Office of Thrift Supervision may prohibit an acquisition of control if:

     o    it would result in a monopoly or substantially lessen competition;

     o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

     These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

     For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Osage Bancshares, Inc. or Osage Federal Bank without the Office of Thrift Supervision's prior approval. Under current Office of Thrift Supervision policies, such prior approval will not be granted.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     RESTRICTION ON ACQUISITION OF COMMON STOCK; LIMITATIONS ON VOTING RIGHTS. Our articles of incorporation provide that, for a period of five years after completion of the conversion, no person may, directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of equity security outstanding of Osage Bancshares, Inc., unless the "continuing" Board of Directors has first approved by a two-thirds vote the offer or acquisition. Any shares acquired in violation of this restriction will not be counted as shares outstanding for voting purposes, nor will the holder be entitled to vote such shares. After five years from the date of conversion, should any party acquire the beneficial ownership of shares in excess of 10%, the record holders of more than 10% of any outstanding class of equity security who obtained such shares without the requisite approval would be entitled to cast only one-hundredth (1/100) of a vote for each share owned in excess of 10%, and the aggregate voting power of such holders shall be allocated proportionately among such record holders. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. Our articles of incorporation further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock unless the amendment has been approved by two-thirds of the continuing directors.

     ELECTION OF DIRECTORS. Our articles of incorporation provide that the Board of Directors will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of our Board. Our bylaws provide that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. We have also elected to be subject to certain provisions of Maryland law that provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled by the Board. Finally, the articles impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual or special meeting of stockholders.

     The articles of incorporation provide that a director may only be removed for cause and only by the affirmative vote of at least 80% of the shares of Osage Bancshares, Inc. entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

     RESTRICTIONS ON CALL OF SPECIAL MEETING. In its articles of incorporation, we have elected to be subject to certain provisions of Maryland law that provide that special meetings of stockholders may be called only by a majority of the Board of Directors, or a duly designated committee of the Board, or on the written request of a majority of the stockholders.

     ABSENCE OF CUMULATIVE VOTING. Our articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

     AUTHORIZED SHARES. The articles of incorporation authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Osage Bancshares, Inc. Under our articles, the Board of Directors also may increase the number of our authorized shares without a vote of stockholders. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board currently has no plans for the issuance of additional shares, other than the possible issuance of additional shares pursuant to stock benefit plans.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The articles of incorporation require the affirmative vote of at least (i) 80% of the outstanding shares of Osage Bancshares, Inc. entitled to vote in the election of directors and (ii) two-thirds of the outstanding shares entitled to vote in the election of directors and not held by "Related Persons" (as defined below), in order for Osage Bancshares, Inc. to engage in or enter into certain "Business Combinations," as defined in the articles of incorporation, with any Related Person or any affiliates of the Related Person, unless the proposed transaction has been approved in advance by two-thirds of our Board of Directors, excluding those who are affiliated with the Related Person or who were not directors prior to the time the "Related Person" became the "Related Person." Absent this provision, only the approval of a two-thirds of the shares outstanding would be generally required unless the Maryland Business Combination Statute described below applies.

     The term "Related Person" is defined to include any person and the affiliates and associates of the person (other than Osage Bancshares, Inc. or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of Osage Bancshares, Inc. Any amendment to this provision of the articles of incorporation requires the affirmative vote of at least 80% of the shares of Osage Bancshares, Inc. entitled to vote generally in an election of directors unless the amendment has been pre-approved by two-thirds of the continuing directors, in which case a majority of the outstanding shares is required. The term "Business Combination" includes mergers between Osage Bancshares, Inc. and a Related Person, transactions between Osage Bancshares, Inc. and the Related Person involving 25% or more of our or Related Person's assets, the issuance of the securities of Osage Bancshares, Inc. or its subsidiaries to the Related Person, the acquisition of the Related Person's securities by Osage Bancshares, Inc. or a reclassification or recapitalization involving our stock that has the effect of increasing the Related Person's ownership by 5% or more.

     AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS. Amendments to our articles of incorporation must be approved by our Board of Directors and also by two-thirds of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation). If the amendment is approved by two-thirds of the Continuing Directors, however, the vote required for approval of the amendment is reduced to a majority of shares outstanding.

     The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of Osage Bancshares, Inc. entitled to vote in the election of directors cast at a meeting called for that purpose.

MARYLAND GENERAL CORPORATION LAW

     The Maryland General Corporation Law contains several provisions described below which will be applicable to Osage Bancshares, Inc. upon completion of the conversion.

     BUSINESS COMBINATIONS. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met):

         (i) mergers, consolidations or share exchanges;

     (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;

     (iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation;

     (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder;

     (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and

     (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

     After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the Board of Directors and approved by (a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its Board of Directors prior to the date the Interested Stockholder first became an Interested Stockholder. Our articles of incorporation provide that the Business Combination Statute will not apply to any business combination that has been approved by two-thirds of the continuing directors as defined in the articles of incorporation.

     CONTROL SHARE ACQUISITIONS. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     (i) one-tenth or more but less than one-third;

     (ii) one-third or more but less than a majority; or

     (iii) a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation's charter or bylaws. Our charter and bylaws, however, do not contain a provision modifying these statutory provisions.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Osage Bancshares, Inc. is a newly-formed Maryland corporation. It is authorized to issue 20,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of serial preferred stock, par value $0.01 per share. The articles reserve to the Board of Directors the right to increase the number of authorized shares without stockholder approval. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock.


COMMON STOCK

     DISTRIBUTIONS. Osage Bancshares, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations that are imposed by law. See Dividend Policy at page __. The holders of common stock of Osage Bancshares, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Osage Bancshares, Inc. out of funds legally available therefor. If Osage Federal Financial, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     VOTING RIGHTS. The holders of common stock will possess exclusive voting rights in Osage Bancshares, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding-up of Osage Bancshares, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Osage Bancshares, Inc. (including all debts and liabilities of Osage Federal Bank and distribution of the balance in the special liquidation account of Osage Federal Bank to eligible account holders and supplemental eligible account holders), all assets of Osage Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS; REDEMPTION. Because the holders of the common stock do not have any preemptive rights with respect to any shares Osage Bancshares, Inc. may issue, the Board of Directors may sell shares of capital stock of Osage Bancshares, Inc. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

     The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                                 TRANSFER AGENT

     The transfer agent and registrar for the common stock will be Registrar and Transfer Company, Cranford, New Jersey.

                             LEGAL AND TAX OPINIONS

     The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain matters related to state taxation will be passed upon by BKD, LLP, Joplin, Missouri. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff L.L.P., Washington, D.C.

                                     EXPERTS

     The consolidated financial statements of Osage Federal Financial, Inc. at June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006 have been included in this prospectus in reliance upon the report of BKD, LLP, Certified Public Accountants, Joplin, Missouri, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     Keller & Company, Inc., Dublin, Ohio, has consented to the publication in this document of a summary of its letter to Osage Federal Financial, Inc. setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.


                            REGISTRATION REQUIREMENTS

     Our common stock will be registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the Securities and Exchange Commission under the Exchange Act. We will not deregister the common stock under the Exchange Act for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of the registration materials can be obtained from the Securities and Exchange Commission at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Osage Federal Financial, Inc., that file electronically with the Securities and Exchange Commission. The address for this web site is "http://www.sec.gov."

     Osage Federal MHC has filed an Application for Conversion on Form AC with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington,
D.C. 20552 and at the Midwest Regional Office of the Office of Thrift Supervision, 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2371.

     Copies of the plan of conversion and reorganization are also available without charge.

                          OSAGE FEDERAL FINANCIAL, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





         Report of Independent Registered Public Accounting Firm        F-1

         Consolidated Balance Sheets                                    F-2

         Consolidated Statements of Income                              F-3

         Consolidated Statements of Stockholders' Equity                F-4

         Consolidated Statements of Cash Flows                          F-6


         Notes to Consolidated Financial Statements                     F-8



     Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

BKD_____________________________________________________________________________
   llp



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Audit Committee, Board of Directors and Stockholders
Osage Federal Financial, Inc.
Pawhuska, Oklahoma


We have audited the accompanying consolidated balance sheets of Osage Federal Financial, Inc. as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Osage Federal Financial, Inc. as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.



                                                 /s/ BKD, LLP





August 11, 2006
Joplin, Missouri

                          OSAGE FEDERAL FINANCIAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 2006 AND 2005

ASSETS
                                                                                        2006               2005
                                                                                   -------------      -------------
    Cash and due from banks                                                       $    1,374,110     $      600,208
    Interest bearing deposits with banks                                                  58,906          1,623,837
    Federal funds sold                                                                 1,022,000                 --
                                                                                   -------------      -------------

        Cash and cash equivalents                                                      2,455,016          2,224,045

    Available-for-sale securities                                                     17,835,601         14,812,020
    Held-to-maturity securities                                                        8,220,499         11,378,513
    Loans, net                                                                        77,927,235         65,356,288
    Loans held for sale                                                                  155,500                 --
    Premises and equipment                                                             1,155,390          1,234,408
    Foreclosed assets held for sale                                                       49,993             31,592
    Interest receivable                                                                  430,610            354,516
    Federal Home Loan Bank stock, at cost                                              1,711,000          1,082,500
    Deferred income taxes                                                                 47,792                 --
    Bank owned life insurance                                                          2,086,877          2,011,772
    Other                                                                                161,892            207,540
                                                                                   -------------      -------------

               Total assets                                                       $  112,237,405     $   98,693,194
                                                                                   =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits                                                                  $   64,309,734     $   62,083,797
        Federal Home Loan Bank advances                                               33,350,000         21,650,000
        Advances from borrowers held in escrow                                           785,813            754,927
        Accrued interest and other liabilities                                           500,279            459,420
        Deferred income taxes                                                                 --             91,795
                                                                                   -------------       ------------

               Total liabilities                                                      98,945,826         85,039,939
                                                                                   -------------      -------------

    COMMITMENTS AND CONTINGENCIES                                                             --                 --
                                                                                   -------------       ------------

    EQUITY RECEIVED FROM CONTRIBUTIONS TO THE ESOP (13,417 SHARES AT JUNE
       30, 2006 AND 6,077 SHARES AT JUNE 30, 2005)                                       163,470             69,397
                                                                                   -------------      -------------

    STOCKHOLDERS' EQUITY
        Preferred stock, $.10 par value (5,000,000 shares authorized;
          none outstanding)                                                                   --                 --
        Common stock, $.10 par value (20,000,000 shares authorized;
          2,287,017 and 2,281,313 shares issued and outstanding, at June
          30, 2006 and 2005, respectively, net of 54,751 allocated and
          unallocated ESOP shares for both periods)                                      223,226            222,656
        Additional paid-in capital                                                     5,290,160          5,275,189
        Retained earnings, substantially restricted                                    7,872,151          8,229,727
        Accumulated other comprehensive loss                                            (257,428)          (143,714)
                                                                                   -------------      -------------

               Total stockholders' equity                                             13,128,109         13,583,858
                                                                                   -------------      -------------

               Total liabilities and stockholders' equity                         $  112,237,405     $   98,693,194
                                                                                   =============      =============


See Notes to Consolidated Financial Statements                               F-2

                         OSAGE FEDERAL FINANCIAL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                         2006              2005             2004
                                                                     ------------     ------------      ------------
    INTEREST INCOME
        Loans                                                       $   4,589,822    $   3,911,604     $   3,407,765
        Available-for-sale securities                                     720,171          332,936           238,983
        Held-to-maturity securities                                       403,053          526,430           452,376
        Deposits with other financial institutions                         32,033           12,433            37,433
        Other                                                              76,492           32,877            23,546
                                                                     ------------     ------------      ------------
           Total interest income                                        5,821,571        4,816,280         4,160,103
                                                                     ------------     ------------      ------------
    INTEREST EXPENSE
        Deposits                                                        1,522,070        1,363,805         1,367,965
        Advances from Federal Home Loan Bank                            1,292,018          664,386           561,791
                                                                     ------------     ------------      ------------
           Total interest expense                                       2,814,088        2,028,191         1,929,756
                                                                     ------------     ------------      ------------

    NET INTEREST INCOME                                                 3,007,483        2,788,089         2,230,347
    Provision for loan losses                                              27,000               --                --
                                                                     ------------     ------------      ------------

    Net interest income after provision for loan losses                 2,980,483        2,788,089         2,230,347
                                                                     ------------     ------------      ------------

    NONINTEREST INCOME
        Service charges on deposit accounts                               397,443          367,436           375,602
        Other service charges and fees                                     64,797           60,953            68,270
        Gain on sale of mortgage loans                                     38,878           67,192           145,026
        Net loan servicing fees                                            31,422           32,810            24,282
        Other income                                                      126,184          118,621            63,308
                                                                     ------------     ------------      ------------
           Total noninterest income                                       658,724          647,012           676,488
                                                                     ------------     ------------      ------------

    NONINTEREST EXPENSE
        Salaries and employee benefits                                  1,630,019        1,479,600         1,288,236
        Net occupancy expense                                             266,218          273,516           297,645
        Deposit insurance premium                                           8,455            9,422             9,056
        Other operating expenses                                          763,403          760,125           737,942
                                                                     ------------     ------------      ------------
           Total noninterest expense                                    2,668,095        2,522,663         2,332,879
                                                                     ------------     ------------      ------------

    INCOME BEFORE INCOME TAXES                                            971,112          912,438           573,956

    PROVISION FOR INCOME TAXES                                            344,655          307,884           205,229
                                                                     ------------     ------------      ------------

    NET INCOME                                                      $     626,457    $     604,554     $     368,727
                                                                     ============     ============      ============

    BASIC EARNINGS PER SHARE                                        $         .28    $         .27     $         .17
                                                                     ============     ============      ============

    DILUTED EARNINGS PER SHARE                                      $         .28    $         .27     $         .17
                                                                     ============     ============      ============

    CASH DIVIDENDS PAID PER PUBLIC SHARE                            $        1.51    $         .275    $          --
                                                                     ============     =============     ============


See Notes to Consolidated Financial Statements                               F-3

                         OSAGE FEDERAL FINANCIAL, INC.
                 Consolidated Statements of Stockholders' Equity
                    Years Ended June 30, 2006, 2005 and 2004

                                                                                                                 Additional
                                                                                        Common Stock              Paid-in
                                                                                    Shares         Amount         Capital
                                                                                --------------- -------------- ---------------

    BALANCE, JULY 1, 2003                                                                   --    $        --    $        --

        Net income                                                                          --             --             --

        Change in unrealized depreciation on available-for-sale
          securities, net of taxes of $48,804                                               --             --             --
               Total comprehensive income

        Retained earnings transferred to mutual holding company                             --             --             --
                                                                                     ---------      ---------     ----------
        Net proceeds from sale of common stock                                       2,226,562        222,656      5,646,912

    BALANCE, JUNE 30, 2004                                                           2,226,562        222,656      5,646,912

        Net income                                                                          --             --             --

        Change in unrealized depreciation on available-for-sale
          securities, net of taxes of $40,069                                               --             --             --
               Total comprehensive income

        Allocation of ESOP shares                                                        6,077             --             --

        Dividends paid                                                                      --             --             --

        Purchase of shares for Restricted Stock Plan, net of amortization
          (30,100 shares)                                                                   --             --       (371,723)
                                                                                     ---------    -----------    -----------

    BALANCE, JUNE 30, 2005                                                           2,232,639        222,656      5,275,189

        Net income                                                                          --             --             --

        Change in unrealized depreciation on available-for-sale
          securities, net of taxes of $69,696                                               --             --             --
               Total comprehensive income


        Dividends paid                                                                      --             --             --

        Proceeds from the exercise of stock options                                      5,704            570        128,593

        Allocation of ESOP shares                                                        7,340             --             --

        Tax benefits from employees' stock option and Restricted Stock
          Plans                                                                             --             --         10,368

        Purchase of shares for Restricted Stock Plan, net of amortization
          (15,526 shares)                                                                   --             --       (123,990)
                                                                                     ---------    -----------    -----------
    Balance, June 30, 2006                                                           2,245,683    $   223,226    $ 5,290,160
                                                                                     =========    ===========    ===========


See Notes to Consolidated Financial Statements                               F-4

                         OSAGE FEDERAL FINANCIAL, INC.
                 Consolidated Statements of Stockholders' Equity
                    Years Ended June 30, 2006, 2005 and 2004

                                                                             Retained      Accumulated Other
                                                                             Earnings     Comprehensive Loss       Total
                                                                          --------------- -------------------- ---------------

    BALANCE, JULY 1, 2003                                                   $ 7,541,946       $     (1,285)      $  7,540,661

        Net income                                                              368,727                 --            368,727
                                                                                                                 ------------

        Change in unrealized depreciation on available-for-sale
          securities, net of taxes of $48,804                                        --            (77,062)           (77,062)
                                                                                                                 ------------
               Total comprehensive income                                                                             291,665
                                                                                                                 ------------

        Retained earnings transferred to mutual holding company                (100,000)                --           (100,000)
                                                                                                                 ------------

        Net proceeds from sale of common stock                                       --                 --          5,869,568
                                                                            -----------       ------------       ------------

    BALANCE, JUNE 30, 2004                                                    7,810,673            (78,347)        13,601,894

        Net income                                                              604,554                 --            604,554
                                                                                                                 ------------

        Change in unrealized depreciation on available-for-sale
          securities, net of taxes of $40,069                                        --            (65,367)           (65,367)
                                                                                                                 ------------
               Total comprehensive income                                                                             539,187
                                                                                                                 ------------

        Allocation of ESOP shares                                                    --                 --                 --

        Dividends paid                                                         (185,500)                --           (185,500)
                                                                                                                 ------------

        Purchase of shares for Restricted Stock Plan, net of
          amortization (30,100 shares)                                               --                 --           (371,723)
                                                                            -----------       ------------       ------------

    BALANCE, JUNE 30, 2005                                                    8,229,727           (143,714)        13,583,858

        Net income                                                              626,457                 --            626,457

        Change in unrealized depreciation on available-for-sale
          securities, net of taxes of $69,696
               Total comprehensive income                                            --           (113,714)          (113,714)
                                                                                                                 ------------

                                                                                                                      512,743
                                                                                                                 ------------

        Dividends paid                                                         (984,033)                --           (984,033)
                                                                                                                 ------------

        Proceeds from the exercise of stock options                                  --                 --            129,163
                                                                                                                 ------------

        Allocation of ESOP shares                                                    --                 --                 --

        Tax benefits from employees' stock option and Restricted
          Stock Plans                                                                --                 --             10,368
                                                                                                                 ------------
        Purchase of shares for Restricted Stock Plan, net of
          amortization (15,526 shares)                                               --                 --           (123,990)
                                                                            -----------       ------------       ------------
    BALANCE, JUNE 30, 2006                                                  $ 7,872,151       $   (257,428)      $ 13,128,109
                                                                            ===========       ============       ============

See Notes to Consolidated Financial Statements                               F-5

                          OSAGE FEDERAL FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                   2006               2005               2004
                                                              -------------       -------------      -------------
    OPERATING ACTIVITIES
        Net income                                          $       626,457     $       604,554    $       368,727
        Items not requiring (providing) cash
           Depreciation                                             100,296             121,261            131,062
           Provision for loan losses                                 27,000                  --                 --
           Amortization of securities and originated
              mortgage servicing rights                             115,234             106,747            134,273
           Restricted stock plan and option expense                 137,351              57,963                 --
           Deferred income taxes                                    (69,890)             13,360            (36,808)
           Gain on sale of mortgage loans                           (38,878)            (67,192)          (145,026)
           (Gain) loss on sale of foreclosed assets
              held for sale                                         (19,357)              1,589             (7,511)
           Dividends on available-for-sale mutual
              funds                                                (485,005)           (326,490)          (238,983)
           Stock dividends on Federal Home Loan Bank
              stock                                                 (76,100)            (32,500)           (17,500)
           (Gain) loss on disposal of premises and
              equipment                                                  --                  24             (4,200)
           Increase in cash surrender value of bank
              owned life insurance                                  (75,105)            (77,727)           (34,045)
        Originations of loans held for delivery
          against commitments                                    (4,926,870)         (5,998,317)        (8,731,042)
        Proceeds from nonrecourse sale of loans held
          for delivery against commitments                        4,790,250           6,037,154         10,141,276
        Allocation of Employee Stock Ownership Plan
          shares                                                     94,073              69,397                 --
        Changes in
           Interest receivable                                      (76,094)            (34,808)           (27,518)
           Other assets                                              (9,994)             16,166            (15,570)
           Accrued interest and other liabilities                    63,018             314,836              3,554
                                                              -------------       -------------      -------------

               Net cash provided by operating
                  activities                                        176,386             806,017          1,520,689
                                                              -------------       -------------      -------------

    INVESTING ACTIVITIES
        Net change in loans                                     (12,713,778)         (9,935,859)        (9,199,294)
        Purchase of held-to-maturity securities                          --            (610,645)       (13,954,695)
        Purchases of premises and equipment                         (21,278)            (36,836)           (63,625)
        Purchase of bank owned life insurance                            --                  --         (1,900,000)
        Proceeds from sales of premises and equipment                    --                  --              4,200
        Purchase of Federal Home Loan Bank stock                   (552,400)           (365,000)                --
        Proceeds from sale of foreclosed assets                     116,787              42,141            171,315
        Purchases of available-for-sale securities               (5,937,220)         (3,135,039)        (2,000,000)
        Proceeds from maturities and paydowns of
          held-to-maturity securities                             3,154,741           4,914,660          6,804,173
        Proceeds from maturities and paydowns of
          available-for-sale securities                           3,178,912              33,776                 --
                                                              -------------       -------------      -------------

               Net cash used in investing activities            (12,774,236)         (9,092,802)       (20,137,926)
                                                              -------------       -------------      -------------


See Notes to Consolidated Financial Statements                               F-6

                          OSAGE FEDERAL FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


                                                                   2006               2005               2004
                                                              --------------       --------------      -------------
    FINANCING ACTIVITIES
        Net increase (decrease) in demand, money
          market, NOW and savings deposits                  $    (2,320,300)    $      (628,487)   $     5,119,558
        Net increase (decrease) in certificates of
          deposit                                                 4,546,237           1,045,650         (2,286,359)
        Net increase in Federal Home Loan Bank
          short-term borrowings                                  12,200,000           7,050,000          1,600,000
        Proceeds from Federal Home Loan Bank advances             3,000,000           5,000,000          2,000,000
        Repayments of Federal Home Loan Bank advances            (3,500,000)         (3,000,000)        (2,000,000)
        Net increase (decrease) in advances from
          borrowers held in escrow                                   30,886              65,862           (106,539)
        Net proceeds from sale of common stock                           --                  --          5,869,568
        Payment of dividends (net of restricted stock
          dividends)                                               (984,033)           (185,500)                --
        Shares purchase and withheld for restricted
          stock plans                                              (223,356)           (429,686)                --
        Proceeds from exercise of stock options                      79,387                  --                 --
        Capitalization of mutual holding company                         --                  --           (100,000)
                                                              -------------       -------------      -------------

               Net cash provided by financing
                  activities                                     12,828,821           8,917,839         10,096,228
                                                              -------------       -------------      -------------

    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                230,971             631,054         (8,521,009)

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  2,224,045           1,592,991         10,114,000
                                                              -------------       -------------      -------------

    CASH AND CASH EQUIVALENTS, END OF YEAR                  $     2,455,016     $     2,224,045    $     1,592,991
                                                              =============       =============      =============

    SUPPLEMENTAL CASH FLOWS INFORMATION

        Real estate and other assets acquired in
          settlement of loans                               $       125,831     $        82,952    $        45,866

        Interest paid                                       $     2,817,880     $     2,031,539    $     1,922,317

        Income taxes paid                                   $       398,764     $       151,780    $       304,169

        Mutual fund dividends reinvested                    $       485,005     $       326,490    $       238,983

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    NATURE OF OPERATIONS

        In March 2004, Osage Federal Savings & Loan Association (the Association) reorganized from a federally chartered mutual savings and loan association into a two-tiered mutual holding company structure. The Association became a wholly owned subsidiary of Osage Federal Financial, Inc. (the Company), which is controlled by Osage Federal MHC (the MHC). Concurrent with the reorganization, the Company sold common stock equal to 30% of its pro forma market value to the public. Seventy percent of the Company's stock was kept by the MHC. In connection with the reorganization, the Association changed its name to Osage Federal Bank (the Bank).

        The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in north central Oklahoma. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.


    PRINCIPLES OF CONSOLIDATION

        The  consolidated  financial  statements  include  the  accounts  of the
        Company  and  the  Bank.  All  significant   intercompany  accounts  and
        transactions have been eliminated in consolidation.


    USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.


    CASH EQUIVALENTS

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


    SECURITIES

        Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity.

        Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

        Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.


    MORTGAGE LOANS HELD FOR SALE

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.


    LOANS

        Loans that management has the intent and ability to hold until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.


    ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        A loan is considered  impaired when,  based on current  information  and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.


    PREMISES AND EQUIPMENT

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Building and improvements, furniture, fixtures, and equipment, and automobiles are depreciated using the straight-line method over the estimated useful lives of the assets, which are as follows:

                  Buildings and improvements                  5-40 years
                  Furniture, fixtures, and equipment          3-10 years
                  Automobiles                                 5 years


    FEDERAL HOME LOAN BANK STOCK

        Federal Home Loan Bank stock is a required investment for members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula. At June 30, 2006, the Bank held 17,110 shares with a cost of $1,711,000 and at June 30, 2005, the Bank held 10,825 shares of stock with a cost of $1,082,500.


    FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

    MORTGAGE SERVICING RIGHTS


        Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current
                                                                            F-10

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristics currently used for stratification are type of loan, contractual maturity and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

    INCOME TAXES

        Deferred tax assets and liabilities are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.


    EARNINGS PER SHARE

        Basic earnings per share is computed based on the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average common shares and all potentially dilutive common shares outstanding during the period. Shares held by the ESOP are deducted from the shares outstanding until committed to be released.


    RESTRICTION ON CASH AND DUE FROM BANKS

        The Bank is required to maintain reserve funds in cash by the Federal Reserve Bank. The reserves required at June 30, 2006 and 2005 were $106,000 and $183,000, respectively.


    RECLASSIFICATIONS

        Certain   reclassifications   have  been  made  to  the  2005  financial
        statements to conform to the 2006 financial statement presentation. These reclassifications had no effect on net earnings.



NOTE 2:  SECURITIES

        The amortized cost and approximate fair values of securities are as follows:

AVAILABLE-FOR-SALE SECURITIES                                                JUNE 30, 2006
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES        FAIR VALUE
                                                    -------------- --------------- --------------- ----------------
    Mutual fund consisting primarily of mortgage    $  12,427,908  $         --    $   (341,549)   $    12,086,359
       securities
    Mortgage-backed securities and collateralized
       mortgage securities                              5,822,898         2,889         (76,545)         5,749,242
                                                     ------------   -----------     -----------     --------------

                                                    $  18,250,806  $      2,889    $   (418,094)   $    17,835,601
                                                     ============   ===========     ===========     ==============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


                                                                             JUNE 30, 2005
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES         FAIR VALUE
                                                    -------------- --------------- --------------- ---------------
    Mutual fund consisting primarily of mortgage    $  11,942,903  $         --    $   (219,655)   $    11,723,248
       securities
    Mortgage-backed securities and collateralized
       mortgage securities                              3,100,910         1,363         (13,501)         3,088,772
                                                     ------------   -----------     -----------     --------------

                                                    $  15,043,813  $      1,363    $   (233,156)   $    14,812,020
                                                     ============   ===========     ===========     ==============

HELD-TO-MATURITY SECURITIES                                                  JUNE 30, 2006
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES         FAIR VALUE
                                                    -------------- --------------- --------------- ---------------
    Mortgage-backed securities and collateralized
       mortgage obligations                         $   8,220,499  $      1,727    $     (469,048) $     7,753,178
                                                     ============   ===========     =============   ==============

                                                                             JUNE 30, 2005
                                                                       GROSS           GROSS
                                                      AMORTIZED      UNREALIZED      UNREALIZED      APPROXIMATE
                                                        COST           GAINS           LOSSES         FAIR VALUE
                                                    -------------- --------------- --------------- ---------------
    Mortgage-backed securities and collateralized
       mortgage obligations                         $  11,378,513  $      7,282    $     (170,278) $    11,215,517
                                                     ============   ===========     =============   ==============


        The mortgage-backed securities and collateralized mortgage obligations are not due on a single maturity date. All of these securities are backed by either Freddie Mac, Fannie Mae or Ginnie Mae, or are private placement securities rated at least AA.


        The amortized cost of securities and overnight funds pledged as collateral to secure public deposits and for other purposes amounted to approximately $8,253,000 and $8,074,000 at June 30, 2006 and 2005,
        respectively. The approximate fair value of pledged securities and overnight funds amounted to approximately $7,836,000 and $7,946,000 at June 30, 2006 and 2005, respectively.


        Included in held-to-maturity securities at June 30, 2006 and 2005, are certain collateralized mortgage obligations with an amortized cost of $3,962,300 and $5,680,100, respectively, and a fair value of $3,693,200 and $5,593,072, respectively, whose fair values may be more volatile as yields earned are affected by the speed at which mortgages in an underlying trust are paid prior to their scheduled maturities.

        The  Bank  had  no  sales  of   available-for-sale  or  held-to-maturity
        securities during the years ended June 30, 2006 and 2005.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        Fair values of certain investments in mortgage-backed and mutual fund securities are reported above at an amount less than their historical cost. Total fair value of these investments at June 30, 2006 and 2005 was $24,909,652 and $24,735,982, which is approximately 95.6% and 95.0%, respectively of the Bank's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates.


        The Company evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

        At June 30, 2006, securities with unrealized losses had depreciated 3.4% from the Company's amortized cost basis. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. The Company concluded that the financial strength of the issuers of its securities- primarily U.S. agencies- did not contribute to any impairment of value. Rather, these unrealized losses related principally to changes in market interest rates. The Company then evaluated the expected timeframe and conditions within which a recovery of such impairments could be reasonably forecasted. For example, the Company's mortgage-backed security and collateralized mortgage obligation portfolios are expected to reprice, amortize, prepay or mature within a timeframe that is supported by the Company's ability and intent to hold such securities. Forecasted repricing of the Company's adjustable rate investments to market levels is one means by which an impairment resulting from a security's "below market" yields can be recovered. Another means of impairment recovery is through the timely return of principal invested. Given the relatively short duration of these investment securities, the Company can reasonably forecast a timely and full return of the principal invested thereby recovering the impairment that had resulted from movements in market interest rates. The mutual fund held by the Company is also comprised primarily of adjustable-rate and other short-duration mortgage-related securities. The fund's net asset value directly reflects the market value of the securities underlying the fund. The mutual fund itself generates no regular repayment of principal to the investor. However, the securities underlying the fund regularly reprice and/or amortize, prepay or mature. The principal proceeds received by the fund are regularly reinvested into similar securities at current market yields. Given the relatively short duration of the investment securities underlying the fund, the Company can reasonably forecast a timely recovery of the impairment that had resulted from movements in market interest rates. Based on that evaluation and the Company's ability and intent to hold those securities for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider those securities to be other-than-temporarily impaired at June 30, 2006.


        Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

          The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006 and 2005.

                                                                 JUNE 30, 2006
                                LESS THAN 12 MONTHS           12 MONTHS OR MORE                   TOTAL
     DESCRIPTION                            UNREALIZED                    UNREALIZED                   UNREALIZED
    OF SECURITIES             FAIR VALUE      LOSSES       FAIR VALUE       LOSSES      FAIR VALUE       LOSSES
--------------------------------------------------------------------------------------------------------------------
    Mortgage-backed
       securities             $  3,795,306  $   53,546    $   9,027,987   $   492,047   $  12,823,293  $  545,593
    Mutual fund
       consisting
       primarily of
       mortgage
       securities                       --          --       12,086,359       341,549      12,086,359     341,549
                               -----------   ---------     ------------    ----------    ------------   ---------

        Total
          temporarily
          impaired
          securities          $  3,795,306  $   53,546    $  21,114,346   $   833,596   $  24,909,652  $  887,142
                               ===========   =========     ============    ==========    ============   =========

                                                                JUNE 30, 2005
                                LESS THAN 12 MONTHS           12 MONTHS OR MORE                  TOTAL
     DESCRIPTION                            UNREALIZED                   UNREALIZED                    UNREALIZED
    OF SECURITIES            FAIR VALUE       LOSSES      FAIR VALUE       LOSSES       FAIR VALUE       LOSSES
--------------------------------------------------------------------------------------------------------------------
    Mortgage-backed
       securities            $  2,725,064   $    14,340   $  10,287,670  $   169,439   $  13,012,734   $   183,779
    Mutual fund
       consisting
       primarily of
       mortgage
       securities                      --            --      11,723,248      219,655      11,723,248       219,655
                              -----------    ----------    ------------   ----------    ------------    ----------

        Total
          temporarily
          impaired
          securities         $  2,725,064   $    14,340   $  22,010,918  $   389,094   $  24,735,982   $   403,434
                              ===========    ==========    ============   ==========    ============    ==========

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

        Categories of loans include:

                                                                                      2006               2005
                                                                                  ---------------    ---------------
           First mortgage loans (principally conventional)
               Principal balances
                  Secured by one-to four-family residences                      $      54,742,425  $      48,348,341
                  Secured by other properties                                           7,195,324          7,119,610
                  Construction loans                                                    4,675,090          1,748,600
                                                                                  ---------------    ---------------
                                                                                       66,612,839         57,216,551
                                                                                  ---------------    ---------------

               Less
                  Undisbursed portion of construction loans                             2,008,215          1,306,008
                  Net deferred loan origination fees                                       46,053             41,402
                                                                                  ---------------    ---------------
                                                                                        2,054,268          1,347,410
                                                                                  ---------------    ---------------
                    Total first mortgage loans                                         64,558,571         55,869,141
                                                                                  ---------------    ---------------

           Consumer and other loans
               Principal balances
                  Automobile                                                            5,357,171          4,449,850
                  Savings                                                                 732,160            565,290
                  Second mortgage                                                       4,097,542          3,200,191
                  Manufactured home                                                       287,738            303,685
                  Commercial                                                            1,755,437            379,101
                  Other                                                                 1,538,317            982,505
                                                                                  ---------------    ---------------
                    Total consumer and other loans                                     13,768,365          9,880,622
                                                                                  ---------------    ---------------

           Total loans                                                                 78,326,936         65,749,763
           Less allowance for loan losses                                                 399,701            393,475
                                                                                  ---------------    ---------------

                                                                                $      77,927,235  $      65,356,288
                                                                                  ===============    ===============

          Activity in the allowance for loan losses was as follows:

                                                                     2006             2005              2004
                                                                -------------------------------------------------
           Balance, beginning of year                           $      393,475    $      408,726   $      409,423
           Provision charged to expense                                 27,000                --               --
           Losses of $21,074, $15,752 and $5,860 charged
              off, net of recoveries of $300 for 2006,
              $501 for 2005 and $5,163 for 2004,
              respectively                                             (20,774)          (15,251)            (697)
                                                                 -------------     -------------    -------------

           Balance, end of year                                 $      399,701    $      393,475   $      408,726
                                                                 =============     =============    =============

          Impaired loans totaled approximately $124,100 and $193,000 at June 30, 2006 and 2005, respectively. An allowance for loan losses of $2,000 and $62,000 relates to impaired loans at June 30, 2006 and 2005, respectively.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004



        Interest of approximately $6,000, $12,000 and $5,000 was recognized in the years ended June 30, 2006, 2005 and 2004, respectively, on average impaired loans of approximately $159,000, $143,000 and $135,000 for 2006, 2005 and 2004, respectively. Interest of approximately $5,100, $9,000 and $15,000 was recognized in the years ended June 30, 2006, 2005 and 2004, respectively, on impaired loans on a cash basis during 2006, 2005 and 2004.

        Non-accrual loans at June 30, 2006 and 2005 were $11,217 and $86,568, respectively. There were no loans past due greater than 90 days and still accruing interest at June 30, 2006 or 2005.

NOTE 4:  LOAN SERVICING


        Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled $41,615,338, $42,181,783 and $45,067,832 at June 30, 2006, 2005 and 2004 respectively.


        Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers held in escrow, were approximately $433,000 and $443,000 at June 30, 2006 and 2005, respectively.

        Mortgage servicing rights are included in assets on the consolidated balance sheets in the caption titled "Other." Activity in mortgage servicing rights as follows:

                                                                        2006              2005             2004
                                                                   ---------------- ----------------- ----------------
          Balance, beginning of year                               $      144,553   $      193,312    $      274,628
          Servicing rights capitalized                                     19,998           28,355            15,392
          Amortization of servicing rights                                (75,640)         (77,114)          (96,708)
          Valuation allowance                                                  --               --                --
                                                                     ------------     ------------      ------------

          Balance,  end of year                                    $       88,911     $    144,553    $      193,312
                                                                     ============     ============      ============


          There has been no impairment recognized on mortgage servicing rights. This asset is valued quarterly based on current terms of the underlying sold loans. Amortization of the asset, which is stratified into various original lives of the loans, has been accelerated based on estimated current lives of the underlying loans. This is due to the high level of refinancing that occurred in prior years.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004



NOTE 5:  PREMISES AND EQUIPMENT

        Major classifications of premises and equipment, stated at cost, are as follows:

                                                                                         2006             2005
                                                                                     ------------      ------------
           Land                                                                    $      126,594    $      126,594
           Buildings and improvements                                                   1,723,565         1,718,075
           Furniture, fixtures and equipment                                              656,571           640,783
           Automobiles                                                                     52,811            52,811
                                                                                     ------------      ------------
                                                                                        2,559,541         2,538,263
           Less accumulated depreciation                                                1,404,151         1,303,855
                                                                                     ------------      ------------

           Net premises and equipment                                              $    1,155,390    $    1,234,408
                                                                                     ============      ============


NOTE 6:  INCOME TAXES

        The provision for income taxes consists of:

                                                                       2006              2005             2004
                                                                    ------------     ------------      ------------

           Taxes currently payable                                $      414,545   $      294,524    $      242,037
           Deferred income taxes                                         (69,890)          13,360           (36,808)
                                                                    ------------     ------------      ------------

               Income tax expense                                 $      344,655   $      307,884    $      205,229
                                                                    ============     ============      ============


        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                       2006              2005             2004
                                                                    ------------     ------------      ------------

           Computed at the statutory rate (34%)                   $      330,178   $      310,229    $      195,145
           Increase (decrease) resulting from
               Nontaxable interest income, net of
                 nondeductible interest expense                           (3,635)          (1,587)           (1,655)
               Nontaxable increase in cash value of
                 bank-owned life insurance                               (25,536)         (26,427)          (11,575)
               Nondeductible meals and entertainment costs                 3,170            3,228             3,508
               State income taxes - net of federal tax
                 benefit                                                  33,962           31,844            20,185
               Nondeductible stock option expense                         12,915            7,534                --
               Other                                                      (6,399)         (16,937)             (379)
                                                                    ------------     ------------      ------------

           Actual tax expense                                     $      344,655   $      307,884    $      205,229
                                                                    ============     ============      ============

           Effective tax rate                                               35.5%            33.7%             35.8%
                                                                    ============     ============      ============

                          OSAGE FEDERAL FINANCIAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


        The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets are:

                                                                                         2006             2005
                                                                                     ------------      ------------
           Deferred tax assets
               Allowance for loan losses                                           $      151,126    $      134,726
               Benefit plan accruals                                                      109,456            65,121
               Nonaccrual loan interest                                                       149             1,830
               Unrealized depreciation on available-for-sale securities                   157,778            88,082
                                                                                     ------------      ------------
                                                                                          418,509           289,759
                                                                                     ------------      ------------

           Deferred tax liabilities
               Originated mortgage servicing rights                                       (34,115)          (54,821)
               Federal Home Loan Bank stock dividends                                    (186,998)         (158,080)
               Accumulated depreciation                                                   (85,279)          (91,596)
               Benefit plan deductions                                                    (62,632)          (60,007)
               Other                                                                       (1,693)          (17,050)
                                                                                     ------------      ------------
                                                                                         (370,717)         (381,554)
                                                                                     ------------      ------------

                  Net deferred tax asset (liability)                               $       47,792    $      (91,795)
                                                                                     ============      ============

        Retained earnings at June 30, 2006 and 2005, include approximately $615,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank were to liquidate, the entire amount would have to be recaptured and would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the preceding amount was approximately $246,000 at June 30, 2006 and 2005.

NOTE 7:  DEPOSITS

        Deposits are summarized as follows:

                                                              WEIGHTED
                                                              AVERAGE
                                                            INTEREST RATE          2006                2005
                                                         --------------------------------------------------------

           Demand and NOW accounts, including
              noninterest bearing deposits of
              $4,806,285 at June 30, 2006 and
              $3,432,896 at June 30, 2005                    1.29% - 1.03%    $     13,417,237   $     13,389,537
           Money market                                      1.41% - 1.43%           6,115,958          8,101,937
           Passbook savings                                   .76% -  .78%           4,050,637          4,412,659
                                                                               ---------------    ---------------
                                                                                    23,583,832         25,904,133
                                                                               ---------------    ---------------

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                                   2006                2005
                                                                              -----------------------------------
           Certificates of deposit
           1% to 1.99%                                                               3,491,258          9,328,191
           2% to 2.99%                                                               5,384,893          6,998,013
           3% to 3.99%                                                               7,962,430          7,524,440
           4% to 4.99%                                                              20,042,975          9,444,450
           5% to 5.99%                                                               3,844,346          2,078,705
           6% to 6.99%                                                                      --            715,865
           7% to 7.99%                                                                      --             90,000
                                                                               ---------------    ---------------
                                                                                    40,725,902         36,179,664
                                                                               ---------------    ---------------
                                                                              $     64,309,734   $     62,083,797
                                                                               ===============    ===============


        The aggregate amount of certificates of deposit with a denomination in excess of $100,000 was $14,938,197 and $11,713,491 at June 30, 2006 and
        2005, respectively. Certificates of deposit in excess of $100,000 and retirement accounts in excess of $250,000 are not federally insured.

        At June 30, 2006, scheduled maturities of certificates of deposit are as follows:

                        2007            2008            2009            2010           2011             2012
                      -----------     -----------     -----------     ----------      ----------     ------------
    1% to 1.99%      $  3,433,255    $     58,003    $         --    $        --     $        --    $          --
    2% to 2.99%         4,727,984         590,536          66,373             --              --               --
    3% to 3.99%         3,285,976       1,392,658       2,109,766        727,428         446,602               --
    4% to 4.99%        10,192,449       5,821,215       1,101,704      2,167,965         699,610           60,032
    5% to 5.99%         1,683,966         833,084         210,000        773,711         343,585               --
                      -----------     -----------     -----------     ----------      ----------     ------------

                     $ 23,323,630    $  8,695,496    $  3,487,843    $ 3,669,104     $ 1,489,797    $      60,032
                      ===========     ===========     ===========     ==========      ==========     ============

        Interest expense on deposits is summarized as follows:

                                                                       2006              2005             2004
                                                                    ------------     ------------      ------------
           Money market                                           $       98,445   $      147,644    $      154,948
           Passbook savings                                               31,531           32,876            48,338
           NOW                                                            91,593           78,654            39,357
           Certificates of deposit                                     1,300,501        1,104,631         1,125,322
                                                                    ------------     ------------      ------------

                                                                  $    1,522,070   $    1,363,805    $    1,367,965
                                                                    ============     ============      ============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

        Advances from the Federal Home Loan Bank consist of the following:

                                                                2006                               2005
                                                                        WEIGHTED                           WEIGHTED
                                                                        AVERAGE                            AVERAGE
                     DUE IN                            AMOUNT        INTEREST RATE        AMOUNT        INTEREST RATE
----------------------------------------------------------------------------------------------------------------------
      2006                                        $             --        0.00%      $     12,150,000        4.31%
      2007                                              22,350,000        5.39%             1,500,000        4.54%
      2008                                               2,000,000        3.75%             2,000,000        3.75%
      2009                                               2,000,000        4.31%             2,000,000        4.31%
      2010                                               1,000,000        4.22%             1,000,000        4.22%
      2011                                               1,000,000        4.24%             1,000,000        4.24%
      2012 and later                                     5,000,000        4.61%             2,000,000        4.33%
                                                    --------------                     --------------

                                                  $     33,350,000        5.04%      $     21,650,000        4.27%
                                                    ==============                     ==============


        The Federal Home Loan Bank requires the Bank to maintain Federal Home Loan Bank stock, investment securities and first mortgage loans free of pledges, liens and encumbrances in an amount equal to at least 117% of outstanding advances as collateral for such borrowings.

NOTE 9:  REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of June 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


        As of June 30, 2006, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk.

                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                       FOR CAPITAL ADEQUACY     PROMPT CORRECTIVE
                                                        ACTUAL               PURPOSES           ACTION PROVISIONS
                                                   AMOUNT     RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                                 ----------- --------- ------------ --------- ------------ ---------
                                                                           (IN THOUSANDS)
        As of June 30, 2006
           Total Risk-Based Capital
             (to Risk-Weighted Assets)           $  12,506     21.07%  $   4,749    =>  8.0%  $   5,936    => 10.0%
           Tier I Capital
             (to Risk-Weighted Assets)           $  12,108     20.40%  $   2,375    =>  4.0%  $   3,563    =>  6.0%
           Tier I Capital
             (to Adjusted Tangible Assets)       $  12,108     10.74%  $   4,509    =>  4.0%  $   5,636    =>  5.0%
           Tangible Capital
             (to Adjusted Tangible Assets)       $  12,108     10.74%  $   1,691    =>  1.5%        N/A      N/A

                                                                                                   TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                       FOR CAPITAL ADEQUACY     PROMPT CORRECTIVE
                                                        ACTUAL               PURPOSES           ACTION PROVISIONS
                                                   AMOUNT     RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                                 ----------- --------- ------------ --------- ------------ ---------
                                                                           (IN THOUSANDS)
        As of June 30, 2005
           Total Risk-Based Capital
             (to Risk-Weighted Assets)           $  11,664     23.86%  $   3,911    =>  8.0%  $   4,888    => 10.0%
           Tier I Capital
             (to Risk-Weighted Assets)           $  11,310     23.14%  $   1,955    =>  4.0%  $   2,933    =>  6.0%
           Tier I Capital
             (to Adjusted Tangible Assets)       $  11,310     11.42%  $   3,960    =>  4.0%  $   4,950    =>  5.0%
           Tangible Capital
             (to Adjusted Tangible Assets)       $  11,310     11.42%  $   1,485    =>  1.5%        N/A      N/A


          Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and depends on a number of factors, including capital requirements, regulatory limitation on payment of dividends, the Bank's results of operations and financial condition, tax considerations, and general economic conditions.

          The Bank filed a notice with the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Company (FDIC) requesting approval to waive payment of cash dividends to the MHC, which is a majority stockholder of the Company. The OTS and FDIC did not object to the dividend waiver request subject to the following conditions:

          (1) For as long as the Company and the Bank are controlled by the MHC, the amount of dividends waived by the MHC must be segregated and considered as a restriction on retained earnings of the Company.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


          (2) The amount of the dividend waived by the MHC shall be available for declaration as a dividend solely to the MHC.

          (3) The amount of the dividend waived by the MHC must be considered as having been paid by the Company in evaluating any proposed dividend.

          In addition, the OTS may rescind its non-objection to the waiver of dividends for subsequent periods if, based on subsequent developments, the proposed waivers are determined to be detrimental to the safe and sound operation of the Bank.

          If management determines that it is probable that the waived dividends will be paid, it will be necessary to record a liability in accordance with Statement of Financial Accounting Standards No. 5. In management's opinion, it is not probable that the waived dividends will be paid; therefore, a liability has not been recorded in the financial statements of the Company.

          The cumulative amount of dividends waived by the MHC considered as a restriction on retained earnings of the Company was $2,850,500 and $439,200 as of June 30, 2006 and 2005, respectively.

          A reconciliation of the Bank's equity under generally accepted accounting principles to regulatory capital shown above is as follows:

                                                                                      2006              2005
                                                                                  -------------------------------
                                                                                          (IN THOUSANDS)
           GAAP equity                                                            $       11,859   $       11,180
           Plus (Less):
               Net unrealized losses on equity securities                                    258              144
               Disallowed servicing assets                                                    (9)             (14)
                                                                                   -------------    -------------
               Tangible capital                                                           12,108           11,310
           Plus:
               General allowance for losses                                                  398              354
                                                                                   -------------    -------------

               Total Risk-Based Capital                                           $       12,506   $       11,664
                                                                                   =============    =============


NOTE 10:  PENSION PLAN

          The Company has a defined contribution pension plan covering all employees who have at least one year of service, have reached the age of 21 and work greater than 1,000 hours during the Plan year. Employees may contribute up to 15%, subject to Internal Revenue Service limitations, excluding catch-up adjustments allowed by the Internal Revenue Service, of their compensation with the Company matching 100% of the employee's contribution on the first 3%, and 50% on the next 2%, of the employee's compensation, for a total of 4%. Employer contributions charged to expense for the years ended June 30, 2006, 2005 and 2004 were approximately $32,000, $30,000 and $54,000, respectively.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 11:  EMPLOYEE STOCK PLANS

    EMPLOYEE STOCK OWNERSHIP PLAN

          As part of the conversion in March 2004, the Company established an ESOP covering substantially all employees of the Company. The ESOP acquired 54,751 shares of Company common stock at $10.00 per share in the conversion with funds provided by a loan from the Company at an annual interest rate of 4.0%. Accordingly, $547,510 representing costs of unreleased shares acquired by the ESOP was initially shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as a reduction in debt. Compensation expense is recorded equal to the fair value of shares committed to be released. ESOP expense for the years ended June 30, 2006, 2005 and 2004 was $81,091, $73,926 and $27,000,
          respectively.

        A recap of ESOP shares at June 30, 2006 and 2005, is as follows:

                                                                                          JUNE 30,       JUNE 30,
                                                                                           2006           2005
                                                                                      ------------    -----------
           Allocated shares                                                                 13,417          6,077
           Shares committed to be released                                                      --              --
           Unallocated shares                                                               41,334         48,674
                                                                                      ------------    -----------

               Total ESOP shares                                                            54,751         54,751
                                                                                      ============    ===========

           Fair value of unearned shares                                             $     826,680   $    632,762
                                                                                      ============    ===========


        The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary's termination or after retirement.  At  June  30,  2006  and  2005,  there  were  139  and  296 outstanding shares, respectively, held by former employees that are subject to an ESOP-related repurchase option.


    STOCK OPTION AND RESTRICTED STOCK PLANS

        On November 17, 2004, the Company held its annual meeting of shareholders at which the shareholders approved the Osage Federal Financial, Inc. 2004 Stock Option Plan (the Plan). The purpose of the Plan is to attract and retain qualified personnel for positions of substantial responsibility, and to provide additional incentive to certain officers, directors and other employees. 114,065 options were approved and 102,656 options were granted. The Company is applying FAS 123(R) to account for the stock option plan. The shareholders also approved the Osage Federal Bank 2004 Restricted Stock Plan (the RSP). The purpose of the RSP is to reward and retain personnel of experience and ability in key positions of responsibility, including officers, directors and other employees. The purchase of up to 45,626 shares was approved and 41,060 shares were granted.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


        Stock options are granted with an exercise price equal to the market price of the Company's stock at the date of grant. Both option and RSP awards vest 20% annually based on 5 years of continuous service. The option awards have 10 year contractual terms. Option and share awards provide for accelerated vesting if there is a change in control as defined in the Plan and RSP.

        The fair value of each stock option is estimated on the date of grant using the Black-Scholes model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company's stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is an estimate by management and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the options is based on the U.S. Treasury rate for a similar term in effect at the time of grant. There were no stock options granted during the years ended June 30, 2006 or June 30, 2004.

                                                             JUNE 30, 2005
                                                            ----------------

                  Expected volatility                              25%
                  Weighted average volatility                      25%
                  Expected dividends                                6%
                  Expected term (in years)                          6
                  Risk-free interest rate                        3.47%


        The weighted-average grant-date fair value of stock options granted during the year ended June 30, 2005 was $1.85. The total intrinsic value of options exercised during the year ended June 30, 2006 was $13,500. No options were exercised during the 2005 fiscal year.

        A summary of option activity under the Plan as of June 30, 2006 and 2005 and changes during the year and nine months then ended, respectively, is presented below:

                                                                 WEIGHTED-         WEIGHTED-
                                                                  AVERAGE          AVERAGE           AGGREGATE
                                                                  EXERCISE         REMAINING         INTRINSIC
                   OPTIONS                         SHARES          PRICE        CONTRACTUAL TERM      VALUE
--------------------------------------------------------------------------------------------------------------------
           Outstanding at July 1, 2004                    --     $     0.00                   --
           Granted                                   102,656          12.10                   --
                                                 -----------     ----------

           Outstanding at July 1, 2005               102,656          12.10     9 years, 6 months
           Granted                                        --           0.00
           Exercised                                   5,704          12.10
                                                 -----------     ----------

           Outstanding at June 30, 2006       `       96,952    $     12.10     8 years, 6 months    $    765,921
                                                 ===========     ==========

           Exercisable at June 30, 2006               14,829          12.10                          $    117,149

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


        A summary of the status of the Company's nonvested shares as of June 30, 2006, and changes during the year ended June 30, 2006, is presented below:

                                                                                                  WEIGHTED-AVERAGE
                                                                                                  GRANT-DATE FAIR
                                                                                     SHARES            VALUE
                                                                                ------------------------------------
           Nonvested, beginning of year                                                 102,656    $        12.10
           Granted                                                                           --              0.00
           Vested                                                                        20,533             12.10
           Forfeited                                                                         --              0.00
                                                                                   ------------     -------------

           Nonvested, end of year                                                        82,123    $        12.10
                                                                                   ============     =============


        As of June 30, 2006, there was $130,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.4 years. The total fair value of shares vested during the year ended June 30, 2006, was $299,000.

        Expense recognized for the stock option plan and the restricted stock plan was $37,986 and $150,857, respectively for the year ended June 30, 2006. This includes $51,492 of dividends for unearned shares in the restricted stock plan which are accounted for as compensation expense.

        Expense recognized for the stock option plan and the restricted stock plan was $22,159 and $64,738, respectively for the year ended June 30, 2005. This includes $6,775 of dividends for unearned shares in the restricted stock plan which are accounted for as compensation expense.



NOTE 12: OTHER OPERATING EXPENSES

        Other operating expenses consist of the following:

                                                                       2006              2005             2004
                                                                  ---------------- ----------------- ----------------
           Bank charges                                           $       83,806   $       82,986    $       92,243
           Professional services                                         121,011          133,931            76,355
           Postage                                                        45,057           40,453            44,048
           Telephone                                                      16,447           16,917            15,710
           Operating supplies                                             31,888           32,832            33,924
           Insurance                                                      13,143           11,394            11,610
           Electronic data processing                                    115,470          102,934            97,241
           Advertising                                                    81,691           72,737            72,105
           Donations                                                       7,659           11,347            12,771
           Directors' fees                                                76,400           76,400            94,004
           OTS assessments                                                34,614           33,104            26,241
           Other                                                         136,217          145,090           161,690
                                                                    ------------     ------------      ------------

                                                                  $      763,403   $      760,125    $      737,942
                                                                    ============     ============      ============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 13: DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                         2006                                   2005
                                          CARRYING AMOUNT       FAIR VALUE       CARRYING AMOUNT      FAIR VALUE
                                         ------------------ ------------------- ------------------ ------------------
Financial assets
  Cash and cash equivalents              $      2,455,016   $      2,455,016    $      2,224,045   $      2,224,045
  Available-for-sale securities                17,835,601         17,835,601          14,812,020         14,812,020
  Held-to-maturity securities                   8,220,499          7,753,178          11,378,513         11,215,517
   Loans, net                                  77,927,235         76,502,603          65,356,288         67,887,094
   Interest receivable                            430,610            430,610             354,516            354,516
   Federal Home Loan Bank stock                 1,711,000          1,711,000           1,082,500          1,082,500

Financial liabilities
  Deposits                                     64,309,734         63,593,784          62,083,797         61,750,106
  Accrued interest payable                         11,968             11,968              15,760             15,760
  Federal Home Loan Bank advances              33,350,000         32,805,044          21,650,000         21,642,364


        The fair value of off-balance sheet items such as loan commitments are not material. The following methods and assumptions were used to estimate the fair value of each class of financial instruments.


    CASH AND CASH EQUIVALENTS, AND FEDERAL HOME LOAN BANK STOCK

        The carrying amount approximates fair value.


    SECURITIES

        Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.


    LOANS

        The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of interest receivable approximates its fair value.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

    DEPOSITS AND ACCRUED INTEREST PAYABLE

        The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

    FEDERAL HOME LOAN BANK ADVANCES

        Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.



NOTE 14: EARNINGS PER SHARE

        Earnings per share (EPS) were computed as follows for the years ended June 30, 2006 and 2005 and the quarter ended June 30, 2004.

                                                                          YEARS ENDED              QUARTER ENDED
                                                                     2006             2005         JUNE 30, 2004
                                                              ---------------------------------------------------
           Net income                                           $      626,457    $      604,554   $      119,521
                                                                 =============     =============    =============

           Average common shares outstanding                         2,204,627         2,223,040        2,226,562
                                                                 =============     =============    =============

           Average diluted common shares outstanding                 2,218,773         2,228,203        2,226,562
                                                                 =============     =============    =============

           Basic earnings per share                             $          .28    $          .27   $          .05
                                                                 =============     =============    =============

           Fully diluted earnings per share                     $          .28    $          .27   $          .05
                                                                 =============     =============    =============

NOTE 15: RELATED PARTY TRANSACTIONS

        At June 30,  2006  and  2005,  the  Company  had  loans  outstanding  to
        executive  officers,  directors,   significant  shareholders  and  their
        affiliates. These loans are summarized as follows:

                                                                                    JUNE 30,          JUNE 30,
                                                                                      2006              2005
                                                                                ------------------------------------
           Balance, beginning of year                                             $      455,000   $      580,000
           New loans                                                                     133,000          489,000
           Payments                                                                     (137,000)        (614,000)
                                                                                   -------------    -------------

           Balance, end of year                                                   $      451,000   $      455,000
                                                                                   =============    =============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

        In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

NOTE 16: DEFERRED COMPENSATION AGREEMENTS

        The Company has deferred compensation agreements with selected officers and directors that provide, upon disability or retirement, a predetermined benefit amount annually for life. Upon death, the agreement provides for reduced payments to continue to the surviving spouse. The present value of total estimated deferred compensation is being accrued using the straight-line method over the remaining years to the full eligibility date. Expense for the years ended June 30, 2006, 2005 and 2004 was approximately $71,056, $63,827 and $25,465, respectively.


NOTE 17: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in Notes 1 and 3. Current vulnerabilities due to certain concentrations of credit risk are discussed in Note 18.


NOTE 18: COMMITMENTS AND CREDIT RISK

        The Company grants real estate, consumer and other loans, generally secured by real estate or other assets, throughout its defined lending area which is primarily located in north central Oklahoma.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral consists primarily of residential real estate and other consumer collateral.

        At June 30, 2006 and 2005, the Company had outstanding commitments to originate loans aggregating approximately $5,655,000 and $3,654,000, respectively. The commitments extend over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004


        fixed rates of interest amounted to approximately $5,311,000 and $3,464,000 at June 30, 2006 and 2005, respectively, with the remainder at floating market rates. At June 30, 2006, the interest rates on those commitments ranged from 5.875% to 9.00%.

        The Company also had $877,000 of unfunded lines of credit as of that date, of which $189,000 were at fixed rates and $688,000 were at floating market rates.

        Mortgage loans in the process of origination represent amounts which the Company plans to fund within a normal period of 60 to 90 days. A portion of these loans is intended for sale to investors in the secondary market. Commitments to originate mortgage loans for sale are considered by the Company to be derivatives and are recorded on the balance sheet until the commitment is fulfilled in accordance with SFAS 149 if deemed material. Forward commitments to sell mortgage loans are obligations to deliver loans at a specified price on or before a specified future date. The Company may acquire such commitments to reduce market risk on saleable mortgage loans in the process of origination and mortgage loans held for sale.

        At June 30,  2006 and  2005,  total  mortgage  loans in the  process  of origination amounted to approximately $2,910,000, and $3,519,000, respectively. Related forward commitments to sell mortgage loans amounted to approximately $1,091,000 and $1,291,000 at June 30, 2006 and 2005, respectively. Included in mortgage loans in the process of origination were commitments to originate loans at fixed rates of interest of approximately $2,567,000 and $3,519,000 at June 30, 2006 and 2005, respectively.

        Loans aggregating approximately $5,559,000 or 7.1% of the portfolio at June 30, 2006 were outstanding to borrowers employed by an area-based petroleum refining company.

        Deposits of approximately $3,200,000 or 5% of the Company's total deposits were from one customer.



NOTE 19: CONDENSED PARENT COMPANY STATEMENTS

        The condensed balance sheets at June 30, 2006 and 2005 and statements of income and cash flows for the years ended June 30, 2006, 2005 and 2004, for the parent company, Osage Federal Financial, Inc., are as follows:

                                                                                      2006              2005
                                                                                   -------------    -------------
           BALANCE SHEETS
               ASSETS
                  Cash                                                            $    1,432,374   $    2,473,109
                  Investment in subsidiary bank                                       11,695,735       11,110,749
                                                                                   -------------    -------------

                  Total assets                                                    $   13,128,109   $   13,583,858
                                                                                   =============    =============

               STOCKHOLDERS' EQUITY                                               $   13,128,109   $   13,583,858
                                                                                   =============    =============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

                                                                     2006             2005              2004
                                                                 -------------      -------------    -------------
           STATEMENTS OF INCOME
               INCOME
                  Interest and dividend income                  $           --     $           --   $          289
                                                                 -------------      -------------    -------------

               INCOME BEFORE INCOME TAX AND EQUITY IN
                 UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                     --                 --              289

               PROVISION FOR INCOME TAXES                                   --                 --               --
                                                                 -------------      -------------    -------------

               INCOME BEFORE EQUITY IN EARNINGS OF
                 SUBSIDIARIES                                               --                 --              289

               EQUITY IN UNDISTRIBUTED EARNINGS OF
                 SUBSIDIARIES                                          626,457            604,554          119,232
                                                                 -------------      -------------    -------------

               NET INCOME                                       $      626,457     $      604,554   $      119,521
                                                                 =============      =============    =============

           STATEMENTS OF CASH FLOWS
               OPERATING ACTIVITIES
                  Net income                                    $      626,457     $      604,554   $      119,521
                  Item not providing cash
                     Equity in undistributed earnings
                       of subsidiary                                  (626,457)          (604,554)        (119,232)
                                                                 -------------      -------------    -------------

                      Net cash provided by operating
                       activities                                            0                  0              289
                                                                 -------------      -------------    -------------

               INVESTING ACTIVITIES
                  Investment in subsidiary bank                             --                 --       (3,208,539)
                                                                 -------------      -------------    -------------

                      Net cash used in investing
                       activities                                           --                 --       (3,208,539)
                                                                 -------------      -------------    -------------

               FINANCING ACTIVITIES
                  Payment of dividends, net of restricted
                     stock dividends                                  (984,033)          (185,500)              --
                  Net proceeds from sale of common stock                    --                 --        5,869,568
                  Restricted stock dividend                            (56,702)                --               --
                  Other                                                     --             (2,709)              --
                                                                 -------------      -------------    -------------

                     Net cash (used in) provided by
                     financing activities                           (1,040,735)          (188,209)       5,869,568
                                                                 -------------      -------------    -------------

               INCREASE (DECREASE) IN CASH                          (1,040,735)          (188,209)       2,661,318

               CASH, BEGINNING OF YEAR                               2,473,109          2,661,318               --
                                                                 -------------      -------------    -------------

               CASH, END OF YEAR                                $    1,432,374     $    2,473,109   $    2,661,318
                                                                 =============      =============    =============

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 20: SUBSEQUENT EVENT

        On July 21, 2006, the Company announced that the Boards of Directors of the Company, its wholly-owned subsidiary, the Bank, and its mutual holding company parent, the MHC, have unanimously adopted a Plan of Conversion and Reorganization (the Plan) whereby the Company, the MHC and the Bank will convert from the mutual holding company form of organization to a full stock company. Pursuant to the plan, the Bank will establish a state-chartered stock holding company (New Holding Company), and the shares of the Company's stock that are currently owned by public stockholders will be converted, based on an exchange ratio designed to preserve the percentage ownership of existing shareholders, into shares of New Holding Company stock. The remainder of the shares of New Holding Company stock will be offered to the Bank's eligible depositors and others in accordance with the subscription priorities set forth in the Plan. The MHC will be eliminated and the Bank will become a wholly-owned subsidiary of New Holding Company, which will be owned entirely by public stockholders.

        The transaction is subject to the approval of the Company's stockholders, the MHC's members and the Office of Thrift Supervision. Information, including the details of the offering and business and financial information about the Bank and the New Holding Company will be provided in a prospectus, which will be available when the offering commences, expected to be during the last calendar quarter of 2006.

        Osage Federal Financial, Inc. and the New Holding Company will be filing relevant documents concerning the conversion and reorganization with the Securities and Exchange Commission, including a registration statement containing a proxy statement/prospectus.


        In the unlikely event that Osage Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to depositors as of September 30, 2006 and June 30, 2005, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to the New Holding Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

        Offering costs will be deferred and deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At June 30, 2006, no such costs have been incurred.

                          OSAGE FEDERAL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 2006, 2005 AND 2004

NOTE 21: RECENT ACCOUNTING PRONOUNCEMENTS

        In February 2006, the FASB issued SFAS No. 155 (FAS 155), Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140. FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this statement will not have a material effect on the Company's consolidated financial statements.

        In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (SFAS No.156), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. Statement No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements for any period of that fiscal year. The adoption of this statement will not have a material effect on the Company's consolidated financial statements.

================================================================================

You should rely only on the information contained in this document or to that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Osage Bancshares, Inc. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.




                                     [LOGO]



                             OSAGE BANCSHARES, INC.
                (Proposed Holding Company for Osage Federal Bank)



                     Up to 2,890,962 Shares of Common Stock
                 (Subject to increase to up to 3,324,606 Shares)



                            _________________________

                                   PROSPECTUS
                            _________________________




--------------------------------------------------------------------------------
                             KEEFE, BRUYETTE & WOODS
--------------------------------------------------------------------------------



                               ____________, 2006

Until the later of _____________, 2007, or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of the dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

                  Legal Fees and expenses............................  $100,000*
                  Accounting Fees and expenses.......................    55,000*
                  Appraisal Fees and reimbursable expenses...........    40,000*
                  Business Plan Fees and reimbursable expenses.......    30,000*
                  Underwriter's Reimbursable Expenses................    65,000*
                  Conversion Agent Fees..............................    17,500*
                  Transfer and Exchange Agent Fees...................    10,000*
                  Printing, Postage and Mailing Expenses.............    60,000*
                  Stock Certificate Expenses.........................     1,500*
                  Filing Fees (OTS, SEC, NASD, Blue Sky).............    20,000*
                  Nasdaq Listing Fee.................................   100,000*
                  EDGAR..............................................    15,000*
                  Other..............................................    11,000*
                                                                       --------
                          Total......................................  $525,000*
                                                                       ========
---------------------------
         *        Estimated

Item 14.          Indemnification of Directors and Officers

                  The Articles of Incorporation of Osage Bancshares, Inc. provide that the Company will indemnify to the fullest extent permissible under the Maryland General Corporation Law ("MGCL") any individual who is or was a director, officer, employee or agent in any proceeding in which the individual is made a party as a result of his service in such capacity. The MGCL provides that a Maryland corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit in money, property or services, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. If the proceeding was by or in the right of the corporation, however, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation. In addition, the Company maintains directors and officers liability on behalf of directors and officers.

Item 15.          Recent Sales of Unregistered Securities.

                  Not Applicable

Item 16.          Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

         (a)      Exhibits:

         1.1      Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.
         2.1      Plan of Conversion and Reorganization*
         3(i)     Articles of Incorporation
         3(ii)    Bylaws
         4.1      Specimen Stock Certificate*
         5.1      Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered*
         8.1      Federal Tax Opinion of Malizia Spidi & Fisch, PC
         8.2      State Tax Opinion of BKD, LLP*
         10.1     Executive Salary Continuation Plan and Split Dollar Agreements with Mark S. White(1)
         10.2     Executive Salary Continuation Plan and Split Dollar Agreements with Richard
                  Trolinger(1)
         10.3     Executive  Salary  Continuation  Plan and Split Dollar  Agreements with Martha Hayes(1)
         10.4     Executive Salary  Continuation Plan and Split Dollar Agreements with Sue Allen Smith(1)
         10.5     Director Supplemental Income Plan and Split Dollar Agreements with Mark A.
                  Formby(1)
         10.6     Director Supplemental Income Plan and Split Dollar Agreements with Harvey Payne(1)
         10.7     Director Supplemental Income Plan and Split Dollar Agreements with Gary Strahan(1)
         10.8     Osage Federal Financial, Inc. 2004 Stock Option Plan(2)
         10.9     Osage Federal Bank 2004 Restricted Stock Plan(2)
         23.1     Consent of BKD, LLP
         23.2     Consent of Keller & Company, Inc.
         23.3     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5.1 and
                  8.1)
         24.1     Power of Attorney (set forth on the signature page of the Registration Statement as originally filed)
         99.1     Letter of Keller & Company, Inc. as to the value of subscription rights*
         99.2     [Reserved]
         99.3     [Reserved]
         99.4     Conversion Valuation Appraisal Report prepared by Keller & Company, Inc.**
         99.5     Marketing Materials
         99.6     Stock Order Form

--------------
*        Previously filed.
**       Exhibits filed in paper format pursuant to Rule 202 of Regulation S-T.
(1) Incorporated by reference from Quarterly Report on Form 10-QSB of Osage Federal Financial, Inc. (File No. 0-50666) for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission on May 13, 2004.
(2) Incorporated by reference from Registration Statement of Osage Federal Financial, Inc. on Form S-8 (File No. 333-121866).

         (b) Financial Statement Schedules:

                  No  financial   statement  schedules  are  filed  because  the
required information is not applicable or is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration on means of a post-effective amendment any of the securities that remain unsold at the end of the offering;

         (4) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

         The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)  Any   preliminary   prospectus   or   prospectus  of  the
                  undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv) Any other communication that is an offer made by the undersigned registrant to the purchaser.

         (5) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pawhuska, State of Oklahoma on October 24, 2006.


                                    OSAGE BANCSHARES, INC.

                                    By:    /s/Mark S. White
                                           -------------------------------------
                                           Mark S. White
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 24, 2006.

/s/Milton V. Labadie*                           /s/Mark S. White
--------------------------------------------    --------------------------------------
Milton V. Labadie                               Mark S. White
Chairman of the Board and Director              President, Chief Executive Officer and
                                                Director
                                                (Principal Executive Officer)


/s/Sue Allen Smith*                             /s/Mark A. Formby*
--------------------------------------------    --------------------------------------
Sue Allen Smith                                 Mark A. Formby
Vice President and Chief Financial Officer      Director
(Principal Financial and Accounting Officer)


/s/Martha M. Hayes*                             /s/Harvey Payne*
--------------------------------------------    --------------------------------------
Martha M. Hayes                                 Harvey Payne
Director                                        Director


/s/Gary Strahan*                                /s/Richard Trolinger*
--------------------------------------------    --------------------------------------
Gary Strahan                                    Richard Trolinger
Director                                        Director



* By:    /s/Mark S. White
         -----------------------------------
         Mark S. White
         Attorney-in-Fact